  As filed with the Securities and Exchange Commission on June 22, 1999.

                                                 Registration No. 333-78193
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                               ----------------

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                          INTERNET CAPITAL GROUP, INC.
             (Exact name of Registrant as specified in its charter)

                               ----------------

                              435 Devon Park Drive
                                  Building 800
                           Wayne, Pennsylvania 19087
                                 (610) 989-0111
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                               ----------------

                             Walter W. Buckley, III
                     President and Chief Executive Officer
                          Internet Capital Group, Inc.
                              435 Devon Park Drive
                                  Building 800
                           Wayne, Pennsylvania 19087
                                 (610) 989-0111
 (Name, address including zip code, and telephone number, including area code, of agent for service)

                               ----------------

                                With copies to:

      Christopher G. Karras, Esq.                Bruce K. Dallas, Esq.
         Dechert Price & Rhoads                  Davis Polk & Wardwell
        4000 Bell Atlantic Tower                 450 Lexington Avenue
            1717 Arch Street                   New York, New York 10017
    Philadelphia, Pennsylvania 19103                (212) 450-4000
             (215) 994-4000

                               ----------------

                      CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                    Proposed
                                                                    Maximum
                                                     Proposed      Aggregate     Amount of
      Title of Each Class of        Amount to be  Offering Price Offering Price Registration
   Securities to be Registered     Registered (1)   Per Share         (2)         Fee (3)
--------------------------------------------------------------------------------------------
Common Stock, par value $.001 per
 share..........................     18,500,000       $10.00      $185,000,000    $51,430

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Includes 2,250,000 shares that the underwriters have the option to purchase solely to cover over-allotments.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.

(3) The Registrant paid $73,531 in connection with its initial filing.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                Explanatory Note

      This Registration Statement contains three forms of prospectus. One will be used in connection with an offering of the registrant's common stock in the United States and Canada, one will be used in connection with an offering of the registrants common stock outside the United States and Canada, and the last will be used in the Directed Share Subscription Program offering of the registrant's common stock to some shareholders of Safeguard Scientifics, Inc. and to a unit investment trust in which some shareholders of Safeguard Scientifics, Inc. may invest. The U.S. prospectus and non-U.S. prospectus will be identical except for the cover page and the underwriting section. The U.S. prospectus and the Directed Share Subscription prospectus will be identical except that a letter to shareholders of Safeguard Scientifics, Inc. detailing the procedures for the Directed Share Subscription Program will be bound to the cover of the prospectus to be used in that program. The letter to shareholders of Safeguard Scientifics, Inc. is filed as Exhibit 99.1 to this Registration Statement.

     [Logo depicting Internet Capital Group's structure and strategy]

Text of Artwork:

 . MARKET MAKERS bring buyers and sellers together by creating Internet-based markets for the exchange of goods, services and information. Market makers enable more effective and lower cost commerce for traditional businesses by providing access through the Internet to a broader range of buyers and sellers. Market makers typically operate in a specific industry and tailor their business models to match a target market's distinct characteristics.

 . INTERNET CAPITAL GROUP leverages the collective knowledge and resources of our partner companies, strategic investors and Advisory Board to actively develop the business strategies, operations and management teams of our partner companies. With the goal of holding our partner company interests for the long-term, we use our experience, industry relationships and specific expertise to provide our network of partner companies with strategic guidance, sales and marketing, executive recruiting and human resources, information technology, finance and business development support.

 . INFRASTRUCTURE SERVICE PROVIDERS sell software and services to businesses engaged in e-commerce. Many businesses need assistance in designing business practices to take advantage of the Internet and in building and managing the technological infrastructure needed to support business-to-business e-commerce.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The Information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and is not soliciting offers to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                             Subject to Completion

                Preliminary Prospectus dated June 22, 1999

PROSPECTUS

                             16,250,000 Shares


                 [LOGO OF INTERNET CAPITAL GROUP APPEARS HERE]

                                  Common Stock

                                  -----------

    This is Internet Capital Group, Inc.'s initial public offering of shares of common stock. Of the 16,250,000 shares being offered, we are offering 15,000,000 shares to the public generally and to shareholders of one of our shareholders, Safeguard Scientifics, Inc., and Safeguard Scientifics, Inc. is offering up to 1,250,000 shares to its shareholders. We will not receive any proceeds from the shares being offered by Safeguard Scientifics, Inc.

    We expect the public offering price to be between $8.00 and $10.00 per share. Currently, no public market exists for the shares. After pricing of the offering, we expect that the common stock will trade on the Nasdaq National Market under the symbol "ICGE."

    Investing in our common stock involves risks which are described in the "Risk Factors" section beginning on page 7 of this prospectus.

                                  -----------

                                                              Per Share Total
                                                              --------- -----
     Public offering price...................................    $         $
     Underwriting discount...................................    $         $
     Proceeds, before expenses, to Internet Capital Group,
      Inc. ..................................................    $         $
     Proceeds, before expenses, to Safeguard Scientifics,
      Inc....................................................    $         $

    The underwriters may also purchase from us up to an additional 2,250,000 shares at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The shares of common stock will be ready for delivery in New York, New York
on or about     , 1999.

                                  -----------
Merrill Lynch & Co.
       BancBoston Robertson Stephens

               Banc of America Securities LLC

                       Deutsche Banc Alex. Brown

                                                         Wit Capital Corporation

                                  -----------

                   The date of this prospectus is     , 1999.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary..................................................................   3
Risk Factors.............................................................   7
Forward-Looking Statements...............................................  18
Use Of Proceeds..........................................................  19
Dividend Policy..........................................................  19
The Reorganization.......................................................  20
Directed Share Subscription Program......................................  20
Capitalization...........................................................  21
Dilution.................................................................  22
Selected Consolidated Financial Data.....................................  23
Management's Discussion And Analysis Of Financial Condition And Results
 Of Operations...........................................................  24
Our Business.............................................................  36
Management...............................................................  55
Certain Transactions.....................................................  70
Principal and Selling Shareholders.......................................  74
Description Of Capital Stock.............................................  76
Shares Eligible For Future Sale..........................................  80
Certain United States Tax Consequences to Non-U.S. Holders...............  81
Underwriting.............................................................  84
Legal Matters............................................................  89
Experts..................................................................  89
Where You Can Find More Information......................................  89
Index to Consolidated Financial Statements............................... F-1

                           ABOUT THIS PROSPECTUS

      The terms "Internet Capital Group," "our" and "we," as used in this prospectus, refer to Internet Capital Group, L.L.C. and its wholly-owned subsidiary, Internet Capital Group Operations, Inc. (formerly known as Internet Capital Group, Inc.), for periods before the reorganization of Internet Capital Group, L.L.C. into Internet Capital Group, Inc. and refer to Internet Capital Group, Inc. and this subsidiary for periods after the reorganization, except where it is clear that the term refers only to Internet Capital Group, Inc.

      In this prospectus, when we refer to "this offering" or "the offering," those terms include the shares being offered by us to the public as well as the shares being offered by us and by Safeguard Scientifics, Inc. to shareholders of Safeguard Scientifics, Inc. and to a unit investment trust. See "Certain Offerings."

      Although we refer to the companies in which we have acquired an equity interest as our "partner companies" and that we have a "partnership" with these companies, we do not act as an agent or legal representative for any of our partner companies, we do not have the power or authority to legally bind any of our partner companies and we do not have the types of liabilities in relation to our partner companies that a general partner of a partnership would have.

      You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

      We intend to furnish our shareholders with annual reports containing consolidated financial statements audited by an independent accounting firm.

                                  SUMMARY

      This summary is not complete and may not contain all of the information that may be important to you. You should read the entire prospectus carefully, including the financial data and related notes, before making an investment decision. Unless otherwise specifically stated, the information in this prospectus has been adjusted to reflect the automatic conversion of all outstanding convertible notes into shares of common stock, but does not take into account the possible sale of additional shares of common stock to the underwriters by us under the underwriters' right to purchase additional shares to cover over-allotments and assumes that Safeguard Scientifics, Inc. sells all 1,250,000 shares offered by it in this offering. In addition, unless otherwise indicated, all information in this prospectus gives effect to the reorganization described in "The Reorganization" that was effected before this offering.

                          Internet Capital Group, Inc.

      Internet Capital Group is an Internet holding company actively engaged in business-to-business, or B2B, e-commerce through a network of partner companies. Our goal is to become the premier B2B e-commerce company by establishing an e-commerce presence in major segments of the economy. We believe that our sole focus on the B2B e-commerce industry allows us to capitalize rapidly on new opportunities and to attract and develop leading B2B e-commerce companies. As of June 15, 1999, we owned interests in 35 B2B e-commerce companies which we refer to as our partner companies.

      Our operating strategy is to integrate our partner companies into a collaborative network that leverages our collective knowledge and resources. With the goal of holding our partner company interests for the long-term, we use these collective resources to actively develop the business strategies, operations and management teams of our partner companies. Our resources include the experience, industry relationships and specific expertise of our management team, our partner companies and our Advisory Board. Currently, our Advisory Board consists of individuals with executive-level experience in general management, sales and marketing and information technology at such leading companies as Cisco Systems, Coca-Cola Company, Exodus Communications, IBM, MasterCard, Merrill Lynch and Microsoft. We believe that building successful B2B e-commerce companies enhances the ability of our collaborative network to facilitate innovation and growth among our partner companies.

      The substantial growth in B2B e-commerce creates tremendous market opportunities for new emerging companies. Forrester Research estimates that the B2B e-commerce market, defined as the intercompany trade of hard goods over the Internet, will grow from $35 billion in 1998 to more than $1.3 trillion by 2003. We focus on two types of B2B e-commerce companies, which we call market makers and infrastructure service providers.

  . Market makers bring buyers and sellers together by creating Internet-based markets for the exchange of goods, services and information. Market makers enable more effective and lower cost commerce for traditional businesses by providing access through the Internet to a broader range of buyers and sellers. Market makers typically operate in a specific industry and tailor their business models to match a target market's distinct characteristics. Our partner company network currently includes significant interests in 18 market makers: Arbinet Communications, BidCom, Collabria, CommerX, ComputerJobs.com, Deja.com, e-Chemicals, eMarketWorld, Internet Commerce Systems, iParts, ONVIA.com, PaperExchange, PlanSponsor Exchange, PointMent, RapidAutoNet, Star-Cite!, Universal Access and VerticalNet.

  . Infrastructure service providers sell software and services to businesses engaged in e-commerce. Many businesses need assistance in designing business practices to take advantage of the Internet and in building and managing the technological infrastructure needed to support B2B e-commerce. Our partner company network currently includes significant interests in 17 infrastructure service providers: Benchmarking Partners, Blackboard, Breakaway Solutions, ClearCommerce, Context Integration, Entegrity Solutions, LinkShare, MessageQuest, PrivaSeek, SageMaker, ServiceSoft, Sky Alland Marketing, Syncra Software, Tradex Technologies, United Messaging, US Interactive and Vivant!.

     We have grown rapidly since our inception in 1996. In 1998, we added 12 B2B e-commerce companies to our network and from the beginning of 1999 to June 15, 1999, we added 15 B2B e-commerce companies to our network.

     Our principal executive office is located at 435 Devon Park Drive, Building 800, Wayne, Pennsylvania 19087 and our telephone number is (610) 989-0111. We also maintain offices in San Francisco, California, and Boston, Massachusetts. We maintain a site on the World Wide Web at www.icge.com. The information on our Web site is not part of this prospectus.

                                 This Offering

      The offering information provided below assumes that the $90 million principal amount of our convertible notes have been converted into $10 million shares of our common stock based on an assumed initial public offering price of $9.00 per share and that the underwriters' over-allotment option is not exercised and excludes:

    . shares of common stock reserved for issuance under our 1999 Equity Compensation Plan, under which options to purchase 5,058,500 shares were outstanding as of June 15, 1999 at a weighted average exercise price of $6.38 per share and 3,720,750 shares were available for grant as of June 15, 1999;

    . warrants outstanding to purchase 2,000,000 shares at an exercise price of $9.00 per share; and

    . warrants outstanding to purchase 200,000 shares at an exercise price of $10.00 per share.

 Common stock offered:
    U.S. offering...............................................  13,250,000 shares
    International offering......................................   3,000,000 shares
                                                                 ------------------
        Total...................................................  16,250,000 shares
 Shares outstanding after the U.S. and international offerings.. 119,226,304 shares

 Over-allotment option..........................................   2,250,000 shares

 Use of proceeds................................................ We estimate that the net proceeds to us from this
                                                                 offering without
                                                                 exercise of the
                                                                 over-allotment option
                                                                 will be approximately
                                                                 $124.6 million, assuming
                                                                 an offering price of
                                                                 $9.00 per share based on
                                                                 the mid-point of the
                                                                 range on the cover of
                                                                 this prospectus. We
                                                                 intend to use these net
                                                                 proceeds for repayment
                                                                 of outstanding debt,
                                                                 acquisitions and working
                                                                 capital.
 Risk factors................................................... See "Risk Factors" and
                                                                 the other information
                                                                 included in this
                                                                 prospectus for a
                                                                 discussion of factors
                                                                 you should carefully
                                                                 consider before deciding
                                                                 to invest in shares of
                                                                 our common stock.
 Nasdaq National Market symbol.................................. "ICGE"

                    Directed Share Subscription Program

      Concurrently with our offering to the public and as part of this offering, we and Safeguard Scientifics, Inc. are offering approximately 3.5 million shares of our common stock to certain shareholders of Safeguard Scientifics, Inc. in a directed share subscription program. Certain shareholders of Safeguard Scientifics, Inc. will be ineligible to purchase shares directly in the directed share subscription program, but may instead be eligible to purchase interests in a unit investment trust that will invest its assets solely in our common stock. The shares offered to the unit investment trust are included in the 3.5 million shares. Immediately prior to the completion of this offering, Safeguard Scientifics, Inc. will beneficially own 18.3% of our common stock. The directed share subscription program is described in greater detail below under the heading "Directed Share Subscription Program."

                      Summary Consolidated Financial Data

      The following summary historical and pro forma consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited Consolidated Financial Statements and related Notes thereto included elsewhere in this prospectus. The summary pro forma data does not purport to represent what our results would have been if the events described below had occurred at the dates indicated. The pro forma consolidated statements of operations data for the year ended December 31, 1998 and the three months ended March 31, 1999 reflects our taxation as a corporation since January 1, 1998 and 1999, respectively, although we have been taxed as a corporation since February 2, 1999. The pro forma consolidated balance sheet data reflects the issuance of $90 million principal amount of our convertible notes in May 1999. The pro forma as adjusted consolidated balance sheet data reflects the automatic conversion of our convertible notes into 10,000,000 shares of our common stock upon completion of this offering and the sale of shares of our common stock in this offering at an assumed initial public offering price of $9.00 per share and after deduction of estimated underwriting discounts and commissions and estimated offering expenses.

                                                                             (Unaudited)
                          March 4, 1996                                  Three Months Ended
                          (Inception) to  Year Ended December 31,             March 31,
                           December 31,  ---------------------------  --------------------------
                               1996          1997          1998           1998          1999
                          -------------- ------------  -------------  ------------  ------------
Consolidated Statements
 of Operations Data:
Revenue
 Partner Company
  Operations............   $    285,140  $    791,822  $   3,134,769  $    377,371  $  3,111,035
 General ICG
  Operations............            --            --             --            --            --
                           ------------  ------------  -------------  ------------  ------------
                           $    285,140  $    791,822  $   3,134,769  $    377,371  $  3,111,035
                           ============  ============  =============  ============  ============
Operating Loss
 Partner Company
  Operations............   $   (789,762) $ (4,663,796) $ (13,996,251) $ (2,298,782) $ (7,840,725)
 General ICG
  Operations............     (1,360,821)   (2,054,118)    (3,512,586)     (700,719)   (1,822,634)
                           ------------  ------------  -------------  ------------  ------------
                           $ (2,150,583) $ (6,717,914) $ (17,508,837) $ (2,999,501) $ (9,663,359)
                           ============  ============  =============  ============  ============
Net Income (Loss)
 Partner Company
  Operations............   $   (796,202) $ (4,778,902) $ (14,081,522) $ (2,374,716) $ (7,802,449)
 General ICG
  Operations............     (1,266,283)   (1,800,726)    27,980,450    11,643,757    27,140,040
 Income tax benefit.....            --            --             --            --        663,206
                           ------------  ------------  -------------  ------------  ------------
                           $ (2,062,485) $ (6,579,628) $  13,898,928  $  9,269,041  $ 20,000,797
                           ============  ============  =============  ============  ============
Net income (loss) per
 share--diluted.........   $      (0.10) $      (0.19) $        0.25  $       0.20  $       0.27
Weighted average shares
 outstanding--diluted...     20,395,774    34,098,844     56,149,289    46,783,625    73,699,973
Pro forma net income
 (unaudited)............                               $   8,756,325                $ 12,182,682
Pro forma net income per
 share--diluted
 (unaudited)............                               $        0.16                $       0.17

                                                     (Unaudited)
                                                    March 31, 1999
                                       ----------------------------------------
                                                                    Pro Forma
                                          Actual      Pro Forma    As Adjusted
                                       ------------ ------------- -------------
Consolidated Balance Sheet Data:
Cash and cash equivalents............. $ 19,236,061 $ 109,236,061 $ 233,848,561
Working capital.......................   18,033,259   108,033,259   232,645,759
Total assets..........................  130,128,664   220,128,664   344,741,164
Long-term debt........................      121,665       121,665       121,665
Convertible subordinated notes........          --     90,000,000           --
Total shareholders' equity............  123,245,799   123,245,799   337,858,299

                                  RISK FACTORS

      Investing in our common stock will provide you with an equity ownership interest in Internet Capital Group. As one of our shareholders, your investment will be subject to risks inherent in our business. The price of our common stock may decline. You should carefully consider the following factors as well as other information contained in this prospectus before deciding to invest in shares of our common stock.

RISKS PARTICULAR TO INTERNET CAPITAL GROUP

We have a limited operating history upon which you may evaluate us

      We were formed in March 1996. Although we have grown significantly since then, we have a limited operating history upon which you may evaluate our business and prospects. We and our partner companies are among the many companies that have entered into the emerging B2B e-commerce market. Many of our partner companies are in the early stages of their development. Our business and prospects must be considered in light of the risk, expense and difficulties frequently encountered by companies in an early stage of development, particularly companies in new and rapidly evolving markets such as B2B e-commerce. If we are unable to effectively allocate our resources and help grow existing partner companies, our stock price may be adversely affected and we may be unable to execute our strategy of developing a collaborative network of partner companies.

Our business depends upon the performance of our partner companies, which is uncertain

      Economic, governmental, industry and internal company factors outside our control affect each of our partner companies. If our partner companies do not succeed, the value of our assets will decline. The material risks relating to our partner companies include:

    . fluctuations in the market price of the common stock of VerticalNet and other future publicly traded partner companies, which are likely to affect the price of our common stock;

    . lack of the widespread commercial use of the Internet, which may prevent our partner companies from succeeding; and

    . intensifying competition for the products and services our partner companies offer, which could lead to the failure of some of our partner companies.

      Of our carrying value of $130 million in total assets as of March 31, 1999, $96 million, or 74%, consisted of ownership interests in our partner companies. However, we believe that comparisons of the value of our holdings in VerticalNet's common stock to the value of our total assets are not meaningful because neither are marked to market. On June 18, 1999, our holdings in VerticalNet had a market value of approximately $480 million.

      The other material risks relating to our partner companies are more fully described below under "Risks Particular to Our Partner Companies."

Our business model is unproven

      Our strategy is based on an unproven business model. Our business model depends on the willingness of companies to join our collaborative network and the ability of the collaborative network to assist our partner companies. Our business model depends on our ability to share information within our network of partner companies. If competition develops among our partner companies, we may be unable to fully benefit from the sharing of information within our network of partner companies. If we cannot convince companies of the value of our business model, our ability to attract new companies will be adversely affected and our strategy of building a collaborative network may not succeed.

We may have to take certain actions to avoid registration under the Investment Company Act of 1940

      We believe that we are actively engaged in the business of B2B e-commerce through our network of partner companies. However, because many of our partner companies are not majority-owned subsidiaries, changes in the value of our interests in our partner companies and the income/loss and revenue attributable to our partner companies could require us to register as an investment company under the Investment Company Act unless we take action to avoid being required to register. For example, we may be unable to sell minority interests we would otherwise want to sell and may need to sell some assets which are not considered to be investment securities, including interests in partner companies. We may also have to ensure that we retain at least a 25% ownership interest in our partner companies after their initial public offerings. In addition, we may have to acquire additional income or loss generating assets that we might not otherwise have acquired or may have to forgo opportunities to acquire interests in companies that we would otherwise want to acquire would be important to our strategy. It is not feasible for us to register as an investment company because the Investment Company Act regulations are inconsistent with our strategy of actively managing, operating and promoting collaboration among our network of partner companies.

Fluctuations in our quarterly results may adversely affect our stock price

      We expect that our quarterly results will fluctuate significantly due to many factors, including:

    .  the operating results of our partner companies;

    . changes in equity losses or income and amortization of goodwill related to the acquisition or divestiture of interests in partner companies;

    . changes in our methods of accounting for our partner company interests, which may result from changes in our ownership percentages of our partner companies;

    . sales of equity securities by our partner companies, which could cause us to recognize gains or losses under applicable accounting rules;

    . the pace of development or a decline in growth of the B2B e-commerce market;

    . intense competition from other potential acquirors of B2B e-commerce companies, which could increase our cost of acquiring interests in additional companies, and competition for the goods and services offered by our partner companies; and

    . our ability to effectively manage our growth and the growth of our partner companies during the anticipated rapid growth of the B2B e-commerce market.

We believe that period-to-period comparisons of our operating results are not meaningful. Additionally, if our operating results in one or more quarters do not meet securities analysts' or your expectations, the price of our common stock could decrease.

Our success is dependent on our key personnel and the key personnel of our partner companies

      We believe that our success will depend on continued employment by us and our partner companies of senior management and key technical personnel. Our success also depends on the continued assistance of our Advisory Board members, some of whom may from time to time leave our Advisory Board. If one or more members of our senior management, our partner companies' senior management or our Advisory Board were unable or unwilling to continue in their present positions, our business and operations could be disrupted.

      As of June 15, 1999, eleven of our management personnel have worked for us for less than one year. Of these eleven management personnel, nine are executive officers. Our efficiency may be limited while these employees and future employees are being integrated into our operations. In addition, we may be unable to find and hire additional qualified management and professional personnel to help lead us and our partner companies.

      The success of some of our partner companies also depends on their having highly trained technical and marketing personnel. Our partner companies will need to continue to hire additional personnel as their businesses grow. A shortage in the number of trained technical and marketing personnel could limit the ability of our partner companies to increase sales of their existing products and services and launch new product offerings.

We have had a history of operating losses and expect continued operating losses in the foreseeable future

      For the three month period ended March 31, 1999, we realized net income of $20.0 million primarily from gains related to the VerticalNet initial public offering. During the same period, operating losses totaled $9.7 million. For the year ended December 31, 1998, we realized net income of $13.9 million primarily due to $34.4 million of non-operating income from the sale of certain minority interests. During that same year, operating losses totaled $17.5 million. In addition, we incurred operating losses of $6.7 million in 1997 and $2.2 million in 1996. After giving effect to our acquisitions during 1998 and 1999 as if they had occurred at the beginning of the periods presented, pro forma operating losses for the year ended December 31, 1998 and the three months ended March 31, 1999 would have been $46.8 million and $14.8 million, respectively. See "Internet Capital Group, Inc. Unaudited Pro Forma Information." We expect to continue to incur operating losses for the foreseeable future and, if we ever have operating profits, we may not be able to sustain them.

      Our expenses will increase as we build an infrastructure to implement our business model. For example, we expect to hire additional employees, expand information technology systems and lease more space for our corporate offices. In addition, we plan to significantly increase our operating expenses to:

      .broaden our partner company support capabilities;

      .explore acquisition opportunities and alliances with other companies;
and

      .facilitate business arrangements among our partner companies.

Expenses may also increase due to the potential effect of goodwill amortization and other charges resulting from completed and future acquisitions. If any of these and other expenses are not accompanied by increased revenue, our operating losses will be greater than we anticipate.

Our partner companies are growing rapidly and we may have difficulty assisting them in managing their growth

      Our partner companies have grown, and we expect them to continue to grow, rapidly by adding new products and services and hiring new employees. This growth is likely to place significant strain on their resources and on the resources we allocate to assist our partner companies. In addition, our management may be unable to convince our partner companies to adopt our ideas for effectively and successfully managing their growth.

We may compete with some of our shareholders and partner companies, and our partner companies may compete with each other

      We may compete with some of our shareholders and partner companies for Internet-related opportunities. After this offering, Comcast Corporation, Compaq Computer Corporation, General Electric Capital Corporation and Safeguard Scientifics, Inc. will beneficially own approximately 10.5%, 4.2%, 3.0% and 14.9% of our common stock, respectively. These shareholders may compete with us to acquire interests in B2B e-commerce companies. Comcast Corporation, General Electric Capital Corporation and Safeguard Scientifics, Inc. currently each have a designee as a member of our Board of Directors, which may give these companies access to our business plan and knowledge about potential acquisitions. In addition, we may compete with our partner companies to acquire interests in B2B e-commerce companies, and our partner companies may compete with each other for acquisitions or other B2B e-commerce opportunities. In particular, VerticalNet seeks to expand, in part through acquisition, its number of B2B communities. VerticalNet, therefore, may seek to acquire companies that we would find attractive. While we may partner with VerticalNet on future acquisitions, we have no current contractual obligations to do so. We do not have any contracts or other understandings with our shareholders or partner companies that would govern the resolution of these potential conflicts. Such competition, and the complications posed by the designated directors, may deter companies from partnering with us and may limit our business opportunities.

We face competition from other potential acquirors of B2B e-commerce companies

      We face competition from other capital providers including publicly-traded Internet companies, venture capital companies and large corporations. Many of these competitors have greater financial resources and brand name recognition than we do. These competitors may limit our opportunity to acquire interests in new partner companies. If we cannot acquire interests in attractive companies, our strategy to build a collaborative network of partner companies may not succeed.

Our success could be impaired by valuations placed on Internet-related companies by the financial marketplace

      Our strategy involves creating value for our shareholders and the employees of our partner companies by helping our partner companies grow and access the capital markets. We are therefore dependent on the market for Internet-related companies in general and for initial public offerings of those companies in particular. To date, there have been a substantial number of Internet-related initial public offerings and additional offerings are expected to be made in the future. If the market for Internet-related companies and initial public offerings were to weaken for an extended period of time, the ability of our partner companies to grow and access the capital markets will be impaired, and we may need to provide additional capital to our partner companies.

We may be unable to obtain maximum value for our partner company interests

      We have significant positions in our partner companies. While we generally do not anticipate selling our interests in our partner companies, if we were to divest all or part of them, we may not receive maximum value for these positions. For partner companies with publicly-traded stock, we may be unable to sell our interest at then-quoted market prices. Furthermore, for those partner companies that do not have publicly-traded stock, the realizable value of our interests may ultimately prove to be lower than the carrying value currently reflected in our consolidated financial statements.

We may not have opportunities to acquire interests in additional companies

      We may be unable to identify companies that complement our strategy, and even if we identify a company that complements our strategy, we may be unable to acquire an interest in the company for many reasons, including:

    . a failure to agree on the terms of the acquisition, such as the amount or price of our acquired interest;

    .  incompatibility between us and management of the company;

    .  competition from other acquirors of B2B e-commerce companies;

    .  a lack of capital to acquire an interest in the company; and

    .  the unwillingness of the company to partner with us.

If we cannot acquire interests in attractive companies, our strategy to build a collaborative network of partner companies may not succeed.

Our resources and our ability to manage newly acquired partner companies may be strained as we acquire more and larger interests in B2B e-commerce companies

     We have acquired, and plan to continue to acquire, significant interests in B2B e-commerce companies that complement our business strategy. In the future, we may acquire larger percentages or larger interests in companies than we have in the past, or we may seek to acquire 100% ownership of companies. These larger acquisitions may place significantly greater strain on our resources, ability to manage such companies and ability to integrate them into our collaborative network. Future acquisitions are subject to the following risks:

    . Our acquisitions may cause a disruption in our ongoing support of our partner companies, distract our management and other resources and make it difficult to maintain our standards, controls and procedures.

    . We may acquire interests in companies in B2B e-commerce markets in which we have little experience.

    . We may not be able to facilitate collaboration between our partner companies and new companies that we acquire.

    . To fund future acquisitions we may be required to incur debt or issue equity securities, which may be dilutive to existing shareholders.

Our systems and those of our partner companies and third parties may not be Year 2000 compliant, which could disrupt our operations and the operations of our partner companies

     Many computer programs have been written using two digits rather than four digits to define the applicable year. This poses a problem at the end of the century because these computer programs may recognize a date using "00" as the year 1900, rather than the year 2000. This in turn could result in major system failures or miscalculations and is generally referred to as the Year 2000 issue. We may realize exposure and risk if our systems and the systems on which our partner companies are dependent to conduct their operations are not Year 2000 compliant. Our potential areas of exposure include products purchased from third parties, computers, software, telephone systems and other equipment used internally. If our present efforts and the efforts of our partner companies to address the Year 2000 compliance issues are not successful, or if distributors, suppliers and other third parties with which we and our partner companies conduct business do not successfully address such issues, our business and the businesses of our partner companies may not be operational for a period of time. If the Web-hosting facilities of our partner companies are not Year 2000 compliant, their production Web sites would be unavailable and they would not be able to deliver services to their users.

RISKS PARTICULAR TO OUR PARTNER COMPANIES

Fluctuation in the market price of VerticalNet's common stock may affect the market price of our common stock

     VerticalNet is currently our only partner company with publicly-traded common stock. The market price of VerticalNet's common stock has been highly volatile. On February 16, 1999, VerticalNet completed its initial public offering at a price of $16.00 per share and its common stock has since traded as high as $149.00 per share. The market value of our holdings in VerticalNet changes with these fluctuations. Based on the closing price of VerticalNet's common stock on June 18, 1999 of $76.81, our holdings in VerticalNet had a market value of approximately $480 million. As of March 31, 1999, the total carrying value of our assets as reflected in our balance sheet was approximately $130 million. We believe comparisons of the value of our holdings in VerticalNet's common stock to the value of our total assets are not meaningful because neither are marked to market. As of March 31, 1999, our historical cost basis in our holdings in VerticalNet's common stock is $21.1 million. Nevertheless, fluctuations in the market price of VerticalNet's common stock are likely to affect the market price of our common stock.

      VerticalNet's results of operations, and accordingly the price of its common stock, may be adversely affected by the following factors:

    .  lack of acceptance of the Internet as an advertising medium;

    . inability to develop a large base of users of its Web sites who possess demographic characteristics attractive to advertisers;

    .  lower advertising rates;

    .  slow development of the e-commerce market;

    .  lack of acceptance of its Internet content;

    .  loss of key content providers;

    .  intense competition;

    .  loss of key personnel; and

    .  inability to manage growth.

The success of our partner companies depends on the development of the B2B e-commerce market, which is uncertain

      All of our partner companies rely on the Internet for the success of their businesses. The development of the e-commerce market is in its early stages. If widespread commercial use of the Internet does not develop, or if the Internet does not develop as an effective medium for the provision of products and services, our partner companies may not succeed.

      Our long-term success depends on widespread market-acceptance of B2B e-commerce. A number of factors could prevent such acceptance, including the following:

    . the unwillingness of businesses to shift from traditional processes to B2B e-commerce processes;

    . the necessary network infrastructure for substantial growth in usage of B2B e-commerce may not be adequately developed;

    . increased government regulation or taxation may adversely affect the viability of B2B e-commerce;

    . insufficient availability of telecommunication services or changes in telecommunication services could result in slower response times for the users of B2B e-commerce; and

    . concern and adverse publicity about the security of B2B e-commerce transactions.

Our partner companies may fail if their competitors provide superior Internet-related offerings or continue to have greater resources than our partner companies have

      Competition for Internet products and services is intense. As the market for B2B e-commerce grows, we expect that competition will intensify. Barriers to entry are minimal, and competitors can offer products and services at a relatively low cost. Our partner companies compete for a share of a customer's:

    . purchasing budget for services, materials and supplies with other online providers and traditional distribution channels;

    . dollars spent on consulting services with many established information systems and management consulting firms; and

    . advertising budget with online services and traditional off-line media, such as print and trade associations.

      In addition, some of our partner companies compete to attract and retain a critical mass of buyers and sellers. Several companies offer competitive solutions that compete with one or more of our partner companies. We expect that additional companies will offer competing solutions on a stand-alone or combined basis in the future. Furthermore, our partner companies' competitors may develop Internet products or services that are superior to, or have greater market acceptance than, the solutions offered by our partner companies. If our partner companies are unable to compete successfully against their competitors, our partner companies may fail.

      Many of our partner companies' competitors have greater brand recognition and greater financial, marketing and other resources than our partner companies. This may place our partner companies at a disadvantage in responding to their competitors' pricing strategies, technological advances, advertising campaigns, strategic partnerships and other initiatives.

Some of our partner companies may be unable to protect their proprietary rights and may infringe on the proprietary rights of others

      Proprietary rights, particularly in the form of copyrights, are important to the success and competitive position of many of our partner companies. Although our partner companies seek to protect their proprietary rights, their actions may be inadequate to protect any trademarks, copyrights and other proprietary rights. In addition, effective copyright and trademark protection may be unenforceable or limited in certain countries, and the global nature of the Internet makes it impossible for some of our partner companies to control the dissemination of their work and use of their services. Some of our partner companies also license content from third parties and it is possible that they could become subject to infringement actions based upon the content licensed from those third parties. Our partner companies generally obtain representations as to the origin and ownership of such licensed content; however, this may not adequately protect them. Any of these claims, with or without merit, could subject our partner companies to costly litigation and the diversion of their technical and management personnel. If our partner companies incur costly litigation and their personnel are not effectively deployed, the expenses and losses incurred by our partner companies will increase and their profits, if any, will decrease.

Our partner companies that publish or distribute content over the Internet may be subject to legal liability

      Some of our partner companies may be subject to legal claims relating to the content on their Web sites, or the downloading and distribution of this content. Claims could involve matters such as defamation, invasion of privacy and copyright infringement. Providers of Internet products and services have been sued in the past, sometimes successfully, based on the content of material. In addition, some of the content provided by our partner companies on their Web sites is drawn from data compiled by other parties, including governmental and commercial sources, and our partner companies re-enter the data. This data may have errors. If any of our partner companies' Web site content is improperly used or if any of our partner companies supply incorrect information, it could result in unexpected liability. Any of our partner companies that incur this type of unexpected liability may not have insurance to cover the claim or its insurance may not provide sufficient coverage. If our partner companies incur substantial cost because of this type of unexpected liability, the expenses incurred by our partner companies will increase and their profits, if any, will decrease.

Our partner companies' computer and communications systems may fail, which may discourage content providers from using our partner companies' systems

      Some of our partner companies' businesses depend on the efficient and uninterrupted operation of their computer and communications hardware systems. Any system interruptions that cause our partner companies'

Web sites to be unavailable to Web browsers may reduce the attractiveness of our partner companies' Web sites to third party content providers. If third party content providers are unwilling to use our partner companies' Web sites, our business, financial condition and operating results could be adversely affected. Interruptions could result from natural disasters as well as power loss, telecommunications failure and similar events.

Our partner companies' businesses may be disrupted if they are unable to upgrade their systems to meet increased demand

      Capacity limits on some of our partner companies' technology, transaction processing systems and network hardware and software may be difficult to project and they may not be able to expand and upgrade their systems to meet increased use.

      As traffic on our partner companies' Web sites continues to increase, they must expand and upgrade their technology, transaction processing systems and network hardware and software. Our partner companies may be unable to accurately project the rate of increase in use of their Web sites. In addition, our partner companies may not be able to expand and upgrade their systems and network hardware and software capabilities to accommodate increased use of their Web sites. If our partner companies are unable to appropriately upgrade their systems and network hardware and software, the operations and processes of our partner companies may be disrupted.

Our partner companies may not be able to attract a loyal base of users to their Web sites

      While content is important to all our partner companies' Web sites, our 18 market maker partner companies are particularly dependent on content to attract business. Our success depends upon the ability of these partner companies to deliver compelling Internet content to their targeted users. If our partner companies are unable to develop Internet content that attracts a loyal user base, the revenues and profitability of our partner companies could be impaired. Internet users can freely navigate and instantly switch among a large number of Web sites. Many of these Web sites offer original content. Thus, our partner companies may have difficulty distinguishing the content on their Web sites to attract a loyal base of users.

Our partner companies may be unable to acquire or maintain easily identifiable Web site addresses or prevent third parties from acquiring Web site addresses similar to theirs

      Some of our partner companies hold various Web site addresses relating to their brands. These partner companies may not be able to prevent third parties from acquiring Web site addresses that are similar to their addresses, which could adversely affect the use by businesses of our partner companies' Web sites. In these instances, our partner companies may not grow as we expect. The acquisition and maintenance of Web site addresses generally is regulated by governmental agencies and their designees. The regulation of Web site addresses in the United States and in foreign countries is subject to change. As a result, our partner companies may not be able to acquire or maintain relevant Web site addresses in all countries where they conduct business. Furthermore, the relationship between regulations governing such addresses and laws protecting trademarks is unclear.

Some of our partner companies are dependent on barter transactions that do not generate cash revenue

      Our partner companies often enter into barter transactions in which they provide advertising for other internet companies in exchange for advertising for the partner company. In a barter transaction the partner company will reflect the sales of the advertising received as an expense and the value of the advertising provided, in an equal amount, as revenue. However, barter transactions also do not generate cash revenue, which may adversely affect the cash flows of some of our partner companies. Limited cash flows may adversely affect a partner company's abilities to expand its operations and satisfy its liabilities. During 1998 and the three month period ended 1999, revenue from barter transactions constituted a significant portion of some of our partner companies' revenue. Barter revenue may continue to represent a significant portion of their revenue in future periods. For example, for the three-month period ending March 31, 1999, approximately $.6 million of VerticalNet's
$1.9 million in revenue was attributable to barter transactions.

RISKS RELATING TO THE INTERNET INDUSTRY

Concerns regarding security of transactions and transmitting confidential information over the Internet may have an adverse impact on our business

      We believe that concern regarding the security of confidential information transmitted over the Internet prevents many potential customers from engaging in online transactions. If our partner companies that depend on such transactions do not add sufficient security features to their future product releases, our partner companies' products may not gain market acceptance or there may be additional legal exposure to them.

      Despite the measures some of our partner companies have taken, the infrastructure of each of them is potentially vulnerable to physical or electronic break-ins, viruses or similar problems. If a person circumvents the security measures imposed by any one of our partner companies, he or she could misappropriate proprietary information or cause interruption in operations of the partner company. Security breaches that result in access to confidential information could damage the reputation of any one of our partner companies and expose the partner company affected to a risk of loss or liability. Some of our partner companies may be required to make significant investments and efforts to protect against or remedy security breaches. Additionally, as e-commerce becomes more widespread, our partner companies' customers will become more concerned about security. If our partner companies are unable to adequately address these concerns, they may be unable to sell their goods and services.

Rapid technological changes may prevent our partner companies from remaining current with their technical resources and maintaining competitive product and service offerings

      The markets in which our partner companies operate are characterized by rapid technological change, frequent new product and service introductions and evolving industry standards. Significant technological changes could render their existing Web site technology or other products and services obsolete. The e-commerce market's growth and intense competition exacerbate these conditions. If our partner companies are unable to successfully respond to these developments or do not respond in a cost-effective way, our business, financial condition and operating results will be adversely affected. To be successful, our partner companies must adapt to their rapidly changing markets by continually improving the responsiveness, services and features of their products and services and by developing new features to meet the needs of their customers. Our success will depend, in part, on our partner companies' ability to license leading technologies useful in their businesses, enhance their existing products and services and develop new offerings and technology that address the needs of their customers. Our partner companies will also need to respond to technological advances and emerging industry standards in a cost-effective and timely manner.

Government regulations and legal uncertainties may place financial burdens on our business and the businesses of our partner companies

      As of June 15, 1999, there were few laws or regulations directed specifically at e-commerce. However, because of the Internet's popularity and increasing use, new laws and regulations may be adopted. These laws and regulations may cover issues such as the collection and use of data from Web site visitors and related privacy issues, pricing, content, copyrights, online gambling, distribution and quality of goods and services. The enactment of any additional laws or regulations may impede the growth of the Internet and B2B e-commerce, which could decrease the revenue of our partner companies and place additional financial burdens on our business and the businesses of our partner companies.

      Laws and regulations directly applicable to e-commerce or Internet communications are becoming more prevalent. For example, Congress recently enacted laws regarding online copyright infringement and the protection of information collected online from children. Although these laws may not have a direct adverse effect on our business or those of our partner companies, they add to the legal and regulatory burden faced by B2B e-commerce companies.

RISKS RELATING TO THE OFFERING

Shares eligible for future sale by our current shareholders may decrease the price of our common stock

      If our shareholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options, in the public market following the offering, then the market price of our common stock could fall. Restrictions under the securities laws and certain lock-up agreements limit the number of shares of common stock available for sale in the public market. The holders of 52,456,523 shares of common stock, options exercisable into an aggregate of 2,950,000 shares of common stock, and warrants exercisable into an aggregate of 505,451 shares of common stock have agreed not to sell any of these securities for 180 days after the offering without the prior written consent of Merrill Lynch. In addition, the holders of convertible notes that will automatically convert into 2,527,409 shares of common stock upon the closing of this offering have also agreed to such restrictions. However, Merrill Lynch may, in its sole discretion, release all or any portion of the securities subject to the lock-up agreements.

      The holders of 67,705,401 shares of common stock, the holders of warrants to purchase 2,000,000 shares of common stock and the holders of convertible notes that will automatically convert into 10,000,000 shares of common stock upon the closing of this offering have demand or piggy-back registration rights. However, the holders of these securities that have demand registration rights have agreed not to demand that their securities be registered for 180 days after the offering without the prior written consent of Merrill Lynch. We also may shortly file a registration statement to register all shares of common stock under our stock option plans. After that registration statement is effective, common stock issued upon exercise of stock options under our benefit plans will be eligible for resale in the public market without restriction.

The interests of certain of our significant shareholders may conflict with our interests and the interests of our other shareholders

      As a result of its ownership of our common stock, Safeguard Scientifics, Inc. will be in a position to affect significantly our corporate actions such as mergers or takeover attempts in a manner that could conflict with the interests of our public shareholders. After the offering, Safeguard Scientifics, Inc. will beneficially own 14.9% of our common stock. See "Directed Share Subscription Program."

Anti-takeover provisions and our right to issue preferred stock could make a third-party acquisition of us difficult

      Our certificate of incorporation provides that our Board of Directors may issue preferred stock without shareholder approval. In addition, our bylaws provide for a classified board, with each board member serving a three-year term. The issuance of preferred stock and the existence of a classified board could make it more difficult for a third-party to acquire us without the approval of our board.

Our common stock has never been publicly traded so we cannot predict the extent to which a trading market will develop for our common stock

      There has not been a public market for our common stock. We cannot predict the extent to which a trading market will develop or how liquid that market might become. The initial public offering price will be determined by negotiations between representatives of the underwriters and us, and may not be indicative of prices that will prevail in the trading market.

Our common stock price is likely to be highly volatile

      The market price for our common stock is likely to be highly volatile as the stock market in general and the market for Internet-related stocks and the stock of VerticalNet in particular, has been highly volatile. The trading prices of many technology and Internet-related company stocks have reached historical highs within the last year and have reflected relative valuations substantially above historical levels. During the same period, the stocks of these companies have also been highly volatile and have recorded lows well below such historical highs. We cannot assure you that our common stock will trade at the same levels of other Internet stocks or that Internet stocks in general will sustain their current market prices.

      The following factors will add to our common stock price's volatility:

    . actual or anticipated variations in our quarterly operating results and those of our partner companies;

    . new sales formats or new products or services offered by us, our partner companies and their competitors;

    . changes in our financial estimates and those of our partner companies by securities analysts;

    . conditions or trends in the Internet industry in general and the B2B e-commerce industry in particular;

    . announcements by our partner companies and their competitors of technological innovations;

    . announcements by us or our partner companies or our competitors of significant acquisitions, strategic partnerships or joint ventures;

    . changes in the market valuations of our partner companies and other Internet companies;

    .  our capital commitments;

    . additions or departures of our key personnel and key personnel of our partner companies; and

    .  sales of our common stock.

Many of these factors are beyond our control. These factors may decrease the market price of our common stock, regardless of our operating performance.

                        FORWARD-LOOKING STATEMENTS

      This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about us and our partner companies, including, among other things:

    .  development of an e-commerce market;

    . our ability to identify trends in our markets and the markets of our partner companies and to offer new solutions that address the changing needs of these markets;

    .  our ability to successfully execute our business model;

    . our partner companies' ability to compete successfully against direct and indirect competitors;

    .  our ability to acquire interests in additional companies;

    .  growth in demand for Internet products and services; and

    .  adoption of the Internet as an advertising medium.

      We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                                USE OF PROCEEDS

      Based on an assumed initial public offering price of $9.00 per share, our net proceeds from the sale of the 15,000,000 shares of our common stock offered by us will be approximately $124.6 million ($143.5 million if the underwriters' over-allotment option is exercised in full), after deduction of underwriting discounts and commissions and estimated offering expenses payable by us.

      The principal purposes of this offering are to increase our working capital, to create a public market for our common stock, to facilitate our future access to public equity markets and to provide us with increased visibility and credibility. We intend to use the net proceeds from the offering to repay any balance outstanding on our revolving bank credit facility, to acquire interests in additional B2B e-commerce companies, to increase the amount of our interests in our existing partner companies and for general corporate purposes, including working capital. We are in discussions to utilize approximately $34 million to acquire ownership interests in, or make advances to, five new or existing partner companies, although we have no binding obligations to complete these acquisitions. We have committed an additional $1 million to existing partner companies. Our bank credit facility matures in April 2000 and bears interest, at our option, at prime and/or LIBOR plus 2.5%. At June 15, 1999, there was no outstanding balance under the bank credit facility. We use monies borrowed under the bank credit facility primarily to acquire interests in new or existing partner companies. Pending use of the net proceeds for the above purposes, we intend to invest the funds in interest-bearing, investment-grade securities, certificates of deposit, or direct or guaranteed obligations of the United States.

                                DIVIDEND POLICY

      We have never declared or paid dividends on our capital stock, and we do not intend to pay dividends in the foreseeable future. We plan to retain any earnings for use in the operation of our business and to fund future growth.

                               THE REORGANIZATION

      Internet Capital Group, Inc. is a successor to a business originally founded in March 1996 as a Delaware limited liability company under the name Internet Capital Group, L.L.C. As a limited liability company, Internet Capital Group, L.L.C. was treated for income tax purposes as a partnership with taxes on the income generated by Internet Capital Group, L.L.C. paid by its members. Internet Capital Group, L.L.C. merged into Internet Capital Group, Inc. on February 2, 1999, with Internet Capital Group, Inc. surviving (the "Reorganization"). In connection with the Reorganization and as required by its limited liability company agreement to satisfy the members' tax liabilities, Internet Capital Group, L.L.C. declared a $10.7 million distribution to its members. Internet Capital Group, Inc. has assumed all liabilities of Internet Capital Group, L.L.C., including the distribution to members of Internet Capital Group, L.L.C. The distributions made to some of the members of Internet Capital Group, L.L.C. are described in detail below under the heading "Certain Transactions." Also as part of the Reorganization, Internet Capital Group, Inc. issued 82,005,549 shares of common stock to the members of Internet Capital Group, L.L.C. The separate existence of Internet Capital Group, L.L.C. ceased in connection with the Reorganization.

                    DIRECTED SHARE SUBSCRIPTION PROGRAM

      As part of this offering, we and Safeguard Scientifics, Inc. are offering approximately 3.5 million shares of our common stock in a directed share subscription program to shareholders of Safeguard Scientifics, Inc., one of our principal and founding shareholders. Of these shares, we are offering 2,250,000 shares and Safeguard Scientifics, Inc. is offering 1,250,000 shares. Safeguard Scientifics, Inc.'s shareholders may subscribe for one share of our common stock for every ten shares of Safeguard Scientifics, Inc. common stock held by them, and may not transfer the opportunity to subscribe to another person except involuntarily by operation of law. Persons who owned at least 491 shares of Safeguard Scientifics, Inc.'s common stock as of June 14, 1999 are eligible to purchase shares directly from us or Safeguard Scientifics, Inc. under the program. Shareholders of Safeguard Scientifics, Inc. who own between 100 and 490 shares of Safeguard Scientifics, Inc. common stock will be eligible to purchase interests in a unit investment trust that will invest its assets solely in our common stock. The shares offered to the unit investment trust are included in the 3.5 million shares. Shareholders who own less than 100 shares of Safeguard Scientifics, Inc. common stock will be ineligible to participate in the directed share subscription program. If any of the shares offered by us under the program are not purchased by the shareholders of Safeguard Scientifics, Inc., then Safeguard Scientifics, Inc. or one or more of its designees will purchase these shares from us. Subscription orders will be satisfied first from the shares being sold by us, and then from the shares offered by Safeguard. Prior to this offering, Safeguard Scientifics, Inc. beneficially owned 18.3% of our common stock. After this offering, Safeguard Scientifics, Inc. will beneficially own approximately 17,805,401 shares, or 14.9%, of our common stock, assuming that all 3.5 million shares are purchased by shareholders of Safeguard Scientifics, Inc. and the unit investment trust and will beneficially own approximately 21,305,401 shares, or 17.9%, of our common stock assuming that none of the 3.5 million shares are purchased by the shareholders of Safeguard Scientifics, Inc. or the unit investment trust. The purchase price under the program, whether paid by Safeguard Scientifics, Inc., its shareholders or the unit investment trust, will be the same price per share as set forth on the cover page of this prospectus. For purposes of this prospectus, when we present financial data that reflects this offering, we have assumed that all 3.5 million shares offered under the directed share subscription program are sold.

                                 CAPITALIZATION

      The following table sets forth our capitalization as of March 31, 1999 on an actual basis, on a pro forma basis to reflect the issuance of $90 million principal amount of our convertible notes in May 1999, and on a pro forma basis, as adjusted to reflect the automatic conversion of our convertible notes into 10,000,000 shares of our common stock upon completion of this offering and the issuance and sale of 15,000,000 shares of our common stock by us in this offering at an assumed initial public offering price of $9.00 per share and after deduction of estimated underwriting discounts and commissions and estimated offering expenses.

      The calculation of shareholders' equity reflects our Reorganization on February 2, 1999. Common stock data also assumes that the underwriters' over-allotment option is not exercised and excludes shares of common stock reserved for issuance under our 1999 Equity Compensation Plan, under which options to purchase 5,058,500 shares were outstanding as of June 15, 1999 at a weighted average exercise price of $6.38 per share, and assuming an initial public offering price of $9.00 per share, warrants outstanding to purchase 2,200,000 shares at a weighted average exercise price of $9.09 per share. The calculation of shareholders' equity does not reflect the waiving of interest that would result upon the conversion of the convertible notes nor the value attributed to the warrants issued together with the convertible notes and our credit facility.

                                                March 31, 1999
                                   -------------------------------------------
                                                                   Pro Forma
                                      Actual        Pro Forma     As Adjusted
                                   -------------  -------------  -------------
Long-term debt.................... $     121,665  $     121,665  $     121,665
Convertible subordinated notes....           --      90,000,000            --
Shareholders' equity:
Preferred stock, $.001 par value;
 10,000,000 shares authorized;
 none issued and outstanding-
 actual, pro forma and pro forma
 as adjusted......................           --             --             --
Common stock, $.001 par value;
 300,000,000 shares authorized;
 82,005,549 shares issued and
 outstanding-actual; 82,005,549
 shares issued and outstanding-pro
 forma; 107,005,549 shares issued
 and outstanding-pro forma as
 adjusted.........................        82,006         82,006        107,006
Additional paid-in capital........   100,804,003    100,804,003    315,391,503
Retained earnings.................    23,239,737     23,239,737     23,239,737
Unamortized deferred
 compensation.....................    (3,618,126)    (3,618,126)    (3,618,126)
Accumulated other comprehensive
 income...........................     2,738,179      2,738,179      2,738,179
                                   -------------  -------------  -------------
Total shareholders' equity........   123,245,799    123,245,799    337,858,299
                                   -------------  -------------  -------------
  Total capitalization............ $ 123,367,464  $ 213,367,464  $ 337,979,964
                                   =============  =============  =============

                                    DILUTION

      Our pro forma net tangible book value at March 31, 1999, after giving effect to the conversion of all outstanding convertible notes into shares of common stock upon completion of this offering, was approximately $207,930,735, or $2.29 per share. Pro forma net tangible book value per share is equal to our total tangible assets less our total liabilities, divided by the total number of shares of our common stock outstanding. After giving effect to the issuance and sale of 15,000,000 shares of our common stock by us hereby at an assumed initial public offering price of $9.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value at March 31, 1999 would have been approximately $332,543,235, or $3.11 per share. This represents an immediate increase in net tangible book value of $0.82 per share to existing shareholders and an immediate dilution of $5.89 per share to new investors purchasing shares of our common stock in this offering. The following table illustrates the per share dilution to the new investors.

Assumed initial public offering price per share...................        $9.00
 Pro forma net tangible book value per share at March 31, 1999....  $2.29
 Increase per share attributable to this offering.................   0.82
Pro forma as adjusted net tangible book value per share after this
 offering.........................................................         3.11
                                                                          -----
Dilution per share to new investors in this offering..............        $5.89
                                                                          =====

      The following table summarizes, on a pro forma basis as of March 31, 1999, the total number of shares of our common stock purchased from us, the total cash consideration paid and the average price per share paid by the existing shareholders and by the new investors in this offering at an assumed initial public offering price of $9.00 per share and before deducting estimated underwriting discounts and commissions and our estimated offering expenses:

                                                         Total
                               Shares Purchased      Consideration      Average
                              ------------------- -------------------- Price Per
                                Number    Percent    Amount    Percent   Share
                              ----------- ------- ------------ ------- ---------
     Existing shareholders..   92,005,549    86%  $200,500,000    60%    $2.18
     New investors (1)......   15,000,000    14%   135,000,000    40%     9.00
                              -----------   ---   ------------   ---
        Total...............  107,005,549   100%  $335,500,000   100%
                              ===========   ===   ============   ===

      The table above assumes that the underwriters' over-allotment option is not exercised. If the over-allotment option is exercised in full, we will issue and sell an additional 2,250,000 shares.

      The foregoing discussion and tables assume no exercise of any stock options outstanding as of March 31, 1999. As of June 15, 1999, there were options outstanding to purchase a total of 5,058,500 shares of our common stock at a weighted average exercise price of $6.38 per share and 3,720,750 shares reserved for future grant under our 1999 Equity Compensation Plan. To the extent that any of these shares are issued, there will be further dilution to new investors. See "Capitalization," "Management--Employee Benefit Plans" and
Note 8 to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

      You should read the following selected consolidated financial data in conjunction with our Consolidated Financial Statements, including the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The consolidated statements of operations data from March 4, 1996, the date of our inception, through December 31, 1996 and for the years ended December 31, 1997 and 1998, and consolidated balance sheet data at December 31, 1997 and 1998 have been derived from the consolidated financial statements, that have been audited by KPMG LLP, independent auditors, included elsewhere in this prospectus. The consolidated balance sheet data at December 31, 1996 has been derived from the consolidated financial statements that have been audited by KPMG LLP, independent auditors, which are not included in this prospectus. The consolidated statements of operations data for the three months ended March 31, 1998 and 1999 and the consolidated balance sheet data at March 31, 1999 has been derived from the unaudited consolidated financial statements included elsewhere in this prospectus.

                                                                          (Unaudited)
                          March 4, 1996                               Three Months Ended
                          (Inception) to Year Ended December 31,           March 31,
                           December 31,  -------------------------  ------------------------
                               1996         1997          1998         1998         1999
                          -------------- -----------  ------------  -----------  -----------
Revenue.................   $    285,140  $   791,822  $  3,134,769  $   377,371  $ 3,111,035
Operating Expenses
 Cost of revenue........        427,470    1,767,017     4,642,528      628,213    1,553,329
 Sales and marketing....        268,417    2,300,365     7,894,662      934,934       70,434
 General and
  administrative........      1,652,481    3,442,241     7,619,169    1,523,878    3,872,350
 Minority interest......       (427,185)     106,411    (5,381,640)         --      (134,321)
 Equity (income) loss...        514,540     (106,298)    5,868,887      289,847    7,412,602
                           ------------  -----------  ------------  -----------  -----------
 Total operating
  expenses..............      2,435,723    7,509,736    20,643,606    3,376,872   12,774,394
                           ------------  -----------  ------------  -----------  -----------
Operating Loss..........     (2,150,583)  (6,717,914)  (17,508,837)  (2,999,501)  (9,663,359)
Other income, net.......            --           --     30,483,177   12,322,162   28,704,971
Interest income
 (expense), net.........         88,098      138,286       924,588      (53,620)     295,979
                           ------------  -----------  ------------  -----------  -----------
Pretax Income (Loss)....     (2,062,485)  (6,579,628)   13,898,928    9,269,041   19,337,591
Income tax benefit......            --           --            --           --       663,206
                           ------------  -----------  ------------  -----------  -----------
Net Income (Loss).......   $ (2,062,485) $(6,579,628) $ 13,898,928  $ 9,269,041  $20,000,797
                           ============  ===========  ============  ===========  ===========
Net Income (loss) per
 share--diluted.........   $      (0.10) $     (0.19) $       0.25  $      0.20  $      0.27
Weighted average shares
 outstanding--diluted...     20,395,774   34,098,844    56,102,289   46,783,625   73,699,973
Pro forma net income
 (unaudited)............                              $  8,756,325               $12,182,682
Pro forma net income per
 share--diluted
 (unaudited)............                              $       0.16               $      0.17

                                         December 31,
                              -----------------------------------  (Unaudited)
                                 1996        1997        1998     March 31,1999
                              ----------- ----------- ----------- -------------
Consolidated Balance Sheet
 Data:
Cash and cash equivalents...  $ 3,215,256 $ 5,967,461 $26,840,904 $ 19,236,061
Working capital.............    4,883,129   2,390,762  20,452,438   18,033,259
Total assets................   13,629,407  31,481,016  96,785,975  130,128,664
Long-term debt..............      167,067     399,948     351,924      121,665
Total shareholders' equity..   12,858,856  26,634,675  80,724,378  123,245,799

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus. The following discussion should be read in conjunction with our audited Consolidated Financial Statements and related Notes thereto included elsewhere in this prospectus.

General

      Internet Capital Group is an Internet holding company actively engaged in B2B e-commerce through a network of partner companies. As of June 15, 1999 we owned interests in 35 B2B e-commerce companies which we refer to as our partner companies. We focus on two types of B2B e-commerce companies, which we call market makers and infrastructure service providers.

      Because we acquire significant interests in B2B e-commerce companies, many of which generate operating losses, we have experienced, and expect to continue to experience, significant volatility in our quarterly results. We do not know if we will report net income in any period, and we expect that we will report operating losses in many quarters for the foreseeable future. While our partner companies have consistently reported operating losses, we have recorded net income in certain periods and experienced significant volatility from period to period due to one-time transactions and other events incidental to our ownership interests in and advances to partner companies. These transactions and events are described in more detail under "Other Income" and include dispositions of, and changes to, our partner company ownership interests, dispositions of our holdings of available-for-sale securities, and impairment charges. On a continuous basis, but no less frequently than at the end of each reporting period, we evaluate the carrying value of our ownership interests in and advances to each of our partner companies for possible impairment based on achievement of business plan objectives and milestones, the value of each ownership interest and advance in the partner company relative to carrying value, the financial condition and prospects of the partner company, and other relevant factors.

      Because many of our partners companies are not majority-owned subsidiaries, changes in the value of our interests in our partner companies and the income/loss and revenue attributable to them could require us to register as an investment company unless we take action to avoid being required to register. However, we believe that we can take steps to avoid being required to register under the Investment Company Act which would not adversely affect our operations or shareholder value.

Effect of Various Accounting Methods on our Results of Operations

      The various interests that we acquire in our partner companies are accounted for under three broad methods: consolidation, equity method and cost method. The applicable accounting method is generally determined based on our voting interest in a partner company.

      Consolidation. Partner companies in which we directly or indirectly own more than 50% of the outstanding voting securities are generally accounted for under the consolidation method of accounting. Under this method, a partner company's results of operations are reflected within our Consolidated Statements of Operations. Participation of other partner company shareholders in the earnings or losses of a consolidated partner company is reflected in the caption "Minority interest" in our Consolidated Statements of Operations. Minority interest adjusts our consolidated results of operations to reflect only our share of the earnings or losses of the consolidated partner company. VerticalNet was our only consolidated partner company through December 31, 1998. However, due to VerticalNet's initial public offering in February 1999, our ownership interest in VerticalNet decreased to 37%. Therefore, we apply the equity method of accounting beginning in the three months ended March 31, 1999. In January 1999, we acquired a controlling majority interest in Breakaway

Solutions which we have consolidated from the date of acquisition. For the three months ended March 31, 1999, Breakaway Solutions was our only consolidated partner company.

      Equity Method. Partner companies whose results we do not consolidate, but over whom we exercise significant influence, are accounted for under the equity method of accounting. Whether or not we exercise significant influence with respect to a partner company depends on an evaluation of several factors including, among others, representation on the partner company's Board of Directors and ownership level, which is generally a 20% to 50% interest in the voting securities of the partner company, including voting rights associated with our holdings in common, preferred and other convertible instruments in the partner company. Under the equity method of accounting, a partner company's results of operations are not reflected within our Consolidated Statements of Operations; however, our share of the earnings or losses of the partner company is reflected in the caption "Equity (income) loss" in the Consolidated Statements of Operations. As of December 31, 1998, we accounted for eight of our partner companies under the equity method of accounting. As of March 31, 1999, we accounted for 13 of our partner companies under this method.

      The net effect of a partner company's results of operations on our net results of operations is generally the same under either the consolidation method of accounting or the equity method of accounting, as under each of these methods only our share of the earnings or losses of a partner company is reflected in our net results of operations in the Consolidated Statements of Operations.

      Cost Method. Partner companies not accounted for under either the consolidation or the equity method of accounting are accounted for under the cost method of accounting. Under this method, our share of the earnings or losses of these companies is not included in our Consolidated Statements of Operations.

Effect of Various Accounting Methods on the Presentation of our Financial Statements

      The presentation of our financial statements may differ from period to period primarily due to whether or not we apply the consolidation method of accounting or the equity method of accounting. For example, since our inception we consolidated VerticalNet's financial statements with our own. However, due to VerticalNet's initial public offering in February 1999, our ownership interest in VerticalNet decreased to 37%. Therefore, we apply the equity method of accounting beginning in the three months ended March 31, 1999. In January 1999, we acquired a controlling majority interest in Breakaway Solutions which we have consolidated from the date of acquisition. The presentation of our financial statements look substantially different as a result of consolidating Breakaway Solutions and no longer consolidating VerticalNet in our financial statements for the three-month period ended March 31, 1999.

      To understand our results of operations and financial position without the effect of consolidating VerticalNet and Breakaway Solutions, Note 12 to our Consolidated Financial Statements summarizes our Parent Company Statements of Operations and Balance Sheets for the same periods presented in the Consolidated Financial Statements. These statements differ from the Consolidated Financial Statements by treating VerticalNet and Breakaway Solutions as if they were accounted for under the equity method of accounting for all periods presented. Our share of VerticalNet's and Breakaway Solutions' losses is included in "Equity (income) loss" in the Parent Company Statements of Operations. The losses recorded in excess of carrying value of VerticalNet at December 31, 1997 and 1998 are included in "Non-current liabilities" and the carrying value of VerticalNet and Breakaway Solutions as of March 31, 1999 are included in "Ownership interests in and advances to Partner Companies" in the Parent Company Balance Sheets.

Results of Operations

      Our consolidated results of operations are composed of Partner Company Operations and General ICG Operations. Partner Company Operations includes the effect of consolidating VerticalNet for the period from our inception on March 4, 1996 through December 31, 1998 and Breakaway Solutions for the three month period ended March 31, 1999 and recording our share of earnings or losses of partner companies accounted for under the equity method of accounting. General ICG Operations represents the expenses of providing strategic and operational support to our partner companies, as well as the related administrative costs related to these expenses. General ICG Operations also includes the effect of transactions and other events incidental to our ownership interests in our partner companies and our operations in general.

      VerticalNet was our only consolidated partner company through December 31, 1998. All of our consolidated revenue and a significant portion of our consolidated operating expenses from our inception on March 4, 1996 through December 31, 1998 were attributable to VerticalNet. For the three months ended March 31, 1999, Breakaway Solutions was our only consolidated partner company and accounted for all of our consolidated revenue and a significant portion of our consolidated expenses.

      During the periods ending December 31, 1996, 1997 and 1998 we acquired equity ownership interests in VerticalNet for $1.0 million, $2.0 million and $4.0 million, respectively. In 1998, we made advances in the form of convertible notes to VerticalNet of $5.0 million, of which $.8 million was repaid by VerticalNet, $2.1 million was purchased from us by one of our shareholders, and $2.1 million was converted into common stock during the three months ended March 31, 1999.

      As of June 15, 1999, VerticalNet owned and operated 38 industry-specific trade communities. Advertising revenue and Web site development fees represented all of VerticalNet's revenue in 1996 and 1997. In 1998, most of VerticalNet's revenue was generated from selling advertisements to industry suppliers in its trade communities.

      VerticalNet sells storefront and banner advertising and event sponsorships in its trade communities. The duration of a storefront advertisement is typically for a period of one year, while banner advertisements are typically for a period of three months. All advertising revenue is recognized ratably in the period in which the advertisement is displayed, provided that the collection is reasonably assured. VerticalNet also generates revenue from career services, education, and e-commerce, specifically the sale of books and third party software for which they receive a transaction fee, and from barter transactions.

      Breakaway Solutions markets and supports customer relationship management systems, custom developed applications integrated with the Internet, and remote hosting of customer applications in Breakaway Solutions' sites, enabling Breakaway Solutions to be a full application solutions provider. From January 1996 through December 31, 1998, Breakaway Solutions' operating activities consisted primarily of implementation of customer relationship management systems and custom integration to other related applications. Breakaway Solutions generated $3.5 million, $6.1 million and $10.0 million of revenue in 1996, 1997 and 1998, respectively. In 1999, Breakaway Solutions is expanding to provide service offerings in custom Web development and application hosting both through internal expansion and acquisitions.

      A significant portion of our operations are conducted through corporations in which we hold a significant minority ownership interest accounted for under the equity method of accounting. As of December 31, 1998, we accounted for eight of our partner companies under the equity method of accounting. As of March 31, 1999, we accounted for 13 of our partner companies under this method. Under this method, the results of operations of these entities are not reflected within our Consolidated Statements of Operations; however, our share of these companies' earnings or losses is reflected in the caption "Equity (income) loss" in the Consolidated Statements of Operations.

                          March 4, 1996                                 Three Months Ended
                          (Inception) to  Year Ended December 31,            March 31,
                           December 31,  ---------------------------  ------------------------
                               1996          1997          1998          1998         1999
                          -------------- ------------  -------------  -----------  -----------
Summary of Consolidated
 Net Income (Loss)
Partner Company
 Operations.............   $  (796,202)  $ (4,778,902) $ (14,081,522) $(2,374,716) $(7,494,927)
General ICG Operations..    (1,266,283)    (1,800,726)    27,980,450   11,643,757   26,832,518
Income tax benefit
 (provision)                        --             --             --           --      663,206
                           -----------   ------------  -------------  -----------  -----------
Net income (loss) --
  Consolidated Total....   $(2,062,485)  $ (6,579,628) $  13,898,928  $ 9,269,041  $20,000,797
                           ===========   ============  =============  ===========  ===========
Partner Company
 Operations
 Revenue................   $   285,140   $    791,822  $   3,134,769  $   377,371  $ 3,111,035
 Operating expenses
 Cost of revenue........       427,470      1,767,017      4,642,528      628,213    1,553,329
 Sales and marketing....       268,417      2,300,365      7,894,662      934,934       70,434
 General and
  administrative........       291,660      1,388,123      4,106,583      823,159    1,714,694
                           -----------   ------------  -------------  -----------  -----------
 Operating loss --
  Partner Company
  Operations before
  minority interest and
  equity income (loss)..      (702,407)    (4,663,683)   (13,509,004)  (2,008,935)    (562,444)
 Minority interest......       427,185       (106,411)     5,381,640           --      134,321
 Equity income (loss)...      (514,540)       106,298     (5,868,887)    (289,847)  (7,412,602)
                           -----------   ------------  -------------  -----------  -----------
 Operating loss --
  Partner Company
  Operations............      (789,762)    (4,663,796)   (13,996,251)  (2,298,782)  (7,840,725)
 Other income, net......            --             --             --           --       20,506
 Interest income........         7,491         10,999        212,130        3,937       31,526
 Interest expense.......       (13,931)      (126,105)      (297,401)     (79,871)     (13,756)
                           -----------   ------------  -------------  -----------  -----------
 Pretax loss -- Partner
  Company Operations....   $  (796,202)  $ (4,778,902) $ (14,081,522) $(2,374,716) $(7,802,449)
                           ===========   ============  =============  ===========  ===========
General ICG Operations
 General and
  administrative........   $ 1,360,821   $  2,054,118  $   3,512,586  $   700,719  $ 2,157,656
                           -----------   ------------  -------------  -----------  -----------
 Operating loss --
   General ICG
  Operations............    (1,360,821)    (2,054,118)    (3,512,586)    (700,719)  (2,157,656)
 Other income, net......            --             --     30,483,177   12,322,162   28,684,465
 Interest income........        94,538        253,392      1,093,657       52,463      278,209
 Interest expense.......            --             --        (83,798)     (30,149)          --
                           -----------   ------------  -------------  -----------  -----------
 Pretax income (loss) --
   General ICG
  Operations............   $(1,266,283)  $ (1,800,726) $  27,980,500  $11,643,757  $27,140,040
                           ===========   ============  =============  ===========  ===========
Consolidated Total
 Revenue................   $   285,140   $    791,822  $   3,134,769  $   377,371  $ 3,111,035
 Operating expenses
 Cost of revenue........       427,470      1,767,017      4,642,528      628,213    1,553,329
 Sales and marketing....       268,417      2,300,365      7,894,662      934,934       70,434
 General and
  administrative........     1,652,481      3,442,241      7,619,169    1,523,878    3,872,350
 Minority interest......      (427,185)       106,411     (5,381,640)          --     (134,321)
 Equity (income) loss...       514,540       (106,298)     5,868,887      289,847    7,412,602
                           -----------   ------------  -------------  -----------  -----------
 Operating loss.........    (2,150,583)    (6,717,914)   (17,508,837)  (2,999,501)  (9,663,359)
 Other income, net......            --             --     30,483,177   12,322,162   28,704,971
 Interest income........       102,029        264,391      1,305,787       56,400      309,735
 Interest expense.......       (13,931)      (126,105)      (381,199)    (110,020)     (13,756)
                           -----------   ------------  -------------  -----------  -----------
 Pretax income (loss)...    (2,062,485)    (6,579,628)    13,898,928    9,269,041   19,337,591
 Income tax benefit
  (provision)...........            --             --             --           --      663,206
                           -----------   ------------  -------------  -----------  -----------
 Net income (loss) --
   Consolidated Total...   $(2,062,485)  $ (6,579,628) $  13,898,928  $ 9,269,041  $20,000,797
                           ===========   ============  =============  ===========  ===========
 Pretax income as
  reported..............                               $  13,898,928               $19,337,591
 Pro forma income tax
  provision.............                                  (5,142,603)               (7,154,909)
                                                       -------------               -----------
 Pro forma net income...                               $   8,756,325               $12,182,682
                                                       =============               ===========

Results of Operations-Partner Company Operations

Breakaway Solutions-Analysis of Three Month Period Ended March 31, 1999

      For the three month period ended March 31, 1999, Breakaway Solutions was our only consolidated partner company. The following is a discussion of Breakaway Solutions' results of operations for the three months ended March 31, 1999. Breakaway Solutions' comparative results of operations for the 3 months ended March 31, 1998 are not meaningful.

      Revenue. Breakaway Solutions' revenue of $3.1 million for the three month period ended March 31, 1999 was derived primarily from implementation of customer relationship management systems and custom integration to other related applications. Through organic growth and acquisitions, Breakaway Solutions is expanding in 1999 into custom Web development and application hosting.

      Cost of Revenue. Cost of revenue of $1.6 million for the three months ended March 31, 1999 consists primarily of Breakaway Solutions' personnel-related costs of providing its services. As Breakaway Solutions expands into custom Web development and application hosting subsequent to March 31, 1999 it will incur the direct costs of these operations.

      Sales and Marketing Expenses. Sales and marketing expenses were $.1 million for the three months ended March 31, 1999 and consist primarily of personnel costs, sales commissions, consulting fees, trade show expenses, advertising and cost of marketing literature. Breakaway Solutions expects sales and marketing expenses to increase significantly in future periods as it expands into custom Web development and application hosting.

      General and Administrative Expenses. General and administrative expenses of $1.7 million for the three months ended March 31, 1999 were directly attributable Breakaway Solutions and consist of personnel costs, facility costs, professional fees and general costs to support operations. Breakaway Solutions expects general and administrative expenses to increase significantly in future periods due to the expected growth in its infrastructure and the expected significant goodwill amortization that will result from its completed and planned acquisitions. Also included in general and administrative expenses for the three-months ended March 31, 1999 was $.3 million of goodwill amortization related to the acquisition of our ownership interest in Breakaway Solutions.

    VerticalNet-Analysis of Three Year Period Ended December 31, 1998

      For the periods ended December 31, 1996, December 31, 1997 and December 31, 1998, VerticalNet was our only consolidated Partner Company. The following is a discussion of VerticalNet's results of operations for the three year period ended December 31, 1998:

      Revenue. Revenue was $.3 million for the year ended December 31, 1996, $.8 million for the year ended December 31, 1997 and $3.1 million for the year ended December 31, 1998. The increase in revenue was due primarily to an increase in the number of advertisers as a result of VerticalNet's marketing efforts and the increase in the number of industry-specific trade communities from 16 as of December 31, 1997 to 33 as of December 31, 1998.

      Cost of Revenue. Cost of revenue was $.4 million in 1996, $1.8 million in 1997 and $4.6 million in 1998. Cost of revenue consists of editorial, operational and product development expenses. The increase in cost of revenue was due to increased staffing and the costs of enhancing the features, content and services of VerticalNet's industry-specific trade communities, as well as increasing the overall number of trade communities.

      Sales and Marketing Expenses. Sales and marketing expenses were $.3 million for the year ended December 31, 1996, $2.3 million for the year ended December 31, 1997 and $7.9 million for the year ended December 31, 1998. The increase in sales and marketing expenses was primarily due to the increased number of sales and marketing personnel, increased sales commissions and increased expenses related to promoting VerticalNet's industry-specific trade communities.

      General and Administrative Expenses. General and administrative expenses were $.3 million for the year ended December 31, 1996, $1.4 million for the year ended December 31, 1997 and $4.1 million for the year ended December 31, 1998. The increase in general and administrative expenses was due primarily to increased staffing levels, higher facility costs, professional fees to support the growth of VerticalNet's infrastructure and goodwill amortization related to VerticalNet's 1998 acquisitions.

    Equity (Income) Loss

      A significant portion of our operations are conducted through companies in which we hold a significant minority ownership interest. These companies are accounted for under the equity method of accounting. Equity (income) loss fluctuates with the number of companies accounted for under the equity method, our ownership percentage in these companies, and the results of operations of these companies. In the periods ended December 31, 1996 and 1997, only Sky Alland was accounted for under the equity method. Sky Alland's results of operations in 1997 improved compared to 1996.

      The significant change in equity (income) loss from 1997 to 1998 reflects a decrease in the results of operations at Sky Alland and the effect of partner companies in which we acquired an interest during 1998. One of these companies, Syncra Software, Inc., represented approximately $4.3 million of our $5.9 million equity loss in 1998. As of December 31, 1998, we accounted for eight of our partner companies under the equity method of accounting. Most of these companies are in a very early stage of development and incurred substantial losses in 1998, and our share of these losses was substantial.

      Our ownership interest in VerticalNet is not consolidated in our financial statements for periods after 1998 but is accounted for under the equity method of accounting as a result of our lower ownership interest in VerticalNet following the completion of its initial public offering in February 1999. VerticalNet recorded a loss of $5.6 million on $1.9 million of revenue in the three months ended March 31, 1999 compared to a loss of $2.1 million on $.4 million of revenue for the comparable period in 1998. VerticalNet's revenue increased period to period primarily due to a significant increase in the number of storefronts as it grew the number of its vertical trade communities from 16 as of March 31, 1998 to 35 at March 31, 1999. In addition, barter transactions, in which VerticalNet received advertising or other services in exchange for advertising on its Web sites, accounted for 30% of revenues for the three months ended March 31, 1999 compared to none for the same period in 1998. VerticalNet's losses increased period to period due to its costs of maintaining, operating, promoting and increasing the number of its vertical trade communities increasing more than revenue.

      During the three months ended March 31, 1999 we accounted for 13 companies under the equity method of accounting, including VerticalNet. All 13 of the companies incurred losses in the period. Our equity loss of $7.4 million for the three months ended March 31, 1999 consisted of $5.7 million related to our share of the equity method companies' losses and $1.7 million of amortization of the excess of cost over net book value of these companies. Of the $5.7 million loss of our share of the losses of companies accounted for under the equity method, $2.5 million and $.9 million were attributable to VerticalNet and Syncra Software, respectively, while the other 11 companies accounted for the remaining $2.3 million of equity losses.

      VerticalNet expects to incur significant operating losses for the foreseeable future because of its aggressive expansion plans. Syncra Software is a development stage company that has not generated revenue since its inception in early 1998. Due to the early stage of development of the companies in which we acquire interests, existing and new partner companies accounted for under the equity method, including VerticalNet and Syncra Software, are expected to incur significant losses. Our share of these losses is expected to be substantial in 1999.

      While VerticalNet and most of the companies accounted for under the equity method of accounting have generated losses in each of the years in the three-year period ended December 31, 1998 and the three months ended March 31, 1999, and therefore in most cases did not incur tax liabilities, these companies may generate taxable income in the future. Our share of these companies' net income, if generated, would be reduced to the extent of our share of these companies' tax expense.

Results of Operations-General ICG Operations

    General and Administrative

      Our general and administrative costs consist primarily of employee compensation, outside services such as legal, accounting and consulting, and travel-related costs. We commenced operations in March 1996 with offices in Wayne, Pennsylvania and San Francisco, California. As the number of our employees grew to support our operations and those of our partner companies, our general and administrative costs increased. In late 1998, we opened an office in Boston, Massachusetts, and in early 1999, we significantly increased the number of our employees. As a result of these initiatives, our general and administrative costs increased 160% for the three months ended March 31, 1999 compared to the same period in 1998. We plan to continue to hire new employees, open new offices, and build our overall infrastructure. While general and administrative costs increased 71% from 1997 to 1998, we expect these costs will more than double from 1998 to 1999.

    Other Income

      Other income consists of the effect of transactions and other events incidental to our ownership interests in our partner companies and our operations in general. Other income may include, among other items, gains or losses on the sales of all or a portion of minority interests, gains or losses on the sales of stock by our publicly traded partner companies to reflect the change in our share of the net equity of these companies, and impairment charges related to our ownership interests in partner companies.

      General ICG Operations' other income consisted of the following:

                                                       Three Months Ended
                                                            March 31,
                                      Year Ended     ------------------------
                                   December 31, 1998    1998         1999
                                   ----------------- -----------  -----------
   Sale of Matchlogic to Excite...    $12,822,162    $12,822,162  $       --
   Sales of Excite holdings.......     16,813,844            --     2,050,837
   Sale of WiseWire to Lycos......      3,324,238            --           --
   Sales of Lycos holdings........      1,471,907            --           --
   Sale of stock by VerticalNet...            --             --    28,253,956
   Partner company impairment
    charges.......................     (3,948,974)           --    (1,620,328)
   Other..........................            --        (500,000)         --
                                      -----------    -----------  -----------
                                      $30,483,177    $12,322,162  $28,684,465
                                      ===========    ===========  ===========

      In February 1998, we exchanged all of our holdings of Matchlogic, Inc. for 763,820 shares of Excite, Inc. The $14.3 million market value of the Excite shares received on the date of exchange was used to determine the gain of $12.8 million. Throughout the remainder of 1998, we sold 716,082 shares of Excite which resulted in $30.2 million of proceeds and $16.8 million of gains. During the three month period ended March 31, 1999, we sold 23,738 shares of Excite which resulted in $2.5 million of proceeds and $2.1 million of gains.

      In April 1998, we exchanged all of our holdings of WiseWire for 191,922 shares of Lycos, Inc. The $5.3 million market value of the Lycos shares received on the date of exchange was used to determine the gain of $3.3 million. Throughout the remainder of 1998, we sold 169,548 shares of Lycos which resulted in $6.2 million of proceeds and $1.5 million of gains.

      Our remaining holdings of Excite and Lycos at December 31, 1998 and March 31, 1999 are marked to market at each date, with the difference between carrying value and market value recorded in "Accumulated other comprehensive income" in the shareholders' equity section of our Consolidated Balance Sheets in accordance with Statement of Financial Accounting Standards No. 115.

      As a result of VerticalNet completing its initial public offering in February 1999, our share of VerticalNet's net equity increased by $28.3 million. This increase adjusts our carrying value in VerticalNet and results in a non-operating gain of $28.3 million, before deferred taxes of $10.5 million, in the three month period ended March 31, 1999. This gain was recorded in accordance with SEC Staff Accounting Bulletin No. 84 and our accounting policy with respect to such transactions. We believe there is a high likelihood that transactions similar to VerticalNet's initial public offering, in which a partner company issues shares of its common stock, will occur in the future and we expect to record gains or losses related to such transactions provided they meet the requirements of SEC Staff Accounting Bulletin No. 84 and our accounting policy. In some cases, as described in SEC Staff Accounting Bulletin No. 84, the occurrence of similar transactions may not result in a non-operating gain or loss but would result in a direct increase or decrease in our shareholders' equity.

      In 1998 we recorded an impairment charge of $1.9 million for the decrease in value of one of our partner companies accounted under the cost method as a result of agreeing to sell the partner company interest below our carrying value. The impairment charge was determined by calculating the difference between the expected proceeds of the sale and our carrying value. For the year ended December 31, 1998 and the three months ended March 31, 1999, we recorded impairment charges of $2.0 million and $1.6 million, respectively, related to advances to a cost method partner company. The impairment charges were determined by the decrease in net book value of the partner company caused by its operating losses.

    Interest Income

      Our cash and cash equivalents are invested primarily in money market accounts. During 1998, we received $38.2 million of proceeds from the sale of our common stock and $36.4 million of proceeds from the sales of a portion of our holdings in Excite and Lycos. During the three months ended March 31, 1999, we received $32 million of proceeds from the sale of shares of our common stock. The increase in interest income in 1998 and the three months ended March 31, 1999 was primarily due to the significant increase in our cash and cash equivalents throughout 1998 and the three months ended March 31, 1999 as a result of these transactions.

    Income Taxes

      From our inception on March 4, 1996 to February 2, 1999, we were organized as a limited liability company and were treated as a partnership for income tax purposes. As a result of our Reorganization as a corporation, we will be subject to corporate federal and state income taxes. For informational purposes, the Consolidated Statement of Operations for the year ended December 31, 1998 reflects pro forma income on an after-tax basis assuming we had been taxed as a corporation since January 1, 1998. We did not have any net operating loss carry forwards at December 31, 1998.

      At the time of our Reorganization, we recorded a deferred tax benefit and related deferred tax asset of $7.7 million which primarily represented the excess of tax basis over book basis of our partner companies. For the period from the date of the Reorganization through March 31, 1999, we recorded a tax provision of $7.0 million related to our consolidated results of operations for that period, including $10.5 million related to the $28.3 million gain on VerticalNet's initial public offering.

      We have not recorded a valuation allowance related to our gross deferred tax assets because we believe it is more likely than not that we will realize the benefits of these assets. The assets relate primarily to the excess of tax basis over book basis of our partner companies. These differences in basis represent capital losses for tax purposes which, if recognized, can only be deducted to the extent of capital gains. Additionally, these losses may be carried back three years and carried forward five years from the year in which they occur. While selling any portion of our ownership interests in partner companies is something we will not do in the ordinary course of business, we would consider pursuing such a sale at the minimum amount necessary to prevent any capital losses from expiring unutilized. If we do not believe such a strategy, or an alternative strategy, will be available in the time periods allowed for carrying back and carrying forward losses, we will establish a valuation allowance at that time.

Liquidity and Capital Resources

      We have funded our operations with a combination of equity proceeds, proceeds from the sales of a portion of our Excite and Lycos holdings, borrowings under bank credit facilities, and proceeds from the issuance of convertible notes.

      We received equity commitments of $40 million in 1996, of which $13.7 million and $20.1 million was received in 1996 and 1997, respectively, and $6.2 million of which was funded with an in-kind contribution of holdings of a partner company in 1996. We received additional commitments of $70 million in 1998, of which $38 million and $32 million was received in 1998 and 1999, respectively.

      Sales of Excite and Lycos stock generated proceeds of $36.4 million in 1998 and sales of Excite stock generated proceeds of $2.5 million during the three months ended March 31, 1999.

      In April 1999, we entered into a $50 million revolving bank credit facility. In connection with the facility, we issued warrants to purchase 200,000 shares of common stock for an exercise price of $10.00 per share exercisable for seven years. We intend to value these warrants and account for them as debt issuance costs. The facility matures in April 2000, is subject to a .25% unused commitment fee, bears interest, at our option, at prime and/or LIBOR plus 2.5%, and is secured by substantially all of our assets (including all of our holdings in VerticalNet). Borrowing availability under the facility is based on the fair market value of our holdings of publicly-traded partner companies (currently only VerticalNet) and the value, as defined in the facility, of our private partner companies. If the market price of VerticalNet experiences a significant decline, availability under the credit facility could be reduced significantly and could have an adverse effect on our ability to borrow under the facility and could require an immediate repayment of a portion of our outstanding borrowings, if any. Based on the provisions of the borrowing base, borrowing availability at June 15, 1999 was $50 million, none of which was outstanding.

      In May 1999, we issued $90 million principal amount of three-year convertible notes. The notes bear interest at an annual rate of 4.99% during the first year and at the prime rate for the remaining two years. Prior to May 2000, the notes will automatically convert into shares of our common stock at our initial public offering price upon consummation of an initial public offering. If the notes are converted, all accrued interest is waived. We issued warrants to the holders of these notes to purchase shares of our common stock. The warrant holders will be entitled to purchase, at the initial public offering price, 2,000,000 shares of our common stock. The warrants expire in May 2002.

      Proceeds from our initial public offering, proceeds from the issuance of our convertible notes, availability under our revolving bank credit facility, proceeds from the sales from time to time of all or a portion of our minority interests and other internal sources of cash flow are expected to be sufficient to fund our cash requirements through June 2000, including commitments to new or existing partner companies and general operations requirements. We are contingently obligated for approximately $3.2 million of guarantee commitments. Beyond June 2000, we will likely have to raise additional funds through the issuance of equity securities or obtain additional bank financing. If additional funds are raised through the issuance of equity securities, our existing shareholders may experience significant dilution. Our revolving bank credit facility matures in April 2000, at which time we may not be able to renew the facility or obtain additional bank financing, or may only be able to do so on terms not favorable or acceptable to us.

      From its inception through its initial public offering, VerticalNet funded its operations through a combination of equity, investor and bank borrowings, and leases. These sources included amounts both advanced and guaranteed by us. VerticalNet raised $58.3 million in its initial public offering. VerticalNet believes that these initial public offering funds, together with its existing cash and cash equivalents, should be sufficient to fund its operations through March 2000. We have no obligation to provide additional funding to VerticalNet, and we have no obligations with respect to its outstanding debt arrangements.

      Prior to 1999, Breakaway Solutions funded its operations through a combination of cash flow from operations, bank borrowings and leases. In January 1999, we acquired a majority interest in Breakaway Solutions for $8.3 million, of which Breakaway Solutions used $4.5 million to repurchase treasury stock. The net proceeds to Breakaway Solutions of $3.8 million were used to fund its negative cash flow from operations of $1.3 million for the three months ended March 31, 1999. Breakaway Solutions is expanding through organic growth and acquisitions. To fund this growth, we provided $4.0 million of advances in May 1999 which are expected to be converted into equity in Breakaway Solutions' next private placement of equity securities. We have committed an additional $1.0 million to Breakaway Solutions as part of its private placement of equity securities, with the additional funds to be provided by outside investors. Breakaway Solutions expects these funds, together with its existing cash resources, to be sufficient to fund its operations through June 2000. We have no obligation to provide additional funding to Breakaway Solutions other than as described above, and we have no obligations with respect to its outstanding debt arrangements.

      Consolidated working capital increased to $20.5 million at December 31, 1998, compared to $2.4 million at December 31, 1997. The increase was primarily due to the net effect of the proceeds from the equity we raised in 1998 and the proceeds from the sales of a portion of our Excite and Lycos holdings, offset by the ownership interests we acquired in 1998. Consolidated working capital decreased to $18.0 million at March 31, 1999 from $20.5 million at December 31, 1998 primarily as a result of equity we raised being more than offset by the ownership interests we acquired and the distribution to shareholders during the three months ended March 31, 1999.

      Cash used in operating activities increased in 1997 and 1998 compared to each of the prior years primarily due to VerticalNet's increased losses in each of those years. Cash used in operating activities in the three months ended March 31, 1999 compared to the same prior year period increased due to the increased cost of General ICG Operations general and administrative expenses.

      Cash used in investing activities primarily reflects the acquisition of ownership interests in and advances to new or existing partner companies, offset in 1998 and the three months ended March 31, 1999 by the proceeds of $36.4 million and $2.5 million, respectively, from the sales of a portion of our available-for-sale securities, Excite and Lycos.

      We utilized $56.6 million, including $9 million contributed to VerticalNet, to acquire interests in new or existing partner companies in 1998 and we expect this amount to more than double in 1999. In 1998, we acquired interests in the following partner companies: Blackboard, CommerX, ComputerJobs.com, Context Integration, Deja.com, e-Chemicals, Entegrity Solutions, LinkShare, MessageQuest, PrivaSeek, RapidAutoNet, SageMaker, ServiceSoft, Syncra Software, US Interactive, VerticalNet and Vivant!.

      We utilized $32.7 million, including $8.3 million contributed to Breakaway Solutions, to acquire interests in and make advances to new or existing partner companies during the three months ended March 31, 1999. These companies included: BidCom, ClearCommerce, Collabria, Entegrity, Internet Commerce Systems, ONVIA.com PlanSponsor Exchange, SageMaker, SMART Technologies and Universal Access.

      We utilized $67.6 million, including $4.0 million contributed directly to Breakaway Solutions and an additional $4.0 million used to purchase Breakaway Solutions shares from Breakaway Solutions shareholders, to acquire interests in or make advances to new and existing partner companies during the period from April 1, 1999 through June 15, 1999. These companies included: Arbinet Communications, Blackboard, ClearCommerce, CommerX, Deja.com, e-Chemicals, e-MarketWorld, iParts, MessageQuest, PlanSponsor Exchange, Pointment, PrivaSeek, SageMaker, ServiceSoft, Star-Cite!, Syncra Software, Tradex Technologies, United Messaging and Universal Access.

      During the period from April 1, 1999 to June 15, 1999 we acquired an interest in a new partner company to be accounted for under the equity method of accounting for initial consideration of $11.3 million, resulting in goodwill of approximately $8.0 million which will be amortized over three years. We purchased our ownership interest from shareholders of the partner company. These shareholders have the option, exercisable at any time through June 2000, of electing to receive from us cash of $11.3 million or a number of shares of our common stock determined by dividing $11.3 million by the product that results from multiplying the initial public offering price of our common stock by .90.

      During the period from April 1, 1999 to June 15, 1999, we agreed to divest our interest in SMART Technologies, Inc.

      Our operations are not capital intensive, and capital expenditures in any year normally will not be significant in relation to our overall financial position. We expect to commit funds in 1999 to the buildout of our larger new corporate headquarters in Wayne, Pennsylvania and the development of our information technology infrastructure. There were no material capital asset purchase commitments as of May 31, 1999.

Recent Accounting Pronouncements

      We do not expect the adoption of recently issued accounting pronouncements to have a significant impact on our results of operations, financial position or cash flows.

Year 2000 Readiness Disclosure

      Many computer programs have been written using two digits rather than four digits to define the applicable year. This poses a problem at the end of the century because these computer programs may recognize a date using "00" as the year 1900, rather than the year 2000. This in turn could result in major system failures or miscalculations and is generally referred to as the Year 2000 issue.

      We currently use the information technology systems and many non-information technology systems of Safeguard Scientifics, Inc., one of our principal shareholders. Safeguard has completed its assessment of its computer information systems. Safeguard has replaced all computer systems and software which were determined to be Year 2000 non-compliant. Safeguard is in the process of surveying its vendors of non-information systems including telecommunications and security systems, and expects to complete remediation, if necessary, during 1999. If Safeguard determines that its non-information systems are non-compliant and are at risk to not be remedied in time, it intends to develop a contingency plan. We will not incur any material expenses in connection with Safeguard's Year 2000 efforts. We plan to survey our vendors of the non-information technology systems that we use independently of Safeguard and we expect to complete remediation, if necessary, during 1999. If we determine that these systems are non-compliant and are at risk to not be remedied in time, we will develop a contingency plan.

      The Year 2000 readiness of VerticalNet is described below. Our partner companies are in varying stages of assessing, remediating and testing their internal systems and assessing Year 2000 readiness of their vendors, business partners, and customers. Our partner companies are also in varying stages of developing contingency plans to operate in the event of a Year 2000 problem. The total cost and time which will be incurred by our partner companies on the Year 2000 readiness effort has not been determined. There can be no assurance that all necessary work will be completed in time, or that such costs will not materially adversely impact one or more of such partner companies. In addition, required spending on the Year 2000 effort will cause customers of most of our partner companies to reallocate at least part of their information systems budgets. Although some of our partner companies have offerings which may be useful in such efforts, such reallocations could materially adversely affect the results of operations of our partner companies.

    VerticalNet

      VerticalNet may realize exposure and risk if the systems on which it is dependent to conduct its operations are not Year 2000 compliant. VerticalNet's potential areas of exposure include products purchased from third parties, information technology including computers and software, and non-information technology including telephone systems and other equipment used internally. Additionally, all of the internally-developed production and operation systems for VerticalNet's Web sites are undergoing a complete re-engineering. All new programs are being tested and validated for Year 2000 compliance.

      VerticalNet has taken steps to ensure that telephone systems and other non-information technology are Year 2000 compliant. VerticalNet has replaced its telephone and voicemail systems with new systems which are Year 2000 compliant. VerticalNet believes all non-information technology upon which it is materially dependent is Year 2000 compliant. Additionally, with respect to information technology, VerticalNet expects to resolve any Year 2000 compliance issues primarily through normal upgrades of its software or, when necessary, through replacement of existing software with Year 2000 compliant applications. The cost of these upgrades or replacements is included in VerticalNet's capital expenditure budget and is not expected to be material to VerticalNet's financial position or results of operations. VerticalNet estimates that its total cost to become Year 2000 compliant will not exceed $250,000, which it expects will be funded from working capital or borrowings under its bank line of credit. However, such upgrades and replacements may not be completed on schedule or within estimated costs or may not successfully address VerticalNet's Year 2000 compliance issues.

      VerticalNet has completed its Year 2000 compliance assessment plan. This plan includes assessing both its information and non-information technology as well as its internally-developed production and operation systems. Based on this assessment, VerticalNet believes that all non-information technology, all internally-developed production and operations systems and 80% of its technology are Year 2000 compliant. VerticalNet believes that the remaining 20% of its information technology that is not Year 2000 compliant is not critical to its business. VerticalNet intends to complete the replacement or remediation of these non-compliant technologies, as well as the testing of any replacement or corrected technologies, by the end of the second quarter of 1999.

      In addition, VerticalNet is in the process of seeking verification from its key distributors, vendors and suppliers that they are Year 2000 compliant or, if they are not presently compliant, to provide a description of their plans to become so. As of May 7, 1999, VerticalNet has received certification from 95% of its distributors, vendors and suppliers that they are either Year 2000 compliant or are taking the necessary steps to become Year 2000 compliant. To the extent that vendors fail to provide certification that they are Year 2000 compliant by July, 1999, VerticalNet will seek to terminate and replace those relationships.

      In the event that VerticalNet's production and operational facilities that support its Web sites are not Year 2000 compliant, small portions of its Web sites may become unavailable. VerticalNet's review of its systems has shown that there is no single application that would make its Web sites totally unavailable and VerticalNet believes that it can quickly address any difficulties that may arise.

      In the event that VerticalNet's Web-hosting facilities are not Year 2000 compliant, its Web sites would be unavailable and it would not be able to deliver services to its users.

      VerticalNet does not currently have a contingency plan to deal with the worst-case scenario that might occur if technologies it is dependent upon are not Year 2000 compliant and fail to operate effectively after the Year 2000. VerticalNet intends to develop a plan for this scenario by the end of the second quarter of 1999.

      If VerticalNet's present efforts to address the Year 2000 compliance issues are not successful, or if distributors, suppliers and other third parties with which it conducts business do not successfully address such issues, its business, operating results and financial position could be materially and adversely affected.

                                  OUR BUSINESS




Industry Overview

    Growth of the Internet

      People and businesses are increasingly relying on the Internet to access and share information as well as to purchase and sell products and services. International Data Corporation estimates that at the end of 1998 more than 142 million people were using the Internet to communicate, participate in discussion forums and obtain information about goods and services. IDC projects that this user base will grow to 502 million people by the end of 2003. A rapidly growing number of businesses use the Internet to market and sell their products and streamline business operations. According to Forrester Research, 50% of all United States businesses will be online by 2002.

    Growth of B2B E-Commerce

      The Internet's substantial growth creates tremendous market opportunities for companies that connect buyers and sellers, and companies that create applications and systems for traditional businesses wishing to engage in e-commerce. Historically, B2B e-commerce has occurred through electronic data interchange over proprietary networks, which are costly and available only to a limited number of participants. The Internet provides an open platform with common communication protocols to build efficient, cost-effective networks that facilitate e-commerce. As Internet-based network reliability, speed and security have improved in recent years and as more businesses have connected to the Internet, traditional businesses are beginning to use the Internet to conduct e-commerce and exchange information with customers, suppliers and distributors. While the business-to-consumer e-commerce market currently is significant in size, estimated by IDC to have been $15 billion in goods and services in 1998, the B2B e-commerce market is larger and is predicted to grow dramatically. Forrester Research projects that the B2B e-commerce market, which Forrester Research defines as the intercompany trade of hard goods over the Internet, will grow from $35 billion in 1998 to over $1.3 trillion by 2003.

      We believe that the B2B e-commerce market is beginning a period of rapid development and growth for the following reasons:

    . Expanded Access to New and Existing Customers and Suppliers. Traditional businesses have relied on their sales forces and purchasing departments to develop and maintain customer and supplier relationships. This model is constrained by the time and cost required to exchange current information regarding requirements, prices and product availability, and the difficulty of cost-effectively locating new customers and suppliers and managing existing relationships. Traditional businesses can leverage the Internet to obtain real-time, accurate information regarding requirements, prices and products to a global audience, including suppliers, customers and business partners. This makes it easier for businesses to attract new customers and suppliers, improve service and increase revenue.

    . Increased Efficiency and Reduced Cost. Traditional businesses can utilize the Internet to automate their internal operations, including manufacturing, finance, sales and purchasing functions. The Internet can also be used to increase information flow and access throughout an organization. This increases operational efficiency by reducing the time, costs and resources required to transact business, lowering inventory levels and procurement costs, and improving responsiveness to customers and suppliers.

    Market Opportunities for Emerging B2B E-Commerce Companies

      We believe that there are significant opportunities for companies that can assist traditional businesses in using the Internet to create more efficient markets and enable e-commerce. We call these companies B2B e-commerce companies. We focus on two types of B2B e-commerce companies: market makers and infrastructure service providers.

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

    . Market Makers. Market makers bring buyers and sellers together by creating Internet-based markets for the exchange of goods, services and information. Market makers enable more effective and lower cost commerce for traditional businesses by providing access through the Internet to a broader range of buyers and sellers. Market makers typically operate in a specific industry and tailor their business models to match a target market's distinct characteristics. To understand the different types of markets, we divide market makers into three categories: distributor, network and community.

      . Distributor. Distributor markets are characterized by comparatively inefficient distribution channels. To service these markets, distributor market makers act as principals in transactions, distributing goods and services between buyers and sellers who connect with each other over the Internet. Distributor market makers may charge a fee based on the value of the transactions facilitated.

      . Network. Network markets are characterized by comparatively efficient distribution channels. Although network market makers do not act as principals in transactions, they automate existing business processes so as to make them more efficient. Network market makers may generate revenue by charging fees for transactions conducted on their Web sites, and may charge a fee for access to their Web-based services.

      . Community. Community market makers bring together buyers and sellers that are typically businesses and professionals with common interests. Existing relationships among these businesses and professionals are unstructured, but community market makers facilitate interaction and transactions among them by providing an electronic community. Community market makers may charge a fee for facilitated transactions and receive advertising revenue.

    . Infrastructure Service Providers. Infrastructure service providers sell software and services to businesses engaged in e-commerce. Many businesses need assistance in designing business practices to take advantage of the Internet, and in building and managing the technological infrastructure needed to support B2B e-commerce. Infrastructure service providers help businesses in the following ways:

      . Strategic Consulting and Systems Integration. Consultants assist traditional businesses in developing their e-commerce strategies. Systems integrators develop and implement a technological infrastructure that enables e-commerce. Systems integrators also integrate e-commerce applications with existing enterprise applications. Strategic consultants and systems integrators typically charge their clients on a project-by-project basis.

      . Software Providers. Software providers design and sell software applications, tools and related services that support e-commerce and integrate business functions. Software providers may sell or license their products.

      . Outsourced Service Providers. Outsourced service providers offer software applications, infrastructure and related services designed to help traditional businesses reduce cost, improve operational efficiency and decrease time to market. Outsourced service providers may charge fees on a per-use or periodic basis.

      Challenges Facing Emerging B2B E-Commerce Companies

      We believe that emerging B2B e-commerce companies face certain challenges, including:

    . Developing a Successful Business Model. B2B e-commerce companies must develop business models that capitalize on the Internet's capabilities to provide solutions to traditional companies in target industries. B2B e-commerce companies require industry expertise because each industry has distinct characteristics including existing distribution channels, levels of concentration and fragmentation among buyers and sellers, procurement policies, product information and customer support requirements. B2B e-commerce companies also require Internet expertise in order to apply its capabilities to their target industries.

    . Building Corporate Infrastructure. Many B2B e-commerce companies have been recently formed and require sales and marketing, executive recruiting and human resources, information technology, and finance and business development assistance. These companies also require capital as significant resources may be required to build technological capabilities and internal operations.

    . Finding the Best People. Entrants into the B2B e-commerce market require management with expertise in the applicable market, an understanding of the Internet's capabilities, the ability to manage rapid growth and the flexibility to adapt to the changing Internet marketplace. We believe that very few people have these skills, and those that do are highly sought after. To be successful, companies must attract and retain highly qualified personnel.

      We believe that the most successful B2B e-commerce companies will rapidly identify market demands and move quickly to satisfy those demands. B2B e-commerce companies that accomplish this goal may establish new standards, gain market share, secure critical partnerships and create a brand name, making competition more difficult for new entrants. In addition, B2B e-commerce companies must keep abreast of Internet and industry-specific developments and adapt to a rapidly changing environment.

Our Solution and Strategy

      Our goal is to become the premier B2B e-commerce company by establishing an e-commerce presence in major segments of the economy. We believe that our sole focus on the B2B e-commerce industry allows us to capitalize rapidly on new opportunities and to attract and develop leading B2B e-commerce companies. As of June 15, 1999, we owned interests in 35 B2B e-commerce companies which we refer to as our partner companies.

      Our operating strategy is to integrate our partner companies into a collaborative network that leverages our collective knowledge and resources. With the goal of holding our partner company interests for the long-term, we use these collective resources to actively develop the business strategies, operations and management teams of our partner companies. Our resources include the experience, industry relationships and specific expertise of our management team, our partner companies and our Advisory Board.

      Our strategy is to:

    . create or identify companies with the potential to become industry leaders;

    . acquire significant interests in partner companies and incorporate them into our collaborative network;

    . provide strategic guidance and operational support to our partner companies; and

    .  promote collaboration among our partner companies.

      In implementing our strategy, we leverage the collective knowledge and experience of our partner companies, strategic investors and Advisory Board members. Our Advisory Board consists of over 15 experienced executives from various backgrounds who provide our network with strategic guidance, sales, marketing and information technology expertise and industry contacts. Ideally, we would like to own 40% or more of our partner companies, with management and public shareholders owning the remaining interests, but we believe that we can have significant influence with lower ownership levels.

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

    Create or Identify Companies With the Potential to Become Market Leaders

      Our expertise in the B2B e-commerce market allows us to build or identify companies that are positioned to succeed. We apply a disciplined analysis that capitalizes on this competitive advantage. When we evaluate whether to enter a market by building a company or acquiring an interest in an existing company, we weigh the following industry and partner company factors:

    .  Industry Criteria

      . Inefficiency. We consider whether the industry suffers from inefficiencies that may be alleviated through e-commerce. We also consider the relative amount of inefficiency, as more inefficient industries present greater profit potential.

      . Competition. We evaluate the amount of competition that a potential partner company faces from e-commerce and traditional businesses.

      . Market Maker Profit Potential. When evaluating market makers, we consider the number and dollar value of transactions in the industry. In the multi-billion dollar industries that we target, offering even incremental efficiency improvements presents significant profit potential.

      . Centralized Information Sources. When evaluating market makers, we consider whether the industry has product catalogs, trade journals and other centralized sources of information regarding products, prices, customers and other factors. The availability of this information makes it easier for a market maker to facilitate communication and transactions. We generally avoid industries where this information is not available.

      . Infrastructure Service Provider Profit Potential. When evaluating infrastructure service providers, we examine the size of the market opportunity, the profit potential in serving the target market and whether the infrastructure service provider can provide assistance to our market maker partner companies.

    .  Partner Company Criteria

      . Industry Leader. We partner with a company only if we believe that it has the products and skills to become a leader in its industry.

      . Management Quality. We assess the overall quality and industry expertise of a potential partner company's management.

      . Significant Ownership. We consider whether we will be able to obtain a significant position in the company and exert influence over the company.

      . Network Synergy. We consider the degree to which a potential partner company may contribute to our network, and benefit from our network and operational resources.

    Acquire Interests in Partner Companies

      After we identify an attractive potential partner company, we negotiate the acquisition of a significant interest in the company. As a condition to an acquisition, we require representation on the company's Board of Directors, to ensure our ability to provide active guidance to the partner company. We structure acquisitions to permit the partner company's management and key personnel to retain an equity stake in the company. As a result of our experience, we believe that we have the ability to complete acquisitions quickly and efficiently.

      During our negotiations with potential partner companies we emphasize the value of our collaborative network, which we believe gives us a competitive advantage over other acquirors in successfully consummating

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


transactions. Our partner companies, strategic investors and Advisory Board members assist in these discussions and assist in other stages of the acquisition process, including the initial evaluation of potential partner companies and due diligence.

    Provide Strategic Guidance and Operational Support to Our Partner
    Companies

      After we make an acquisition or form a partner company, we take an active role in its affairs by providing both strategic guidance and operational support:

    . Strategic Guidance. We provide strategic guidance to our partner companies regarding market positioning, business model development and market trends. In addition, we advise partner company management and directors on day-to-day management and operational issues. Our exclusive focus on the B2B e-commerce market and the knowledge base of our partner companies, strategic investors, management and Advisory Board give us valuable experience that we share with our partner company network. Advisory Board members who provide strategic guidance to our partner companies include Jeff Ballowe, a former President of Ziff-Davis Inc. and the current Chairman of Deja.com, Inc., Alex W. Hart, a former Chief Executive Officer of MasterCard International, Ron Hovsepian, Vice President of Business Development at IBM Corporation and Yossi Sheffi, Ph.D., a co-founder of Syncra Software, Inc. and e-Chemicals, Inc. and currently a Professor at the Massachusetts Institute of Technology.

    . Operational Support. B2B e-commerce companies often have difficulty obtaining senior executive level guidance in the many areas of expertise successful companies need. We assist our partner companies by providing access to skilled managers who guide our partner companies in the following functional areas:

      . Sales and Marketing. Several members of our Advisory Board and management team provide guidance to our partner companies' sales, marketing, product positioning and advertising efforts. These individuals include Michael H. Forster, a former Senior Vice President of Worldwide Field Operations at Sybase, Inc. and currently one of our Senior Partners, Christopher H. Greendale, a former Executive Vice President at Cambridge Technology Partners and currently one of our Senior Partners, Rowland Hanson, a former Vice President of Corporate Communications at Microsoft Corporation and currently founder of C. Rowland Hanson & Associates, Charles W. Stryker, Ph.D., President, Marketing Information Solutions, at IntelliQuest, Inc., and Sergio Zyman, a former Vice President and Chief Marketing Officer of the Coca-Cola Company.

      . Executive Recruiting and Human Resources. Members of our management team assist our partner companies in recruiting key executive talent. These individuals include Rick Devine, one of our Managing Directors and a former partner at Heidrick & Struggles, Inc., an executive recruiting firm. In providing this assistance, we leverage the contacts developed by our network of partner companies, management and Advisory Board. We believe that this is one of the most important functions that we perform on behalf of our partner companies. B2B e-commerce companies must locate executives with both industry and Internet expertise. The market for these professionals is highly competitive since few persons possess the necessary mix of skills and experience.

      . Information Technology. Our Chief Technology Officer, Richard G. Bunker, is dedicated to helping our partner companies with their information systems strategies and solving problems relating to their current information technology. Members of our Board of Directors and Advisory Board who provide guidance in this area include K.B. Chandrasekhar, Chairman of the Board of Directors of Exodus Communications, and Peter Solvik, the Chief Information Officer of Cisco Systems, Inc.


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


      . Finance. One of our Managing Directors, John N. Nickolas, an experienced finance executive, is dedicated to providing financial guidance to our partner companies in areas such as corporate finance, financial reporting, accounting and treasury operations. In providing these services, Mr. Nickolas leverages the skills and experience of our internal finance and accounting group, our partner company network and outside consultants.

      . Business Development. B2B e-commerce companies may be involved in evaluating, structuring and negotiating joint ventures, strategic alliances, joint marketing agreements, acquisitions or other transactions. We provide assistance to our partner companies in all these areas. Our management team, Advisory Board, strategic investors and partner companies all assist in this function.

    Promote Collaboration Among Our Partner Companies

      One of the principal goals of our network is to promote innovation and collaboration among our partner companies, which has resulted in shared knowledge and business contacts among our partner companies and the formation of numerous strategic alliances. We promote collaboration formally by hosting regularly scheduled seminars relating to partner company operational and business issues. At these seminars, the executives of partner companies share their experiences with each other, our management team and the Advisory Board. For example, at a recent seminar, thirteen chief executive officers of our market maker and infrastructure service provider partner companies gathered to discuss e-commerce strategies and business models. On an informal basis, we promote collaboration by making introductions and recommending partner companies to each other.

      Recent examples of collaboration among our partner companies include:

    . VerticalNet and e-Chemicals are collaborating to provide customer leads for e-Chemicals. This relationship enables VerticalNet to provide a greater breadth of services to its customers in the chemicals business and provides more buyers for the products distributed by e-Chemicals.

    . Deja.com, which provides a Web-based community for potential purchasers to access user comments on a variety of products and services, has formed a strategic alliance with VerticalNet to provide VerticalNet's Web sites with discussion content. In addition, Deja.com and ComputerJobs.com have created a discussion forum that accesses ComputerJobs.com's database of technology employment opportunities, increasing ComputerJobs.com's exposure to Deja.com's broad user base.

      The collaboration of our partner companies is the result of our role as the hub of our network. Through the network we identify prospective alliances, make introductions, assist in strategic planning and monitor the ongoing relationships among our partner companies. We encourage and regulate the information flow among our partner companies. We also control the information flow by determining the composition of the network. If we believe that a partner company is not contributing to our network or has lost its strategic importance, we may sell our interest in that partner company.

Overview of Current Partner Companies

      We focus our efforts on building and operating companies in two areas of the B2B e-commerce market--market makers and infrastructure service providers.

    Market Maker Categories

      Market makers operate in particular industries, such as chemicals, food or auto parts. Each industry comprises a distinct market with its own characteristics. Market makers must tailor their business models to match their markets. To understand the different types of markets and help our market maker partner companies position themselves, we place market makers into one of three categories--distributor, network or community.

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


    . Distributor. Distributor markets are characterized by comparatively inefficient distribution channels. To service these markets, our distributor partner companies act as principals in transactions, distributing goods and services between buyers and sellers who connect with each other over the Internet. Our partner companies in this category generate revenue by charging fees for transactions conducted on their Web sites. An example of one of our distributor partner companies is e-Chemicals. e-Chemicals believes that traditional distribution channels for chemicals burden customers with excessive transaction costs, high administrative costs and inefficient logistics. To solve these problems, e-Chemicals has developed a Web site through which it will sell a wide range of industrial chemicals to business customers. e-Chemicals provides products based on streamlined Web-based ordering processes, outsourced logistics systems and online support.

    . Network. Network markets are characterized by comparatively efficient distribution channels. Our network partner companies automate existing business processes so as to make them more efficient. Our partner companies in this category may charge a fee based on the value of the transactions facilitated and an ongoing fee for access to their Web sites. An example of one of our network partner companies is Internet Commerce Systems, Inc. Internet Commerce Systems is in the process of establishing an Internet-based product introduction and promotion service for the food industry. Internet Commerce Systems' FoodOne system seeks to replace the traditional practice of weekly distribution of physical product catalogs and follow-up calls by telemarketers, food brokers or field salespeople. Internet Commerce Systems believes that it will increase retail store sales coverage and provide market feedback to grocery manufacturers while decreasing order entry, sales and marketing costs.

    . Community. Community market makers bring together buyers and sellers that are typically businesses and professionals with common interests. Existing relationships among these businesses and professionals are unstructured, but our partner companies stimulate interaction and facilitate transactions among them by providing an electronic community. Our partner companies may charge a fee for each facilitated transaction and receive advertising revenue. One example of our community partner companies is VerticalNet. As of June 15, 1999, VerticalNet owned and operated 38 industry-specific Web sites designed to act as online B2B communities. These vertical trade communities act as comprehensive sources of information, interaction and e-commerce.

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

    Market Maker Profiles

      Table of Market Makers. The partner companies listed below are integral to our strategy of owning numerous interests in distributor, network and community market makers. We believe that establishing an e-commerce presence in major industrial segments of the economy will enable us to become the premier B2B e-commerce company. The table shows certain information regarding our market maker partner companies by category as of June 15, 1999. Our ownership positions have been calculated based on the issued and outstanding common stock of each partner company, assuming the issuance of common stock on the conversion or exercise of preferred stock and convertible notes, but excluding the effect of options and warrants.

                                                                            Our     Partner
                                                                         Ownership  Company
   Category and Name          Industry         Description of Business   Percentage  Since
 ---------------------- --------------------- ------------------------   ---------- -------
 Distributor:
 CommerX Inc.           Plastics              Provides Internet-based        34%     1998
  www.commerx.com                             procurement and sales of
                                              raw materials, tools and
                                              maintenance and repair
                                              products for the
                                              plastics industry.

 e-Chemicals, Inc.      Chemicals             Provides Internet-based        36%     1998
  www.e-chemicals.com                         sales and distribution
                                              of industrial chemicals.
 iParts                 Electronic Components Provides Internet-based        85%     1999
  www.ipartsupply.com                         sales and distribution
                                              of electronic
                                              components.
 ONVIA.com, Inc.        Small Business        Provides small                 20%     1999
  www.onvia.com         Services              businesses with a wide
                                              breadth of tailored
                                              products and services
                                              over the Internet.

 PaperExchange          Paper                 Provides Internet-based        27%     1999
  www.paperexchange.com                       sales and distribution
                                              of all grades of pulp
                                              and paper.
 Universal Access, Inc. Telecommunications    Provides Internet-based        13%     1999
  www.universal                               ordering for
  accessinc.com                               provisioning and access
                                              and transportation
                                              exchange services for
                                              network service
                                              providers focused on
                                              business customers.

 Network:
 Arbinet                Telecommunications    Provides an Internet-          16%     1999
  Communications, Inc.                        based trading floor and
  www.arbinet.com                             clearinghouse for
                                              telecommunications
                                              carriers to purchase
                                              bandwidth.

 BidCom, Inc.           Construction          Provides Internet-based        25%     1999
  www.bidcom.com                              project planning and
                                              management services for
                                              the construction
                                              industry.

 Collabria Inc.         Printing              Provides Internet-based        10%     1999
  www.collabria.com                           procurement and
                                              production services for
                                              the commercial printing
                                              industry.

                                                                             Our     Partner
                                                                          Ownership  Company
   Category and Name           Industry         Description of Business   Percentage  Since
 ---------------------  ---------------------- ------------------------   ---------- -------

 ComputerJobs.com,      Technology             Provides Internet-based        33%     1998
  Inc.                  Employment             job screening and resume
  www.computerjobs.com                         posting for information
                                               technology
                                               professionals,
                                               corporations and
                                               staffing firms.
 Internet Commerce      Food                   Provides Internet-based        43%     1999
  Systems, Inc.                                product introduction and
  www.icsfoodone.com                           promotion services to
                                               wholesale and retail
                                               food distributors.
 PointMent, Inc.        Healthcare             Provides Internet-based        50%     1999
  www.pointment.com                            solutions for employee
                                               health benefits
                                               management across the
                                               health care industry.
 RapidAutoNet           Auto Parts             Provides Internet-based        15%     1998
  Corporation                                  auto parts procurement
  www.rapidautonet.com                         for professional
                                               automotive and truck
                                               repair shops.

 Star-Cite!             Travel                 Provide Internet-based         43%     1999
  www.starcite.com                             services for planning
                                               and managing corporate
                                               meetings for event
                                               planners.
 Community:
 Deja.com, Inc.         Media                  Provides a Web-based           32%     1997
  www.deja.com                                 community for potential
                                               purchasers to access
                                               user comments on a
                                               variety of products and
                                               services.

 eMarketWorld, Inc.     Special Event Services Provides industry              42%     1999
  www.emarketworld.com                         specific Web-based
                                               conferences and
                                               expositions that help
                                               businesses understand
                                               the Internet.
 PlanSponsor Exchange   Asset Management       Provides a Web-based           24%     1999
  www.plansponsor                              community for asset
  exchange.com                                 managers to reach fund
                                               sponsors.

 VerticalNet, Inc.      Industrial Services    Provides industry-             37%     1996
  www.verticalnet.com                          specific Web-based trade
                                               communities for
                                               businesses and
                                               professionals.

      Set forth below is a more detailed summary of some of our market maker partner companies.

      ComputerJobs.com, Inc. ComputerJobs.com is a network market maker that provides Internet-based job advertising and resume posting services for information technology professionals, corporations and staffing firms. Identifying and attracting information technology professionals is an expensive and critical success factor for many businesses. ComputerJobs.com is focused on improving the online recruitment process for both information technology job seekers and employers, including staffing firms and corporations. Job seekers visit ComputerJobs.com's regional-specific Web sites to submit their resume and pursue job opportunities free of charge. ComputerJobs.com allows jobs seekers to scan job opportunities by information technology-specific skill requirements, geographic preferences and other job criteria. Job seekers also have access to extensive career resources and industry news on the site. By attracting a significant number of job seekers and their resumes, ComputerJobs.com offers staffing firms and corporations seeking information technology professionals the ability to post job openings as well as search and receive daily resumes of information technology candidates for a monthly fee. ComputerJobs.com pre-screens job ads and resumes prior to placing them into its database and before dissemination to its Web sites and clients.

      ComputerJobs.com has Web sites for the information technology markets in Atlanta, the Carolinas, Chicago, Florida, Texas, New York and Washington, D.C. Based on more than 2,620 responses from recruiters, ComputerJobs.com was ranked number one by Internet Business Network as the top site in customer satisfaction in a 1998 study of the top 100 job sites. ComputerJobs.com plans to expand into additional information technology markets by year end. We identified ComputerJobs.com through a director of one of our partner companies. We are assisting ComputerJobs.com with overall strategy, operational management, recruiting, finance and marketing. Douglas A. Alexander, one of our Managing Directors, is a member of ComputerJobs.com's Board of Directors. ComputerJobs.com has formed a strategic alliance with Deja.com that has enabled Deja.com to create a channel for accessing ComputerJobs.com's database of technology employment opportunities. For 1998, ComputerJobs.com had revenue of $4.4 million and for the quarter ended March 31, 1999, revenue of $1.7 million.

      Deja.com, Inc. Deja.com, formerly Deja News, is a community market maker that is the Web's leading source of shared knowledge in the form of user-generated ratings and discussions. With over 160 million page views per month, it is the leading purveyor of online discussion, offering access to more than 45,000 discussion forums. These forums are populated by knowledgeable participants who are interested in sharing their knowledge and experience on a wide variety of subjects.

      Deja.com recently extended its franchise in shared knowledge with the consumer-driven feature Deja Ratings, a tool that extends the site's ability to support daily decision-making. Deja Ratings captures consumer opinions on a wide range of products and services through a scaled voting system that includes product comparisons. The analytical tools that support decision-making are supplemented by contextual links to e-commerce retailers and vendors.

      Deja.com derives revenue from sponsors and e-commerce partners, and provides the marketing community with the compelling proposition of reaching a highly targeted, self-segmenting audience consisting of highly active Internet consumers intent on investigating considered purchases. Deja.com also delivers to those marketers a unique means of programming to the specific interests of their target consumers, all in the context of a commerce-friendly platform.

      We have been very active in recruiting Deja.com's management team and developing its business strategy. In addition, Kenneth A. Fox and Douglas A. Alexander, two of our Managing Directors, are members of Deja.com's Board of Directors. Deja.com is in discussions with several partner companies to provide services to its user community. For 1998, Deja.com had revenue of $5.1 million, and for the quarter ended March 31, 1999, revenue of $1.7 million.

      Universal Access, Inc. Universal Access is a distributor market maker that provides Internet-based ordering for provisioning and access and transportation exchange services for network service providers focused on business customers. For any network service provider, such as Internet service providers or other telecommunications carriers, to establish a dedicated connection for its corporate customers, it must provide provisioning and access. Provisioning is the initial establishment of a dedicated connection, and access is the availability of a dedicated connection after provisioning. Prior to significant deregulation in the telecommunications industry, network service providers typically selected one telecommunications carrier to service their corporate customers. After deregulation, network service providers faced increasing challenges in dealing with a growing number of local and long-distance carriers to establish dedicated connections. These challenges faced by network service providers have been exacerbated by rapid growth in demand from their business customers for dedicated Internet access.

      Universal Access enables network service providers to deal with a single provider, rather than multiple local and long distance telecommunications carriers, for seamless provisioning and access among multiple carriers. Universal Access' proprietary database contains more than 27 telecommunication carriers' routing availability, pricing and service capabilities which allows it to determine the most economical and efficient path for bandwidth connectivity. By providing single party accountability for all of their provisioning, access, billing and ongoing network reliability needs, Universal Access enables network service providers to offer their business customers with faster provisioning and superior customer service.

      Network service providers typically establish high-cost facilities on the premises of a telecommunications carrier, which makes changing to another carrier prohibitively expensive. As network service providers expand nationwide, Universal Access' transport exchange services will allow these network service providers to locate their equipment with Universal Access, which provides them the flexibility to change telecommunications carriers. We are actively providing Universal Access with overall strategy, marketing and finance guidance. Robert Pollan, one of our Managing Directors, is a member of Universal Access' Board of Directors. For 1998, Universal Access had revenue of $1.6 million, and for the quarter ended March 31, 1999, revenue of $1.5 million.

      VerticalNet, Inc. VerticalNet is a community market maker that provides industry-specific Web-based trade communities for businesses and professionals. VerticalNet owns and operates 38 industry-specific Web sites as of June 15, 1999 designed as online B2B communities, known as vertical trade communities. These vertical trade communities act as comprehensive sources of information, interaction and e-commerce. VerticalNet's objective is to continue to be a leading owner and operator of industry-specific vertical trade communities on the Internet.

      VerticalNet's 38 vertical trade communities are:
Process Group

 .  Adhesives and Sealants Online
   (adhesivesandsealants.com)
    Manufacturing and Production of
   Adhesive,  Sealant, and Grout
   Materials

 .  Chemical Online
   (chemicalonline.com)
    Manufacturing and Processing
   Chemicals

 .  Hydrocarbon Online
   (hydrocarbononline.com)
    Hydrocarbons and Petrochemicals
   Processing

 .  Oil and Gas Online
   (oilandgasonline.com)  Production
   and Exploration of Oil and Gas

 .  Paint and Coatings Online
   (paintandcoatingsonline.com)
   Manufacturing and Production of
   Paint Coatings, Inks and Thick Film
   Printable Conductors

 .  Pharmaceutical Online
   (pharmaceuticalonline.com)
   Development, Design and
   Manufacturing of Pharmaceuticals

 .  Pulp and Paper Online
   (pulpandpaperonline.com)

   Manufacturing and Production of
   Pulp and Paper Products

 .  Semiconductor Online
   (Semiconductoronline.com)

   Manufacturing of Semiconductors,
   Photovoltaics and Magnetic Data
   Storage

Communication Group

 .  Fiber Optics Online
   (fiberopticsonline.com)  Design
   and Production of Fiber Optic
    Networks and Network Components

 .  Photonics Online
   (photonicsonline.com) Design and
   Manufacturing of Lasers, Optics,
    Optoelectronics, Fiber Optics
   and Imaging  Devices

 .  Premises Networks.com
   (premisesnetworks.com)
    Facilities and Network
   Infrastructure Design  and
   Administration

 .  RF Globalnet (rfglobalnet.com)
    Information, Bookstore and
   Educational  Center for Radio
   Frequency, Wireless and
    Microwave Engineers

 .  Wireless Design Online
   (wirelessdesignonline.com)
    Design and Development of
   Wireless  Communications Systems
   and Equipment

Environmental Group

 .  Pollution Online
   (pollutiononline.com)  Industrial
   Pollution Control

 .  Power Online
   (poweronline.com) Power
   Generation, Electric Utility
    Deregulation, Emissions Control,
   Alternative  Fuels, Power
   Industry

 .  Public Works Online
   (publicworks.com)  Public Works
   and Municipal Maintenance

 .  Solid Waste Online
   (solidwaste.com)  Solid Waste
   Disposal

 .  Water Online (wateronline.com)
    Municipal Water Supply and
   Municipal  Wastewater Treatment

Food & Packaging Group

 .  Bakery Online (bakeryonline.com)
    Production and Procurement of
   Baking  Ingredients

 .  Beverage Online
   (beverageonline.com)  Production
   and Procurement of Equipment
    used in the Production of
   Beverages

 .  Dairy Network.com
   (dairynetwork.com)  Production,
   Procurement and Distribution of
    Dairy Products

 .  Food Ingredients Online
   (foodingredientsonline.com)
    Manufacturing and Processing of
   Food  Ingredients

 .  Food Online (foodonline.com)
    Manufacturing and Processing of
   Food  Products

 .  Meat and Poultry Online
   (meatandpoultryonline.com)
    Production, Procurement and
   Distribution of  Meat and Poultry
   Products

 .  Packaging Network.com
   (packagingnetwork.com)
    Production, Purchase, Design and
   Marketing  of Packaging for All
   Consumer and  Industrial Products

Healthcare Group

 .  Hospital Network.com
   (hospitalnetwork.com)
    Information for Hospital
   Purchasing  Decision-Makers

 .  Nurses.com (nurses.com)
    Clinical, Professional and Other
   Information  for Nurses

Advanced Technologies Group

 .  Aerospace Online
   (aerospaceonline.com)  Design and
   Manufacturing of Products and
    Services Relating to the
   Aerospace Industry

 .  Computer OEM Online
   (computeroemonline.com)  Design
   and Manufacturing of Computers
    and Computerized Electronics
   Devices

 .  Embedded Technology Online
   (embeddedtechnology.com)  Design
   and Manufacturing of Embedded
    Systems, Computers, Software and
   Devices

 .  Medical Design Online
   (medicaldesignonline.com)
    Design, Manufacturing and
   Procurement of  Medical Devices

 .  Plant Automation.com
   (plantautomation.com)  Hardware
   and Software Used in Industrial
    Manufacturing Including Robotics
   and  Automated Control Systems

 .  Test and Measurement
   (testandmeasurement.com)  Design,
   Manufacturing and Procurement of
    Test, Measurement, Data
   Acquisition, Data  Analysis and
   Instrumentation Equipment

Sciences Group

 .  Bioresearch Online
   (bioresearchonline.com)  Covers
   all Aspects of Experimental and
    Applied Biology Including
   Biotechnology,  Genomics and
   Genetics

 .  Drug Discovery Online
   (drugdiscoveryonline.com)  Early-
   Stage Pharmaceutical Discovery
   and  Development

 .  Laboratory Network.com
   (laboratorynetwork.com)  Covers
   all Aspects of the Research
   Industry  Focusing on Analytical
   Instrumentation and  Materials
   Science

Services Group

 .  Property and Casualty.com
   (propertyandcasualty.com)
    Property and Casualty Insurance

 .  Safety Online (safetyonline.com)
    Industrial and Environmental
   Safety

      Each VerticalNet community is individually branded, focuses on a single business sector and caters to individuals with similar professional interests. VerticalNet designs each of its vertical trade communities to attract professionals responsible for selecting and purchasing highly specialized industry related products and services. VerticalNet's communities combine product information, requests for proposals, discussion forums, electronic commerce opportunities, industry news, directories, classifieds, job listings, and online professional education courses.

      VerticalNet satisfies a developing market not currently being adequately served through traditional channels, including trade publishers, trade shows and trade associations. VerticalNet believes that this market is not currently being served by Internet companies, which tend to focus on the consumer and not on the B2B market.

      VerticalNet's vertical trade communities take advantage of the Internet's ability to allow users around the world to contact each other online, allowing buyers to research, source, contact and purchase from suppliers. Although other companies offer B2B services on the Internet, VerticalNet believes that it is currently the only company operating a portfolio of specialized B2B communities. A portfolio strategy permits VerticalNet to:

    . offer consistent content and services in its current vertical trade communities and replicate these offerings as it launches new communities;

    . realize cost savings and operating efficiencies in its technology, marketing, infrastructure and management resources; and

    . increase its overall audience, making its individual sites more appealing to a broad array of advertisers and suppliers who sell their goods and services over the Internet.

      VerticalNet currently generates the majority of its revenue from Internet advertising, including the development of "storefronts." A storefront is a Web page posted on one of its vertical trade communities that provides information on an advertiser's products, links a visitor to the advertiser's Web site and generates sales inquiries from interested visitors. VerticalNet believes that industry professionals using its vertical trade communities possess the demographic characteristics that are attractive to its advertisers.

      We were first introduced to VerticalNet through one of our major shareholders. We helped to recruit several of VerticalNet's executive officers, and worked with them to develop VerticalNet's business strategy. Douglas A. Alexander, one of our Managing Directors, currently serves as VerticalNet's Chairman of the Board of Directors and Walter W. Buckley, our President and Chief Executive Officer, is a member of VerticalNet's Board of Directors. This year VerticalNet became a public company, trading on the Nasdaq National Market under the symbol "VERT." VerticalNet has formed a strategic alliance with e-Chemicals to provide customer leads for e-Chemicals and to expand VerticalNet's services to its chemical business customers. For 1998, VerticalNet had revenue of $3.1 million, and for the quarter ended March 31, 1999, revenue of $1.9 million.

    Infrastructure Service Provider Categories

      Infrastructure service providers assist traditional businesses in the following ways:

    . Strategic Consulting and Systems Integration. Strategic consultants assist traditional businesses in developing their e-commerce strategies. Systems integrators develop and implement technological infrastructure that enables e-commerce. Systems integrators also integrate e-commerce applications with existing enterprise applications. Strategic consultants and systems integrators typically bill their clients on a project-by-project basis.

    . Software Providers. Software providers design and sell software applications that support e-commerce and integrate business functions. Software providers may sell or license their products.

    . Outsourced Service Providers. Outsourced service providers offer software applications, infrastructure and related services designed to help traditional businesses reduce cost, improve operational efficiency and decrease time to market. Outsourced service providers may charge fees on a per-use or periodic basis.

    Infrastructure Service Provider Profiles

      Table of Infrastructure Service Providers. The partner companies listed below are important to our strategy because the growth of our partner companies increases the value of our collaborative network. We believe that infrastructure service providers will facilitate innovation and growth of our market maker companies by providing them with critical services. The table shows certain information regarding our infrastructure service provider partner companies by category as of June 15, 1999. Our ownership positions have been calculated based on the issued and outstanding common stock of each partner company, assuming the issuance of common stock on the conversion or exercise of preferred stock and convertible notes, but excluding the effect of options and warrants.

                                                                Our     Partner
                                                             Ownership  Company
      Category and Name         Description of Business      Percentage  Since
 --------------------------- -----------------------------   ---------- -------
 Strategic Consulting and
  Systems Integration:
 Benchmarking Partners, Inc. Provides e-commerce best            12%     1996
  www.benchmarking.com       practices research and
                             consulting services to
                             optimize supply and
                             distribution network
                             management.

 Context Integration, Inc.   Provides systems integration        18%     1997
  www.context.com            services focused on customer
                             support, data access and e-
                             commerce.

 US Interactive, Inc.        Provides a range of                  3%     1996
  www.usinteractive.com      consulting and technical
                             services relating to Internet
                             marketing solutions.


                                                                Our     Partner
                                                             Ownership  Company
       Category and Name          Description of Business    Percentage  Since
 ------------------------------ --------------------------   ---------- -------
 Software Providers:
 Blackboard, Inc.               Provides universities and        31%     1998
  www.blackboard.com            corporations with
                                applications that enable
                                them to host classes and
                                training on the Internet.

 ClearCommerce Corp.            Provides comprehensive e-        15%     1997
  www.clearcommerce.com         commerce solutions
                                including transaction and
                                payment processing, credit
                                card authorization, fraud
                                tracking and reporting
                                functions.

 Entegrity Solutions            Provides encryption              12%     1996
  www.entegrity.com             software to secure
                                transactions and
                                communications between
                                business applications.

 ServiceSoft Technologies, Inc. Provides tools and                6%     1998
  www.servicesoft.com           services used by its
                                customers to create
                                Internet customer service
                                applications consisting of
                                self-service, e-mail
                                response and live
                                interaction products.
 Syncra Software, Inc.          Provides software that           34%     1998
  www.syncra.com                improves supply chain
                                efficiency through
                                collaboration of trading
                                partners over the
                                Internet.

 Tradex Technologies, Inc.      Provides e-commerce              13%     1999
  www.tradex.com                application software that
                                enables enterprises to
                                create on-line
                                marketplaces and
                                exchanges.

 Outsourced Service Providers:
 Breakaway Solutions, Inc.      Provides application             57%     1999
  www.breakaway.com             service hosting, e-
                                commerce consulting and
                                systems integration
                                services to middle-market
                                companies.

 The LinkShare Corporation      Establishes affiliate            34%     1998
  www.linkshare.com             relationships for online
                                merchants with other Web
                                sites to facilitate e-
                                commerce.

 MessageQuest, Inc.             Provides a messaging             27%     1998
  www.messagequest.com          service for data sharing
                                across separate
                                enterprises. Also provides
                                software, systems
                                integration services and
                                managed network services
                                for application
                                integration within
                                enterprises or with
                                external trading partners
                                and customers.

 PrivaSeek, Inc.                Provides consumers with          16%     1998
  www.privaseek.com             control of their Web-based
                                personal profiles,
                                allowing merchants to
                                offer consumers incentives
                                for selective disclosure.

 SageMaker, Inc.                Provides services that           27%     1998
  www.sagemaker.com             combine an enterprise's
                                external and internal
                                information assets into a
                                single, Web-based
                                knowledge management
                                platform.

 Sky Alland Marketing, Inc.     Provides services to             31%     1996
  www.skyalland.com             improve customer
                                communications and
                                relationships.

 United Messaging, Inc.         Provides high performance        41%     1999
  www.unitedmessaging.com       electronic messaging
                                services for organizations
                                with mission critical
                                e-mail networks.

 Vivant! Corporation Management Provides process                 23%     1998
  www.vivantcorp.com            automation and decision
                                support services that
                                enable companies to
                                strategically manage
                                contractors, consultants
                                and temporary employees.

      Set forth below is a more detailed summary of some of our infrastructure service provider partner companies.

      Benchmarking Partners, Inc. Benchmarking Partners is a strategic consulting and systems integration infrastructure service company that provides e-commerce best practices research and consulting services to optimize supply and distribution network management. The use of best business practices enabled by information technology established by Benchmarking Partners allows companies to efficiently manage their supply and distribution networks. Benchmarking Partners improves supply and distribution networks in the following ways:

    . Integration. Coordinating diverse business functions such as manufacturing, logistics, sales and marketing to maximize efficiency.

    . Optimization. Developing strategies that increase the efficiency of supply networks.

    . Collaboration. Creating collaborative solutions that incorporate key trading partners.

      Benchmarking Partners' clients include: companies undergoing business process and information technology transformation; technology solution providers hoping to gain a better understanding of the market requirements for their products; and management consultants and systems integrators seeking to refine their ability to effectively support their clients.

      We were introduced to Benchmarking Partners through a member of our Board of Directors. We have helped Benchmarking Partners recruit key managers and are currently helping it build and position its best practice e-commerce Web site. Benchmarking Partners assisted us in assessing enterprise software markets and provides information technology advice to other partner companies. Benchmarking Partners is also working with Sky Alland Marketing and US Interactive to develop Internet business application opportunities. For 1998, Benchmarking Partners had revenue of $15.0 million, and for the quarter ended March 31, 1999, revenue of $5.0 million.

      Breakaway Solutions, Inc. Breakaway Solutions is an outsourced service provider infrastructure service company that is an application service provider and e-commerce consulting and systems integration services provider to middle-market companies. Through its application service hosting solutions, Breakaway Solutions implements, operates and supports software applications that can be accessed and used over the Internet. Breakaway Solutions also offers custom developed, e-commerce related B2B interactive marketing and other solutions. By focusing on Internet-based solutions, Breakaway Solutions has created a library of components that can be redeployed by multiple clients. This allows Breakaway Solutions to provide rapid, cost-effective service to clients.

      We first met Breakaway Solutions through one of our shareholders and Advisory Board members. We helped Breakaway Solutions to complete its management team and merge with one of our other partner companies. In addition, Breakaway Solutions is a strategic partner for installing ClearCommerce's Web-based transaction and order processing solutions. Breakaway Solutions is also in discussions to provide its services to ONVIA.com. Including the effect of options and warrants, our ownership percentage in Breakaway Solutions is 32%. For 1998, Breakaway Solutions had revenue of $10.0 million, and for the quarter ended March 31, 1999, revenue of $3.1 million.

      MessageQuest, Inc. MessageQuest is an outsourced service provider infrastructure service company that delivers systems integration services, software, and managed networked services to enterprises seeking to enable mission-critical business processes within their enterprise or with their external trading partners and customers. The range of computing environments and software applications utilized across a typical Fortune 500 enterprise is vast and growing, often involving multiple legacy and client/server environments, characterized by heterogeneous computer platforms and various proprietary information formats. Additionally, the recent growth of the Internet and the use of intranets has increased the complexity of data sharing among heterogeneous business applications. MessageQuest currently employs 200 professionals dedicated to providing software and system integration services around IBM's MQ series, a messaging-based middleware software solution that facilitates data sharing among an enterprise's disparate applications, databases and operating systems.

      MessageQuest's recently launched managed network service leverages its extensive domain expertise in providing middleware solutions that facilitate data sharing to provide a highly secure, assured information delivery system between corporations for use over any network, including the Internet. This managed network service provides an open platform that seamlessly bridges legacy e-commerce services, such as electronic data interchange and proprietary value-added networks, with today's best-of-breed Internet technologies. By offering multi-platform and multi-network interoperability and extensive customer support, MessageQuest provides its customers with low cost, rapidly-implemented messaging services. We believe that the services and software provided by MessageQuest can be used throughout our partner company network, including our market makers interested in tighter integration with their suppliers and customers. We have assisted MessageQuest in recruiting senior management and repositioning it to offer managed network services. To support the introduction of managed network services, we provided the company with strategic planning, sales and marketing support and introductions to potential business partners. For 1998, MessageQuest had revenue of $31.9 million, and for the quarter ended March 31, 1999 had revenue of $4.7 million.

Government Regulations and Legal Uncertainties

      As of June 15, 1999, there were few laws or regulations directed specifically at e-commerce. However, because of the Internet's popularity and increasing use, new laws and regulations may be adopted. These laws and regulations may cover issues such as the collection and use of data from Web site visitors and related privacy issues, pricing, content, copyrights, online gambling, distribution and the quality of goods and services. The enactment of any additional laws or regulations may impede the growth of the Internet and B2B e-commerce, which could decrease the revenue of our partner companies and place additional financial burdens on them.

      Laws and regulations directly applicable to e-commerce or Internet communications are becoming more prevalent. For example, Congress recently enacted laws regarding online copyright infringement and the protection of information collected online from children. Although these laws may not have a direct adverse effect on our business or those of our partner companies, they add to the legal and regulatory burden faced by B2B e-commerce companies. Other specific areas of legislative activity are:

    . Taxes. Congress recently enacted a three-year moratorium, ending on October 21, 2001, on the application of "discriminatory" or "special" taxes by the states on Internet access or on products and services delivered over the Internet. Congress further declared that there will be no federal taxes on e-commerce until the end of the moratorium. However, this moratorium does not prevent states from taxing activities or goods and services that the states would otherwise have the power to tax. Furthermore, the moratorium does not apply to certain state taxes that were in place before the moratorium was enacted.

    . Online Privacy. Both Congress and the Federal Trade Commission are considering regulating the extent to which companies should be able to use and disclose information they obtain online from consumers. If any regulations are enacted, B2B e-commerce companies may find certain marketing activities restricted. Also, the European Union has directed its member nations to enact much more stringent privacy protection laws than are generally found in the United States, and has threatened to prohibit the export of certain personal data to United States companies if similar measures are not adopted. Such a prohibition could limit the growth of foreign markets for United States B2B e-commerce companies. The Department of Commerce is negotiating with the Federal Trade Commission to provide exemptions from the European Union regulations, but the outcome of these negotiations is uncertain.

    . Regulation of Communications Facilities. To some extent, the rapid growth of the Internet in the United States has been due to the relative lack of government intervention in the marketplace for Internet access. Lack of intervention may not continue in the future. For example, several telecommunications carriers are seeking to have telecommunications over the Internet regulated by the Federal Communications Commission in the same manner as other telecommunications services. Additionally, local telephone carriers have petitioned the Federal Communications Commission to regulate Internet service providers in a manner similar to long distance telephone carriers and to impose access fees on these providers. Some Internet service providers are seeking to have broadband Internet access over cable systems regulated in much the same manner as telephone services, which could slow the deployment of broadband Internet access services. Because of these proceedings or others, new laws or regulations could be enacted which could burden the companies that provide the infrastructure on which the Internet is based, thereby slowing the rapid expansion of the medium and its availability to new users.

    . Other Regulations. The growth of the Internet and e-commerce may lead to the enactment of more stringent consumer protection laws. The Federal Trade Commission may use its existing jurisdiction to police e-commerce activities, and it is possible that the Federal Trade Commission will seek authority from Congress to regulate certain online activities. The Federal Trade Commission has already issued for public comment proposed regulations governing the collection of information online from children.

      Generally applicable laws may affect us and our partner companies. The exact applicability of many of these laws to B2B e-commerce, however, is uncertain.

Proprietary Rights

      Our partner companies have copyrights with respect to software applications, Web sites and other materials. These materials may constitute an important part of our partner companies' assets and competitive strengths. Federal law generally protects such copyrights for 90 years from the creation of the underlying material.

Competition

    Competition From our Shareholders and Within our Network

      We may compete with our shareholders and partner companies for Internet-related opportunities. After this offering, Comcast Corporation, Compaq Computer Corporation, General Electric Capital Corporation and Safeguard Scientifics, Inc. will beneficially own 10.5%, 4.2%, 3.0% and 14.9% of our common stock, respectively. These shareholders may compete with us to acquire interests in B2B e-commerce companies. Comcast Corporation, General Electric Capital Corporation and Safeguard Scientifics, Inc. currently each have a designee as a member of our Board of Directors, which may give such companies access to our business plan and potential acquisitions. In addition, we may compete with our partner companies to acquire interests in B2B e-commerce companies, and our partner companies may compete with each other for acquisitions or other B2B e-commerce opportunities. In particular, VerticalNet seeks to expand, in part through acquisition, its number of B2B communities. VerticalNet, therefore, may seek to acquire companies that we would find attractive. While we may partner with VerticalNet on future acquisitions, we have no current contractual obligations to do so. We do not have any contracts or other understandings with our shareholders or partner companies that would govern the resolution of these potential conflicts. Such competition, and the complications posed by the designated directors, may deter companies from partnering with us and may limit our business opportunities.

    Competition Facing our Partner Companies

      Competition for Internet products and services is intense. As the market for B2B e-commerce grows, we expect that competition will intensify. Barriers to entry are minimal, and competitors can offer products and services at a relatively low cost. Our partner companies compete for a share of a customer's:

    . purchasing budget for services, materials and supplies with other online providers and traditional distribution channels;

    . dollars spent on consulting services with many established information systems and management consulting firms; and

    . advertising budget with online services and traditional off-line media, such as print and trade associations.

In addition, some of our partner companies compete to attract and retain a critical mass of buyers and sellers. Several companies offer competitive solutions that compete with one or more of our partner companies. We expect that additional companies will offer competing solutions on a stand-alone or combined basis in the future. Furthermore, our partner companies' competitors may develop Internet products or services that are superior to, or have greater market acceptance than, the solutions offered by our partner companies. If our partner companies are unable to compete successfully against their competitors, our partner companies may fail.

      Many of our partner companies' competitors have greater brand recognition and greater financial, marketing and other resources than our partner companies. This may place our partner companies at a disadvantage in responding to their competitors' pricing strategies, technological advances, advertising campaigns, strategic partnerships and other initiatives.

    Competition for Partner Companies

      We face competition from other capital providers including publicly-traded Internet companies, venture capital companies and large corporations. Many of these competitors have greater financial resources and brand name recognition than we do. These competitors may limit our opportunity to acquire interests in new partner companies. If we cannot acquire interests in attractive companies, our strategy to build a collaborative network of partner companies may not succeed.

Facilities

      Our corporate headquarters are located at 435 Devon Park Drive, Building 800 in an office facility located in Wayne, Pennsylvania, where we lease approximately 3,650 square feet. We plan to move into a larger corporate headquarters in Wayne, Pennsylvania during the second half of 1999. We also maintain offices in Boston, Massachusetts and San Francisco, California.

Employees

      As of June 15, 1999, excluding our partner companies, we had 33 employees, all of whom work with us on a full-time basis. We consider our relationships with our employees to be good. None of our employees are covered by collective bargaining agreements.

Legal Proceedings

      We are not a party to any material legal proceedings.

                                   MANAGEMENT

Executive Officers and Directors

      Our executive officers, key employees and directors, their ages and their positions as of June 15, 1999, are as follows:

    Name                  Age Position
    ----                  --- --------
Walter W. Buckley, III     39 President, Chief Executive Officer and Director
Douglas A. Alexander       38 Managing Director
Richard G. Bunker          37 Managing Director and Chief Technology Officer
Rick Devine                41 Managing Director, Executive Recruiting
Kenneth A. Fox             28 Managing Director and Director
David D. Gathman           51 Chief Financial Officer and Treasurer
Gregory W. Haskell         42 Managing Director, Operations
Victor Hwang               30 Managing Director, Acquisitions
Mark J. Lotke              31 Managing Director, Acquisitions
Henry N. Nassau            44 Managing Director, General Counsel and Secretary
John N. Nickolas           32 Managing Director, Finance and Assistant Treasurer
Robert A. Pollan           38 Managing Director, Operations
Sherri L. Wolf             31 Managing Director, Investor Relations
Michael H. Forster         56 Senior Partner, Operations
Christopher H. Greendale   47 Senior Partner, Operations
Robert E. Keith, Jr. (1)   58 Chairman and Director
Julian A. Brodsky (2)      65 Director
E. Michael Forgash (2)     41 Director
Thomas P. Gerrity (1)      57 Director
Scott E. Gould             34 Director
Peter A. Solvik(1)         40 Director

--------

(1) Member of the compensation committee

(2) Member of the audit committee

      Walter W. Buckley, III, is a co-founder and has served as our President and Chief Executive Officer and as one of our directors since March 1996. Prior to co-founding us, Mr. Buckley worked for Safeguard Scientifics, Inc. as Vice President of Acquisitions from 1991 to February 1996. Mr. Buckley directed many of Safeguard Scientifics' investments and was responsible for developing and executing Safeguard Scientifics' multimedia and Internet investment strategies. Mr. Buckley serves as a director of VerticalNet, Inc., Sky Alland Marketing, Who? Vision Systems, Inc., Syncra Software, Inc., PrivaSeek, Inc., Breakaway Solutions, Inc. and e-Chemicals, Inc.

      Douglas A. Alexander has served as one of our Managing Directors since September 1997. Prior to joining us, Mr. Alexander co-founded Reality Online, Inc. in 1986 and sold it to Reuters Group in 1994. Mr. Alexander continued to serve as President and Chief Executive Officer of Reality Online after its acquisition by Reuters Group until September 1997 and was a key contributor to Reuter's Internet initiatives. Mr. Alexander is Chairman of the Board of VerticalNet, Inc. and serves as a director of Arbinet Communications, Inc., Blackboard, Inc., ComputerJobs.com, Inc., Deja.com, Inc., eMerge Systems, LinkShare Corporation, SageMaker, Inc. and StarCite.

      Richard G. Bunker has served as one of our Managing Directors and has been our Chief Technology Officer since April 1999. Prior to joining us, Mr. Bunker was President and Chief Executive Officer of Reality Online, a Reuters company, from September 1997 to April 1999. Before becoming President and Chief Executive Officer, Mr. Bunker served in various senior management positions at Reality Online. While President and Chief Executive Officer of Reality Online, Mr. Bunker built the company into a leading builder and host online securities trading company. He also served as Senior Vice President and Chief Information Officer of SEI Investments from January 1994 to March 1996, and Vice President of the investment management and trading technology group at State Street Global Advisors from October 1992 to January 1994.

      Richard Devine has served as our Managing Director of Executive Recruiting since June 1999. Prior to joining us, Mr. Devine was a Partner at Heidrick & Struggles, and a member of its International Technology Practice from October 1997 to June 1999. In this capacity, Mr. Devine led the search for many high profile executive positions including the Chief Executive Officer of Global Crossing, President of Transport, a joint venture between Microsoft Corporation and First Data Corporation, Senior Vice President of Worldwide Operations at Apple Computer Corporation, Vice President of Customer Service at Amazon.com, Chief Financial Officer and Chief Information Officer at Remedy Corporation and General Manager of the Americas, General Manager of Services and Vice President of the International at Siebel Systems. Mr. Devine also served as President and Chief Executive Officer of KidSoft LLC from March 1992 to February 1997.

      Kenneth A. Fox is a co-founder and has served as one of our Managing Directors since our inception in March 1996. Mr. Fox has also served as one of our directors since February 1999. Prior to co-founding us, Mr. Fox served as Director of West Coast Operations for Safeguard Scientifics, Inc. and Technology Leaders II, L.P., a venture capital partnership, from 1994 to 1996. In this capacity, Mr. Fox led the development of and managed the West coast operations for these companies. Mr. Fox serves as a director of BidCom, ClearCommerce Corporation, CommerX, Inc., Context Integration, Inc., Deja.com, Inc., Entegrity Solutions Corporation, ONVIA.com, Inc., RapidAutoNet, SMART Technologies, Inc. and Vivant! Corporation.

      David D. Gathman has served as our Chief Financial Officer, Secretary and Treasurer since January 1999. Prior to joining us, Mr. Gathman was Chief Financial Officer and Executive Vice President, Finance and Administration of Integrated Systems Consulting Group, Inc. from January 1997 through its merger with First Consulting Group, Inc. in December 1998. He also served as Chief Operating Officer, Vice President, Secretary and Assistant Treasurer of Integrated Systems Consulting Group, Inc. from April 1994 to December 1998 and as a director of the company. Mr. Gathman brings to us over 30 years of finance-related experience, the last 16 of which were focused in the information technology industry.

      Gregory W. Haskell has served as one of our Managing Directors of Operations since June 1999. Prior to joining us, Mr. Haskell served from January 1994 to June 1999 as President and Chief Operating Officer of XL Vision, Inc., a business and technology incubator that builds companies and spins them out into stand alone public companies. During his tenure at XL Vision, Mr. Haskell co-founded four technology-based spinout companies. Mr. Haskell serves as a director of Axcess, Inc., ComputerJobs.com, e-Chemicals, Integrated Visions, Inc., PaperExchange and XL Vision, Inc.

      Victor Hwang has served as one of our Managing Directors of Acquisitions since March 1999. Prior to joining us, Mr. Hwang served from January 1999 to March 1999 as a General Partner of Softbank Holdings, responsible for developing an investment fund targeting late-stage private Internet companies. From August 1995 to January 1999, Mr. Hwang also served as an investment banker at Goldman, Sachs & Co., where he was involved in numerous financing and merger transactions for a broad range of Internet, software, semiconductor, communications and hardware companies. While at Goldman, Sachs & Co., Mr. Hwang's clients included eBay, GeoCities and Yahoo!. Mr. Hwang obtained a Masters of Business Administration from the Graduate Business School of Stanford University where he was in attendance from September 1993 to June 1995.

      Mark J. Lotke has served as one of our Managing Directors of Acquisitions since June 1999. Prior to joining us, Mr. Lotke served from August 1997 to May 1999 as an Associate and from July 1993 to August 1997 as a Junior Associate at General Atlantic Partners. While at General Atlantic Partners, Mr. Lotke was involved in numerous private equity transactions across a wide range of Internet, software, and services companies, including Gatrade, Priceline.com, Inc., LHS Group, Inc., Envoy Communications Group, Inc., NewSub Services, Inc., and Proactive Systems. Prior to joining General Atlantic Partners, Mr. Lotke served as a strategy consultant at Corporate Decisions, Inc. Mr. Lotke obtained a Masters of Business Administration from the Graduate Business School at Stanford University where he was in attendance from September 1995 to June 1997.

      Henry N. Nassau has served as one of our Managing Directors and as our General Counsel since May 1999. Mr. Nassau was a partner in the law firm of Dechert Price & Rhoads from September 1987 to May 1999 and was Chair of the Business Department from January 1998 to May 1999. At Dechert Price & Rhoads, Mr. Nassau engaged in the practice of corporate law, concentrating on mergers and acquisitions.

      John N. Nickolas has served as our Managing Director of Finance and has been our Assistant Treasurer since January 1999. Prior to joining us, Mr. Nickolas served from October 1994 to December 1998 in various finance and accounting positions for Safeguard Scientifics, Inc., most recently serving as Corporate Controller from December 1997 to December 1998. Mr. Nickolas brings to us extensive financial experience including corporate finance, financial reporting, accounting and treasury operations. Before joining Safeguard Scientifics, Inc., Mr. Nickolas was Audit Manager and held various other positions at KPMG LLP from July 1990 to October 1994.

      Robert A. Pollan has served as one of our Managing Directors of Operations since June 1998. Prior to joining us, Mr. Pollan served as a Chief Technology Officer and Vice President of Business Development at General Electric Capital Corporation from August 1995 to June 1998. During his tenure at General Electric Capital Corporation, Mr. Pollan co-founded and served as President of two supply chain ventures focused on remote telemetry and third-party logistics, returnable packaging leasing and logistics. He led several acquisitions in Europe, Asia and the United States. Mr. Pollan was co-founder and, from September 1991 to July 1995, Managing Director of OFR, Ltd., an advisory firm focused on the organizational and financial restructuring of industrial enterprises in Central Europe. While in Central Europe, Mr. Pollan founded the first Polish industrial group and advised the World Bank and a number of Eastern European governments. Mr. Pollan serves as a director of CommerX, Inc., Internet Commerce Systems, Inc., iParts, Pointment, and United Messaging and Universal Access, Inc.

      Sherri L. Wolf has served as our Managing Director of Investor Relations since May 1999. Prior to joining us, Ms. Wolf served as a Vice President in equity research at Adams, Harkness & Hill, an investment banking firm, from September 1994 to May 1999. While with Adams, Harkness & Hill, Ms. Wolf focused on the Internet and the information technology services sectors and covered such companies as CMG Information Services, Inc., Safeguard Scientifics, Inc., Lycos and Forrester Research. Ms. Wolf obtained a Masters of Science from the Massachusetts Institute of Technology's Sloan School of Management where she was in attendance from September 1992 to June 1994.

      Michael H. Forster has served as one of our Senior Partners of Operations since June, 1998. Before joining us, Mr. Forster served as Senior Vice President of Worldwide Field Operations for Sybase, Inc. from April 1996 to March 1999. Prior to this position with the company, Mr. Forster was Sybase's Senior Vice President and President of the company's Information Connection Division from April 1994 to March 1996. Mr. Forster has over 30 years of sales, marketing and general management experience in the information technology industry. Mr. Forster serves as a director of Tangram Enterprise Solutions, SageMaker, Inc. and Syncra Software, Inc.

      Christopher H. Greendale has served as one of our Senior Partners of Operations since January 1999. Prior to joining us, Mr. Greendale served as an independent management consultant from January 1998 to December 1998. Prior to becoming a consultant, Mr. Greendale served as Executive Vice President of Cambridge Technology Partners, a company he co-founded in 1991. Cambridge Technology Partners is a systems integrator that initiated fixed price, fixed time, rapid systems development. Mr. Greendale has extensive experience in sales and marketing, and general management in the information technology industry.

      Robert E. Keith, Jr. has served as the Chairman of our Board of Directors since our inception in March 1996. Mr. Keith is also Managing General Partner of Technology Leaders II, L.P. and has had principal operating responsibility for Technology Leaders II, L.P. since 1988. Mr. Keith also serves as a director of American Education Centers, Inc., Cambridge Technology Partners (Massachusetts), Inc., Diablo Research Corporation, LLC, Interactive Media Systems, Inc., Masterpack International, Inc., MultiGen-Paradigm, Inc., National Media Corporation, Naviant Technology Solutions, Inc., Sansource, Inc., US Interactive, Inc., and Whisper Communications, Inc. and is Vice Chairman of the Board of Safeguard Scientifics, Inc.

      Julian A. Brodsky has served as one of our directors since May 1996. Mr. Brodsky is a founder of Comcast Corporation, a developer of broadband cable networks, cellular and personal communications systems and has served as a director of Comcast since 1969 and Vice Chairman since 1988. He serves as Vice President and a director of Sural Corporation. Mr. Brodsky serves as a director of Comcast Cable Communications, Inc., Comcast Cellular Corporation, the RBB Fund, Inc. and Chairman of Comcast Interactive Capital Group, Inc.

      E. Michael Forgash has served as one of our directors since May 1998. Mr. Forgash has been Vice President, Operations of Safeguard Scientifics, Inc. since January, 1998. Prior to joining Safeguard Scientifics, Mr. Forgash was President and Chief Executive Officer of Creative Multimedia from August 1996 to October 1997. Prior to that, Mr. Forgash was President at Continental HealthCare Systems from November 1994 to July 1996. Mr. Forgash also serves as a director of US Interactive, Inc., 4anything.com, Inc., eMerge Vision, Who? Vision Systems, Inc. and Integrated Visions, Inc.

      Dr. Thomas P. Gerrity has served as one of our directors since December 1998. Dr. Gerrity has also served as Dean of The Wharton School of the University of Pennsylvania since July 1990. Dr. Gerrity is also a member of the Board of Directors of Fiserv, Inc., Fannie Mae, CVS Corporation, Sunoco, Inc., Reliance Group Holdings, Inc., Knight-Ridder, Inc. and Ikon Office Solutions, Inc. and a trustee of MAS Funds.

      Scott E. Gould has served as one of our directors since December 1998. Mr. Gould is Vice President of G.E. Capital Equity Capital Group, Inc., a wholly-owned subsidiary of General Electric Corporation, in charge of Supply Chain Technology, Logistics and Transportation Investing since August, 1997. Prior to joining General Electric Equity Capital Group, Mr. Gould was Director of Strategic Planning & Information from January 1996 to August 1997 and Director of Finance from February 1994 to January 1996 for DSC Logistics, a logistics outsourcer and software company. Mr. Gould also works with the boards of McHugh Software International and IFCO Returnable Packaging Systems.

      Peter A. Solvik has served as one of our directors since May 1999. Mr. Solvik has served as Senior Vice President and Chief Information Officer of Cisco Systems, Inc. since January 1999, as Vice President and CIO from 1995 to 1999, and as Director of Information Systems and CIO from 1995 to 1995. Under Mr. Solvik's leadership, Cisco Systems has been recognized as one of the most innovative and successful large corporations in the use of the Internet. Mr. Solvik is also a member of the board of directors of Context Integration, Inc., Cohera Corp. and Asera Inc.

Advisory Board

      Our Advisory Board members provide our partner companies with strategic guidance in general management, sales and marketing, and information technology management. Our Advisory Board members and their backgrounds are:

    General Management Guidance

      Jeff Ballowe has served on our Advisory Board since February 1998. Mr. Ballowe served as President, Interactive Media and Development Group, of Ziff-Davis, Inc.'s Internet publications until the end of 1997. Mr. Ballowe was instrumental in transforming Ziff-Davis from a national magazine publisher to an international integrated media company. Prior to joining Ziff-Davis, Mr. Ballowe worked as a marketing executive at various technology and marketing services companies. Mr. Ballowe serves as Chairman of the Board of Directors of Deja.com, Inc. and as director of drkoop.com, Inc., Xoom.com, Inc., Ziff-Davis TV Inc. and VerticalNet, Inc.

      Alex W. "Pete" Hart has served on our Advisory Board since March 1998. Mr. Hart is a consultant in consumer financial services specializing in emerging payment and distribution systems. Mr. Hart has served in numerous positions, including Chief Executive Officer, of Advanta Corporation from March 1994 to October 1997. Prior to joining Advanta Corporation, Mr. Hart served as President and Chief Executive Officer of MasterCard International. Mr. Hart serves as a director of Sanchez Computer Associates, Who? Vision Systems, 4anything.com, HNC Software, Integrated Vision and Destiny Systems and on the advisory board of ONVIA.com and Qpass.

      Ron Hovsepian has served on our Advisory Board since October 1998. Mr. Hovsepian is the Vice President, Business Development, Distribution Industry, for IBM Corporation. Prior to this position, Mr. Hovsepian was General Manager of IBM's Global Retail and Distribution Industry Solution Organization, and had global responsibility for IBM's retail store system and the consumer driven supply chain solution units. Mr. Hovsepian joined IBM as a Marketing Representative in 1983.

      Martha Rogers, Ph.D., has served on our Advisory Board since 1996. Dr. Rogers is a Professor at the Duke University Fuqua School of Business. Dr. Rogers has served as Founding Partner of Marketing 1 to 1/Peppers and Rogers Group since 1994. Marketing 1 to 1/Peppers and Rogers Group is a management consulting firm that focuses on thought leadership and strategy in the growing fields of interactivity, marketing, technology, relationship management and business development. Dr. Rogers frequently appears on a variety of radio and television programs, including C-SPAN's "American Perspectives" covering business trends and features.

      Yossi Sheffi has served on our Advisory Board since July 1998. Dr. Sheffi is a Professor at Massachusetts Institute of Technology where he serves as Director of the Center for Transportation Studies. Dr. Sheffi's teaching and research areas include logistics, optimization, supply chain management and e-commerce. Dr. Sheffi is the author of a textbook and over fifty technical publications. In 1997, Dr. Sheffi co-founded Syncra Software, Inc. and in 1998, he co-founded e-Chemicals, Inc. Dr. Sheffi is Chairman of the Boards of Directors of Syncra Software, Inc. and e-Chemicals, Inc.

      David Stamm has served on our Advisory Board since June 1999. Mr. Stamm founded Clarify, Inc. in August 1990 and served as President, Chief Executive Officer and Director from its inception until March 1998. In March 1998, Mr. Stamm was appointed Chairman of the Board of Directors of Clarify. From 1980 to 1989, Mr. Stamm served as Executive Vice President and a director of Daisy Systems Corporation, a computer-aided engineering hardware and software company which he co-founded in August 1980. Mr. Stamm also serves as a director of TimeDance, Inc., a privately-held internet start-up specializing in meeting scheduling systems and Full Circle Software, a privately-held start-up focusing on web-based technical support for personal computer hardware and software.

      Gary C. Wendt has served on our Advisory Board since May 1999. Mr. Wendt served as President, Chairman and Chief Executive Officer of General Electric Capital Services, Inc. from 1986 to 1998. During Mr. Wendt's tenure as leader of General Electric Capital Services, the company became General Electric Corporation's largest business sector. Mr. Wendt serves as a director of iXL Enterprises, Inc., Sanchez Computer Associates, Inc. and LAPA Lineas Aereas Privadas Argentinas S.A.

    Sales and Marketing Guidance

      Rowland Hanson has served on our Advisory Board September 1996. Mr. Hanson is founder and President of C. Rowland Hanson & Associates which provides strategic planning, marketing and communications to a variety of software companies. Mr. Hanson has also been involved in the founding, development and sale or merger of several software companies. Prior to founding
C. Rowland Hanson & Associates, Mr. Hanson served as Vice President of Corporate Communications at Microsoft Corporation, where he is credited with developing and executing the company's original branding strategy. Mr. Hanson serves as a director of Webforia and Sequel Technology.

      Tom Kippola has served on our Advisory Board since February 1997. Mr. Kippola is the Managing Partner of The Chasm Group, which provides market strategy consulting and training and speaking services for start-up, growing and established information technology companies. Prior to his consulting career, Mr. Kippola was director of marketing for a service automation software vendor. Mr. Kippola has co-authored a book entitled "The Gorilla Game: An Investor's Guide to Picking Winners in High Technology." Mr. Kippola serves as a director of Whisper Communications, Inc. and Thru-Put Technologies. In addition, Mr. Kippola is an advisory board member of Rubric, SMART Technologies, Inc., RTMS, Inc. and Voyager Capital.

      Geoffrey A. Moore has served on our Advisory Board since February 1997. Mr. Moore is Chairman of the Board and founder of The Chasm Group, where he continues to provide market development and business strategy services to many leading high-technology companies. He is also a venture partner with Mohr Davidow Ventures where he provides market strategy advice to the high-tech portfolio companies. Prior to finding The Chasm Group, Mr. Moore was a principal and partner at Regis McKenna, Inc., a leading high-tech marketing strategy and communications company. Mr. Moore serves as a director of many companies, including Documentation Inc. and Objectivity, Inc.

      John A. Miller, Jr. has served on our Advisory Board since July 1996. Mr. Miller has served as President and Chief Executive Officer of Miller Consulting Group since founding the company in 1996. Miller Consulting Group is a strategy-driven public relations firm that integrates market positioning with tactical public relations for emerging information technology companies. Prior to founding the Miller Consulting Group, Mr. Miller founded Miller Communications, which advised Compaq Computer Corporation, Lotus Corporation and more than 75 other emerging information technology firms throughout the 1980s.

      Don Peppers has served on our Advisory Board since August 1996. Mr. Peppers is a partner at Marketing 1 to 1/Pepper and Rogers Group, a management consulting firm. Mr. Peppers is a co-author with Dr. Martha Rogers, of several books on customer relationship management and one-on-one marketing. Mr. Peppers serves as a director of DoubleClick, a network of Web advertising sites and ad serving services, and Modem Media.Poppe Tyson, an interactive marketing and advertising agency.

      Charles W. Stryker, Ph.D., has served on our Advisory Board since September 1997. Dr. Stryker has served as President, Marketing Information Solutions for IntelliQuest, Inc. Dr. Stryker is a recognized leader in the information solutions industry with his record as founder of Trinet, Inc., MkIS User Forum, Information Technology Forum, and President of National Accounts Division of American Business Information.

      Sergio Zyman has served on our Advisory Board since February 1999. Mr. Zyman is founder of The Z Group, a broad consulting and venture firm. Prior to his consulting career, Mr. Zyman served as Vice President and Chief Marketing Officer of the Coca-Cola Company. During Mr. Zyman's tenure with Coca-Cola, he had responsibility for the introduction of Cherry Coke, Diet Coke, Fruitopia and the new Coke initiative. Since leaving Coca-Cola, Mr. Zyman has also authored a book entitled "The End of Marketing As We Know It." Mr. Zyman serves as a director of Gap, Inc., Netcentives, Inc. and VC Television Network Corp.

    Information Technology Management Guidance

      K.B. Chandrasekhar has served on our Advisory Board since April 1999. Mr. Chandrasekhar is Chairman of the Board of Exodus Communications, a company he co-founded in 1994. Exodus Communications is a leading server hosting company for Internet sites. Since establishing its first Internet data center in 1996, Exodus Communications has expanded to nine cities with more than 1,000 employees and 1,000 customers. Prior to co-founding Exodus Communications, Mr. Chandrasekhar founded Fouress, Inc., a network software design and development firm.

      Esther Dyson has served on our Advisory Board since May 1996. Ms. Dyson is Chief Executive Officer of EDventure Holdings, Inc. EDventure Holdings is a company focused on emerging information technology worldwide, and on the emerging computer markets of Central and Eastern Europe. EDventure publishes Release 1.0, a monthly newsletter and sponsors two annual technology forums. Ms. Dyson serves as a director of Scala Business Solutions N.V., Poland Online, New World Publishing, Global Business Network, Graphisoft, PRT Group, Inc., Accent, Medscape Inc. and Cygnus Solutions. Ms. Dyson also serves on the advisory board of Perot Systems Corporation.

      John McKinley has served on our Advisory Board since July 1998. Mr. McKinley is Chief Technology Officer of Merrill Lynch & Co. With Merrill Lynch, Mr. McKinley has responsibility for 8,200 information technology professionals and is responsible for driving e-commerce initiatives throughout the company. Prior to joining Merrill Lynch, Mr. McKinley served as Chief Technology and Information Officer for General Electric Capital Corporation. Mr. McKinley serves as a director of Proxicom Inc., a leading Internet-focused systems integration firm. Mr. McKinley also serves on the Executive Client Advisory Board of AT&T Corporation.

      William Powar has served on our Advisory Board since June 1998. Mr. Powar is a principal of Venture Architects, a company he founded in January 1997. Venture Architects is a consulting firm that provides strategic guidance and business development expertise to companies in the e-commerce industry. Prior to founding Venture Architects, Mr. Powar served 22 years with Visa USA and Visa International developing new markets and businesses. From 1994 through 1996, Mr. Powar directed Visa's venture investments and strategic alliances. Mr. Powar serves as a director of MobiNetix Systems, Inc.

      We expect to change the composition of our Advisory Board from time to time to better match the evolving needs of our partner companies.

Classes of the Board

      Our Board of Directors is divided into three classes that serve staggered three-year terms as follows:

   Class   Expiration               Member
   -----   ---------- ---------------------------------
  Class I     2000    Messrs. Brodsky and Gould
 Class II     2001    Messrs. Keith, Forgash and Solvik
 Class III    2002    Messrs. Buckley, Fox and Gerrity

Board Committees

      The compensation committee reviews and makes recommendations to the Board regarding the compensation to be provided to our Chief Executive Officer and our directors. In addition, the compensation committee reviews compensation arrangements for our other executive officers. The compensation committee also administers our equity compensation plans. The current members of the compensation committee are Messrs. Gerrity, Keith and Solvik.

      The audit committee reviews and monitors our corporate financial reporting, external audits, internal control functions and compliance with laws and regulations that could have a significant effect on our financial condition or results of operations. In addition, the audit committee has the responsibility to consider and recommend the appointment of, and to review fee arrangements with, our independent auditors. The current members of the audit committee are Messrs. Brodsky and Forgash.

Director Compensation and Other Arrangements

      We do not pay cash compensation to our directors; however they are reimbursed for the expenses they incur in attending meetings of the board or board committees. Non-employee directors are eligible to receive options to purchase common stock awarded under our 1999 Equity Compensation Plan. See "-- Stock Option Plans."

Compensation Committee Interlocks and Insider Participation

      Upon completion of this offering, our compensation committee will make all compensation decisions. Messrs. Gerrity, Keith and Solvik serve as the members of the compensation committee. Mr. Buckley previously served on the compensation committee. Messrs. Alexander and Buckley serve on the compensation committee of VerticalNet. None of our other executive officers, directors or compensation committee members currently serve, or in the past served, on the compensation committee of any other company the directors or executive officers of which served on our compensation committee.

Executive Compensation

      The following table provides certain summary information concerning the compensation earned by our chief executive officer and the other executive officers employed by us during the fiscal year ended December 31, 1998. Since January 1, 1999, we have employed nine additional executive officers--Messrs. Bunker, Devine, Gathman, Haskell, Hwang, Lotke, Nassau, Nickolas and Ms. Wolf-- each of whom are expected to receive more than $100,000 in compensation in 1999.

                           Summary Compensation Table

                                                                       Long-Term
                                                                      Compensation
                                          Annual Compensation            Awards
                                   ---------------------------------- ------------
                                                                         Shares
                                                          Other        Underlying
     Name and Principal Position    Salary   Bonus   Compensation (1)   Options
     ---------------------------   -------- -------- ---------------- ------------
     Walter W. Buckley, III
     President and Chief
      Executive Officer........    $159,769 $ 96,000       --          1,300,000
     Douglas A. Alexander
     Managing Director.........    $225,000 $100,000       --          1,250,000
     Kenneth A. Fox
     Managing Director.........    $119,538 $ 75,000       --          1,250,000
     Robert A. Pollan
     Managing Director.........    $133,808 $ 50,000       --          1,250,000

--------
(1) The value of certain perquisites and other personal benefits is not included in the amounts disclosed because it did not exceed for any officer in the table above the lesser of either $50,000 or 10% of the total annual salary and bonus reported for such officer.

     The following tables set forth certain information concerning grants to purchase shares of our common stock of each of the officers named in the summary compensation table above during the year ended December 31, 1998.

             Option Grants During the Year Ended December 31, 1998

                                                                             Potential Realizable
                                                                               Value at Assumed
                                                                                Annual Rates of
                           Number of  Percentage of                               Stock Price
                          Securities  Total Options                            Appreciation for
                          Underlying   Granted to   Exercise                    Option Term (3)
                            Options   Employees in  Price per  Expiration   -----------------------
    Name                  Granted (1)     1998      Share (2)     Date          5%          10%
    ----                  ----------- ------------- --------- ------------- ----------- -----------
Walter W. Buckley, III..   1,300,000       21%        $2.00   Dec. 18, 2008 $14,827,895 $23,618,470
Douglas A. Alexander....   1,250,000       20%         2.00   Dec. 18, 2008  14,257,592  22,710,067
Kenneth A. Fox..........   1,250,000       20%         2.00   Dec. 18, 2008  14,257,592  22,710,067
Robert A. Pollan........   1,250,000       20%         2.00   Dec. 18, 2008  14,257,592  22,710,067

-------

(1) All options granted to employees are immediately exercisable and are nonqualified stock options and generally vest over five years at the rate of 20% of the shares subject to the option per year. Unvested shares are subject to a right of repurchase upon termination of employment. Options expire ten years from the date of grant.

(2) We granted options at an exercise price equal to the fair market value of our common stock on the date of grant, as determined by our Board of Directors.

(3) These amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration dates based upon an assumed initial public offering price of $9.00 per share. These assumptions are not intended to forecast future appreciation of our stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.

     The following table sets forth certain information concerning option exercises by our Named Officers.

                   Year-End December 31, 1998 Option Values

                                                                                              Value of Unexercised
                                                    Number of Securities Underlying                in-the-Money
                                                     Unexercised Options at Fiscal              Options at Fiscal
                             Shares                            Year-End                           Year-End (1)
                          Acquired on     Value     ------------------------------------    -------------------------
    Name                  Exercise (#) Realized ($) Exercisable (2)       Unexercisable     Exercisable Unexercisable
    ----                  ------------ ------------ ------------------    --------------    ----------- -------------
Walter W. Buckley, III..      --           --                   1,300,000               --  $9,100,000       --
Douglas A. Alexander....      --           --                   1,250,000               --   8,750,000       --
Kenneth A. Fox..........      --           --                   1,250,000               --   8,750,000       --
Robert A. Pollan........      --           --                   1,250,000               --   8,750,000       --

-------

(1) Based on an assumed initial public offering price of $9.00 per share, less the exercise price, multiplied by the number of shares underlying the option.

(2) All the options listed below were exercised in May 1999.

Employee Benefit Plans

    Membership Profit Interest Plan

      In 1996, the board of managers of Internet Capital Group, L.L.C. approved the Membership Profit Interests Plan, which we refer to as our restricted stock issuances after the Reorganization. Under the terms of the Membership Profit Interest Plan, certain employees, consultants and advisors who are designated by Messrs. Buckley and Fox received grants of units of membership interests in Internet Capital Group, L.L.C. These units of membership interest cannot be transferred until the rights of the holder in the units vest. Twenty percent of each of these holder's units of membership interest vest each year over a five year period beginning on the vesting date established by our board. If any holder's relationship with us is terminated, his or her units of membership interest that have not vested are forfeited to us.

      Following the Reorganization, all outstanding grants became grants under our new Membership Profit Interest Plan. As of December 31, 1998 a total of 6,783,625 shares of common stock have been issued under the Membership Profit Interest Plan, all of which were outstanding, leaving no shares available for grant at a later date. Our Board of Directors has the power, subject to the limitations contained in the Membership Profit Interest Plan, to prescribe the terms and conditions of any award granted under the Membership Profit Interest Plan, including the total number of shares awarded to each grantee and any applicable vesting schedule.

    Internet Capital Group, Inc. 1999 Equity Compensation Plan

      Our 1998 Equity Compensation Plan and our Managers' Option Plan were approved by the board of managers of Internet Capital Group, L.L.C. on October 13, 1998. After the Reorganization, we converted the 1998 Equity Compensation Plan and the Managers' Option Plan into our 1999 Equity Compensation Plan, which combines the Equity Compensation Plan and the Managers' Option Plan into a single plan. The 1998 Equity Compensation Plan and Managers' Option Plan provided for the grant of non-qualified options for membership interests in Internet Capital Group, L.L.C., restricted stock, stock appreciation rights ("SARs"), and performance awards. Our 1999 Equity Compensation Plan provides that options outstanding under the 1998 Equity Compensation Plan and Managers' Option Plan will be considered options issued under the 1999 Plan.

      We have adopted the Internet Capital Group, Inc. 1999 Equity Compensation Plan, as amended and restated, effective as of February 2, 1999. The terms and provisions of the 1999 Plan are summarized below. This summary, however, does not purport to be a complete description of the 1999 Plan and is qualified in its entirety by the terms of the 1999 Plan.

      Purpose. The purpose of the 1999 Plan is to provide:

    .  designated employees of Internet Capital Group and its subsidiaries;

    . certain advisors who perform services for Internet Capital Group or its subsidiaries; and

    .  non-employee members of our Board of Directors,

with the opportunity to receive grants of incentive stock options, non-qualified options, share appreciation rights, restricted shares, performance shares, dividend equivalent rights and cash awards. We believe that the 1999 Plan will encourage the participants to contribute materially to our growth and will align the economic interests of the participants with those of our shareholders.

      General. Subject to adjustment as described below, the plan authorizes awards to participants of up to 21,000,000 shares of our common stock. No more than 3,000,000 shares in the aggregate may be granted to any individual in any calendar year. Such shares may be authorized but unissued shares of our common stock or may be shares that we have reacquired, including shares we purchase on the open market. If any options or stock appreciation rights granted under the plan expire or are terminated for any reason without being exercised, or restricted shares or performance shares are forfeited, the shares of common stock underlying that award will again be available for grant under the plan.

      Administration of the Plan. A committee appointed by our Board of Directors administers the 1999 Plan. The committee has the sole authority to designate participants, grant awards and determine the terms of all grants, subject to the terms of the 1999 Plan. As a result of our becoming a publicly-traded company, the compensation committee of the Board of Directors will become responsible for administering and interpreting the plan. Prior to that time, the Board of Directors has fulfilled those roles. The compensation committee will consist of two or more persons appointed by the Board of Directors from among its members, each of whom will be a "non-employee director" as defined by Rule 16b-3 under the Securities Exchange Act of 1934, and an "outside director" as defined by Section 162(m) of the Internal Revenue Code and related Treasury regulations. The committee has the full authority to interpret the 1999 Plan and to make rules, regulations, agreements and instruments for implementing the plan. The committee's determinations made under the 1999 Plan are to be conclusive and binding on all persons having any interest in the plan or any awards granted under the plan.

      Eligibility. Grants may be made to any employee of Internet Capital Group, Inc. or any of its subsidiaries and to any non-employee member of the Board of Directors. Key advisors who perform services for us or any of our subsidiaries are eligible if they render bona fide services, not as part of the offer or sale of securities in a capital-raising transaction. As of June 15, 1999, 5,058,500 options were outstanding under the plan.

      Options. Incentive stock options may be granted only to employees. The maximum number of shares that may be subject to incentive stock options over the life of the 1999 Plan is 3,000,000. Non-qualified stock options may be granted to employees, key advisors and non-employee directors. The exercise price of common stock underlying an option shall be determined by the compensation committee at the time the option is granted, and may be equal to, greater than, or less than the fair market value of such stock on the date the option is granted; provided that the exercise price of an incentive stock option shall be equal to or greater than the fair market value of a share of common stock on the date such incentive stock option is granted, and the exercise price of an incentive stock option granted to an employee who owns more than 10% of the common stock may not be less than 110% of such fair market value.

      Unless the applicable option agreement provides otherwise, a participant can exercise an option award at any time, before or after the option has fully vested, by paying the applicable exercise price in cash, or, with the approval of the compensation committee, by delivering shares of common stock owned by the grantee and having a fair market value on the date of exercise equal to the exercise price of the grants, or by such other method as the compensation committee shall approve, including payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board. In addition, the plan provides that we may make loans to participants or guarantee loans made by third parties to the participant for the purpose of assisting participants to exercise their options. The compensation committee has the authority to set the terms and conditions that will apply to any loan or guarantee.

      Options vest according to the terms and conditions determined by the compensation committee and specified in the grant instrument. In general, the options that have already been granted under the plan are subject to a five year vesting schedule with twenty percent of each grant vesting on each anniversary of the grant date. The compensation committee will determine the term of each option up to a maximum of ten years from the date of grant except that the term of an incentive stock option granted to an employee who owns more than 10% of the common stock may not exceed five years from the date of grant. The compensation committee may accelerate the exercisability of any or all outstanding options at any time for any reason.

      Non-Employee Director Option Grants. The 1999 Plan provides that each of our non-employee directors, other than:

    . non-employee directors who at any time during their membership on our Board of Directors are employees of Safeguard Scientifics, Inc. or any of its subsidiaries or affiliates;

    . non-employee directors who at any time during their membership on our Board of Directors are employees of TL Ventures, Inc. or any of its subsidiaries or affiliates; or

    . non-employee directors who are granted options under the general option provisions of the 1999 Plan, is entitled to receive an option to purchase 47,000 shares of our common stock, vesting in equal installments over four years, upon his initial election to our Board of Directors, and a service grant to purchase 20,000 shares every two years, vesting in equal installments over two years. The plan also allows our Board of Directors to grant an option to any of the eligible non-employee directors who were members of the Board of Directors immediately following the execution of the Reorganization to compensate any of those non-employee directors for the cancellation of outstanding options held immediately prior to the Reorganization. No non-employee director may be granted more than 107,000 shares of our common stock under the automatic and conversion grants described above. Such automatic and conversion grants will otherwise be generally subject to the terms provided for options under the 1999 Plan.

      Restricted Stock. The compensation committee shall determine the number of restricted shares granted to a participant, subject to the maximum plan limit described above. Grants of restricted shares will be conditioned on such performance requirements, vesting provisions, transfer restrictions or other restrictions and conditions as the compensation committee may determine in its sole discretion. The restrictions shall remain in force during a restriction period set by the compensation committee. If the grantee is no longer employed by us during the restriction period or if any other conditions are not met, the restricted shares grant will terminate as to all shares covered by the grant for which the restrictions are still applicable, and those shares must be immediately returned to us.

      Stock Appreciation Rights. The compensation committee may grant stock appreciation rights (SARs) to any participant, subject to the maximum plan limit described above. At any time, the compensation committee may grant an SAR award, either separately or in connection with any option; provided, that if an SAR is granted in connection with an incentive stock option, it must be granted at the same time that the underlying option is granted. The compensation committee will determine the base amount of the SAR at the time that it is granted and will establish any applicable vesting provisions, transfer restrictions or other restrictions as it may determine is appropriate in its sole discretion. When a participant exercises an SAR, he or she will receive the amount by which the value of the stock has appreciated since the SAR was granted, which may be payable to the participant in cash, shares, or a combination of cash and shares, as determined by the compensation committee.

      Performance Share Awards. The compensation committee may grant performance share awards to any employee or key advisor. A performance share award represents the right to receive an amount based on the value of our stock, but may be payable only if certain performance goals that are established by the compensation committee are met. If the compensation committee determines that the applicable performance goals have been met, a performance share award will be payable to the participant in cash, shares or a combination of cash and shares, as determined by the compensation committee.

      Dividend Equivalent Rights. The compensation committee may grant dividend equivalent rights to any participant. A dividend equivalent right is a right to receive payments in amounts equal to dividends declared on shares of our common stock with respect to the number of shares and payable on such dates as determined by the compensation committee. The compensation committee shall determine all other terms applicable to dividend equivalent rights.

      Cash Awards. The compensation committee may grant cash awards to employees under the 1999 Plan. Such awards shall be in such amounts and subject to such performance goals and other terms and conditions as the compensation committee determines.

      Amendment and Termination of the Plan. The compensation committee may amend or terminate the plan at any time. The plan will terminate on the tenth anniversary of its effective date, unless the compensation committee terminates it earlier or extends it with the approval of the shareholders.

      Adjustment Provisions. In the event that certain reorganizations of Internet Capital Group or similar transactions or events occur, the maximum number of shares of stock available for grant, the maximum number of shares that any participant in the 1999 Plan may be granted, the number of shares covered by outstanding grants, the kind of shares issued under the 1999 Plan and the price per share or the applicable market value of such grants shall be adjusted by the committee to reflect changes to our common stock as a result of such occurrence to prevent the dilution or enlargement of rights of any individual under the 1999 Plan.

      Change of Control and Reorganization. Upon a Change of Control, as defined in the 1999 Plan, the compensation committee may:

    . determine that the outstanding grants, whether in the form of options and stock appreciation rights shall immediately vest and become exercisable;

    . determine that the restrictions and conditions on all outstanding restricted stock or performance share awards shall immediately lapse;

    . require that grantees surrender their outstanding options and stock appreciation rights in exchange for payment by us, in cash or common stock, in an amount equal to the amount by which the then fair market value of the shares of common stock subject to the grantee's unexercised options or stock appreciation rights exceeds the exercise price of those options; and/or

    . after giving grantees an opportunity to exercise their outstanding options and stock appreciation rights, terminate any or all unexercised options and stock appreciation rights.

      Upon a Reorganization, as defined in the 1999 Plan, where we are not the surviving entity or where we survive only as a subsidiary of another entity, unless the compensation committee determines otherwise, all outstanding option or SAR grants shall be assumed by or replaced with comparable options or rights by the surviving corporation. In addition, the compensation committee may:

    . require that grantees surrender their outstanding options in exchange for payment by us, in cash or common stock, at an amount equal to the amount by which the then fair market value of the shares of common stock subject to the grantee's unexercised options exceeds the exercise price of those options; and/or

    . after accelerating all vesting and giving grantees an opportunity to exercise their outstanding options or SARs, terminate any or all unexercised options and SARs.

      Federal Tax Consequences of Stock Options. In general, neither the grant nor the exercise of an incentive stock option will result in taxable income to an option holder or a deduction to Internet Capital Group. To receive special tax treatment as an incentive stock option under the Internal Revenue Code as to shares acquired upon exercise of an incentive stock option, an option holder must neither dispose of such shares within two years after the incentive stock option is granted nor within one year after the exercise of the option. In addition, the option holder must be an employee of Internet Capital Group or one of its subsidiaries at all times between the date of grant and the date three months, or one year in the case of disability, before the exercise of the option. Special rules apply in the case of the death of the option holder. Incentive stock option treatment under the Internal Revenue Code generally allows the sale of our common stock received upon the exercise of an incentive stock option to result in any gain being treated as a capital gain to the option holder, but we will not be entitled to a tax deduction. However, the exercise of an incentive stock option, if the holding period rules described above are satisfied, will give rise to income includable by the option holder in his or her alternative minimum tax in an amount equal to the excess of the fair market value of the stock acquired on the date of the exercise of the option over the exercise price.

      If the holding rules described above are not satisfied, gain recognized on the disposition of the shares acquired upon the exercise of an incentive stock option will be characterized as ordinary income. Such gain will be equal to the difference between the exercise price and the fair market value of the shares at the time of exercise. Special rules may apply to disqualifying dispositions where the amount realized is less than the value at exercise. We will generally be entitled to a deduction equal to the amount of such gain included by an option holder as ordinary income. Any excess of the amount realized upon such disposition over the fair market value at exercise will generally be long-term or short-term capital gain depending on the holding period involved. Notwithstanding the foregoing, in the event that the exercise of the option is permitted other than by cash payment of the exercise price, various special tax rules may apply.

      No income will be recognized by an option holder at the time a non-qualified stock option is granted. Generally, ordinary income will, however, be recognized by an option holder at the time a vested non-qualified stock option is exercised in an amount equal to the excess of the fair market value of the underlying common stock on the exercise date over the exercise price. We will generally be entitled to a deduction for federal income tax purposes in the same amount as the amount included in ordinary income by the option holder with respect to his or her non-qualified stock option. Gain or loss on a subsequent sale or other disposition of the shares acquired upon the exercise of a vested non-qualified stock option will be measured by the difference between the amount realized on the disposition and the tax basis of such shares, and will generally be long-term capital gain depending on the holding period involved. The tax basis of the shares acquired upon the exercise of any non-qualified stock option will be equal to the sum of the exercise price of such non-qualified stock option and the amount included in income with respect to such option. Notwithstanding the foregoing, in the event that exercise of the option is permitted other than by cash payment of the exercise price, various special tax rules apply.

      Unless the holder of an unvested non-qualified stock option makes an 83(b) election as described below, there generally will be no tax consequences as a result of the exercise of an unvested option until the stock received upon such exercise is no longer subject to a substantial risk of forfeiture or is transferable. Generally, when the shares have vested, the holder will recognize ordinary income, and we will be entitled to a deduction, equal to the difference between the fair market value of the stock at such time and the exercise price paid by the holder for the stock. Subsequently realized changes in the value of the stock generally would be treated as long-term or short-term capital gain or loss, depending on the length of time the shares were held prior to disposition of such shares. In general terms, if a holder were to make an 83(b) election under Section 83(b) of the Internal Revenue Code upon the exercise of the unvested option, the holder would recognize ordinary income on the date of the exercise of such option, and we would be entitled to a deduction, equal to:

    . the fair market value of the stock received pursuant to such exercise as though the stock were not subject to a substantial risk of forfeiture or transferable, minus

    .  the exercise price paid for the stock.

If an 83(b) election were made, there would generally be no tax consequences to the holder upon the vesting of the stock, and all subsequent appreciation in the stock would generally be eligible for capital gains treatment.

      Additional special tax rules may apply to those option holders who are subject to the rules set forth in Section 16 of the Securities Exchange Act of 1934. The foregoing tax discussion is a general description of certain expected federal income tax results under current law, and all affected individuals should consult their own advisors if they wish any further details or have special questions.

      Section 162(m). Section 162(m) of the Internal Revenue Code may preclude us from claiming a federal income tax deduction if we pay total remuneration in excess of $1.0 million to the chief executive officer or to any of the other four most highly compensated officers in any one year. Total remuneration would generally include amounts received upon the exercise of stock options granted under the plan and the value of shares received when restricted shares become transferable or such other time when income is recognized. An exception does exist, however, for performance-based compensation which includes amounts received upon the exercise of stock options pursuant to a plan approved by shareholders that meets certain requirements. We intend to present the 1999 Plan to the shareholders for their approval before completing this offering. The 1999 Plan is intended to make grants of stock options and stock appreciation rights that meet the requirements of performance-based compensation. Other awards have been structured with the intent that such awards may qualify as such performance based compensation if so determined by the compensation committee.

    Internet Capital Group, Inc. Equity Compensation Loan Program

      In accordance with the 1998 Plan, the 1999 Plan and the applicable employee option agreements, and in consideration of certain restrictive covenants regarding the use of confidential information and non-competition, we have offered to loan each employee who has been awarded a non-qualified stock option under the 1999 Plan an amount necessary to pay the exercise price of their outstanding options and an amount to pay some portion of the income tax that such employee will owe upon the exercise of such options. These loans will generally be available to those eligible employees who elect to exercise their options on or prior to May 5, 1999. The loans will be full recourse, will bear an interest rate of 5.22%, and will be for five-year terms. In addition, each eligible employee will pledge the number of shares acquired pursuant to the exercise of the applicable option as collateral for the loan. If an eligible employee sells any shares acquired pursuant to the option exercise, such eligible employee is obligated under the terms of the loan to use the proceeds of such sale to repay that percentage of the original balance of the loan which is equal to the percentage determined by dividing the number of shares sold by the number of shares acquired pursuant to the exercise of the applicable option. If the eligible employee's employment by the Company is terminated for any reason, such eligible employee must repay the full outstanding loan balance to the Company within 90 days of such termination. Also, if the Company determines that a grantee breaches any of the terms of the restrictive covenants, such eligible employee must immediately repay any outstanding loan balance to the Company.

    Internet Capital Group, Inc. Long-Term Incentive Plan

      Our long-term incentive plan supports our growth strategy since the plan permits participants to share directly in the growth of our partner companies. Each year, we will allocate up to 12% of each acquisition made during the year for the benefit of the participants in the long-term incentive plan. The plan permits the compensation committee to award grants in the form of interests in limited partnerships established by us to hold the interests acquired by us in a given year, restricted stock in a partner company, or share units which entitle a participant to share in the appreciation of the value of the stock of a partner company above established threshold levels. Grants may be made to any of our employees. As of June 15, 1999, no grants have been made under the plan. We intend primarily to grant limited partnership interests to plan participants to more closely align the participants' interests with our interests.

      All grants are subject to vesting over a period of years and the attainment of specified threshold levels. Partnership interests are generally paid out in stock of a partner company after a fixed period of years. The compensation committee can accelerate vesting and payout upon the attainment of the threshold value. Restricted stock awards are subject to certain restrictions and are held in escrow until the attainment of the established threshold levels. Share units are payable in cash or in stock of a partner company after a fixed period of years, subject to acceleration by the compensation committee if the threshold levels are achieved.

    Internet Capital Group, Inc. 401(k) Plan

      We sponsor the Internet Capital Group, Inc. 401(k) Plan, a defined contribution plan that is intended to qualify under Section 401(a) of the Code. All employees who are at least 21 years old and have been employed by us for one month are eligible to participate in our 401(k) Plan. An eligible employee of the Company may begin to participate in our 401(k) Plan on the first day of the plan quarter after satisfying our 401(k) Plan's eligibility requirements. A participating employee may make pre-tax contributions of a percentage (not less than 1% and not more than 15%) of his or her eligible compensation, subject to the limitations under the federal tax laws. Employee contributions and the investment earnings thereon are fully vested at all times. We may make discretionary contributions to the 401(k) Plan but we have never done so.

                              CERTAIN TRANSACTIONS

      Walter W. Buckley, III and Kenneth A. Fox, two of our executive officers, and Safeguard Scientifics, Inc., one of our principal stockholders, were all involved in our founding and organization and may be considered our promoters. Under our Membership Profit Interest Plan, we issued 2,567,999 shares of common stock to Mr. Buckley in March 1996 and 1,286,549 shares of common stock to Mr. Fox in September 1996. In December 1998, each of Mr. Buckley and Mr. Fox received an incentive stock option grant under our 1998 Equity Compensation Plan to purchase 1,300,000 and 1,250,000 shares of common stock, respectively. In May 1999, each of Mr. Buckley and Mr. Fox received an incentive stock option grant under our 1999 Equity Compensation Plan to purchase 1,000,000 and 900,000 shares of common stock, respectively. In addition, Safeguard Scientifics, Inc., through its affiliates Safeguard Scientifics (Delaware), Inc. and Safeguard 98 Capital L.P., and Mr. Buckley and Mr. Fox, have purchased common stock from us. The following table sets forth the number of shares of our common stock purchased by Mr. Buckley, Mr. Fox and Safeguard Scientifics, Inc. through Safeguard Scientifics (Delaware), Inc. and Safeguard 98 Capital L.P., the date of each purchase and the amounts received by us from each of these purchasers of our common stock.

                                                               Amount Received
                                Shares of Common    Date of      by Internet
             Name               Stock Purchased    Purchase     Capital Group
             ----               ---------------- ------------- ---------------
Walter W. Buckley, III.........      250,000     April 1996      $  250,000
                                     250,000     November 1996      250,000
                                     250,000     April 1997         250,000
                                     250,000     November 1997      250,000
Kenneth A. Fox.................      250,000     May 1996        $  250,000
                                     250,000     November 1996      250,000
                                     250,000     June 1997          250,000
                                     250,000     December 1997      250,000
Safeguard Scientifics
 (Delaware), Inc...............    6,139,074     May 1996        $6,139,074
                                     360,926     November 1996      360,926
                                   3,250,000     April 1997       3,250,000
                                   3,250,000     November 1997    3,250,000
Safeguard 98 Capital L.P.......    4,062,500     June 1998       $8,125,000
                                   4,062,500     February 1999    8,125,000

      During 1998 and 1999, we leased our corporate offices in Wayne, Pennsylvania from Safeguard Scientifics, Inc. From January 31, 1998 to May 31, 1999, our monthly lease payments to Safeguard Scientifics, Inc. totaled approximately $43,000. Prior to this offering, Safeguard Scientifics, Inc., beneficially owned 18.3% of our common stock. We believe that our lease in Wayne with Safeguard Scientifics, Inc. is on terms no less favorable to us than those that would be available to us in an arm's-length transaction with a third party.

      In the second half of 1999, we intend to lease new corporate office space in Wayne, Pennsylvania from Safeguard Scientifics, Inc. We expect that our new lease with Safeguard Scientifics, Inc. will be on terms no less favorable to us than those terms that would be available to us in an arm's-length transaction with a third party.

      During 1998 and 1999, we paid Safeguard Scientifics for telephone and accounting services, health and general insurance coverage, and other services. From January 31, 1998 to May 31, 1999, our payments to Safeguard Scientifics totaled approximately $175,000 for these services. We believe that the services provided to us are on terms no less favorable to us than those that would be available to us in an arm's-length transaction with a third party.

      In March 1999, we leased office space in Boston, Massachusetts from Safeguard Scientifics, Inc. We pay Safeguard Scientifics, Inc. $4,636 each month under the lease. We believe that our lease in Boston with Safeguard Scientifics, Inc. is on terms no less favorable to us than those that would be available to us in an arm's-length transaction with a third party.

      After 180 days from the date of this prospectus, each of Comcast ICG, Inc., CPQ Holdings, Inc., Internet Assets, Inc., Safeguard Scientifics, Inc., Technology Leaders II L.P. and Technology Leaders II Offshore C.V. will have the right to demand on no more than two occasions that we register the shares of our common stock held by them prior to this offering and all shares of our common stock held by them after exercise of any warrants issued to these shareholders prior to this offering. Prior to this offering, these shareholders, together, are the holders of 45,213,733 shares of our common stock and warrants to purchase 311,665 shares of our common stock.

      In January 1998, we loaned Douglas A. Alexander, one of our Managing Directors, $117,669. Mr. Alexander used the proceeds from the loan to purchase a portion of our interest in VerticalNet at our cost. Mr. Alexander agreed to pay the principal amount of the loan with interest at an annual rate equal to the prime rate plus 1% within 30 days of the date we request payment. On January 5, 1999, Mr. Alexander paid us $128,820, representing the outstanding principal amount of the loan plus accrued interest.

      In October 1998, we sold our 100,000 shares of Series B Preferred Stock of Who?Vision Systems, Inc. for $300,000 to Comcast.

      In January 1999, we sold our convertible notes of VerticalNet for $2,083,221 to Comcast Corporation. At the time of this sale to Comcast, the outstanding principal amount of these convertible notes was $2,083,221.

      In March 1999, we sold our convertible notes of PrivaSeek for $571,659 to Comcast and the assumption by Comcast of one of our notes payable in the outstanding principal amount of $428,341. At the time of this sale to Comcast, the outstanding principal amount of these convertible notes was $1 million.

      In April 1999, in connection with our obtaining a bank credit facility, Safeguard Scientifics, Inc. delivered a letter to the agent for the banks stating that it intends to take any action that may in the future be necessary to promptly cure certain defaults that could occur under our bank credit facility.

      In May 1999, we issued $90 million principal amount of three-year convertible notes to our largest shareholders, directors, executive officers, certain members of the immediate families of our executive officers and others in a round of financing led by Comcast ICG. The notes bear interest at an annual rate of 4.99% during the first year and at the prime rate for the remaining two years. The notes mature on May 10, 2002. Upon completion of this offering, based on an assumed initial public offering price of $9.00 per share, the notes will automatically convert into 10,000,000 shares of our common stock, and all accrued interest will be waived. We issued warrants to the holders of these notes to purchase shares of our common stock. The warrant holders will be entitled to purchase, based on an assumed initial public offering price of $9.00 per share, 2,000,000 shares of our common stock. The warrants expire in May 2002.

      The following table sets forth the names of the holders of certain convertible notes and warrants, their relationship to us and the amounts of each of their convertible notes.

                                     Relationship to              Amount of
  Name of Holder                  Internet Capital Group       Convertible Note
--------------------------- ---------------------------------- ----------------
Ann B. Alexander........... family member of executive officer    $    63,000
Bradley Alexander.......... family member of executive officer        155,000
Douglas E. Alexander....... family member of executive officer        160,000
Susan R. Buckley........... family member of executive officer         55,000
Walter W. Buckley, Jr. .... family member of executive officer        200,000
Walter W. Buckley, III..... executive officer and director            600,000
Comcast ICG, Inc. ......... principal shareholder                  15,000,000
E. Michael Forgash......... director                                  100,000
Kenneth A. Fox............. executive officer and director          1,000,000
David D. Gathman........... executive officer                          25,000
Thomas P. Gerrity.......... director                                   77,000
Internet Assets, Inc. ..... principal shareholder                   1,525,000
Robert E. Keith, Jr. ...... director                                   46,000
Henry N. Nassau............ executive director                         36,000
Robert A. Pollan........... executive officer                          31,000

      In May 1999, some of our officers and directors exercised options to purchase our common stock. Instead of paying us in cash, the officers and directors delivered promissory notes to us in the aggregate amount of $21,765,000. The promissory notes bear interest at the rate of 5.22%, mature on May 5, 2004 and are secured by 8,910,000 shares of our common stock. The following table sets forth the names of the makers of the promissory notes, their relationship to us and the amounts owed to us by each of these makers.

                                     Relationship to              Amount of
   Name of Maker                  Internet Capital Group       Promissory Note
--------------------------- ---------------------------------- ----------------
Walter W. Buckley, III..... executive officer and director        $ 2,600,000
Douglas A. Alexander....... executive officer                       2,500,000
Richard G. Bunker.......... executive officer                       1,350,000
Kenneth A. Fox............. executive officer and director          2,500,000
David D. Gathman........... executive officer                       1,300,000
Victor Hwang............... executive officer                       4,005,000
Henry N. Nassau............ executive officer                       3,660,000
John N. Nickolas........... executive officer                         800,000
Robert A. Pollan........... executive officer                       2,650,000
Thomas P. Gerrity.......... director                                  400,000

      In June 1999, some of our officers and directors exercised options to purchase our common stock. Instead of paying us cash, the officers and directors delivered promissory notes to us in the aggregate amount of $14,783,222.50. The promissory notes bear interest at the rate of 5.22%, mature on June 4, 2004 and are secured by 2,247,750 shares of our common stock. The following table sets forth the names of the makers of the promissory notes, their relationship to us and the amounts owed to us by each of these makers.

                                     Relationship to              Amount of
       Name of Maker              Internet Capital Group       Promissory Note
--------------------------- ---------------------------------- ----------------
William Haskell............ executive officer                     $ 6,311,000
Richard Devine............. executive officer                       7,114,223
Richard G. Bunker.......... executive officer                       1,358,000

      In May 1999, some of our officers and directors incurred tax liabilities as a result of exercising their options to purchase our common stock. These directors and officers borrowed money from us to pay these tax liabilities. The loans are evidenced by promissory notes delivered by these officers and directors to us in the aggregate principal amount of $7,463,307. The promissory notes bear interest at a rate of 5.22% and mature on May 5, 2004. The following table sets forth the names of the makers of the promissory notes, their relationship to us and the amounts owed to us by each of these makers.

                                        Relationship to            Amount of
         Name of Maker               Internet Capital Group     Promissory Note
-------------------------------- ------------------------------ ---------------
Walter W. Buckley, III.......... executive officer and director   $ 1,207,400
Douglas A. Alexander............ executive officer                  1,161,000
Richard G. Bunker............... executive officer                    272,835
Kenneth A. Fox.................. executive officer and director     1,395,000
David D. Gathman................ executive officer                    603,720
Victor Hwang.................... executive officer                    973,092
John N. Nickolas................ executive officer                    371,520
Robert A. Pollan................ executive officer                  1,478,700

      In January 1999, while a limited liability company, we paid a distribution to some of our officers, directors and principal stockholders who were members of Internet Capital Group, L.L.C. The following table sets forth the names of the recipients of the distribution, their relationships to us and the amount paid by us to the recipient.

                                        Relationship to           Amount Paid
       Name of Recipient             Internet Capital Group      to Recipient
-------------------------------- ------------------------------ ---------------
Walter W. Buckley, III.......... executive officer and director   $   685,092
Douglas A. Alexander............ executive officer                     20,018
Kenneth A. Fox.................. executive officer and director       514,597
Thomas P. Gerrity............... director                               6,100
Henry N. Nassau................. executive officer                        305
Robert A. Pollan................ executive officer                      2,440
Comcast ICG, Inc................ principal shareholder              1,401,198
CPQ Holdings, Inc............... principal shareholder              1,000,932
Internet Assets, Inc............ principal shareholder                122,007
Safeguard Scientifics, Inc...... principal shareholder              2,602,424
Safeguard Capital 98 LP......... principal shareholder                198,262

                    PRINCIPAL AND SELLING SHAREHOLDERS

      The following table sets forth certain information regarding beneficial ownership of our common stock as of June 15, 1999, and as adjusted to reflect the sale of shares offered hereby, by:

    . each person (or group of affiliated persons) who is known by us to own more than five percent of the outstanding shares of our common stock;

    . each of our directors and our executive officers named in the summary compensation table; and

    .  all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless otherwise noted, we believe that all persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them. All figures include shares of Common Stock issuable upon the exercise of options or warrants exercisable within 60 days of June 15, 1999. These options and warrants are deemed to be outstanding and to be beneficially owned by the person holding them for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Figures also include $90 million principal amount of convertible notes which automatically convert to 10,000,000 shares of our common stock upon completion of this offering. See "Certain Transactions" for a description of the convertible notes.

                                                           Number of Shares
                                                          Beneficially Owned       Percent of Shares Outstanding
                                    Options and Warrants Including Options and --------------------------------------
5% Beneficial Owners, Directors,        Exercisable      Warrants Exercisable
Named Officers                         Within 60 Days       Within 60 Days     Before the Offering After the Offering
--------------------------------    -------------------- --------------------- ------------------- ------------------
Comcast ICG, Inc. (1).............        356,832             12,623,497              12.1%               10.5%
  c/o Comcast Corporation
  1500 Market Street
  Philadelphia, Pennsylvania 19102
Internet Assets, Inc..............         33,888              5,203,332               5.0                 4.4
  Sahab Tower
  Fahad Alsalim Street, 10th Floor
  P.O. Box 3216
  Safat, 13033, Kuwait
Safeguard Scientifics, Inc........             --             19,055,401              18.3                14.9
  435 Devon Park Drive
  Wayne, Pennsylvania 19087
Douglas Alexander (2).............             --              2,566,374               2.5                 2.2
Julian A. Brodsky (3).............             --                     --                --                  --
Walter W. Buckley, III (4)........         13,333              4,947,998               4.8                 4.2
E. Michael Forgash (5)............          2,222                 13,333                 *                   *
Kenneth A. Fox (6)................         22,222              4,669,882               4.5                 4.0
Dr. Thomas P. Gerrity (7).........          1,711                460,266                 *                   *
Scott E. Gould....................             --                     --                --                  --
Robert E. Keith, Jr...............          1,022                156,133                 *                   *
Robert Pollan (8).................            688              1,429,132               1.4                 1.2
Peter A. Solvik...................         23,733                362,434                 *                   *
All executive officers and
 directors as a group (19 persons)
 (2) (3) (4) (5) (6) (7) (8)......         66,685             20,508,313              19.5                17.1

--------
* Less than 1%

(1) Includes convertible notes that convert to 277,777 shares and warrants to purchase 55,555 shares of common stock held by Comcast Interactive Investments, Inc. as to which Comcast ICG, Inc. disclaims beneficial ownership.

(2) Includes shares of restricted common stock which have not vested pursuant to the Membership Profit Interest Plan and the 1999 Equity Compensation Plan. See "Employee Benefit Plans" for a description of the Membership Profit Interest Plan and the 1999 Equity Compensation Plan.

(3) Julian A. Brodsky is a Director and Vice-Chairman of Comcast Corporation. Mr. Brodsky disclaims beneficial ownership of shares held by Comcast ICG, Inc., a subsidiary of Comcast Corporation.

(4) Includes shares of restricted common stock that have not vested pursuant to the Membership Profit Interest Plan and the 1999 Equity Compensation Plan.

(5) E. Michael Forgash is Vice President-Operations of Safeguard Scientifics, Inc. Mr. Forgash disclaims beneficial ownership of shares beneficially owned by Safeguard Scientifics, Inc. and Safeguard Scientifies, Inc. disclaims beneficial ownership of shares beneficially owned by Mr. Forgash.

(6) Includes shares of restricted common stock that have not vested pursuant to the Membership Profit Interest Plan and the 1999 Equity Compensation Plan.


(7) Includes shares of restricted common stock that have not vested pursuant to the 1999 Equity Compensation Plan.

(8) Includes shares of restricted common stock which have not vested pursuant to the Membership Profit Interest Plan and the 1999 Equity Compensation Plan.

Selling Shareholder

      Safeguard Scientifics, Inc. may sell up to 1,250,000 shares of our common stock to its shareholders and the unit investment trust in connection with the directed share subscription program. Assuming that Safeguard Scientifics, Inc. sells all the shares that it is offering, Safeguard Scientifics, Inc. will own 17,805,401 shares of our common stock, or 14.9% of the outstanding shares, after completion of this offering.

                          DESCRIPTION OF CAPITAL STOCK

General

      Our authorized capital stock consists of 300,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock. Upon completion of this offering, we will have approximately 119,226,304 shares (121,476,304 shares if the underwriters' over-allotment option is exercised in full) of common stock issued and outstanding.

      The following is qualified in its entirety by reference to our certificate of incorporation and bylaws, copies of which are filed as exhibits to the Registration Statement of which this prospectus is a part.

Common Stock

      As of June 15, 1999, there were 94,226,304 shares of our common stock outstanding. As of June 15, 1999, 3,720,750 shares of our common stock were reserved for issuance under our 1999 Equity Compensation Plan. Upon completion of the offering, there will be 119,226,304 shares of common stock outstanding.

      The holders of our common stock are entitled to dividends as our board of directors may declare from funds legally available therefor, subject to the preferential rights of the holders of our preferred stock, if any. The holders of our common stock are entitled to one vote per share on any matter to be voted upon by shareholders. Our certificate of incorporation does not provide for cumulative voting in connection with the election of directors, and accordingly, holders of more than 50% of the shares voting will be able to elect all of the directors. No holder of our common stock will have any preemptive right to subscribe for any shares of capital stock issued in the future.

      Upon any voluntary or involuntary liquidation, dissolution, or winding up of our affairs, the holders of our common stock are entitled to share ratably in all assets remaining after payment of creditors and subject to prior distribution rights of our preferred stock, if any. All of the outstanding shares of common stock are, and the shares offered by us will be, fully paid and non-assessable.

Preferred Stock

      As of the closing of this offering, no shares of our preferred stock will be outstanding. Our certificate of incorporation provides that our board of directors may by resolution establish one or more classes or series of preferred stock having such number of shares and relative voting rights, designation, dividend rates, liquidation, and other rights, preferences, and limitations as may be fixed by them without further shareholder approval. The holders of our preferred stock may be entitled to preferences over common shareholders with respect to dividends, liquidation, dissolution, or our winding up in such amounts as are established by our board of directors resolutions issuing such shares.

      The issuance of our preferred stock may have the effect of delaying, deferring or preventing a change in control of Internet Capital Group without further action by the shareholders and may adversely affect voting and other rights of holders of our common stock. In addition, issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding shares of voting stock. At present, we have no plans to issue any shares of preferred stock.

Registration Rights

      After this offering, the holders of 43,963,733 shares of our common stock and warrants exercisable for 311,665 shares of our common stock are entitled to demand registration of their shares under the Securities Act. These holders of 22,158,332 shares of our common stock and warrants exercisable for 311,665 shares of our common stock, however, have agreed not to demand registration of their common stock for 180 days after the date of this offering. After this 180-day period, any one of these holders may require us, on not more than two occasions, to file a registration statement under the Securities Act with respect to at least twenty-five percent (25%) of his, her or its shares eligible for demand rights if the gross offering price would be expected to exceed $5.0 million. We are required to use our best efforts to effect the registration, subject to certain conditions and limitations. In addition, if 180 days after the date of this offering, we prepare to register any of our securities under the Securities Act, for our own account or the account of our other holders, we will send notice of this registration to holders of the shares eligible for demand rights as well as to holders who have contributed to us at least $1,000,000 in capital. Subject to certain conditions and limitations, they may elect to register their eligible shares. If we are able to file a registration statement on Form S-3, the holders of shares eligible for demand rights may register their common stock along with that registration. The expenses incurred in connection with such registrations will be borne by us, except that we will pay expenses of only one registration on Form S-3 at a holder's request per year.

Section 203 of the Delaware General Corporation Law; Certain Anti-Takeover, Limited Liability and Indemnification Provisions

    Section 203 of the Delaware General Corporation Law

      The following is a description of the provisions of the Delaware General Corporation Law, and our certificate of incorporation and bylaws that we believe are material to investors. This summary does not purport to be complete and is qualified in its entirety by reference to the Delaware General Corporation Law, and our certificate of incorporation and bylaws.

      We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless the business combination is approved in a prescribed manner. A "business combination" includes certain mergers, asset sales, and other transactions resulting in a financial benefit to the "interested stockholder." Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within the past three years did own, 15% of the corporation's voting stock.

      Certain provisions of our certificate of incorporation and bylaws could have anti-takeover effects. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our corporate policies formulated by our Board of Directors. In addition, these provisions also are intended to ensure that our Board of Directors will have sufficient time to act in what the board of directors believes to be in the best interests of us and our shareholders. These provisions also are designed to reduce our vulnerability to an unsolicited proposal for our takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of Internet Capital Group. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, these provisions could delay or frustrate the removal of incumbent directors or the assumption of control of us by the holder of a large block of common stock, and could also discourage or make more difficult a merger, tender offer, or proxy contest, even if such event would be favorable to the interest of our shareholders.

    Classified Board of Directors

      Our certificate of incorporation provides for our Board of Directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms (other than directors which may be elected by holders of preferred stock). As a result, approximately one-third of our Board of Directors will be elected each year. The classified board provision will help to assure the continuity and stability of our Board of Directors and our business strategies and policies as determined by our Board of Directors. The classified board provision could have the effect of discouraging a third party from making an unsolicited tender offer or otherwise attempting to obtain control of us without the approval of our Board of Directors. In addition, the classified board provision could delay shareholders who do not like the policies of our Board of Directors from electing a majority of our Board of Directors for two years.

    No Shareholder Action by Written Consent; Special Meetings

      Our certificate of incorporation provides that shareholder action can only be taken at an annual or special meeting of shareholders and prohibits shareholder action by written consent in lieu of a meeting. Our bylaws provide that special meetings of shareholders may be called only by our Board of Directors or our Chief Executive Officer. Our shareholders are not permitted to call a special meeting of shareholders or to require that our Board of Directors call a special meeting.

    Advance Notice Requirements for Shareholder Proposals and Director
    Nominees

      Our bylaws establish an advance notice procedure for our shareholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our shareholders (the "Shareholder Notice Procedure"). The Shareholder Notice Procedure provides that only persons who are nominated by, or at the direction of, our Board of Directors or its Chairman, or by a shareholder who has given timely written notice to our Secretary or any Assistant Secretary prior to the meeting at which directors are to be elected, will be eligible for election as our directors. The Shareholder Notice Procedure also provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, our Board of Directors or its Chairman or by a shareholder who has given timely written notice to our Secretary of such shareholder's intention to bring such business before such meeting. Under the Shareholder Notice Procedure, if a shareholder desires to submit a proposal or nominate persons for election as directors at an annual meeting, the shareholder must submit written notice to Internet Capital Group not less than 90 days nor more than 120 days prior to the first anniversary of the previous year's annual meeting. In addition, under the Shareholder Notice Procedure, a shareholder's notice to Internet Capital Group proposing to nominate a person for election as a director or relating to the conduct of business other than the nomination of directors must contain certain specified information. If the chairman of a meeting determines that business was not properly brought before the meeting, in accordance with the Shareholder Notice Procedure, such business shall not be discussed or transacted.

    Number of Directors; Removal; Filling Vacancies

      Our certificate of incorporation and bylaws provide that our Board of Directors will consist of not less than 5 nor more than 9 directors (other than directors elected by holders of our preferred stock), the exact number to be fixed from time to time by resolution adopted by our directors. Further, subject to the rights of the holders of any series of our preferred stock, if any, our certificate of incorporation and bylaws authorize our Board of Directors to elect additional directors under specified circumstances and fill any vacancies that occur in our Board of Directors by reason of death, resignation, removal, or otherwise. A director so elected by our Board of Directors to fill a vacancy or a newly created directorship holds office until the next election of the class for which such director has been chosen and until his successor is elected and qualified. Subject to the rights of the holders of any series of our preferred stock, if any, our certificate of incorporation and bylaws also provide that directors may be removed only for cause and only by the affirmative vote of holders of a majority of the combined voting power of the then outstanding stock of Internet Capital Group. The effect of these provisions is to preclude a shareholder from removing incumbent directors without cause and simultaneously gaining control of our Board of Directors by filling the vacancies created by such removal with its own nominees.

    Indemnification

      We have included in our certificate of incorporation and bylaws provisions to eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the Delaware General Corporation Law, and to indemnify our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.

    Certificate of Incorporation

      The provisions of our certificate of incorporation that could have anti-takeover effects as described above are subject to amendment, alternation, repeal, or rescission by the affirmative vote of the holder of not less than two-thirds (66 2/3%) of the outstanding shares of voting securities. This requirement makes it more difficult for shareholders to make changes to the provisions in our certificate of incorporation which could have anti-takeover effects by allowing the holders of a minority of the voting securities to prevent the holders of a majority of voting securities from amending these provisions of our certificate of incorporation.

    Bylaws

      Our certificate of incorporation provides that our bylaws are subject to adoption, amendment, alteration, repeal, or rescission either by our Board of Directors without the assent or vote of our shareholders, or by the affirmative vote of the holders of not less than two-thirds (66 2/3%) of the outstanding shares of voting securities. This provision makes it more difficult for shareholders to make changes in our bylaws by allowing the holders of a minority of the voting securities to prevent the holders of a majority of voting securities from amending our bylaws.

Transfer Agent and Registrar

      The Transfer Agent and Registrar for our common stock is ChaseMellon Shareholder Services. The Transfer Agent's address is 4 Station Square, Pittsburgh, Pennsylvania, and its telephone number is (412) 236-8157.

                        SHARES ELIGIBLE FOR FUTURE SALE

      Upon completion of this offering, there will be 119,226,304 shares of our common stock outstanding (assuming conversion of all of our outstanding convertible notes, no exercise of the underwriters' over-allotment option and no exercise of outstanding options and warrants). Of these shares, the shares sold in this offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares held by an existing "affiliate" of Internet Capital Group, as that term is defined by the Securities Act, which shares will be subject to the resale limitations of Rule 144 adopted under the Securities Act.

      Upon completion of this offering, 102,976,304 "restricted shares" as defined in Rule 144 will be outstanding. None of these shares will be eligible for sale in the public market as of the effective date of this registration statement.

      In general, under Rule 144 as currently in effect, beginning 90 days after the offering, a person (or persons whose shares are aggregated) who owns shares that were purchased from us (or any affiliate) at least one year previously, including a person who may be deemed our affiliate, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    . 1% of the then outstanding shares of our common stock (approximately shares immediately after the offering) or;

    . the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

      Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. Any person (or persons whose shares are aggregated) who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 under the Securities Act that were purchased from us (or any affiliate) at least two years previously, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

      We have agreed not to offer, sell or otherwise dispose of any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock or any rights to acquire our common stock for a period of 180 days after the date of this prospectus, without the prior written consent of the representatives of the underwriters, subject to certain limited exceptions. See "Underwriting."

      The holders of 22,158,332 shares of our common stock have agreed not to demand registration of their common stock for 180 days after the date of this prospectus without the prior written consent of the underwriters.

      After such period, if such holders cause a large number of shares to be registered and sold in the public market, such sales could have an adverse effect on the market price for the common stock.

        CERTAIN UNITED STATES TAX CONSEQUENCES TO NON-U.S. HOLDERS

      The following discussion summarizes certain U.S. federal income and estate tax consequences of the ownership and disposition of common stock by "Non-U.S. Holders". You are a "non-U.S. holder" for U.S. federal income tax purposes if you are:

    .  a non-resident alien individual,

    .  a foreign corporation,

    .  a foreign partnership or

    . an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from common stock.

      This discussion does not consider the specific facts and circumstances that may be relevant to particular holders and does not address the treatment of holders of common stock under the laws of any state, local or foreign taxing jurisdiction. This discussion is based on the tax laws of the U.S., including the Internal Revenue Code, as amended to the date hereof, existing and proposed regulations thereunder, and administrative and judicial interpretation thereof, as currently in effect. These laws are subject to change, possibly on a retroactive basis.

 You should consult your own tax advisors with regard to the application of the federal income tax laws to your particular situation, as well as to the applicability and effect of any state, local or foreign tax laws to which you may be subject.

Dividends

      If you are a non-U.S. holder of our common stock, dividends paid to you are subject to withholding of U.S. federal income tax at a 30% rate or at a lower rate if so specified in an applicable income tax treaty. If, however, the dividends are effectively connected with your conduct of a trade or business within the U.S., and they are attributable to a permanent establishment that you maintain in the U.S., if that is required by an applicable income tax treaty as a condition for subjecting you to U.S. income tax on a net income basis on such dividends, then such "effectively connected" dividends generally are not subject to withholding tax. Instead, such effectively connected dividends are taxed at rates applicable to U.S. citizens, resident aliens and domestic U.S. corporations.

      Effectively connected dividends received by a non-U.S. corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if so specified in an applicable income tax treaty.

      Under currently effective U.S. Treasury regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country, unless the payor has knowledge to the contrary, for purposes of the 30% withholding tax discussed above. Under current interpretations of U.S. Treasury regulations, this presumption that dividends paid to an address in a foreign country are paid to a resident of that country, unless the payor has knowledge to the contrary, also applies for the purposes of determining whether a lower tax treaty rate applies.

      Under U.S. Treasury regulations that will generally apply to dividends paid after December 31, 2000, the "New Regulations," if you claim the benefit of a lower treaty rate, you must satisfy certain certification requirements. In addition, in the case of common stock held by a foreign partnership, the certification requirements generally will apply to the partners of the partnership and the partnership must provide certain information, including a U.S. taxpayer identification number. The final withholding regulations also provide look-through rules for tiered partnerships.

      If you are eligible for a reduced rate of U.S. withholding tax under a tax treaty, you may obtain a refund of any excess amounts withheld by filing a refund claim with the IRS.

Gain On Disposition Of Common Stock

      If you are a non-U.S. holder you generally will not be subject to U.S. federal income tax on gain recognized on a disposition of common stock unless:

    . the gain is effectively connected with your conduct of a trade or business in the U.S., and the gain is attributable to a permanent establishment that you maintain in the U.S., if that is required by an applicable income tax treaty as a condition for subjecting you to U.S. taxation on a net income basis on gain from the sale or other disposition of the common stock;

    . you are an individual, you hold the common stock as a capital asset and you are present in the U.S. for 183 or more days in the taxable year of the sale and certain other conditions exist; or

    . we are or have been a "United States real property holding corporation" for federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of our common stock, and you are not eligible for any treaty exemption.

      Effectively connected gains recognized by a corporate non-U.S. holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if so specified in an applicable income tax treaty.

      We have not been, are not, and do not anticipate becoming a "United States real property holding corporation" for federal income tax purposes.

Federal Estate Taxes

      Common stock held by an individual non-U.S. holder at the time of death will be included in the holder's gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate taxes, unless an applicable estate tax treaty provides otherwise.

Information Reporting And Backup Withholding

      In general, U.S. information reporting requirements and backup withholding tax will not apply to dividends paid to you if you are either:

    .  subject to the 30% withholding tax discussed above, or

    . not subject to the 30% withholding tax because an applicable tax treaty reduces or eliminates such withholding tax,

although dividend payments to you will be reported for purposes of the withholding tax. See the discussion under "Dividends" above for further discussion of the reporting of dividend payments. If you do not meet either of these requirements for exemption and you fail to provide certain information, including your U.S. taxpayer identification number, or otherwise establish your status as an "exempt recipient", you may be subject to backup withholding of U.S. federal income tax at a rate of 31% on dividends paid with respect to common stock.

      Under current law, the payor may generally treat dividends paid to a payee with a foreign address as exempt from backup withholding and information reporting unless the payor has definite knowledge that the payee is a U.S. person. However, under the New Regulations, dividend payments generally will be subject to information reporting and backup withholding unless certain certification requirements are met. See the discussion under "Dividends" in this section for the rules applicable to foreign partnerships under the New Regulations.

      U.S. information reporting and backup withholding requirements generally will not apply to a payment of the proceeds of a sale of common stock made outside the U.S. through an office outside the U.S. of a non-U.S. broker. However, U.S. information reporting, but not backup withholding, will apply to a payment made outside the U.S. of the proceeds of a sale of common stock through an office outside the U.S. of a broker that:

    .  is a U.S. person;

    . derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S.;

    .  is a "controlled foreign corporation" as to the U.S.; or

    . with respect to payments made after December 31, 2000, is a foreign partnership with certain connections to the U.S.

in each case, unless the broker has documentary evidence in its records that the holder or beneficial owner is a non-U.S. person and has no knowledge to the contrary or the holder otherwise establishes an exemption.

      Payment of the proceeds of a sale of common stock to or through a U.S. office of a broker is subject to both U.S. backup withholding and information reporting unless the holder certifies its non-U.S. status under penalty of perjury or otherwise establishes an exemption.

      Backup withholding is not an additional tax and you may apply any taxes that are withheld against your tax liability and you generally may obtain a refund of any excess amounts withheld under the backup withholding rules by filing a refund claim with the Internal Revenue Service.

                                  UNDERWRITING

General

      We intend to offer our common stock in the United States and Canada through a number of U.S. underwriters as well as elsewhere through international managers. Merrill Lynch, Pierce, Fenner & Smith Incorporated, BancBoston Robertson Stephens Inc., Deutsche Bank Securities Inc., Banc of America Securities LLC and Wit Capital Corporation are acting as U.S. representatives of each of the U.S. underwriters. Subject to the terms and conditions set forth in the purchase agreement among us and the U.S. underwriters, and concurrently with the sale of 3,000,000 shares of common stock to the international managers, we have agreed to sell to each of the U.S. underwriters, and each of the U.S. underwriters, severally and not jointly, has agreed to purchase from us the number of shares of our common stock set forth opposite its name below. The 9,750,000 shares of common stock being purchased by the U.S. underwriters does not include the 3,500,000 shares of common stock being sold through the Directed Share Subscription Program.

                                                                      Number of
     Underwriters                                                       Shares
     ------------                                                     ----------
Merrill Lynch, Pierce, Fenner & Smith
         Incorporated................................................
BancBoston Robertson Stephens Inc. ..................................
Banc of America Securities LLC.......................................
Deutsche Bank Securities Inc.........................................
Wit Capital Corporation..............................................

                                                                      ----------
     Total........................................................... 13,250,000
                                                                      ==========


      We have also agreed with certain international managers outside the United States and Canada, for whom Merrill Lynch International, BancBoston Robertson Stephens International Limited, and Banc of America Securities LLC and Deutsche Bank AG London are acting as managers, that, subject to the terms and conditions set forth in the purchase agreement, and concurrently with the sale of 9,750,000 shares of common stock to the U.S. underwriters pursuant to the purchase agreement, to sell to the international managers, and the international managers severally have agreed to purchase from us, an aggregate of 3,000,000 shares of common stock. The public offering price per share and the total underwriting discount per share of common stock are identical for the U.S. shares and the international shares.

      In the purchase agreement, the several U.S. underwriters and the several international managers, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of common stock being sold under the terms of the purchase agreement if any of the shares of common stock being sold under the purchase agreement are purchased. In the event of a default by an underwriter, the purchase agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated. The closings with respect to the sale of shares of common stock to be purchased by the U.S. underwriters and the international managers are conditioned upon one another.

      We have agreed to indemnify the U.S. underwriters and the international managers against some liabilities, including some liabilities under the Securities Act, or to contribute to payments the U.S. underwriters and the international managers may be required to make in respect of those liabilities.

      The shares of common stock are being offered by the several underwriters, subject to prior sales, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and certain other conditions. The underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.

Commissions and Discounts

      The U.S. representatives have advised us that they propose initially to offer the shares of our common stock to the public at the initial public offering price set forth on the cover page of this prospectus, and to certain
dealers at such price less a concession not in excess of $    per share of
common stock. The U.S. underwriters may allow, and such dealers may reallow, a
discount not in excess of $    per share of common stock on sales to certain
other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

      The following table shows the per share and total public offering price, underwriting discount to be paid by us to the U.S. underwriters and the proceeds before expenses to us. This information is presented assuming either no exercise or full exercise by the underwriters of their over-allotment options.

                                                                Without  With
                                                      Per Share Option  Option
                                                      --------- ------- ------
     Public offering price...........................    $        $      $
     Underwriting discount...........................    $        $      $
     Proceeds, before expenses, to Internet Capital
      Group, Inc. ...................................    $        $      $
     Proceeds, before expenses, to Safeguard
      Scientifics, Inc.  ............................    $        $      $

      The expenses of the offering, exclusive of the underwriting discount, are estimated at $1,275,000 and are payable by us.

Intersyndicate Agreement

      The U.S. underwriters and the international managers have entered into an intersyndicate agreement that provides for the coordination of their activities. Under the terms of the intersyndicate agreement, the U.S. underwriters and the international managers are permitted to sell shares of common stock to each other for purposes of resale at the public offering price, less an amount not greater than the selling concession. Under the terms of the intersyndicate agreement, the U.S. underwriters and any dealer to whom they sell shares of common stock will not offer to sell or sell shares of common stock to persons who are non-U.S. or non-Canadian persons, or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the international managers and any dealer to whom they sell shares of common stock will not offer to sell or sell shares of common stock to U.S. persons or to Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except in the case of the terms of the intersyndicate agreement.

Over-allotment Option

      We have granted an option to the U.S. underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of 1,800,000 additional shares of common stock at the public offering price set forth on the cover page of this prospectus, less the underwriting discount. The U.S. underwriters may exercise this option solely to cover over-allotments, if any, made on the sale of the common stock offered hereby. To the extent that the U.S. underwriters exercise this option, each U.S. underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of common stock proportionate to such U.S. underwriter's initial amount reflected in the foregoing table.

      We have also granted an option to the international managers, exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of 450,000 additional shares of common stock to cover over-allotments, if any, on terms similar to those granted to the U.S. underwriters.

Directed Shares

      At our request, the underwriters have reserved approximately 1.5 million shares of our common stock for sale at the initial public offering price to our employees, directors and certain other persons with relationships to Internet Capital Group. The number of shares of our common stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so orally confirmed for purchase within one day of the pricing of the offering will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

Directed Shares Subscription Program

      As part of this offering, we and Safeguard Scientifics, Inc. are offering approximately 3.5 million shares of our common stock in a directed share subscription program to shareholders of Safeguard Scientifics, Inc., one of our principal and founding shareholders. Of these shares, we are offering 2,250,000 shares and Safeguard Scientifics, Inc. is offering 1,250,000 shares. Safeguard Scientifics, Inc.'s shareholders may subscribe for one share of our common stock for every ten shares of Safeguard Scientifics, Inc. common stock held by them, and may not transfer the opportunity to subscribe to another person except involuntarily by operation of law. Persons who owned at least 491 shares of Safeguard Scientifics, Inc.'s common stock as of June 14, 1999 are eligible to purchase shares directly from us or Safeguard Scientifics, Inc. under the program. Shareholders of Safeguard Scientifics, Inc. who own between 100 and 490 shares of Safeguard Scientifics, Inc. common stock will be eligible to purchase interests in a unit investment trust that will invest its assets solely in our common stock. The shares offered to the unit investment trust are included in the 3.5 million shares. Shareholders who own less than 100 shares of Safeguard Scientifics, Inc. common stock will be ineligible to participate in the directed share subscription program. If any of the shares offered by us under the program are not purchased by the shareholders of Safeguard Scientifics, Inc., then Safeguard Scientifics, Inc. or one or more of its designees will purchase these shares from us. Subscription orders will be satisfied first from the shares being sold by us, and then from the shares offered by Safeguard. Prior to this offering, Safeguard Scientifics, Inc. beneficially owned 18.3% of our common stock. After this offering, Safeguard Scientifics, Inc. will beneficially own approximately 17,805,401 shares, or 14.9%, of our common stock, assuming that all 3.5 million shares are purchased by shareholders of Safeguard Scientifics, Inc. and the unit investment trust, and will beneficially own approximately 21,305,401 shares, or 17.9%, of our common stock assuming that none of the 3.5 million shares are purchased by the shareholders of Safeguard Scientifics, Inc. or the unit investment trust. The purchase price under the program, whether paid by Safeguard Scientifics, Inc., its shareholders or the unit investment trust, will be the same price per share as set forth on the cover page of this prospectus. For purposes of this prospectus, when we present financial data that reflects this offering, we have assumed that all 3.5 million shares offered under the directed share subscription program are sold. Merrill Lynch will receive a financial advisory
fee of $     or equal to 3% of the aggregate initial offering price of the 3.5 million shares being sold through the directed share subscription program.

No Sales of Similar Securities

      We, our executive officers and directors, Safeguard Scientifics (Delaware), Inc., Safeguard 98 Capital, L.P., Comcast ICG, Inc., CPQ Holdings, Inc., Internet Assets, Inc., Technology Leaders II L.P. and Technology Leaders II Offshore C.V. have agreed, with certain exceptions, not to directly or indirectly:

    . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of our common stock or securities convertible into or exchangeable or exercisable for our common stock, whether now owned or later acquired by the person executing the agreement or with respect to which the person executing the agreement has or later acquires the power of disposition, or file a registration statement under the Securities Act relating to any of the foregoing; or

    . enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of our common stock,

whether any such swap or transaction is to be settled by delivery of our common stock or other securities, in cash or otherwise, without the prior written consent of Merrill Lynch on behalf of the underwriters for a period of 180 days after the date of this prospectus. See "Shares Eligible for Future Sale."

Quotation on the Nasdaq National Market

      Prior to this offering, there has been no public market for our common stock. The initial public offering price was determined through negotiations among us and the representatives. Among the factors considered by us and the representatives in determining the initial public offering price of our common stock, in addition to prevailing market conditions, are:

    . the trading multiples of publicly-traded companies that the representatives believe to be comparable to us;

    . certain of our financial information;

    . the history of, and the prospects for, our company and the industry in which we compete;

    . an assessment of our management;

    . our past and present operations;

    . the prospects for, and timing of, our future revenue;

    . the present state of our development;

    . the percentage interest of Internet Capital Group being sold as compared to the valuation for the entire company; and

    . the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours. There can be no assurance that an active trading market will develop for our common stock or that our common stock will trade in the public market subsequent to the offering at or above the initial public offering price.

      We have applied for a listing of our common stock on the Nasdaq National Market under the symbol "ICGE."

      The underwriters have advised us that they do not expect sales to accounts over which the underwriters exercise discretionary authority to exceed five percent of the total number of shares of our common stock offered by them.

Price Stabilization, Short Positions and Penalty Bids

      Until the distribution of our common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and certain selling group members to bid for and purchase our common stock. As an exception to these rules, the U.S. representatives are permitted to engage in certain transactions that stabilize the price of our common stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock.

      If the underwriters create a short position in our common stock in connection with the offering, that is, if they sell more shares of common stock than are set forth on the cover page of this prospectus, the U.S. representatives may reduce that short position by purchasing common stock in the open market. The U.S. representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

      The U.S. representatives may also impose a penalty bid on certain underwriters and selling group members. This means that if the U.S. representatives purchase shares of our common stock in the open market to reduce the underwriters' short position or to stabilize the price of our common stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering.

      In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of our common stock to the extent that it discourages resales of our common stock.

      Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters makes any representation that the U.S. representatives or the lead managers will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

Electronic Format

      Wit Capital is making a prospectus in electronic format available on its Internet Web site. All dealers purchasing shares from Wit Capital in the offering similarly have agreed to make a prospectus in electronic format available on Web sites maintained by each of the dealers. The information on these Web sites relating to the Internet Capital Group offering is filed as an exhibit to the registration statement. Please see the exhibit for a more complete description of the information relating to the offering contained on those Web sites.

      Wit Capital, a member of the National Association of Securities Dealers, Inc., will participate in the offering as one of the underwriters. The National Association of Securities Dealers, Inc. approved the membership of Wit Capital on September 4, 1997. Since that time, Wit Capital has acted as an underwriter, e-Manager(TM) or selected dealer in more than 95 public offerings. Except for its participation in this offering and as disclosed below, Wit Capital has no relationship with Internet Capital Group or any of its founders or significant shareholders.

      Robert Lessin, the Chairman, Chief Executive Officer and a significant shareholder of Wit Capital, owned 154,861 shares of VerticalNet's Series C Preferred Stock, which converted into 154,861 shares of VerticalNet's common stock prior to consummation of VerticalNet's initial public offering. Except for its participation as e-Manager(TM) in VerticalNet's initial public offering, or as otherwise disclosed in the underwriting section of VerticalNet's initial public offering prospectus, Wit Capital has no relationship with VerticalNet or any of its founders or significant shareholders. Walter W. Buckley, President, Chief Executive Officer and a director of Internet Capital Group, owns 50,000 shares of Wit Capital Corporation. Kenneth A. Fox, a Managing Director and director of Internet Capital Group, owns 50,000 shares of Wit Capital Corporation. An affiliate of Comcast ICG, Inc., one of our principal stockholders, owns 1,333,333 shares of Wit Capital Corporation. Julian A. Brodsky, one of our directors, owns 80,000 shares of Wit Capital Corporation.

                                 LEGAL MATTERS

      The validity of our common stock offered hereby will be passed upon for us by Dechert Price & Rhoads, Philadelphia, Pennsylvania. Dechert Price & Rhoads beneficially owns an aggregate of $250,000 principal amount of convertible notes that will automatically convert into 27,777 shares of our common stock upon completion of this offering based on an assumed initial public offering price of $9.00 per share, and warrants exercisable at the initial public offering price per share to purchase 5,555 shares of our common stock. A member of Dechert Price & Rhoads beneficially owns $33,333.33 principal amount of convertible notes that will automatically convert into 3,703 shares of our common stock upon completion of this offering based on an assumed initial public offering price of $9.00 per share, and warrants exercisable at the initial public offering price per share to purchase 740 shares of our common stock based on an assumed initial public offering price of $9.00 per share.

      Certain legal and regulatory matters in connection with the offering will be passed upon for the underwriters by Davis Polk & Wardwell, New York, New York. Members of and an attorney associated with Davis Polk & Wardwell beneficially own an aggregate of $150,000 principal amount of convertible notes that will automatically convert into 16,666 shares of our common stock upon completion of this offering based on an assumed initial public offering price of $9.00 per share, and warrants exercisable at the initial public offering price per share to purchase an aggregate of 3,333 shares of our common stock based on an assumed initial public offering price of $9.00 per share.

                                    EXPERTS

      The consolidated financial statements of Internet Capital Group, Inc. as of December 31, 1997 and 1998 and for the period March 4, 1996 (inception) through December 31, 1996, and for the years ended December 31, 1997 and 1998 have been included herein in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

      The financial statements of ComputerJobs.com, Inc. as of December 31, 1997 and 1998, and for the period from January 16, 1996 (inception) through December 31, 1996 and for the years ended December 31, 1997 and 1998 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth on their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of said firm as experts in auditing and accounting.

      The financial statements of Syncra Software, Inc. as of December 31, 1998 and for the period from February 11, 1998 (inception) through December 31, 1998 included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the Commission, Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act with respect to our common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to Internet Capital Group and our common stock offered hereby, reference is made to the Registration Statement and the exhibits filed as a part of the Registration Statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete; reference is made in each instance to the copy of such contract or any other document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by such reference to such exhibit. The registration statement, including exhibits thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the

Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048 after payment of fees prescribed by the Commission. The Commission also maintains a World Wide Web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at the address http://www.sec.gov.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                          PAGE
                                                                          ----
INTERNET CAPITAL GROUP, INC.
Report of Independent Auditors...........................................  F-2

Consolidated Balance Sheets..............................................  F-3

Consolidated Statements of Operations....................................  F-4

Consolidated Statements of Shareholders' Equity..........................  F-5

Consolidated Statements of Comprehensive Income (Loss)...................  F-6

Consolidated Statements of Cash Flows....................................  F-7

Notes to Consolidated Financial Statements...............................  F-8

COMPUTERJOBS.COM, INC.
Report of Independent Auditors........................................... F-34

Balance Sheets........................................................... F-35

Statements of Income..................................................... F-36

Statements of Changes in Stockholders' Equity (Deficit).................. F-37

Statements of Cash Flows................................................. F-38

Notes to Financial Statements............................................ F-39

SYNCRA SOFTWARE, INC.
Report of Independent Accountants........................................ F-45

Balance Sheet............................................................ F-46

Statement of Operations.................................................. F-47

Statement of Changes in Redeemable Preferred Stock and Stockholders'
 Deficit................................................................. F-48

Statement of Cash Flows.................................................. F-49

Notes to Financial Statements............................................ F-50
INTERNET CAPITAL GROUP, INC. UNAUDITED PRO FORMA INFORMATION
Unaudited Pro Forma Financial Information Basis of Presentation.......... F-52

Unaudited Pro Forma Condensed Combined Statements of Operations.......... F-53

Notes to Unaudited Pro Forma Condensed Combined Financial Statements..... F-54

                         Report of Independent Auditors

The Board of Directors and Shareholders Internet Capital Group, Inc.:

We have audited the accompanying consolidated balance sheets of Internet Capital Group, Inc. and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, shareholders' equity, comprehensive income (loss) and cash flows for the period March 4, 1996 (inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of certain nonsubsidiary investee companies (Computer Jobs.com, Inc. and Syncra Software, Inc.), which Internet Capital Group, Inc. originally acquired an interest in during 1998. The Company's ownership interests in and advances to these nonsubsidiary investee companies at December 31, 1998 was $8,392,155, and its equity in net (income) loss of these nonsubsidiary investee companies was $3,876,148 for the year ended December 31, 1998. The financial statements of these nonsubsidiary investee companies were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for these nonsubsidiary investee companies, is based solely on the reports of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Internet Capital Group, Inc. and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for the period March 4, 1996 (inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998, in conformity with generally accepted accounting principles.

                                          KPMG LLP

Philadelphia, Pennsylvania
May 7, 1999

                          INTERNET CAPITAL GROUP, INC.

                          Consolidated Balance Sheets

                                                                  (Unaudited)
                                             December 31,          March 31,
                                        ------------------------  ------------
                                           1997         1998          1999
                                        -----------  -----------  ------------
Assets
Current Assets
  Cash and cash equivalents............ $ 5,967,461  $26,840,904  $ 19,236,061
  Accounts receivable, less allowances
   for doubtful accounts ($30,000-1997;
   $61,037-1998; $131,000-1999)........     721,381    1,842,137     2,757,504
  Prepaid expenses and other current
   assets..............................     148,313    1,119,062       295,151
                                        -----------  -----------  ------------
  Total current assets.................   6,837,155   29,802,103    22,288,716
  Fixed assets, net....................     544,443    1,151,268       773,358
  Ownership interests in and advances
   to Partner Companies................  24,045,080   59,491,940    96,380,245
  Available-for-sale securities........          --    3,251,136     5,285,644
  Intangible assets, net...............      34,195    2,476,135     5,315,064
  Other................................      20,143      613,393        85,637
                                        -----------  -----------  ------------
Total Assets........................... $31,481,016  $96,785,975  $130,128,664
                                        ===========  ===========  ============
Liabilities and Shareholders' Equity
Current Liabilities
  Current maturities of long-term
   debt................................ $   150,856  $   288,016  $  1,136,290
  Line of credit.......................   2,500,000    2,000,000            --
  Accounts payable.....................     696,619    1,348,293       358,385
  Accrued expenses.....................     388,525    1,823,407     1,376,697
  Note payable to Partner Company......          --    1,713,364     1,285,223
  Deferred revenue.....................     710,393    2,176,585        99,062
                                        -----------  -----------  ------------
  Total current liabilities............   4,446,393    9,349,665     4,255,457
  Long-term debt.......................     399,948      351,924       121,665
  Minority interest....................          --    6,360,008     1,945,027
  Deferred taxes.......................          --           --       560,716
  Commitments and contingencies (Note
   16)
Shareholders' Equity
  Preferred stock, $.001 par value; no
   shares authorized...................          --           --            --
  Common stock, $.001 par value;
   authorized 130,000,000 shares;
   46,783,625 (1997), 66,043,625 (1998)
   and 82,005,549 (1999) issued and
   outstanding.........................      46,784       66,044        82,006
  Additional paid-in capital...........  36,144,814   74,935,262   100,804,003
  Retained earnings (accumulated
   deficit)............................  (8,642,113)   5,256,815    23,239,737
  Unamortized deferred compensation....    (914,810)  (1,266,814)   (3,618,126)
  Accumulated other comprehensive
   income..............................          --    1,733,071     2,738,179
                                        -----------  -----------  ------------
  Total shareholders' equity...........  26,634,675   80,724,378   123,245,799
                                        -----------  -----------  ------------
Total Liabilities and Shareholders'
 Equity................................ $31,481,016  $96,785,975  $130,128,664
                                        ===========  ===========  ============

                See notes to consolidated financial statements.

                          INTERNET CAPITAL GROUP, INC.

                     Consolidated Statements of Operations

                          March 4, 1996        Year Ended                   (Unaudited)
                          (Inception) to       December 31,         Three Months  Ended March 31,
                           December 31,  ------------------------  -------------------------------
                               1996         1997         1998           1998            1999
                          -------------- -----------  -----------  --------------- ---------------
Revenue.................   $   285,140   $   791,822  $ 3,134,769  $      377,371  $     3,111,035
                           -----------   -----------  -----------  --------------  ---------------
Operating Expenses
  Cost of revenue.......       427,470     1,767,017    4,642,528         628,213        1,553,329
  Sales and marketing...       268,417     2,300,365    7,894,662         934,934           70,434
  General and
   administrative.......     1,652,481     3,442,241    7,619,169       1,523,878        3,872,350
  Minority interest.....      (427,185)      106,411   (5,381,640)             --         (134,321)
  Equity (income) loss..       514,540      (106,298)   5,868,887         289,847        7,412,602
                           -----------   -----------  -----------  --------------  ---------------
    Total operating
     expenses...........     2,435,723     7,509,736   20,643,606       3,376,872       12,774,394
                           -----------   -----------  -----------  --------------  ---------------
Operating Loss..........    (2,150,583)   (6,717,914) (17,508,837)     (2,999,501)      (9,663,359)
  Other income, net
   (Note 15)............            --            --   30,483,177      12,322,162       28,704,971
  Interest income.......       102,029       264,391    1,305,787          56,400          309,735
  Interest expense......       (13,931)     (126,105)    (381,199)       (110,020)         (13,756)
                           -----------   -----------  -----------  --------------  ---------------
Pretax Income (Loss)....    (2,062,485)   (6,579,628)  13,898,928       9,269,041       19,337,591
  Income tax benefit....            --            --           --              --          663,206
                           -----------   -----------  -----------  --------------  ---------------
Net Income (Loss).......   $(2,062,485)  $(6,579,628) $13,898,928      $9,269,041      $20,000,797
                           ===========   ===========  ===========  ==============  ===============
Net Income (Loss) Per
 Share
  Basic.................   $     (0.10)  $     (0.19) $      0.25  $         0.20  $          0.28
  Diluted...............   $     (0.10)  $     (0.19) $      0.25  $         0.20  $          0.27
Weighted Average
 Shares Outstanding
  Basic.................    20,395,774    34,098,844   56,102,289      46,783,625       72,646,022
  Diluted...............    20,395,774    34,098,844   56,149,289      46,783,625       73,699,973
Pro Forma Information
 (Unaudited) (Note 2):
Pro forma net income
  Pretax income as
   reported.............                              $13,898,928                  $    19,337,591
  Pro forma income tax
   provision............                               (5,142,603)                      (7,154,909)
                                                      -----------                  ---------------
  Pro forma net income..                              $ 8,756,325                  $    12,182,682
                                                      ===========                  ===============
Pro forma net income per
 share
  Basic.................                              $      0.16                  $          0.17
  Diluted...............                              $      0.16                  $          0.17
Pro forma weighted
 average shares
 outstanding
  Basic.................                               56,102,289                       72,646,022
  Diluted...............                               56,149,289                       73,699,973

                See notes to consolidated financial statements.

                          INTERNET CAPITAL GROUP, INC.

                Consolidated Statements of Shareholders' Equity

                             Common Stock
                          -------------------
                                                               Retained                   Accumulated
                                                Additional     Earnings    Unamortized       Other
                                                 Paid-In     (Accumulated    Deferred    Comprehensive
                            Shares    Amount     Capital       Deficit)    Compensation     Income        Total
                          ----------  -------  ------------  ------------  ------------  ------------- ------------
Balance as of March 4,
 1996...................          --  $    --  $         --  $         --  $        --    $       --   $         --
Issuance of common
 stock, net.............  13,723,426   13,723    13,672,290            --           --            --     13,686,013
Issuance of common stock
 (Note 10)..............   6,139,074    6,139     1,102,313            --           --            --      1,108,452
Issuance of restricted
 stock..................   6,027,017    6,027     1,013,639            --   (1,019,666)           --             --
Amortization of deferred
 compensation...........          --       --            --            --      126,876            --        126,876
Net loss................          --       --            --    (2,062,485)          --            --     (2,062,485)
                          ----------  -------  ------------  ------------  -----------    ----------   ------------
Balance as of December
 31, 1996...............  25,889,517   25,889    15,788,242    (2,062,485)    (892,790)           --     12,858,856
Issuance of common
 stock..................  20,137,500   20,138    20,117,367            --           --            --     20,137,505
Issuance of restricted
 stock..................   1,773,053    1,773       416,562            --     (418,335)           --             --
Forfeitures of
 restricted stock.......  (1,016,445)  (1,016)     (177,357)           --      178,373            --             --
Amortization of deferred
 compensation...........          --       --            --            --      217,942            --        217,942
Net loss................          --       --            --    (6,579,628)          --            --     (6,579,628)
                          ----------  -------  ------------  ------------  -----------    ----------   ------------
Balance as of December
 31, 1997...............  46,783,625   46,784    36,144,814    (8,642,113)    (914,810)           --     26,634,675
Issuance of common
 stock, net.............  19,260,000   19,260    38,185,359            --           --            --     38,204,619
Issuance of stock
 options to non-
 employees..............          --       --       605,089            --     (605,089)           --             --
Net unrealized
 appreciation in
 available-for-sale
 securities.............          --       --            --            --           --     1,733,071      1,733,071
Amortization of deferred
 compensation...........          --       --            --            --      253,085            --        253,085
Net income..............          --       --            --    13,898,928           --            --     13,898,928
                          ----------  -------  ------------  ------------  -----------    ----------   ------------
Balance as of December
 31, 1998...............  66,043,625  $66,044  $ 74,935,262  $  5,256,815  $(1,266,814)   $1,733,071   $ 80,724,378
Three months ended
 March 31, 1999--
 unaudited:
Issuance of common
 stock..................  15,990,000   15,990    31,964,010            --           --            --     31,980,000
Issuance of stock
 options to non-
 employees..............          --       --       270,892            --     (270,892)           --             --
Issuance of stock
 options to employees
 below fair market
 value..................          --       --     2,296,800            --   (2,296,800)           --             --
Forfeitures of
 restricted stock.......     (28,076)     (28)       (5,025)           --        5,053            --             --
Net unrealized
 appreciation in
 available for sale
 securities.............          --       --            --            --           --     1,005,108      1,005,108
Amortization of deferred
 compensation...........          --       --            --            --      211,327            --        211,327
Distribution to former
 LLC members............          --       --            --   (10,675,811)          --            --    (10,675,811)
LLC termination (Note
 3).....................          --       --    (8,657,936)    8,657,936           --            --             --
Net income..............          --       --            --    20,000,797           --            --     20,000,797
                          ----------  -------  ------------  ------------  -----------    ----------   ------------
Balance as of March 31,
 1999 (unaudited).......  82,005,549  $82,006  $100,804,003  $ 23,239,737  $(3,618,126)   $2,738,179   $123,245,799
                          ==========  =======  ============  ============  ===========    ==========   ============

              See notes to consolidated financial statements.

                       Internet Capital Group, Inc.

             Consolidated Statements of Comprehensive Income (Loss)

                                                                           (Unaudited)
                                         Year Ended December 31,  Three Months Ended March 31,
                                         ------------------------ ----------------------------
                          March 4, 1996
                          (Inception) to
                           December 31,
                               1996         1997         1998          1998           1999
                          -------------- -----------  ----------- -------------- --------------
Net Income (Loss).......   $(2,062,485)  $(6,579,628) $13,898,928 $    9,269,041 $   20,000,797
                           -----------   -----------  ----------- -------------- --------------
Other Comprehensive
 Income (Loss) Before
 Tax
 Unrealized holding
  gains on available-
  for-sale securities...            --            --    1,733,071      5,131,916      4,530,350
 Reclassification
  adjustments...........            --            --           --             --     (2,050,837)
Tax Related to
 Comprehensive Income
 (Loss)
 Unrealized holding
  gains on available-
  for-sale securities...            --            --           --             --     (1,585,623)
 Reclassification
  adjustments...........            --            --           --             --        111,218
                           -----------   -----------  ----------- -------------- --------------
 Net unrealized
  appreciation in
  available-for-sale
  securities............            --            --    1,733,071      5,131,916      1,005,108
                           -----------   -----------  ----------- -------------- --------------
Comprehensive Income
 (Loss).................   $(2,062,485)  $(6,579,628) $15,631,999 $   14,400,957    $21,005,905
                           ===========   ===========  =========== ============== ==============



                See notes to consolidated financial statements.

                          INTERNET CAPITAL GROUP, INC.

                     Consolidated Statements of Cash Flows

                                                                          (Unaudited)
                                               Year Ended                Three Months
                                              December 31,              Ended March 31,
                                        -------------------------  --------------------------
                         March 4, 1996
                         (Inception) to
                          December 31,
                              1996         1997          1998          1998          1999
                         -------------- -----------  ------------  ------------  ------------
Operating Activities
Net income (loss)......   $(2,062,485)  $(6,579,628) $ 13,898,928  $  9,269,041  $ 20,000,797
Adjustments to
 reconcile to net cash
 used in operating
 activities:
 Other income..........            --            --   (30,483,177)  (12,322,162)  (28,704,971)
 Depreciation and
  amortization.........       481,796       446,289     1,135,269       146,189       636,743
 Equity (income)
  loss.................       514,540      (106,298)    5,868,887       289,847     7,412,602
 Minority interest.....      (427,185)      106,411    (5,381,640)           --      (134,321)
 Deferred taxes........            --            --            --            --      (913,689)
Changes in assets and
 liabilities, net of
 effect of
 acquisitions:
 Accounts receivable,
  net..................    (2,176,869)    1,574,374    (1,183,360)       34,393      (685,901)
 Prepaid expenses and
  other assets.........       (69,558)     (142,384)   (1,346,515)     (196,533)       66,463
 Accounts payable......        43,727       565,672       620,127       271,306       329,253
 Deferred revenue......       147,100       493,960     1,249,624       200,156       (97,163)
 Accrued expenses......       145,977       204,645     1,415,265     1,421,968        64,971
                          -----------   -----------  ------------  ------------  ------------
   Net cash used in
    operating
    activities.........    (3,402,957)   (3,436,959)  (14,206,592)     (885,795)   (2,025,216)
Investing Activities
 Capital
  expenditures.........      (100,480)     (272,488)     (545,432)      (97,005)     (255,967)
 Proceeds from sales
  of available-for-
  sale
  securities...........            --            --    36,431,927            --     2,574,371
 Proceeds from sales
  of Partner Company
  ownership interests
  in and advances to a
  shareholder..........            --            --       300,000            --     2,654,880
 Advances to Partner
  Companies............      (60,000)    (2,800,000)  (12,778,884)           --    (1,892,502)
 Repayment of advances
  to Partner
  Companies............            --       950,000       677,084       500,000     1,913,358
 Acquisitions of
  ownership interests
  in Partner
  Companies, net of
  cash acquired........    (6,934,129)  (14,465,874)  (35,822,393)   (3,552,712)  (22,479,967)
 Other acquisitions
  (Note 5).............            --            --    (1,858,389)           --            --
 Reduction in cash due
  to deconsolidation
  of VerticalNet.......            --            --            --            --    (5,645,895)
                          -----------   -----------  ------------  ------------  ------------
   Net cash used in
    investing
    activities.........    (7,094,609)  (16,588,362)  (13,596,087)   (3,149,717)  (23,131,722)
Financing Activities
 Issuance of common
  stock, net...........    13,686,013    20,137,505    38,204,619            --    31,980,000
 Long-term debt and
  capital lease
  repayments...........       (30,191)      (57,979)     (321,857)      (38,403)       40,533
 Line of credit
  borrowings...........     1,208,000     2,500,000     2,000,000            --       576,248
 Line of credit
  repayments...........    (1,106,000)       (2,000)   (2,500,000)           --            --
 Distribution to
  former LLC members...            --            --            --            --   (10,675,811)
 Treasury stock
  purchase by
  subsidiary...........       (60,000)           --            --            --    (4,468,875)
 Issuance of stock by
  subsidiary...........        15,000       200,000    11,293,360            --       100,000
                          -----------   -----------  ------------  ------------  ------------
   Net cash provided
    (used) by financing
    activities.........    13,712,822    22,777,526    48,676,122       (38,403)   17,552,095
                          -----------   -----------  ------------  ------------  ------------
Net Increase (Decrease)
 in Cash and Cash
 Equivalents...........     3,215,256     2,752,205    20,873,443    (4,073,915)   (7,604,843)
Cash and cash
 equivalents at
 beginning of period...            --     3,215,256     5,967,461     5,967,461    26,840,904
                          -----------   -----------  ------------  ------------  ------------
Cash and Cash
 Equivalents at End of
 Period................   $ 3,215,256   $ 5,967,461  $ 26,840,904  $  1,893,546  $ 19,236,061
                          ===========   ===========  ============  ============  ============

                See notes to consolidated financial statements.

                          INTERNET CAPITAL GROUP, INC.

                   Notes to Consolidated Financial Statements

1. Significant Accounting Policies

    Description of the Company

      Internet Capital Group, Inc. (the "Company") was formed on March 4, 1996. The Company is an Internet holding company actively engaged in business-to-business, or B2B, e-commerce through a network of companies. The Company defines e-commerce as conducting or facilitating business transactions over the Internet. As of December 31, 1998, the Company owned interests in more than 20 companies engaged in e-commerce, which the Company calls its "Partner Companies". The Company's goal is to become the premier B2B e-commerce company. The Company's operating strategy is to integrate its Partner Companies into a collaborative network that leverages the collective knowledge and resources of the Company.

    Basis of Presentation

      On February 2, 1999, the Company converted from a Limited Liability Corporation ("LLC") to a corporation. All shareholder transactions have been presented as if the conversion occurred on March 4, 1996 (inception).

    Principles of Consolidation

      During the periods ending December 31, 1996, 1997 and 1998 the Company acquired equity ownership interests in VerticalNet for $1.0 million, $2.0 million and $4.0 million, respectively. In 1998, the Company made advances in the form of convertible notes to VerticalNet of $5.0 million. Of this amount, $.8 million was repaid by VerticalNet, $2.1 million was purchased from the Company by one of its principal shareholders, and $2.1 million was converted into common stock during the three months ended March 31, 1999 (unaudited). The Company's direct and indirect voting interest in VerticalNet at December 31, 1997 and 1998 was 63% and 52%, respectively.

      The consolidated financial statements include the accounts of the Company, its wholly owned subsidiary, Internet Capital Group Operations, Inc. (the "Operations Company") and its majority owned subsidiary, VerticalNet, Inc. ("VerticalNet"). The various interests that the Company acquires in its Partner Companies are accounted for under three broad methods: consolidation, equity method and cost method. The applicable accounting method is generally determined based on the Company's voting interest in a Partner Company.

      Consolidation. Partner Companies in which the Company directly or indirectly owns more than 50% of the outstanding voting securities are generally accounted for under the consolidation method of accounting. Under this method, a Partner Company's results of operations are reflected within the Company's Consolidated Statements of Operations. All significant intercompany accounts and transactions have been eliminated. Participation of other Partner Company shareholders in the earnings or losses of a consolidated Partner Company is reflected in the caption "Minority interest" in the Company's Consolidated Statements of Operations. Minority interest adjusts the Company's consolidated results of operations to reflect only the Company's share of the earnings or losses of the consolidated Partner Company.

      Equity Method. Partner Companies whose results are not consolidated, but over whom the Company exercises significant influence, are accounted for under the equity method of accounting. Whether or not the Company exercises significant influence with respect to a Partner Company depends on an evaluation of several factors including, among others, representation on the Partner Company's Board of Directors and ownership level, which is generally a 20% to 50% interest in the voting securities of the Partner Company, including voting rights associated with the Company's holdings in common, preferred and other convertible instruments in the Partner Company. Under the equity method of accounting, a Partner Company's results of operations are

                          INTERNET CAPITAL GROUP, INC.

not reflected within the Company's Consolidated Statements of Operations; however, the Company's share of the earnings or losses of the Partner Company is reflected in the caption "Equity (income) loss" in the Consolidated Statements of Operations.

      The amount by which the Company's carrying value exceeds its share of the underlying net assets of Partner Companies accounted for under the consolidation or equity method of accounting is amortized on a straight-line basis over three years which adjusts the Company's share of the Partner Company's earnings or losses.

      Cost Method. Partner Companies not accounted for under the consolidation or the equity method of accounting are accounted for under the cost method of accounting. Under this method, the Company's share of the earnings or losses of such companies is not included in the Consolidated Statements of Operations. However, cost method impairment charges are recognized in the Consolidated Statement of Operations with the new cost basis not written-up if circumstances suggest that the value of the Partner Company has subsequently recovered.

      The Company continually evaluates the carrying value of its ownership interests in each of its Partner Companies for possible impairment based on achievement of business plan objectives and milestones, the value of each ownership interest in the Partner Company relative to carrying value, the financial condition and prospects of the Partner Company, and other relevant factors.

    Available-for-Sale Securities

      Available-for-sale securities are reported at fair value, based on quoted market prices, with the net unrealized gain or loss reported as a component of accumulated other comprehensive income in shareholders' equity.

      Unrealized gains or losses related to available-for-sale securities will be recorded net of deferred taxes subsequent to February 2, 1999, the date the Company converted from an LLC to a C Corporation.

    Accounting Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    Cash and Cash Equivalents

      The Company considers all highly liquid instruments with an original maturity of 90 days or less at the time of purchase to be cash equivalents. Cash and cash equivalents at December 31, 1998 are invested principally in money market accounts.

    Financial Instruments

      Cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are carried at cost which approximates fair value due to the short-term maturity of these instruments. Long-term debt is carried at cost which approximates fair value as the debt bears interest at rates approximating current market rates.

                          INTERNET CAPITAL GROUP, INC.

    Intangibles

      Goodwill, the excess of cost over net assets of businesses acquired, is amortized on a straight-line basis over three years. Goodwill at December 31, 1998 of $2.5 million, net of accumulated amortization of $.3 million, was attributable to acquisitions by VerticalNet.

    Fixed Assets

      Fixed assets are carried at cost less accumulated depreciation, which is based on the estimated useful lives of the assets (approximately three to seven years) computed using the straight-line method.

      Equipment acquired under long-term capital lease arrangements is recorded at amounts equal to the net present value of the future minimum lease payments using the interest rate implicit in the lease. Amortization is provided by use of the straight-line method over the estimated useful lives of the related assets.

    Revenue Recognition

      All of the Company's revenue from March 4, 1996 (inception) through December 31, 1998 was attributable to VerticalNet.

      VerticalNet's revenue is derived principally from advertising contracts which include the initial development of storefronts. A storefront is a Web page posted on one of VerticalNet's trade communities that provides information on an advertiser's products, links a visitor to the advertiser's Web site and generates sales inquiries from interested visitors. The advertising contracts generally do not extend beyond one year. Advertising revenue is recognized ratably over the period of the advertising contract. Deferred revenue of $2.2 million at December 31, 1998 represents the unearned portion of advertising contracts for which revenue will be recognized over the remaining period of the advertising contract.

      VerticalNet also generates revenue through providing educational courses and selling books. Revenue from educational courses is recognized in the period in which the course is completed and revenue from the sale of books is recognized in the period in which the books are shipped.

      Barter transactions are recorded at the lower of estimated fair value of goods or services received or the estimated fair value of the advertisements given. Barter revenue is recognized when the VerticalNet advertising impressions (VNAI) are delivered to the customer and advertising expense is recorded when the customer advertising impressions (CAI) are received from the customer. If the CAI are received from the customer prior to VerticalNet delivering the VNAI, a liability is recorded, and if VerticalNet delivers the VNAI to the customer prior to receiving the CAI, a prepaid expense is recorded. For the period March 4, 1996 (inception) through December 31, 1997, VerticalNet barter transactions were immaterial. For the year ended December 31, 1998, VerticalNet recognized approximately $.6 million and $.5 million of advertising revenues and expenses, respectively, from barter transactions. Included in prepaid expenses and other current assets at December 31, 1998 is approximately $.2 million relating to barter transactions.

    Concentration of Credit Risk

      VerticalNet performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral on accounts receivable. VerticalNet maintains allowances for credit losses and such losses have been within management's expectations. No single customer accounted for greater than 10% of total revenue during the period from March 4, 1996 (inception) to December 31, 1996 and the years ended December 31, 1997 and 1998.

                          INTERNET CAPITAL GROUP, INC.

    Accounting for Impairment of Long-Lived Assets

      In accordance with Statement of Financial Accounting Standards Board No. 121, the Company records an impairment loss on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

    Deferred Offering Costs

      As of December 31, 1998, specific incremental costs directly attributable to a planned initial public offering (IPO) of VerticalNet shares have been deferred. These deferred costs, totaling $.5 million, are included in non-current other assets on the Consolidated Balance Sheet. These costs were charged against VerticalNet's additional paid-in-capital in connection with the consummation of VerticalNet's IPO in February 1999.

    Stock Based Compensation

      "The Company has adopted SFAS No. 123, "Accounting for Stock Based Compensation." As permitted by SFAS No. 123. the Company measures compensation cost in accordance with Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees" and related interpretations. Accordingly, no accounting recognition is given to stock options issued to employees that are granted at fair market value until they are exercised. Stock options issued to non-employees are recorded at fair value at the date of grant. Upon exercise, net proceeds, including tax benefits realized, are credited to equity. Therefore, the adoption of SFAS No. 123 was not material to the Company's financial condition or results of operations; however, the pro forma impact on income (loss) per share has been disclosed in the Notes to Consolidated Financial Statements as required by SFAS No. 123 (Note 9).

    Comprehensive Income

      In 1998, the Company adopted Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income" (SFAS 130), which requires companies to report and display comprehensive income and its components in financial statements. Comprehensive income is the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Excluding net income, the Company's source of comprehensive income is from net unrealized appreciation on its available-for-sale securities. Reclassification adjustments result from the recognition in net income of gains or losses that were included in comprehensive income in prior periods.

    Segment Information

      At December 31, 1998, the Company adopted Statement of Financial Accounting Standard No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131) which requires companies to present financial and descriptive segment information (Note 11).

    Income Taxes

      Income taxes are accounted for under the asset and liability method whereby deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                          INTERNET CAPITAL GROUP, INC.

      From the Company's inception in March 1996 to February 1999, the Company was not subject to federal and state income taxes. The Company has no net operating loss carry forwards at December 31, 1998 (Note 2).

    Net Income Per Share

      Net income per share (EPS) is computed using the weighted average number of common shares outstanding during each year. Dilutive EPS includes common stock equivalents (unless anti-dilutive) which would arise from the exercise of stock options and conversion of other convertible securities and is adjusted, if applicable, for the effect on net income (loss) of such transactions.

      Pursuant to SEC Staff Accounting Bulletin No. 98, common stock and convertible preferred stock issued for nominal consideration, prior to the anticipated effective date of an IPO, are required to be included in the calculation of basic and diluted net income per share as if they were outstanding for all periods presented. To date, the Company has not had any issuances or grants for nominal consideration.

    Gain or Loss on Issuances of Stock By Partner Companies

      Pursuant to SEC Staff Accounting Bulletin No. 84, at the time a Partner Company accounted for under the consolidation or equity method of accounting sells its common stock at a price different from the Partner Company's book value per share, the Company's share of the Partner Company's net equity changes. If at that time, the Partner Company is not a newly-formed, non-operating entity, nor a research and development, start-up or development stage company, nor is their question as to the Company's ability to continue in existence, the Company records the change in its share of the Partner Company's net equity as a gain or loss in its Consolidated Statements of Operations (Note
17).

    Recent Accounting Pronouncements

      The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company's results of operations, financial position or cash flows.

2. Pro Forma Information (Unaudited)

      On February 2, 1999, the Company converted from an LLC to a C corporation. The Company became subject to corporate federal and state income taxes concurrent with the conversion to a C corporation. The accompanying Consolidated Statement of Operations for 1998 includes pro forma information with respect to income taxes, net income and net income per share assuming the Company had been taxed as a C Corporation since January 1, 1998. The unaudited pro forma information provided does not necessarily reflect the income taxes, net income and net income per share that would have occurred had the Company been taxed as a C corporation since January 1, 1998.

    Pro Forma Income Taxes

      The Company's 1998 pro forma effective tax rate of 37% differed from the federal statutory rate of 35% principally due to non-deductible permanent differences.

      Based upon the cumulative temporary differences (primarily relating to the difference between the book and tax carrying value of its Partner Companies), the Company would have recognized a pro forma net deferred federal and state tax asset of $8.2 million at December 31, 1998. In the opinion of management, it is more likely than not that such asset would be realized and accordingly, a valuation allowance was not considered necessary in calculating this pro forma amount.

                          INTERNET CAPITAL GROUP, INC.

      Pro forma basic and diluted net income per share for the year ended December 31, 1998 of $0.16 was calculated based on pro forma net income of $8,756,325 and basic and diluted weighted average shares outstanding of 56,102,289 and 56,149,289, respectively. The difference between basic and diluted weighted average shares outstanding of 47,000 was due to the dilutive effect of stock options.

      Pro forma basic and diluted net income per share for the three months ended March 31, 1999 of $0.17 was calculated based on pro forma net income of $12,182,682 and basic and diluted weighted average shares outstanding of 72,646,022 and 73,699,973, respectively. The difference between basic and diluted weighted average shares outstanding of 1,053,951 was due to the dilutive effect of stock options.

3. Interim Financial Information (Unaudited)

      The interim financial statements of the Company for the three months ended March 31, 1998 and 1999, included herein, have been prepared by the Company, without audit, pursuant to the rules and regulations of the SEC. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations relating to interim financial statements.

      In the opinion of management, the accompanying unaudited interim financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the results of the Company's operations and its cash flows for the three months ended March 31, 1998 and 1999. The accompanying unaudited interim financial statements are not necessarily indicative of full year results.

      The unaudited interim consolidated financial statements for the three months ended March 31, 1999 include the accounts of the Company, its wholly owned subsidiary, Internet Capital Group Operations, Inc. and its majority owned subsidiary, Breakaway Solutions, Inc. ("Breakaway Solutions"). In January 1999, the Company acquired a controlling majority interest in Breakaway Solutions for $8.3 million. Breakaway Solutions' operating activities have historically consisted primarily of implementation of customer relational management systems and custom integration to other related applications. In 1999, Breakaway Solutions is expanding to provide service offerings in custom web development and application hosting both through internal expansion and acquisitions. Breakaway Solutions' revenue is generally recognized upon performance of services. In connection with the acquisition of its ownership interest in Breakaway Solutions, the Company recorded the excess of cost over net assets acquired of $5.6 million as goodwill which will be amortized over three years. The Company's consolidated goodwill at March 31, 1999 of $5.3 million, net of $.3 million of accumulated amortization, was attributable to Breakaway Solutions. Breakaway Solutions had revenue of $2.0 million and $3.1 million for the three months ended March 31, 1998 and 1999, respectively.

      The consolidated financial statements through December 31, 1998, including the unaudited interim consolidated financial statements for the three months ended March 31, 1998, reflect VerticalNet accounted for on the consolidation method of accounting. The unaudited interim consolidated financial statements for the three months ended March 31, 1999, reflect VerticalNet accounted for on the equity method of accounting due to the decrease in the Company's ownership interest to 37%.

      The Company's Partner Companies accounted for under the equity method of accounting had total revenues of $4.7 million and $11.4 million and total net loss of $0.5 million and $17.1 million during the three months ended March 31, 1998 and 1999, respectively.

      Basic and diluted net income per share for the three months ended March 31, 1999 of $0.28 and $0.27, respectively, were calculated based on net income of $20,000,797 and basic and diluted weighted

                       INTERNET CAPITAL GROUP, INC.

average shares outstanding of 72,646,022 and 73,699,973, respectively. The difference between basic and diluted weighted average shares outstanding of 1,053,951 was due to the dilutive effect of stock options. Basic and diluted net income per share for the three months ended March 31, 1998 were the same as there were no outstanding dilutive securities during the period.

      On February 2, 1999, the Company converted from an LLC to a corporation. The Company's accumulated deficit of $8,657,936 at that date was reclassed to additional paid-in capital.

      The Company's effective tax rate for the three months ended March 31, 1999 of (1%) differed from the federal statutory rate of 35% principally due to the impact of changing its tax status from an LLC to a corporation on February 2, 1999 and non-deductible permanent differences. On February 2, 1999, the Company recorded a deferred tax benefit and related deferred tax asset of $7.7 million which primarily represented the excess of tax basis over book basis of its ownership interests in and advances to Partner Companies. For the period from February 2, 1999 through March 31, 1999 the Company recorded tax expense of $7.1 million, representing 37% of pretax income for that period, including $10.5 million of tax expense related to the $28.5 million non-operating gain related to VerticalNet's initial public offering.

      The Company's net deferred tax liability of $560,716 at March 31, 1999 consists of a deferred tax asset of $913,689 relating to the difference between the book and tax carrying values of its Partner Companies and a deferred tax liability of $1,474,405 relating to the tax effect of net unrealized appreciation in available-for-sale securities.

      The Company's revenue and net loss before tax from the Partner Company Operations segment for the three months ended March 31, 1998 and 1999 was $377,371 and $2,374,716 and $3,111,035 and $7,494,927, respectively. The
Company's net income before tax from the General ICG Operations segment for the three months ended March 31, 1998 and 1999 was $11,643,757 and $26,832,518,
respectively, primarily due to other income of $12,322,162 and $28,684,465, respectively.

      Partner Company Operations' assets were $67.5 million at March 31, 1999, including $55.8 million of carrying value of Partner Companies accounted for under the equity method of accounting. General ICG Operations' assets were $62.6 million at March 31, 1999, including $16.2 million, $40.6 million and $5.8 million of cash and cash equivalents, carrying value of Partner Companies accounted for under the cost method, and other, respectively.

      In April 1999, the Company entered into a $50 million revolving bank credit facility (Note 7). The Company borrowed up to $25 million under the facility during May 1999 which was repaid with the proceeds from the issuance of its convertible notes (Note 17). As of June 15, 1999, borrowing availability under the facility was $50 million, of which none was outstanding.

      In March 1999, Breakaway Solutions acquired all of the outstanding stock of Applica Corporation (Applica) for $2.0 million of Breakaway Solutions common stock and cash. Subsequent to March 31, 1999, Breakaway Solutions acquired all of the outstanding stock of WPL Laboratories, Inc. (WPL) for $9.2 million of Breakaway Solutions common stock and cash and WebYes, Inc. (WebYes) for $4.0 million of Breakaway Solutions stock and cash. These acquisitions were accounted for under the purchase method of accounting. The Applica, WPL and WebYes acquisitions resulted in intangible assets of $1.8 million, $7.8 million and $3.9 million, all of which will be amortized over five years.

      During the three months ended March 31, 1999, the Company utilized $30.8 million to acquire interests in and make advances to new and existing Partner Companies, including $8.3 million contributed to Breakaway Solutions and $18.3 million utilized to acquire interests in Partner Companies accounted for under the equity method of accounting. The acquisition of Breakaway Solutions and the Partner Companies accounted

                       INTERNET CAPITAL GROUP, INC.

for under the equity method of accounting during the three months ended March 31, 1999 resulted in goodwill of $5.6 million and $11.3 million, respectively, all of which will be amortized over three years.

      For the period from April 1, 1999 through June 15, 1999 the Company utilized $67.6 million to acquire interests in and make advances to new and existing Partner Companies, including $4.0 million contributed directly to Breakaway Solutions, and an additional $4.0 million used to purchase Breakaway Solutions shares directly from Breakaway Solutions shareholders and $46.9 million utilized to acquire interests in Partner Companies accounted for under the equity method of accounting. The acquisition of Breakaway and the Partner Companies accounted for under the equity method of accounting during the period from April 1, 1999 through June 15, 1999 resulted in goodwill of $5.6 million and $46.2 million, respectively, all of which will be amortized over three years.

      During the period from April 1, 1999 to June 15, 1999 the Company acquired an interest in a new Partner Company to be accounted for under the equity method of accounting for initial consideration of $11.3 million, resulting in goodwill of $8.0 million which will be amortized over three years. This ownership interest was purchased directly from shareholders of the Partner Company. These sellers have the option, exercisable at any time through June 2000, to receive cash of $11.3 million or shares of the Company's common stock determined by dividing $11.3 million by the product of multiplying the Company's initial public offering price by .90.

      Subsequent to March 31, 1999, the Company accepted full recourse promissory notes totaling $39.3 million from certain of its employees and a director for the purchase of all or a portion of their vested and unvested stock options and $8.0 million to pay the income taxes that became due in connection with the option exercises (Note 17). The promissory notes bear interest at 5.22% and mature in 2004.

4. Ownership Interests in and Advances to Partner Companies

      The following summarizes the Company's ownership interests in and advances to Partner Companies accounted for under the equity method or cost method of accounting. The ownership interests are classified according to applicable accounting methods at December 31, 1997 and 1998. Cost basis represents the Company's original acquisition cost less any impairment charges in such companies.

                               December 31, 1997          December 31, 1998
                           -------------------------- --------------------------
                           Carrying Value Cost Basis  Carrying Value Cost Basis
                           -------------- ----------- -------------- -----------
Equity Method.............  $ 1,200,210   $ 1,608,452  $21,311,324   $27,588,451
Cost Method...............   22,844,870    22,844,870   38,180,616    38,180,616
                            -----------                -----------
                            $24,045,080                $59,491,940
                            ===========                ===========

      At December 31, 1998 the Company's carrying value in its Partner Companies accounted for under the equity method exceeded its share of the underlying equity in the net assets of such companies by $12.7 million. This excess relates to ownership interests acquired in 1998 and is being amortized over a three year period. Amortization expense of $.4 million is included in "Equity loss (income)" in the accompanying Consolidated Statements of Operations for the year ended December 31, 1998.

      Of the $5.9 million of equity loss recorded by the Company in 1998, approximately $4.3 million was attributable to Syncra Software, Inc.

      As of December 31, 1998, the Company had $5.2 million in advances to Partner Companies which mature on various dates through November 25, 1999 and bear interest at fixed rates between 7% and 10%.

                          INTERNET CAPITAL GROUP, INC.

      The following summarized financial information for Partner Companies accounted for under the equity method of accounting at December 31, 1997 and 1998 has been compiled from the financial statements of the respective Partner
Companies:

Balance Sheets

                                                             December 31,
                                                        -----------------------
                                                           1997        1998
                                                        ----------- -----------
Current assets......................................... $ 7,042,767 $34,239,732
Non-current assets.....................................   3,876,167   8,003,286
                                                        ----------- -----------
    Total assets.......................................  10,918,934  42,243,018
                                                        ----------- -----------
Current liabilities....................................   5,406,510  12,159,173
Non-current liabilities................................   1,203,524     758,840
Shareholders' equity...................................   4,308,900  29,325,005
                                                        ----------- -----------
    Total liabilities and shareholders' equity......... $10,918,934 $42,243,018
                                                        =========== ===========

Results of Operations

                                                       Year Ended December 31,
                                                       ------------------------
                                        March 4, 1996
                                        (Inception) to
                                         December 31,
                                             1996         1997         1998
                                        -------------- ----------- ------------
Revenue................................  $ 9,365,872   $18,911,691 $ 21,495,832
Net income (loss)......................  $(1,369,774)  $   255,280 $(17,038,167)

5. Other Acquisitions

      In 1998, VerticalNet acquired all of the outstanding capital stock of Boulder Interactive Technology Services Company (BITC) for $1.9 million in cash and all of the outstanding capital stock of Informatrix Worldwide, Inc. (Informatrix) for 49,892 shares of VerticalNet's common stock valued at $.2 million. These acquisitions were accounted for using the purchase method of accounting. The excess of the purchase price over the fair value of the net assets acquired of approximately $2.8 million was recorded as goodwill and is being amortized over three years. Accumulated amortization relating to this goodwill totaled $.3 million at December 31, 1998.

      The following unaudited pro forma financial information presents the combined results of operations as if VerticalNet had owned BITC and Informatrix since January 1, 1997 and October 15, 1997 (inception), respectively, after giving effect to certain adjustments including goodwill and income taxes. The unaudited pro forma financial information does not necessarily reflect the results of operations that would have occurred had the Company, VerticalNet, BITC and Informatrix constituted a single entity during such periods.

                                                             (Unaudited)
                                                       Year Ended December 31,
                                                       ------------------------
                                                          1997         1998
                                                       -----------  -----------
Revenue............................................... $ 1,118,030  $ 3,606,027
Pro forma net income (loss)........................... $(7,590,016) $13,166,449
Pro forma net income (loss) per share................. $      (.22) $       .23

                          INTERNET CAPITAL GROUP, INC.

6. Fixed Assets

      Fixed assets consists of the following:

                                                              December 31,
                                                           --------------------
                                                             1997       1998
                                                           --------  ----------
Computer equipment and software........................... $681,656  $1,564,297
Office equipment and furniture............................  148,430     271,809
Trade show equipment......................................   34,079      40,587
Leasehold improvements....................................   29,402      45,864
                                                           --------  ----------
                                                            893,567   1,922,557
Less: accumulated depreciation and amortization........... (349,124)   (771,289)
                                                           --------  ----------
                                                           $544,443  $1,151,268
                                                           ========  ==========

7. Debt

    Revolving Credit Facilities

      In March 1998, the Company entered into an unsecured $3 million revolving credit facility. Borrowings under this facility accrued interest at a premium to prime ranging from .75% to 1.5%. The Company borrowed up to $2 million under this facility during 1998. No amounts were outstanding at December 31, 1998 and the facility expired in March 1999.

      In April 1999, the Company entered into a $50 million revolving bank credit facility. In connection with the facility, the Company issued 200,000 warrants exercisable for seven years at $10 per share. The facility matures in April 2000, is subject to a .25% unused commitment fee, bears interest, at the Company's option, at prime and/or LIBOR plus 2.5%, and is secured by substantially all of the Company's assets (including the Company's holdings in VerticalNet). Borrowing availability under the facility is based on the fair market value of the Company's holdings of publicly traded Partner Companies (currently only VerticalNet) and the value, as defined in the facility, of the Company's private Partner Companies. Based on the provisions of the borrowing base, borrowing availability at April 30, 1999 was $32.6 million, of which none was outstanding. As of May 7, 1999, the Company had borrowed $13 million under the facility.

      VerticalNet had a line of credit with a bank in the amount of $2.5 million at December 31, 1997. Borrowings under the facility were collateralized by a security interest in all assets of VerticalNet and required VerticalNet to meet specified financial ratios. As of December 31, 1997, VerticalNet was in technical default, as it did not meet the specified financial ratios, but the bank waived these violations. The facility accrued interest at prime plus 1.5% (10% at December 31, 1997). The weighted average interest rate for borrowings under this facility was 10% for the year ended December 31, 1997.

      As of June 1998, VerticalNet modified the agreement, reducing its line of credit with the bank to $.5 million. On November 25, 1998, the agreement was additionally amended allowing the Company to execute a $2.0 million note with the bank. The note accrues interest at prime plus 1.5% and matures at the earlier of March 31, 1999 or the completion of VerticalNet's next financing. In connection with the loan, VerticalNet issued warrants to purchase 20,513 shares of VerticalNet's common stock at an exercise price of $16 per share with an estimated fair value of $.1 million. As of December 31, 1998, the outstanding balance for borrowings under this facility was $2 million and the weighted average interest rate for the year ended December 31, 1998 was 10%. Upon the completion of VerticalNet's IPO in February 1999, VerticalNet repaid $2 million and the line of credit with the bank was reduced to $.5 million.

                         INTERNET CAPITAL GROUP, INC.

    Long-Term Debt

      All of the Company's long-term debt is attributable to VerticalNet and consists of the following:

                                                               December 31,
                                                             ------------------
                                                               1997      1998
                                                             --------  --------
Term notes with related parties............................. $100,000  $     --
Term bank notes.............................................   32,852        --
Capital leases..............................................  417,952   639,940
                                                             --------  --------
                                                              550,804   639,940
Less: current portion....................................... (150,856) (288,016)
                                                             --------  --------
Long-term debt.............................................. $399,948  $351,924
                                                             ========  ========

      VerticalNet had three unsecured term notes due to shareholders with an interest rate of 7%. The notes were to mature on February 2001. One of the holders of these notes is a Board member of the Company. These notes were repaid in May 1998.

      VerticalNet had a term loan with another bank with an interest rate at prime plus 2.75% (11.25% at December 31, 1997) which was payable in 36 monthly installments. This note was repaid in May 1998.

      VerticalNet has several capital leases on its equipment with lease terms ranging from three to five years. The interest rates implicit in the leases are 8% to 20%. At December 31, 1997 and 1998, the book value of assets held under capital leases was approximately $.3 million and $.5 million, respectively, and the aggregate remaining minimum lease payments at December 31, 1998 were approximately $.7 million including interest of approximately $.1 million.

      At December 31, 1998, long-term debt is scheduled to mature as follows:

      1999............................................................. $288,016
      2000.............................................................  230,338
      2001.............................................................   95,718
      2002.............................................................   19,810
      2003.............................................................    6,058
                                                                        --------
      Total............................................................ $639,940
                                                                        ========

8. Accrued Expenses

      Accrued expenses consists of the following:

                                                               December 31,
                                                            -------------------
                                                              1997      1998
                                                            -------- ----------
Accrued compensation and benefits.......................... $ 90,833 $  454,230
Accrued marketing costs....................................       --    446,334
Other......................................................  297,692    922,843
                                                            -------- ----------
                                                            $388,525 $1,823,407
                                                            ======== ==========

                          INTERNET CAPITAL GROUP, INC.

9. Shareholders' Equity

      The Company's authorized capital stock consists of 130,000,000 shares of common stock, par value $.001 per share. The holders of common stock are entitled to one vote per share and are entitled to dividends as declared.

      Dividends may be restricted by the inability to liquidate ownership interests in Partner Companies to fund cash dividends and may be subject to the preferential rights of the holders of the Company's preferred stock, if any.

      The Company may establish one or more classes or series of preferred stock. The holders of the preferred stock may be entitled to preferences over common stock or shareholders with respect to dividends, liquidation, dissolution, or winding up of the Company, as established by the Company's Board of Directors. No preferred stock is authorized at December 31, 1998.

      Certain shareholders were granted registration rights which become effective after completion of a public offering.

      Shareholders' equity contributions are recorded when received. The Company issued 15,990,000 shares of common stock for net proceeds of $32 million in 1999. These shares had been subscribed for at December 31, 1998.

    Restricted Stock

      During 1996 and 1997, 6,027,017 and 756,608 shares of restricted common stock ("restricted stock") were granted, net of forfeitures, to employees, consultants and advisors at no cost as performance incentives. The restricted stock vests in equal annual installments over a five year period.

      At December 31, 1997 and 1998, the 6,783,625 shares of restricted stock had been granted at a weighted average fair value of $0.19 per share or an aggregate of $1.3 million based on independent valuations of the shares. These independent valuations took into account certain factors, primarily the restrictions on the ability of restricted shareholders to receive distributions of dividends or profits and the uncertainty of realization of any return from these shares. The $1.3 million of deferred compensation is classified as a reduction of shareholders' equity and is being amortized over the five-year vesting period. Compensation expense related to the restricted stock totaling $.1 million, $.2 million and $.3 million was recorded in 1996, 1997 and 1998, respectively.

    Stock Option Plans

      Incentive or non-qualified stock options may be granted to Company employees, directors and consultants under several stock option plans ("Plans"). Generally, the options vest over a four to five year period and expire eight to ten years after the date of grant. At December 31, 1998, the Company reserved 10,470,000 shares of common stock for possible future issuance under the Plans. VerticalNet and most Partner Companies also maintain their own stock option plans.

                          INTERNET CAPITAL GROUP, INC.

      The following table summarizes the activity of the Company's stock option plans:

                                                                     Weighted
                                                                     Average
                                                        Shares    Exercise Price
                                                       ---------  --------------
Outstanding at January 1, 1997........................        --      $  --
Options granted.......................................    94,000       1.00
Options canceled/forfeited............................        --         --
                                                       ---------
Outstanding at December 31, 1997......................    94,000       1.00
Options granted....................................... 6,650,000       2.00
Options canceled/forfeited............................   (47,000)     (1.00)
                                                       ---------
Outstanding at December 31, 1998...................... 6,697,000      $1.99
                                                       =========

      No options were issued by the Company in 1996. At December 31, 1997 there were no options exercisable under the Plans. At December 31, 1998 there were 11,750 options exercisable at $1.00 per share under the Plans.


      The following table summarizes information about stock options outstanding:

                                                             Weighted Average
                                     Number Outstanding at Remaining Contractual
              Exercise Price           December 31, 1998      Life (in Years)
              --------------         --------------------- ---------------------
      $1.00.........................          47,000                  7
      $2.00.........................       6,650,000                 10

      Included in the 1998 option grants are 450,000 stock options to non-employees. The fair value of these options of $.6 million was recorded as deferred compensation in 1998 and is being amortized over the five year vesting period. The fair value of these options was determined using the Black-Scholes method assuming a volatility of 80%, a dividend yield of 0%, an average expected option life of 5 years, and a risk-free interest rate of 5.2%.

      The Company applies APB 25 and related interpretations in accounting for its stock option plans. Had compensation cost been recognized pursuant to SFAS 123, the Company's net income (loss) would have been as follows:

                                                       Year Ended December 31,
                                                       ------------------------
                                                          1997         1998
                                                       -----------  -----------
Net income (loss)
  As reported......................................... $(6,579,628) $13,898,928
  SFAS 123 pro forma.................................. $(6,648,952) $13,436,582
Net income (loss) per share
  As reported......................................... $      (.19) $       .25
  SFAS 123 pro forma.................................. $      (.19) $       .24

      The per share weighted-average fair value of options issued to employees by the Company during 1997 and 1998 was approximately $0.22 and $0.45, respectively.

                          INTERNET CAPITAL GROUP, INC.

      The following assumptions were used to determine the fair value of stock options granted to employees by the Company, its subsidiaries, and Partner Companies accounted for under the equity method using the minimum value option-price model:

      Dividend yield...................................................       0%
      Average expected option life..................................... 5 years
      Risk-free interest rate..........................................     5.2%

      In 1999, the Company granted 2,934,500 options to employees and non-employees at exercise prices ranging from $2.00 to $4.88.

10. Related Parties

      The Company provides strategic and operational support to its Partner Companies in the normal course of its business. These services are generally provided by the Company's employees, members of its Advisory Board and Board of Directors and outside consultants. The costs related to employees are paid by the Company and are reflected by the Company in general and administrative expenses of the General ICG Operations segment. Members of the Company's Advisory Board and Board of Directors are generally compensated with stock options in the Company which are accounted for in accordance with Statement of Financial Accounting Standards No. 123 with any expense related to these options included in general and administrative expenses of the General ICG Operations segment. The costs of outside consultants are generally paid directly by the Partner Company.

      A principal shareholder satisfied a portion of its initial 1996 funding commitment by contributing its interests valued at $6.1 million in the securities of a Partner Company. As this shareholder controlled the Company at the time of the transfer, the shareholder's cost basis in the shares of the Partner Company ($1.1 million), together with a $.5 million equity contribution made by the Company, comprise the Company's cost basis in the Partner Company.

      The Company entered into various cost sharing arrangements with the same principal shareholder during 1996, 1997, and 1998, whereby the Company reimbursed, under fair market terms, this shareholder for certain operational expenses. The amounts incurred for such items were $.1 million, $.1 million and $.2 million in 1996, 1997, and 1998, respectively.

      The Company loaned an officer $.1 million during 1998, evidenced by a term note with an interest rate of prime plus 1% (8.75% at December 31, 1998) to purchase a portion of the Company's interest in a Partner Company at the Company's cost. This note was repaid in January 1999 and is included in other current assets in the December 31, 1998 Consolidated Balance Sheets.

      In September 1998 the Company entered into a $.2 million one-year consulting contract with a Partner Company.

      The Company shares certain acquisition rights with certain of its principal shareholders whereby these shareholders have the ability to purchase a portion of the Company's interest in certain Partner Companies. During 1998 and 1999, one shareholder exercised this right and acquired a portion of the Company's interest in or advances to three Partner Companies for cash of $3.0 million and assumption of $.4 million of a payable to a Partner Company. At the time of the transactions, there was no difference between the consideration received and the Company's cost basis of the ownership interest or advance sold. The agreement under which these rights are exercisable will terminate automatically upon an initial public offering.

      Certain executives of the Company and its Partner Companies have the option to purchase a portion of the Company's ownership interest in various Partner Companies at the Company's cost.

                          INTERNET CAPITAL GROUP, INC.

11. Operating Segments

      In 1998, the Company adopted SFAS 131, which requires the reporting of operating segments using the "management approach" versus the "industry approach" previously required. The Company's reportable segments consist of Partner Company Operations and General ICG Operations. Partner Company Operations includes the effect of consolidating VerticalNet and recording the Company's share of earnings and losses of Partner Companies accounted for under the equity method. VerticalNet operations include creating and operating industry-specific trade communities on the Internet. Partner Companies accounted for under the equity method of accounting operate in various Internet-related businesses. General ICG Operations represents the expenses of providing strategic and operational support to the Internet related Partner Companies, as well as the related administrative costs related to such expenses. General ICG Operations also includes the effect of transactions and other events incidental to the Company's general operations and the Company's ownership interests in Partner Companies. The Company's and Partner Companies' operations were principally in the United States of America during 1996, 1997 and 1998.

      The following summarizes information related to the Company's segments. All significant intersegment activity has been eliminated. Assets are owned or allocated assets used by each operating segment.

                                                     Year Ended December 31,
                                                     -------------------------
                                       March 4, 1996
                                        (Inception)
                                          Through
                                       December 31,
                                           1996         1997          1998
                                       ------------- -----------  ------------
Partner Company Operations
 Revenue..............................  $   285,140  $   791,822  $  3,134,769
                                        -----------  -----------  ------------
 Operating expenses
  Cost of revenue.....................      427,470    1,767,017     4,642,528
  Sales and marketing.................      268,417    2,300,365     7,894,662
  General and administrative..........      291,660    1,388,123     4,106,583
                                        -----------  -----------  ------------
  Operating loss -- Partner Company
   Operations before minority interest
   and equity income (loss)...........     (702,407)  (4,663,683)  (13,509,004)
  Minority interest...................      427,185     (106,411)    5,381,640
  Equity income (loss)................     (514,540)     106,298    (5,868,887)
                                        -----------  -----------  ------------
  Operating loss -- Partner Company
   Operations.........................     (789,762)  (4,663,796)  (13,996,251)
  Other income, net...................          --           --            --
  Interest expense, net...............       (6,440)    (115,106)      (85,271)
                                        -----------  -----------  ------------
  Net loss -- Partner Company
   Operations.........................  $  (796,202) $(4,778,902) $(14,081,522)
                                        ===========  ===========  ============
General ICG Operations
  General and administrative..........  $ 1,360,821  $ 2,054,118  $  3,512,586
                                        -----------  -----------  ------------
  Operating loss -- General ICG
   Operations.........................   (1,360,821)  (2,054,118)   (3,512,586)
  Other income, net...................          --           --     30,483,177
  Interest income, net................       94,538      253,392     1,009,859
                                        -----------  -----------  ------------
  Net income (loss) -- General ICG
   Operations.........................  $(1,266,283) $(1,800,726) $ 27,980,450
                                        ===========  ===========  ============

                          INTERNET CAPITAL GROUP, INC.

                                                              December 31,
                                                         -----------------------
                                                            1997        1998
                                                         ----------- -----------
Assets
Partner Company Operations
  Carrying value of equity method Partner Companies..... $ 1,200,210 $21,311,324
  Other.................................................   2,104,087  12,342,975
                                                         ----------- -----------
                                                           3,304,297  33,654,299
General ICG Operations
  Cash and cash equivalents.............................   5,212,745  21,178,055
  Carrying value of cost method Partner Companies.......  22,844,870  38,180,616
  Other.................................................     119,104   3,773,005
                                                         ----------- -----------
                                                          28,176,719  63,131,676
                                                         ----------- -----------
                                                         $31,481,016 $96,785,975
                                                         =========== ===========

12. Parent Company Financial Information

      The Company's consolidated financial statements reflect VerticalNet accounted for under the consolidation method of accounting from the Company's inception in March 1996 through December 31, 1998 (audited) and under the equity method of accounting for the three months ended March 31, 1999 (unaudited). The Company's consolidated financial statements for the three months ended March 31, 1999 reflect Breakaway Solutions accounted for under the consolidation method of accounting (unaudited).

      Parent company financial information is provided to present the financial position and results of operations of the Company as if VerticalNet and Breakaway Solutions were accounted for under the equity method of accounting for all periods presented. The Company's share of VerticalNet's and Breakaway Solutions' losses is included in "Equity (income) loss" in the Parent Company Statements of Operations for all periods presented based on the Company's ownership percentage in each period. The losses recorded in excess of carrying value of VerticalNet at December 31, 1997 and 1998 are included in "Non-current liabilities" and the carrying value of VerticalNet and Breakaway Solutions as of March 31, 1999 are included in "Ownership interests in and advances to Partner Companies" in the Parent Company Balance Sheets. The March 31, 1999 Parent Company Balance Sheet and the Parent Company Statements of Operations for the three months ended March 31, 1998 and 1999 are unaudited.

Parent Company Balance Sheets

                                                December 31,
                                           ----------------------- (Unaudited)
                                                                    March 31,
                                              1997        1998         1999
                                           ----------- ----------- ------------
Assets
  Current assets.......................... $ 5,245,064 $21,596,575 $ 16,437,857
  Ownership interests in and advances to
   Partner Companies......................  24,045,080  59,491,940  104,710,489
  Other...................................      86,785   3,354,485    5,525,104
                                           ----------- ----------- ------------
    Total assets..........................  29,376,929  84,443,000  126,673,450
Liabilities and shareholders' equity
  Current liabilities.....................     318,729   2,082,463    2,866,934
  Non-current liabilities.................   2,423,525   1,636,159      560,716
  Shareholders' equity....................  26,634,675  80,724,378  123,245,800
                                           ----------- ----------- ------------
    Total liabilities and shareholders'
     equity............................... $29,376,929 $84,443,000 $126,673,450
                                           =========== =========== ============

                          INTERNET CAPITAL GROUP, INC.

Parent Company Statements of Operations

                                                                         (Unaudited)
                                                                     Three Months Ended
                                        Year Ended December 31,           March 31,
                                        -------------------------  ------------------------
                         March 4, 1996
                         (Inception) to
                          December 31,
                              1996         1997          1998         1998         1999
                         -------------- -----------  ------------  -----------  -----------
Revenue.................  $        --   $        --  $         --  $        --  $        --
                          -----------   -----------  ------------  -----------  -----------
Operating expenses
  General and
   administrative.......    1,360,821     2,054,118     3,512,586      730,868    1,822,634
  Equity (income) loss..      796,202     4,778,902    14,081,522    2,374,716    7,802,449
                          -----------   -----------  ------------  -----------  -----------
  Total operating
   expenses.............    2,157,023     6,833,020    17,594,108    3,105,584    9,625,083
                          -----------   -----------  ------------  -----------  -----------
Operating loss..........   (2,157,023)   (6,833,020)  (17,594,108)  (3,105,584)  (9,625,083)
Other income, net.......           --            --    30,483,177   12,322,162   28,684,465
Interest income, net....       94,538       253,392     1,009,859       52,463      278,209
                          -----------   -----------  ------------  -----------  -----------
Pretax income (loss)....   (2,062,485)   (6,579,628)   13,898,928    9,269,041   19,337,591
Income tax benefit......           --            --            --           --      663,206
                          -----------   -----------  ------------  -----------  -----------
Net income (loss).......  $ 2,062,485   $ 6,579,628  $ 13,898,928  $ 9,269,041  $20,000,797
                          ===========   ===========  ============  ===========  ===========

13. Supplemental non-cash financing and investing activities

      During the years ended December 31, 1997 and 1998 and the three months ended March 31, 1999 (unaudited), the Company converted $1.4 million, $1.8 million and $3.4 million, respectively, of advances to Partner Companies into ownership interests in Partner Companies.

      During the year ended December 31, 1998, the Company exchanged all of its holdings in Matchlogic and Wisewire for share of Excite and Lycos, respectively (Note 15).

      Interest paid in the periods ended December 31, 1997 and 1998 was $.l million and $.2 million, respectively.

      The Company paid no income taxes in 1996, 1997 and 1998 due to its tax status as an LLC.

      In 1998, the Company acquired an ownership interest in a Partner Company in exchange for a $1.7 million note payable. The note is payable in two equal installments through June 1999, does not bear interest and is secured with the acquired stock of the Partner Company. In March 1999, a shareholder of the Company assumed $.4 million of this note.

14. Defined Contribution Plan

      In 1997, the Company established a defined contribution plan that covers all of its employees. Participants may contribute 1% to 15% of pre-tax compensation, as defined. The Company may make discretionary contributions to the plan but has never done so.

                       INTERNET CAPITAL GROUP, INC.

15. Other Income

     Other income consists of the following for the year ended December 31, 1998:

   Sale of Matchlogic to Excite.................................... $12,822,162
   Sale of Excite holdings.........................................  16,813,844
   Sale of WiseWire to Lycos.......................................   3,324,238
   Sale of Lycos holdings..........................................   1,471,907
   Partner Company impairment charges..............................  (3,948,974)
                                                                    -----------
                                                                    $30,483,177
                                                                    ===========

     Gains on sales of Partner Companies and available-for-sale securities are determined using average cost.

     In February 1998, the Company exchanged all of its holdings in MatchLogic for 763,820 shares of Excite. The fair market value of the Excite shares received of $14.3 million on the date of exchange was used to determine the gain of $12.8 million. Throughout the remainder of 1998, the Company sold 716,082 shares of Excite which resulted in $30.2 million of proceeds and $16.8 million of gains.

     In April 1998, the Company exchanged all of its holdings in WiseWire for 191,922 shares of Lycos, Inc. The fair market value of the Lycos shares received of $5.3 million on the date of exchange was used to determine the gain of $3.3 million. Throughout the remainder of 1998, the Company sold 169,548 shares of Lycos which resulted in $6.2 million of proceeds and $1.5 million of gains.

     In 1998, the Company recorded impairment charges totaling $3.9 million for the decrease in value of two cost method Partner Companies.

16. Commitments and Contingencies

     The Company and its subsidiaries are involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the amount of the ultimate liability with respect to these actions will not materially affect the financial position, results of operations or cash flows of the Company and its subsidiaries.

     In connection with its ownership interests in certain Partner Companies, the Company guaranteed $3.2 million of bank loan and other commitments and has committed capital of $2 million to an existing Partner Company to be funded in 1999.

     The Company and VerticalNet lease their facilities under operating lease agreements expiring through 2004. Future minimum lease payments as of December 31, 1998 under the leases are as follows:

      1999............................................................. $385,316
      2000.............................................................  402,565
      2001.............................................................  266,970
      2002.............................................................  239,984
      2003.............................................................  246,274
      Thereafter.......................................................  103,385

     Rent expense under the noncancelable operating leases was approximately $.1 million and $.3 million for the years ended December 31, 1997 and 1998, respectively.

       Because many of our Partner Companies are not majority-owned subsidiaries, changes in the value of the Company's interests in Partner Companies and the income or loss and revenue attributable to them could require the Company to register under the Investment Company Act unless it takes action to avoid being required to register. However, the Company believes it can take steps to avoid being required to register under the Investment Company Act which would not adversely affect its operations or shareholder value.

                          INTERNET CAPITAL GROUP, INC.

      On June 30, 1998, VerticalNet entered into a three year Sponsorship Agreement with Excite, Inc. (Excite). The Sponsorship Agreement provides for VerticalNet and Excite to sponsor and promote thirty co-branded Web pages and for each company to sell advertising on the Web pages. Excite has guaranteed a minimum number of advertising impressions for each of the three years. The agreement is cancelable by either party, as defined, and requires VerticalNet to pay Excite $0.9 million, $2.0 million and $3.0 million, respectively, in year one, two and three under the agreement. Such payments will be charged to expense as the advertising impressions are provided by Excite. In addition, each company will provide the other with $.2 million in barter advertising during the term of the Sponsorship Agreement. As of December 31, 1998, each company has satisfied the barter provisions under the Sponsorship Agreement.

      On January 19, 1999, VerticalNet entered into a one-year agreement with Compaq Computer Corporation (Compaq) and its Internet Web site known as AltaVista. The agreement provides for VerticalNet and AltaVista to sponsor and promote thirty-one co-branded Web pages. The agreement requires VerticalNet to pay Compaq $1.0 million over the term of the agreement based on the number of advertising impressions delivered. Such amount will be charged to expense as the advertising impressions are provided by AltaVista. In addition, each company will provide the other with $.3 million in barter advertising during the term of the agreement.

      VerticalNet has entered into non-cancelable obligations with several content service providers and Internet search engines. Under these agreements, exclusive of the Excite and AltaVista agreements discussed above, VerticalNet's obligations are as follows:

      1999........................................................... $1,488,734
      2000...........................................................     65,500

      VerticalNet has entered into employment agreements with several employees. The agreements are cancelable, but require severance upon termination. As of December 31, 1998, VerticalNet would be required to pay approximately $1 million in severance in the event that these employment agreements are canceled.

17. Subsequent Events

    Issuance of Common Stock

      The Company issued 15,990,000 shares of common stock for net proceeds of $32 million from January through March, 1999 (Note 9).

      In April 1999 the Company's Board of Directors authorized the acceptance of full recourse promissory notes from its employees and a director as consideration for exercising all or a portion of their vested and unvested stock options. The Company has the right, but not the obligation, to repurchase unvested shares under certain circumstances. The exercise of unvested options by the employees and director and the acceptance of promissory notes by the Company are in accordance with the terms of the Company's equity compensation plans and related option agreements. The Company's Board of Directors also approved loaning employees the funds, under the terms of full recourse promissory notes, to pay the income taxes that become due in connection with the option exercises.

    VerticalNet Initial Public Offering

      In February 1999, VerticalNet completed its initial public offering (IPO) of 4,025,000 shares of its common stock at $16.00 per share. Net proceeds to VerticalNet were approximately $58.3 million. As a result of the VerticalNet IPO, the Company recorded a gain in 1999 of approximately $28 million relating to the increase in the Company's share of VerticalNet's net equity.

                          INTERNET CAPITAL GROUP, INC.

    Tax Distribution

      In March 1999 the Company made a distribution of $10.7 million to former LLC members in accordance with the LLC agreements to satisfy the members' tax liabilities.

    Ownership Interests in and Advances to Partner Companies

      Through May 7, 1999, the Company expended approximately $60 million to acquire interests in or make advances to new and existing Partner Companies.

    Revolving Bank Credit Facility

      In April 1999, the Company entered into a $50 million revolving bank credit facility (Note 7).

    Convertible Subordinated Notes

      On May 5, 1999, the Company's Board of Directors authorized the issuance of up to $90 million of convertible subordinated notes. The notes bear interest at an annual rate of 4.99% during the first year and at the prime rate for the remaining two years. Prior to May 2000, the notes will automatically convert into shares of the Company's common stock at the initial public offering price upon consummation of an initial public offering or at the per share value of a private round of equity financing of at least $50 million. If the notes are converted, all accrued interest is waived. The Company's Board of Directors also approved the issuance of warrants to the holders of these convertible notes to purchase shares of the Company's common stock. The warrant holders will be entitled to purchase the number of shares of the Company's common stock determined by dividing 20% of the principal amount of the notes converted by the price per share at which the notes are converted. The warrants expire in May 2002.

    Initial Public Offering

      On May 7, 1999 the Company's Board of Directors authorized the filing of a registration statement on Form S-1 in connection with the Company's initial public offering.

                         Report of Independent Auditors

Board of Directors and Stockholders of
ComputerJobs.com, Inc.

      We have audited the accompanying balance sheets of ComputerJobs.com, Inc. (formerly ComputerJobs Store, Inc.) as of December 31, 1997 and 1998, and the related statements of income, changes in stockholders' equity (deficit), and cash flows for the period from January 16, 1996 (inception) through December 31, 1996 and for the years ended December 31, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ComputerJobs.com, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from January 16, 1996 (inception) through December 31, 1996 and for the years ended December 31, 1997 and 1998 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Atlanta, Georgia
March 11, 1999, except Note 1 as to which the date is April 1, 1999

                          COMPUTERJOBS.COM, INC.

                                 Balance Sheets

                                                             December 31,
                                                         ---------------------
                                                           1997       1998
                                                         --------  -----------
Assets
Current assets:
 Cash and cash equivalents.............................. $315,213  $ 9,385,180
 Trade accounts receivable, net of allowance for
  doubtful accounts of $4,000 and $20,000 at December
  31, 1997 and 1998, respectively.......................  136,528      315,081
 Unbilled trade accounts receivable.....................   17,000       62,990
 Prepaid expenses.......................................       --        1,197
Loan receivable from stockholder........................    1,086           --
                                                         --------  -----------
Total current assets....................................  469,827    9,764,448
Property and equipment:
 Furniture and fixtures.................................   15,291       35,728
 Computer and office equipment..........................   73,721      189,288
 Accumulated depreciation...............................  (21,159)     (64,249)
                                                         --------  -----------
Net property and equipment..............................   67,853      160,767
Other assets............................................    2,000       99,721
                                                         --------  -----------
Total assets............................................ $539,680  $10,024,936
                                                         ========  ===========
Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
 Accounts payable and accrued expenses.................. $ 47,323  $   136,209
 Deferred income taxes payable..........................       --       89,261
 Note payable to stockholders...........................       --    1,000,000
 Distribution payable to stockholders...................       --      346,817
 Current portion of notes payable.......................    6,279           --
 Deferred revenue.......................................   16,271       27,996
                                                         --------  -----------
Total current liabilities...............................   69,873    1,600,283
Notes payable, less current portion.....................    6,354           --
Series A Preferred Stock, no par value -- ($2 per share
 redemption value; minimum liquidation value of
 $10,000,000 plus accrued and unpaid dividends plus a
 portion of remaining assets, as defined), convertible
 to Class 2 common stock, 5,000,000 shares authorized,
 issued and outstanding.................................       --    9,986,126
Stockholders' equity:
 Class 1 common stock, no par value -- 5,500,000 shares
  authorized, 5,500,000 shares issued and outstanding...   10,510       10,510
 Class 2 common stock, no par value -- 14,000,000 shares
  authorized, no shares issued or outstanding...........       --           --
 Retained earnings (deficit)............................  452,943   (1,571,983)
                                                         --------  -----------
Total stockholders' equity (deficit)....................  463,453   (1,561,473)
                                                         --------  -----------
Total liabilities and stockholders' equity (deficit).... $539,680  $10,024,936
                                                         ========  ===========

                            See accompanying notes.

                          COMPUTERJOBS.COM, INC.

                              Statements of Income

                                        Period from
                                        January 16,
                                        1996 through Year Ended December 31,
                                        December 31, ------------------------
                                            1996        1997         1998
                                        ------------ -----------  -----------
Revenue................................  $ 377,163   $ 1,504,742  $ 4,431,060
Expenses:
 Operations............................     38,477        65,178      469,519
 Sales and marketing...................     38,509       198,586    1,893,589
 General and administrative............    189,126       776,572    1,121,918
 Depreciation..........................      3,617        17,542       45,383
                                         ---------   -----------  -----------
                                           269,729     1,057,878    3,530,409
Operating income.......................    107,434       446,864      900,651
Other income (deductions):
 Interest expense......................       (982)       (1,646)     (12,537)
 Interest income.......................        401         8,258       53,610
                                         ---------   -----------  -----------
                                              (581)        6,612       41,073
                                         ---------   -----------  -----------
Income before income taxes.............    106,853       453,476      941,724
Income tax expense.....................        --            --        89,261
                                         ---------   -----------  -----------
Net income.............................  $ 106,853   $   453,476  $   852,463
                                         =========   ===========  ===========
Supplemental unaudited pro forma
 information:
 Income before taxes, as above.........  $ 106,853   $   453,476  $   941,724
 Pro forma provision for income taxes..    (40,604)     (172,320)    (357,853)
                                         ---------   -----------  -----------
 Pro forma net income..................  $  66,249   $   281,156  $   583,871
                                         =========   ===========  ===========
 Basic pro forma earnings per common
  share................................      $0.01         $0.05        $0.09
 Average outstanding common shares.....  5,500,000     5,500,000    5,500,000



                            See accompanying notes.

                             COMPUTERJOBS.COM, INC.

            Statements of Changes in Stockholders' Equity (Deficit)

                                                        Retained         Total
                         Class 1 Common Class 2 Common  Earnings     Shareholders'
                             Stock          Stock       (deficit)   Equity (deficit)
                         -------------- -------------- -----------  ----------------
Balance at January 16,
 1996 (inception).......    $10,510           --       $        --    $    10,510
  Net income............         --           --           106,853        106,853
  Distribution to
   stockholders.........         --           --           (33,879)       (33,879)
                            -------          ---       -----------    -----------
Balance at December 31,
 1996...................     10,510           --            72,974         83,484
  Net income............         --           --           453,476        453,476
  Distribution to
   stockholders.........         --           --           (73,507)       (73,507)
                            -------          ---       -----------    -----------
Balance at December 31,
 1997...................     10,510           --           452,943        463,453
  Net income............         --           --           852,463        852,463
  Distribution to
   stockholders.........         --           --        (2,796,817)    (2,796,817)
  Accretion and
   dividends on Series A
   Preferred Stock......         --           --           (80,572)       (80,572)
                            -------          ---       -----------    -----------
Balance at December, 31
 1998...................    $10,510           --       $(1,571,983)   $(1,561,473)
                            =======          ===       ===========    ===========




                            See accompanying notes.

                          COMPUTERJOBS.COM, INC.

                            Statements of Cash Flows

                                          Period from
                                          January 16,   Year Ended December
                                          1996 through          31,
                                          December 31, ----------------------
                                              1996       1997        1998
                                          ------------ ---------  -----------
Operating activities
Net income...............................   $106,853   $ 453,476  $   852,463
Adjustments to reconcile net income to
 net cash provided by operating
 activities:
  Depreciation...........................      3,617      17,542       45,383
  Provision for deferred taxes...........         --          --       89,261
  Changes in operating assets and
   liabilities:
   Trade accounts receivable.............    (30,880)   (105,648)    (178,553)
   Unbilled trade accounts receivable....         --     (17,000)     (45,990)
   Loan receivable from stockholder......         --      (1,086)       1,086
   Prepaid expenses and other assets.....         --      (2,000)     (98,918)
   Accounts payable and accrued
    expenses.............................     12,394      34,930       88,886
   Deferred revenue......................     21,903      (5,632)      11,725
                                            --------   ---------  -----------
Net cash provided by operating
 activities..............................    113,887     374,582      765,343

Investing Activities
Purchase of property and equipment.......    (23,980)    (65,033)    (138,297)
                                            --------   ---------  -----------
Net cash used in investing activities....    (23,980)    (65,033)    (138,297)

Financing Activities
Sale of Series A Preferred Stock, less
 expenses................................         --          --    9,905,554
Distributions to stockholders............    (33,879)    (73,507)  (1,450,000)
Proceeds from notes payable..............     21,100          --           --
Repayment of notes payable...............     (2,817)     (5,650)     (12,633)
Sales of common stock....................     10,510          --           --
                                            --------   ---------  -----------
Net cash provided (used) by financing
 activities..............................     (5,086)    (79,157)   8,442,921
                                            --------   ---------  -----------
Net increase in cash and cash
 equivalents.............................     84,821     230,392    9,069,967
Cash and cash equivalents, beginning of
 period..................................         --      84,821      315,213
                                            --------   ---------  -----------
Cash and cash equivalents, end of year...   $ 84,821   $ 315,213  $ 9,385,180
                                            ========   =========  ===========


                            See accompanying notes.

                          COMPUTERJOBS.COM, INC.

                         Notes to Financial Statements
                               December 31, 1998

1. Description of the Business

      The Company is an Internet-based interactive technology company that provides an employment Web site for information technology (IT) professionals. The Company's web site enables recruiters and employers to post job opportunities and search for employment opportunities based on an array of search criteria. The Company also offers banner advertising and job reposting services for companies wanting access to IT professionals. The Company operates primarily on a regional basis and at December 31, 1998, served five regions in the United States: Atlanta, the Carolinas, Chicago, Florida, and Texas.

      On April 1, 1999 the Company changed its name from ComputerJobs Store, Inc. to ComputerJobs.com, Inc.

2. Summary of Significant Accounting Policies

    Cash and Cash Equivalents

      The Company considers short-term investments with original maturity dates of 90 days or less at the date of purchase to be cash equivalents.

    Concentration of Credit Risk

      Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash equivalents and accounts receivable. Cash equivalents are held primarily with one financial institution. The Company performs periodic evaluations of the relative credit standing of this financial institution. Accounts receivable are unsecured and the Company is at risk to the extent such amounts become uncollectible.

    Accounts Receivable

      The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Receivables are generally due within 30 days. Credit losses have been within management's expectations.

    Property and Equipment

      Property and equipment are stated at cost. The Company provides for depreciation computed on a straight-line basis over the estimated useful lives of the related assets which range from 3 to 5 years.

      If facts and circumstances indicate that the property and equipment or other assets may be impaired, an evaluation of continuing value would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with these assets would be compared to their carrying amount to determine if a write down to fair market value or discounted cash flow value is required.

    Revenue Recognition

      The Company recognizes advertising and service revenue as earned over the service period. Unbilled trade accounts receivables are recorded for advertising revenue which is not billed to the customer until the month following the month in which it is earned. Advance payments received by the Company are deferred and credited to operations on the straight-line basis over the life of the agreement.

                          COMPUTERJOBS.COM, INC.

                               December 31, 1998

    Advertising Costs

      Advertising costs are expensed in the period in which they are incurred. The Company incurred $11,583, $178,870 and $1,528,590 in advertising costs for the period from January 16, 1996 (inception) through December 31, 1996 and for the years ended December 31, 1997 and 1998, respectively.

    Income Taxes

      The Company elected to be taxed under the provision of Subchapter S of the Internal Revenue Code for the period from January 16, 1996 (inception) through November 25, 1998. Under these provisions, the income of the Company was reported by the stock or shareholders on their individual income tax returns. As such, the accompanying financial statements do not include a provision for income taxes for the period from January 16, 1996 (inception) to November 25, 1998.

      In connection with the Company's amended and restated articles of incorporation, the Company terminated its tax status as a Subchapter S corporation. Effective November 25, 1998, the Company is taxed as a subchapter C corporation. The deferred tax effects of the change in tax status of approximately $54,000 are included in income at the date the change in tax status occurred. Supplemental unaudited pro forma information related to net income and earnings per share is presented as if the Company had been taxed as a subchapter C corporation for all periods presented.

      Income taxes for the period November 25, 1998 through December 31, 1998 have been provided using the liability method in accordance with FASB Statement 109, Accounting for Income Taxes. Under the liability method, the Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Using the enacted tax rates in effect for the year in which the differences are expected to reverse, deferred tax liabilities and assets are determined based on the differences between the book basis for financial reporting and the tax basis of an asset or liability.

    Use Of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    Cash Flow Information

      During 1998, the Company recorded a distribution payable to the stockholders of $346,817, a note payable to stockholders for $1,000,000 and accrued dividends of $79,000 on the Series A Preferred Stock which are non-cash financing activities.

    Reclassifications

      Certain prior year balances have been reclassified to conform with the current presentation.

                          COMPUTERJOBS.COM, INC.

                               December 31, 1998

3. Notes Payable

      Notes payable consist of the following:

                                                                 December 31,
                                                                 --------------
                                                                  1997   1998
                                                                 ------- ------
   Note payable; interest at prime rate plus 2.0% (10.5% at
    December 31, 1997).......................................... $ 5,052 $  --
   Note payable; interest at prime rate plus 2.0% (10.25% at
    December 31, 1997)..........................................   7,581    --
                                                                 ------- -----
                                                                  12,633    --
   Less amounts due within one year.............................   6,279    --
                                                                 ------- -----
                                                                 $ 6,354 $  --
                                                                 ======= =====

      The notes payables were secured by the property and equipment of the Company and guaranteed by stockholders of the Company.

      Interest paid for the period from January 16, 1996 (inception) through December 31, 1996 and during the years ended December 31, 1997 and 1998 totaled $982, $1,646 and $1,030, respectively.

      At December 31, 1996 and 1997, the Company had an unused line of credit of $50,000, for general working capital purposes. The line of credit expired on April 5, 1998 and was not renewed.

4. Income Taxes

      Income tax expense (benefit) consists of the following for the period from November 25, 1998 through December 31, 1998:

                                                       Current  Deferred  Total
                                                       -------  -------- -------
   Federal............................................ $(7,267) $86,665  $79,398
   State..............................................    (481)  10,344    9,863
                                                       -------  -------  -------
                                                       $(7,748) $97,009  $89,261
                                                       =======  =======  =======

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company's deferred tax assets and liabilities as of December 31, 1998 are as follows:

      Deferred income tax assets (liabilities):

     Property and equipment.......................................... $ 17,420
     Net operating loss carryforwards................................    7,748
     Accrual to cash adjustment...................................... (114,429)
                                                                      --------
     Net deferred income taxes....................................... $(89,261)
                                                                      ========

      The Company uses the cash basis for its calculation of income tax expense in accordance with internal revenue code 448(b)(3). For income tax purposes, income is generally reported in the period that cash is actually received and expenses are generally reported in the period the payment is actually made.

                          COMPUTERJOBS.COM, INC.

                               December 31, 1998

      Pro forma income tax expense differed from the amounts computed by applying the statutory federal rate of 34% as a result of the following:

                                          Period from
                                          January 16,
                                          1996 through Year ended December 31,
                                          December 31, -----------------------
                                              1996        1997        1998
                                          ------------ ----------- -----------
   Computed using a 34% tax rate.........   $36,330    $   154,182 $   320,186
   State income taxes, net of federal
    tax..................................     4,274         18,138      37,667
                                            -------    ----------- -----------
                                            $40,604    $   172,320 $   357,853
                                            =======    =========== ===========

5. Stockholders' Equity

      On November 25, 1998, the Company amended and restated its articles of incorporation. Pursuant to this amendment and restatement, the Company converted its original 1,000 shares of issued common stock into 5,500,000 shares of Class 1 common stock. The common stock authorized, outstanding and issued, as of December 31, 1996 and 1997, has been adjusted to reflect this recapitalization. The Company also authorized 14,000,000 shares of Class 2 common stock and 5,000,000 shares of Series A Preferred Stock. The Company has reserved 2,000,000 shares of Class 2 common stock for issuance in connection with its stock option plan.

      Each share of Class 1 common stock is convertible to one share of Class 2 common stock at the option of the holder. Class 1 common stock automatically converts to Class 2 common stock upon a qualifying initial public offering
(IPO) of the Company.

      The rights and privileges of Class 1 and Class 2 stockholders are equal except that Class 1 stockholders are entitled to receive certain preferences over Class 2 stockholders in the event of the Company's liquidation, dissolution or sale or merger.

    Preferred Stock

      In November 1998, the Company sold 5,000,000 shares of Series A Preferred Stock for an aggregate sales price of $10,000,000. The Series A Preferred Stock is cumulative and accrues dividends at 8%. Each share of preferred stock is currently convertible into one share of Class 2 common stock at the option of the holder. Each holder of Series A Preferred Stock is entitled to certain protections against sales of common stock at less than the original Series A purchase price, which may result in the right of such holder to convert each share of Series A into more than one share of Class 2 common stock. The Series A preferred stock automatically converts into Class 2 common stock upon a qualifying IPO of the Company. The Company has reserved 5,000,000 shares of Class 2 common stock for the conversion of Series A Preferred Stock.

      The voting rights of the Series A Preferred Stock are equal to the voting rights of the Class 2 common stock. Dividends are payable in cash or stock on the sale, liquidation, or merger of the Company or redemption of such preferred stock. To the extent the holders have not converted the Series A Preferred Stock into Class 2 common stock, the holders of least 75% of the preferred stock may cause the Company to redeem all such preferred stock at any time after November 25, 2003 at the greater of the purchase price plus accrued dividends or the appraised value, as defined.

      In the event of the Company's liquidation, dissolution or sale or merger, the holders of Series A Preferred Stock are entitled to $10,000,000 plus all accrued dividends on the Series A Preferred Stock before any amounts may be distributed to the holders of Class 1 or Class 2 common stock.

                          COMPUTERJOBS.COM, INC.

                               December 31, 1998


     No dividends may be paid to the holders of Class 1 and Class 2 common stock until all outstanding dividends are paid on the Series A Preferred Stock. In the event that the holders of the Series A Preferred Stock elect to convert their shares into Class 2 common stock, the Company is not required to distribute the accrued dividends on the Series A Preferred Stock.

     At December 31, 1998, the Series A Preferred Stock was increased by $79,000 representing dividends not currently declared or paid. The cost of issuance of the Series A Preferred Stock of $94,446 is being accreted over a five year period. Such accretion amounted to $1,572 in the year ended December 31, 1998.

    Warrants

     In connection with the sale of Series A Preferred Stock, the Company issued warrants for the purchase of 1,250,000 shares of Class 2 common stock at $5.00 per share. The Company has not assigned a value to the warrants as management believes the warrants are of minimal value. The Company has reserved 1,250,000 shares of Class 2 common stock for the exercise of these warrants. The warrants expire on the earlier of 1) three years after an IPO by the Company, 2) the closing date of the sale or merger of the Company, or 3) December 31, 2003.

6. Earnings Per Share

     The following table sets forth the computation of the unaudited pro forma earnings per common share:

                                                    1996      1997      1998
                                                  --------- --------- ---------
   Numerator:
     Pro forma net income.......................  $  66,249 $ 281,156 $ 583,871
     Accretion and dividends on Series A
      Preferred Stock...........................         --        --   (80,572)
                                                  --------- --------- ---------
     Numerator for basic pro forma earnings per
      common share--income available to common
      stockholders..............................  $  66,249 $ 281,156 $ 503,299
                                                  ========= ========= =========
   Denominator:
     Denominator for basic pro forma earning per
      common share--weighted average shares.....  5,500,000 5,500,000 5,500,000
                                                  ========= ========= =========
   Basic pro forma earnings per common share....  $    0.01 $    0.05 $    0.09
                                                  ========= ========= =========

     Series A Preferred Stock, which is convertible into Class 2 common stock and was outstanding during 1998 (issued on November 25, 1998), and common shares issuable upon the exercise of warrants were not included in the computation of pro forma earnings per share because their effect would be anti-dilutive.

7. Employee Benefits

     On January 1, 1998, the Company established a 401(k) plan that covers substantially all employees. The Company contributed $26,965 to the 401(k) plan in 1998.

     In 1997, the Company sponsored a simplified employee pension plan under section 408(k) of the Internal Revenue Code. The plan provides discretionary contributions in each calendar year to the individual retirement accounts of all eligible employees. Full time employees with more than a year of service are eligible to participate. Total contributions by the Company totaled $42,119 for the year ended December 31, 1997. The 408(k) Plan was terminated upon the establishment of the 401(k) Plan.

                          COMPUTERJOBS.COM, INC.

                               December 31, 1998


8. Lease Commitments

      During December 1998, the Company entered into a five year operating lease for office space. This lease agreement provides for rent escalation clauses to cover increases in certain of the lessors' operating costs. Rental expense totaled $11,630, $30,646 and $92,217 for the period from January 16, 1996 through December 31, 1996 and for the years ended December 31, 1997 and 1998, respectively. Future minimum rental payments (excluding any estimate of operating costs) under noncancelable operating leases with terms of one year or more at December 31, 1998 are $360,679 in 1999, $327,043 in 2000, $320,254 in
2001, $320,254 in 2002 and $320,254 in 2003.

9. Related Party Transactions

      On November 2, 1998, the Company declared a $2,000,000 distribution payable to the stockholders. During 1998, $1,000,000 of the distributions were paid. The Company issued notes to the stockholders for the remaining $1,000,000. These notes accrue interest at the federal funds interest rate and are payable in February 1999.


10. Fair Value of Financial Instruments

      The carrying amounts reported in the accompanying balance sheets for cash and cash equivalents, accounts receivable, accounts payable and notes payable approximates their fair value.

11. Year 2000 Issue (Unaudited)

      Year 2000 issues may arise if computer programs have been written using two digits rather than four digits to define the applicable year. In such cases, programs that have time sensitive logic may recognize a date using "00" as the year 1900 rather than the year 2000, which could result in miscalculations or system failures.

      The Company has determined that it will not need to modify or replace significant portions of its software so that its computer systems will function properly with respect to dates in the year 2000 and beyond. The Company anticipates that any remaining costs to ensure year 2000 compliance will not be significant.

      Although no formal assessment of the information and operational systems of its major clients and vendors has been made, the Company is not aware of any significant problems as a result of the year 2000. However, if the customers and clients encounter operational problems related to year 2000 and are unable to resolve such problems in a timely manner, it could result in a material financial risk to the Company.

                       Report of Independent Accountants

To the Board of Directors and Stockholders of Syncra Software, Inc.

      In our opinion, the accompanying balance sheet and the related statements of operations, of changes in redeemable preferred stock and stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Syncra Software, Inc. (a development stage enterprise) at December 31, 1998 and the results of its operations and its cash flows for the period from inception (February 11, 1998) through December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
Boston, Massachusetts
April 29, 1999

                             SYNCRA SOFTWARE, INC.
                        (a development stage enterprise)

                                 Balance Sheet

                                                                   December 31,
                                                                       1998
                                                                   ------------
Assets
Current Assets:
  Cash and cash equivalents....................................... $ 1,700,370
  Prepaid expenses................................................     185,506
  Other current assets............................................      22,704
                                                                   -----------
  Total current assets............................................   1,908,580
Fixed assets, net.................................................     351,752
Deposits..........................................................     136,998
                                                                   -----------
                                                                   $ 2,397,330
                                                                   ===========
Liabilities, Redeemable Preferred Stock and Stockholders' Deficit
Current Liabilities:
  Accounts payable................................................ $   233,281
  Accrued expenses................................................     316,918
  Notes payable to stockholders...................................   3,926,370
                                                                   -----------
  Total current liabilities.......................................   4,476,569
                                                                   -----------

Redeemable Preferred Stock:
  Series A redeemable convertible preferred stock, $0.001 par value; authorized: 2,941,031 shares; issued and outstanding:
   2,586,207 shares plus accrued dividends of $334,652
   (liquidation value of $6,334,651)..............................   6,334,651
  Preferred stock warrants........................................     120,000
  Redeemable non-voting, non-convertible preferred stock, $0.001 par value; authorized: 150,000 shares; issued and outstanding
   130,000 shares plus accrued dividends of $94,135 (liquidation
   value of $1,389,468)...........................................   1,389,468
                                                                   -----------
  Total redeemable preferred stock................................   7,844,119
                                                                   -----------

Stockholders' Deficit:
  Common stock, $0.001 par value; 10,000,000 shares authorized;
   396,000 shares issued and outstanding at December 31, 1998.....         396
  Deficit accumulated during the development stage................  (9,923,754)
                                                                   -----------
  Total stockholders' deficit.....................................  (9,923,358)
                                                                   -----------
Commitments and contingencies (Note 14)...........................
                                                                   -----------
                                                                   $ 2,397,330
                                                                   ===========

   The accompanying notes are an integral part of these financial statements

                             SYNCRA SOFTWARE, INC.
                        (a development stage enterprise)

                            Statement of Operations

                                                                For the period
                                                                from inception
                                                                 (February 11,
                                                                 1998) through
                                                               December 31, 1998
                                                               -----------------
Costs and Expenses:
  Research and development....................................    $ 1,501,267
  Selling and marketing.......................................      2,425,532
  General and administrative..................................      1,950,153
  Impairment charge for intangible goods......................      1,312,500
  Settlement charge...........................................      1,795,333
                                                                  -----------
Loss from operations..........................................     (8,984,785)
Interest expense, net.........................................         90,430
                                                                  -----------
Net loss......................................................    $(9,075,215)
                                                                  ===========




   The accompanying notes are an integral part of these financial statements

                             SYNCRA SOFTWARE, INC.
                        (a development stage enterprise)

  Statement of Changes in Redeemable Preferred Stock and Stockholders' Deficit For the period from inception (February 11, 1998) through December 31, 1998

                                                                            Series A     Redeemable non-
                                                                           Redeemable         voting
                                                    Series A Redeemable    Preferred     non-convertible
                                                      Preferred Stock    Stock Warrants  preferred stock         Common stock
                                                    -------------------- -------------- -------------------  ---------------------
                                                               Carrying     Carrying              Carrying
                                                     Shares     Value        Value      Shares     Value       Shares    Par Value
                                                    --------- ---------- -------------- -------  ----------  ----------  ---------
Issuance of
 common stock to
 founders.......                                                                                              1,396,000   $1,396
Issuance of
 Series A
 redeemable
 convertible
 preferred
 stock, issuance
 costs of
 $170,752.......                                    2,586,207 $5,999,999
Issuance of
 redeemable non-
 voting, non-
 convertible
 preferred
 stock..........                                                                        150,000  $1,500,000
Repurchase and
 retirement of
 common stock...                                                                                             (1,000,000)  (1,000)
Redemption of
 redeemable non-
 voting, non-
 convertible
 preferred
 stock..........                                                                        (20,000)   (204,667)
Series A
 redeemable
 convertible
 preferred stock
 warrants.......                                                            $120,000
Accrual of
 cumulative
 dividends on
 redeemable
 preferred
 stock..........                                                 334,652                             94,135
Net loss........
                                                    --------- ----------    --------    -------  ----------  ----------   ------
Balance at
 December 31,
 1998...........                                    2,586,207 $6,334,651    $120,000    130,000  $1,389,468     396,000   $  396
--------------------------------------------------
                                                    ========= ==========    ========    =======  ==========  ==========   ======
                                                      Deficit
                                                      during
                                                    development
                                                       stage        Total
                                                    ------------ ------------
Issuance of
 common stock to
 founders.......                                                 $     1,396
Issuance of
 Series A
 redeemable
 convertible
 preferred
 stock, issuance
 costs of
 $170,752.......                                    $  (170,752)    (170,752)
Issuance of
 redeemable non-
 voting, non-
 convertible
 preferred
 stock..........
Repurchase and
 retirement of
 common stock...                                       (249,000)    (250,000)
Redemption of
 redeemable non-
 voting, non-
 convertible
 preferred
 stock..........
Series A
 redeemable
 convertible
 preferred stock
 warrants.......
Accrual of
 cumulative
 dividends on
 redeemable
 preferred
 stock..........                                       (428,787)    (428,787)
Net loss........                                     (9,075,215)  (9,075,215)
                                                    ------------ ------------
Balance at
 December 31,
 1998...........                                    $(9,923,754) $(9,923,358)
--------------------------------------------------
                                                    ============ ============




   The accompanying notes are an integral part of these financial statements

                             SYNCRA SOFTWARE, INC.
                        (a development stage enterprise)

                            Statement of Cash Flows

                                                              For the period
                                                              from inception
                                                               (February 11,
                                                               1998) through
                                                             December 31, 1998
                                                             -----------------
Cash flows from operating activities:
Net loss....................................................    $(9,075,215)
Adjustments to reconcile net loss to net cash used for
 operating activities:......................................
  Depreciation..............................................         58,537
  Amortization and impairment of intangible assets..........      1,500,000
  Amortization of discounts on notes payable................         46,370
  Changes in assets and liabilities:
    Prepaid expenses........................................       (185,506)
    Other current assets....................................        (22,704)
    Accounts payable........................................        233,281
    Accrued expenses........................................        316,918
                                                                -----------
    Net cash used for operating activities..................     (7,128,319)
                                                                -----------
Cash flows from investing activities:
Purchases of fixed assets...................................       (410,289)
Increase in deposits........................................       (136,998)
                                                                -----------
    Net cash used for investing activities..................       (547,287)
                                                                -----------
Cash flows from financing activities:
Proceeds from issuance of notes payable to stockholders.....      4,000,000
Proceeds from Series A redeemable convertible preferred
 stock, net of issuance costs...............................      5,829,247
Proceeds from issuance of common stock......................          1,396
Redemption of non-voting, non convertible redeemable
 preferred stock and related dividends......................       (204,667)
Repurchase of common stock..................................       (250,000)
                                                                -----------
    Net cash provided by financing activities...............      9,375,976
                                                                -----------
Net increase in cash and cash equivalents...................      1,700,370
Cash and cash equivalents, beginning of period..............             --
                                                                -----------
Cash and cash equivalents, end of period....................    $ 1,700,370
                                                                ===========
Non-cash investing and financing activities:
Software acquired in exchange for 150,000 shares of non-
 voting, non-convertible redeemable preferred...............    $ 1,500,000
                                                                ===========

   The accompanying notes are an integral part of these financial statements

                             SYNCRA SOFTWARE, INC.
                        (a development stage enterprise)

                         Notes to Financial Statements

1. Nature of the Business

      Syncra Software, Inc. ("Syncra" or "the Company") was incorporated in Delaware on February 11, 1998. Syncra was formed to design, develop, produce and market supply chain collaboration software and solutions. Since its inception, Syncra has devoted substantially all of its efforts to business planning, research and development, recruiting management and technical staff, acquiring operating assets, raising capital, marketing and business development. Accordingly, Syncra is considered to be in the development stage as defined in Statement of Financial Accounting Standards ("SFAS") No. 7 "Accounting and Reporting by Development Stage Enterprise".

      Syncra is subject to risks and uncertainties common to growing technology- based companies, including rapid technological changes, growth and commercial acceptances of the Internet, dependence on principal products and third party technology, new product development and performance, new product introductions and other activities of competitors, dependence on key personnel, development of a distribution channel, international expansion, lengthy sales cycles and limited operating history.

2. Summary of Significant Accounting Policies

    Cash and Cash Equivalents

      Syncra considers all highly liquid instruments with an original maturity of three months or less at the time of purchase to be cash equivalents. Included in cash and cash equivalents at December 31, 1998 is approximately $1.6 million in money market accounts.

    Financial Instruments

      The carrying amount of Syncra's financial instruments, principally cash, notes payable, and redeemable preferred stock, approximates their fair values at December 31, 1998.

    Fixed Assets

      Fixed assets are recorded at cost and depreciated using the straight-line method over their estimated useful lives. Repairs and maintenance costs are expensed as incurred.

    Research and Development and Software Development Costs

      Costs incurred in the research and development of Syncra's products are expensed as incurred, except for certain research and development costs. Costs associated with the development of computer software are expensed prior to the establishment of technological feasibility, as defined by SFAS No. 86, "Accounting for the Cost of Computer Software to be Sold, Leased or Otherwise Marketed." Costs incurred subsequent to the establishment of technological feasibility and prior to the general release of the products are capitalized. During the period ended December 31, 1998, costs eligible for capitalization were immaterial.

    Accounting for Impairment of Long Lived Assets

      In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121"), the Company records impairment of losses on long lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

                             SYNCRA SOFTWARE, INC.
                        (a development stage enterprise)

                   Notes to Financial Statements--(Continued)

    Stock-Based Compensation

      Syncra accounts for stock-based awards to employees using the intrinsic value method as prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. Accordingly, no compensation expense is recorded for options issued to employees in fixed amounts and with fixed exercise prices at least equal to the fair market value of Syncra's Common Stock at the date of grant. Syncra has adopted the provisions of SFAS No. 123, " Accounting for Stock-Based Compensation", through disclosure only (Note 11). All stock-based awards to non-employees are accounted for at their fair value in accordance with SFAS No. 123.

    Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

3. Prepaid Expenses

      Prepaid expenses consist of the following at December 31, 1998:

     Trade shows and other marketing prepayments...................... $135,774
     Others...........................................................   49,732
                                                                       --------
                                                                       $185,506
                                                                       ========

4. Fixed Assets

      Fixed assets consist of the following:

                                                         Estimated
                                                        useful life December 31,
                                                          (years)       1998
                                                        ----------- ------------
   Computer equipment..................................       3       $246,631
   Office equipment....................................       5         71,783
   Furniture and fixtures..............................       7         91,875
                                                                      --------
                                                                       410,289
   Less: accumulated depreciation......................                 58,537
                                                                      --------
                                                                      $351,752
                                                                      ========

                             SYNCRA SOFTWARE, INC.
                        (a development stage enterprise)

                   Notes to Financial Statements--(Continued)

5. Impairment of Intangible Assets

      In accordance with SFAS No. 121, Syncra reviews for impairment of long-lived assets when events or changes in circumstances indicate that an asset's carrying value may not be recoverable. In connection with the organization of Syncra in February 1998, Syncra purchased the rights to certain software from Benchmarking Partners, Inc. ("Benchmarking") in exchange for the issuance of 150,000 shares of Syncra's non-voting, non-convertible Redeemable Preferred Stock (Note 8) with an aggregate value of $1.5 million. Since Benchmarking did not have a controlling financial interest in Syncra or intend to be involved in the operations of Syncra, Syncra recorded the technology at the fair value of the Redeemable Preferred Stock issued in exchange for the technology. Syncra expected to use the acquired software as a core technology in its product development. In May 1998, management reassessed the status of Syncra's product development and the additional features and functionality planned to be included in Syncra's products. As a result of this re-evaluation, management concluded that the core technology acquired from Benchmarking would not be able to support Syncra's planned products. Accordingly, management decided to restart Syncra's product development activities without the use of the acquired software. An impairment charge of $1,312,500 was recognized in the 1998 statement of operations.

6. Notes Payable to Stockholders

      During 1998, the Company received aggregate cash proceeds totaling $4,000,000 pursuant to the issuance of convertible promissory notes (the "Notes") payable to certain of its stockholders. No repayments of principal or interest (which accrues at a rate of 9% per annum) were made during the year. The Note holders were also issued warrants to purchase preferred stock ("the Preferred Stock Warrants"). The aggregate value of the warrants issued to all Note holders was estimated to be $120,000, which was accounted for as discount on the Notes and Preferred Stock Warrants. The discount is being amortized over the term of the Notes. The Preferred Stock Warrants have a term of ten years. Each Note holder is entitled to a number of the securities to be issued in the Company's next financing equal to 20% of the face value of the Note held by such holder divided by the price per share of such securities. As a result of the Series B financing in 1999 (Note 16), the warrant holders are now entitled to purchase 200,000 shares of Series B Preferred Stock at $4.00 per share.

7. Redeemable Convertible Series A Preferred Stock

      At December 31, 1998, the Company has authorized preferred stock of 5,000,000 shares, $.001 par value per share, of which 2,941,031 shares were designated as redeemable convertible Series A Preferred Stock ("Series A Preferred Stock") and 150,000 shares of which were designated as Redeemable Preferred Stock (the "Redeemable Preferred Stock").

      The Series A Preferred Stock has the following characteristics:

    Voting

      Holders of Series A Preferred Stock are entitled to that number of votes equal to the number of shares of common stock into which the shares of Series A Preferred Stock are then convertible.

    Dividends

      Holders of Series A Preferred Stock are entitled to receive out of funds legally available, cumulative dividends at the rate of 8% per share per annum on the Base Amount of each share when, as, and if declared by the Board of Directors. The Base Amount of each share is equal to the price paid for each share of Series A Preferred Stock ($2.32) plus unpaid dividends which accrue commencing on the date of original issuance of the Series A Preferred Stock. In the event that the full amount of dividends is not paid in any twelve-month period, the Base Amount will be increased by the amount of the unpaid dividend.

                             SYNCRA SOFTWARE, INC.
                        (a development stage enterprise)

                   Notes to Financial Statements--(Continued)


    Liquidation

      In the event of any liquidation, dissolution or winding-up of the affairs of the Company, the holders of Series A Preferred Stock are entitled to receive, prior to and in preference to holders of both Redeemable Preferred Stock and common stock, an amount equal to $2.32 per share plus all unpaid cumulative dividends. After full payment of (i) the foregoing amounts and (ii) amounts to be paid to the holders of Redeemable Preferred Stock pursuant to the terms thereof (see Note 8), holders of Series A Preferred Stock were, as of December 31, 1998, entitled to share ratably in the remaining proceeds of the Company, if any, on an as-converted basis.

    Conversion

      Each share of Series A Preferred Stock may be converted at any time, at the option of the stockholder, into one share of common stock, subject to certain anti-dilution adjustments, as defined in the terms of the Series A Preferred Stock.

      The Series A Preferred Stock will automatically convert into shares of common stock upon (i) a public offering which results in net proceeds to Syncra of at least $10,000,000, at a price per share of the Common Stock of at least $9.28 or (ii) upon approval of the two-thirds of the outstanding Series A preferred stockholders to convert all outstanding shares of Series A Preferred Stock to Common Stock.

    Redemption

      Any time after the fifth anniversary of the original issuance of the Series A Preferred Stock, at the option of the holder thereof, Syncra shall redeem all, but not less than all of such holder's shares of Series A Preferred Stock, at a redemption price equal to the original purchase price of $2.32 per share plus all unpaid dividends thereon which have accrued through and including the redemption date.

    Accretion

      The issuance cost incurred by the Company was accreted in full in 1998 as an adjustment to the carrying value of redeemable convertible Series A Preferred Stock.

8. Non-voting, Non-convertible Redeemable Preferred Stock

      As described in Note 5, Syncra's Redeemable Preferred Stock was issued in a non-cash exchange with Benchmarking for certain software. Subsequent to the issuance of the Redeemable Preferred Stock to Benchmarking, Syncra repurchased 20,000 shares of its Redeemable Preferred Stock from Benchmarking at a price per share of $10.00 plus accrued dividends of $4,667. In a separate transaction, Benchmarking transferred the remaining 130,000 shares of the Redeemable Preferred Stock to Internet Capital Group, Inc. ("ICG"), an existing stockholder of Syncra in exchange for a $1.3 million note, bearing interest at 8% per annum. At December 31, 1998, ICG continued to hold the 130,000 shares of Redeemable Preferred Stock. ICG is also a stockholder of Benchmarking.

      The Redeemable Preferred Stock has the following characteristics:

    Voting

      Except as required by law, holders of Redeemable Preferred Stock are not entitled to vote on any matters submitted to a vote of the stockholders of Syncra, including the election of directors.

                             SYNCRA SOFTWARE, INC.
                        (a development stage enterprise)

                   Notes to Financial Statements--(Continued)


    Dividends

      Holders of Redeemable Preferred Stock are entitled to receive out of funds legally available, cumulative dividends at the rate of 8% per share per annum on the Base Amount of each share when, as and if declared by the Board of Directors. The Base Amount of each share is equal to purchase price paid for such share of Redeemable Preferred Stock ($10.00) plus unpaid dividends which accrue commencing on the date of original issuance of the Redeemable Preferred Stock. In the event that the full amount of dividends is not paid in any twelve- month period, the Base Amount will be increased by the amount of the unpaid dividend.

    Liquidation

      In the event of any liquidation, dissolution or winding-up of the affairs of Syncra, the holders of Redeemable Preferred Stock are entitled to receive, prior to and in preference to any holders of Common Stock, but after all distribution or payments required to be made to the holders of Series A Preferred Stock, an amount equal to $10.00 per share plus accrued but unpaid dividends. After payment in full of the amounts owed to holders of the Redeemable Preferred Stock, such holders are not entitled to share in the distribution of the remaining assets of Syncra.

    Redemption

      At any time after the fifth anniversary of the original issuance of the Redeemable Preferred Stock, each holder may require Syncra to redeem all or any portion of such holder's shares at a redemption price equal to the original issuance price per share ($10.00) plus all unpaid dividends thereon which have accrued through and including the redemption date.

      At any time, and from time to time, Syncra may elect to redeem all, or any portion of the outstanding shares of its Redeemable Preferred Stock, at a redemption price equal to the original issuance price per share ($10.00) plus all unpaid dividends thereon which have accrued through and including the redemption date.

      Redeemable Preferred Stock is also redeemable by Syncra upon the earlier of (i) a public offering of Syncra's common stock with a per share price of at least $7.86; or (ii) the consummation of a sale of all or substantially all of Syncra's assets or capital stock, either through a direct sale, merger, reorganization or other form of business combination in which control of Syncra is transferred and as a result holders of Series A Preferred Stock receive at least $7.86 per share.

9. Common Stock

      Each share of Common Stock entitles the holder to one vote on all matters submitted to a vote of Syncra's stockholders. Common stockholders are entitled to receive dividends, if any, as may be declared by the Board of Directors, subject to the preferential dividend rights of the holders of the Series A Preferred Stock and the Redeemable Preferred Stock.

    Restricted Stock Agreements

      Syncra has entered into agreements with certain of its stockholders providing for restrictions on transfers of the shares subject to such agreement. Each agreement provides Syncra with a right to repurchase the shares held by such individual, in the event that the Company terminates the employment of the individual. The number of shares which may be repurchased by the Company and the price at which such shares may be repurchased differs per individual and is contingent on whether such individual's termination is for "cause' (as

                             SYNCRA SOFTWARE, INC.
                        (a development stage enterprise)

                   Notes to Financial Statements--(Continued)

defined in the agreement) or other than for "cause'. At December 31, 1998, none of the restricted shares were subject to repurchase due to the restrictions contained in these agreements.

      At December 31, 1998, all of the outstanding capital stock (including the Common Stock, Series A Preferred Stock and Redeemable Preferred Stock) of the Company is subject to certain restrictions as to sale or transfer of such shares. The Company and its non-founder stockholders also maintain a right of first refusal, under certain circumstances, on shares offered by a stockholder for sale to third parties, at the price per share to be paid by such third party.

    Reserved Shares

      At December 31, 1998, 2,833,857 shares were reserved for issuance upon conversion of the Series A Preferred Stock and exercise of outstanding options.

10. Repurchase of Common Stock and Redemption of Preferred Stock

      On June 5, 1998, the Company repurchased 1,000,000 shares of Common Stock and redeemed 20,000 shares of its Redeemable Preferred Stock from Benchmarking, one of the original founders in exchange for $2,250,000. The transaction was financed through the sale of additional Series A Preferred Stock to certain of the existing holders of Series A Preferred Stock. Of the 150,000 shares of Redeemable Preferred Stock originally issued to Benchmarking, the remaining 130,000 shares were transferred by Benchmarking to ICG (see Note 8).

      In addition to the shares acquired, the withdrawal of Benchmarking as a stockholder eliminated a potential conflict of interest for Syncra and its other stockholders with Benchmarking and its customers. The transaction also settled potential claims by Benchmarking against Syncra with respect to the transfer of technical talent from Benchmarking to Syncra and other potential claims by Benchmarking against the potential future value of Syncra.

      The difference between the total amount paid to Benchmarking and the aggregate of the redemption value of the Redeemable Preferred Stock plus accrued dividends of $204,667 and the fair value of the Common Stock of $250,000 was treated as settlement charge in the statement of operations.

11. Stock Option Plan

      In 1998, the Company adopted the 1998 Stock Option Plan (the "1998 Plan") which provides for the grant of incentive stock options and non-qualified stock options, stock awards and stock purchase rights for the purchase of up to 1,000,000 shares of the Company's Common Stock by officers, employees, consultants, and directors of the Company. The Board of Directors is responsible for administration of the 1998 Plan. The Board determines the term of each option, the option exercise price, the number of shares for which each option is granted, the rate at which each option is exercisable and the vesting period (generally ratably over four to five years). Incentive stock options may be granted to any officer or employee at an exercise price of not less than the fair value per common share on the date of the grant (not less than 110% of the fair value in the case of holders of more than 10% of the Company's voting stock) and with a term not to exceed ten years from the date of the grant (five years for incentive stock options granted to holders of more than 10% of the Company's voting stock). Non-qualified stock options may be granted to any officer, employee, consultant, or director at an exercise price per share of not less than the book value per share.

      No compensation expense has been recognized for employee stock-based compensation in 1998 because the fair value of the options did not exceed the exercise price. Further, options vest over several years

                             SYNCRA SOFTWARE, INC.
                        (a development stage enterprise)

                   Notes to Financial Statements--(Continued)

and additional option grants are expected to be made in future years. Had compensation expense been determined based on the fair value of the of the options granted to employees at the grant date consistent with the provision of SFAS 123, the Company's net loss would have been the same.

      For purposes of pro forma disclosure of net loss, the fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions for grants in 1998; zero dividend yield; zero volatility; risk-free interest rate of 4.55%, and expected life of five years.

      During the period, Syncra granted options aggregating 803,300 shares with a weighted average exercise price of $0.87 per share. Of the total options granted, 99,374 shares were exercisable at December 31, 1998 but none of these vested options were exercised during the period. Options totaling 196,700 were available for future grant at December 31, 1998. The weighted-average remaining contractual life of the options is 9.5 years. Further, since the exercise price of the options is more than the fair market value of the common stock, the weighted average fair value per share of the options granted during the year using the Black-Scholes option-pricing model is zero at December 31, 1998.

12. Income Taxes

      Deferred tax assets consist of the following at December 31, 1998:

     Net operating loss carryforward................................ $2,386,619
     Fixed and intangible assets....................................    482,690
     Research and development credit carryforwards..................     90,891
     Accrued vacation...............................................     35,687
                                                                     ----------
     Net deferred tax assets........................................  2,995,887
     Deferred tax asset valuation allowance.........................  2,995,887
                                                                     ----------
                                                                     $       --
                                                                     ==========

      The Company has provided a valuation allowance for the full amount of its net deferred tax assets since realization of any future benefit from deductible temporary differences and net operating loss and tax credit carryforwards cannot be sufficiently assured at December 31, 1998.

      At December 31, 1998, the Company has federal and state net operating loss carryforwards of approximately $5.9 million available to reduce future taxable income, which will expire in 2019. The Company also has federal and state research and development tax credit carryforwards of approximately $72,490 and $27,881, respectively, available to reduce future tax liabilities.

      Under the provisions of the Internal Revenue Code, certain substantial changes in the Company's ownership may limit the amount of net operating loss carryforwards and research and development credit carryforwards which could be utilized annually to offset future taxable income and taxes payable.

13. 401(K) Savings Plan

      The Company has established a retirement savings plan under Section 401(k) of the Internal Revenue Code (the "401(k) Plan"). The 401(k) Plan covers substantially all employees of the Company who meet minimum age and service requirements, and allows participants to defer a portion of their annual compensation on a pre-tax basis. Company contributions to the 401(k) Plan may be made at the discretion of the Board of Directors. The Company has not made any contributions to the 401(k) Plan through December 31, 1998.

                             SYNCRA SOFTWARE, INC.
                        (a development stage enterprise)

                   Notes to Financial Statements--(Continued)


14. Commitments and Contingencies

      The Company leases its office space and certain office equipment under noncancelable operating leases. Total rent expense under these operating leases was approximately $134,000 for the period ended December 31, 1998.

      Future minimum lease commitments at December 31, 1998 are as follows:

                                                                Operating leases
Year ending December 31,                                        ----------------
  1999.........................................................    $  272,328
  2000.........................................................       254,728
  2001.........................................................       254,728
  2002.........................................................       254,728
  Thereafter...................................................       127,364
                                                                   ----------
                                                                   $1,163,876
                                                                   ==========

15. Related Party Transactions

      In the normal course of business, Syncra had transactions with Benchmarking during the period from inception until May 1998 for certain operating expenses such as organizational costs, payroll, marketing, legal and other expenses. The total expenses reimbursed by Syncra to Benchmarking amounted to $496,344. Furthermore, Syncra also paid Benchmarking a management fee totaling $80,000 during the same period.

      In addition to the above transactions, Syncra also reimbursed ICG $500,000 related to professional services provided by Benchmarking to Syncra that originally were funded by ICG.

16. Subsequent Events

      In March and April 1999, 3,737,602 shares of convertible Series B Preferred Stock were authorized. Syncra issued 3,537,602 shares of Series B Preferred Stock in exchange for net cash proceeds of $10.0 million plus the conversion of all principal and accrued interest due on the Notes (Note 6) ("the Series B Financing"). The terms of the Series B Preferred Stock are substantially similar to Series A Preferred Stock, except that the Base Amount of the Series B Preferred Stock and its purchase price are $4.00 per share.

      Further, certain terms of both the Series A Preferred Stock (including conversion rights associated therewith and participating rights upon liquidation) and the Redeemable Preferred Stock (including redemption rights associated therewith) were amended in connection with the Series B Financing.

                       INTERNET CAPITAL GROUP, INC.

                 UNAUDITED PRO FORMA FINANCIAL INFORMATION

                           BASIS OF PRESENTATION

      During 1998 and 1999, the Company acquired significant minority ownership interests in 18 Partner Companies accounted for under the equity method of accounting. In January 1999, the Company acquired a controlling majority interest in Breakaway Solutions, Inc. In March 1999, Breakaway Solutions acquired all of the outstanding stock of Applica Corporation. Subsequent to March 31, 1999, Breakaway Solutions acquired all of the outstanding stock of WPL Laboratories, Inc. and WebYes, Inc. All acquisitions have been accounted for by the purchase method of accounting. In addition, the Company deconsolidated VerticalNet subsequent to December 31, 1998 due to the decrease in the Company's ownership percentage from above to below 50%.

      The unaudited pro forma condensed combined statement of operations for the year ended December 31, 1998 reflects the acquisitions in 1999 of Breakaway Solutions, Applica, WPL Laboratories, and WebYes, the deconsolidation of VerticalNet and the 1998 and 1999 acquisitions of significant minority ownership interests in 18 equity method Partner Companies as if they had occurred on January 1, 1998.

      The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 1999 reflects the acquisitions in 1999 of Applica, WPL Laboratories WebYes and significant minority ownership interests in 11 equity method Partner Companies as if they had occurred on January 1, 1999.

      An unaudited condensed pro forma balance sheet at March 31, 1999, has not been presented since Breakaway Solutions is reflected in the historical financial statements and the acquisitions of WPL Laboratories, WebYes and equity method Partner Companies subsequent to March 31, 1999 would not have had a material effect on the consolidated balance sheet except for the intangible and other long-term assets recorded in connection with the acquisitions. The pro forma effect of WPL Laboratories, WebYes and equity method Partner Companies acquired subsequent to March 31, 1999, would have been to increase "Intangible assets" by $11.7 million and "Ownership interests in and advances to Partner Companies" by $46.9 million assuming such acquisitions had occurred on March 31, 1999.

      Since the pro forma financial information is based upon the financial condition and operating results of Breakaway Solutions, Applica, WPL Laboratories, WebYes and the 18 equity method Partner Companies acquired during periods when they were not under the control, influence or management of the Company, the information presented may not be indicative of the results which would have actually been obtained had the acquisitions been completed as of the respective periods presented, nor are they indicative of future financial or operating results. The unaudited pro forma financial information does not give effect to any synergies that may occur due to the integration of the Company with Breakaway Solutions, Applica, WPL Laboratories, WebYes and the equity method Partner Companies. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical audited financial statements of the Company and the notes thereto as well as the audited historical financial statements of Breakaway Solutions, Applica, WPL Laboratories, WebYes, and certain equity method Partner Companies and the notes thereto included elsewhere in this prospectus.

                       INTERNET CAPITAL GROUP, INC.

  Unaudited Pro Forma Condensed Combined Statements of Operations for the Year
                          Ended December 31, 1998

                                                         Applica,
                                                         WPL and
                         Internet Capital  Breakaway      WebYes      VerticalNet    Pro Forma      Pro Forma
                           Group, Inc.    Acquisition  Acquisitions Deconsolidation Adjustments      Combined
                         ---------------- -----------  ------------ --------------- ------------   ------------
Revenue                    $  3,134,769   $10,017,947   $3,090,508   $ (3,134,769)  $         --   $ 13,108,455
                           ------------   -----------   ----------   ------------   ------------   ------------
Operating Expenses
 Cost of revenue              4,642,528     5,903,843    1,871,245     (4,642,528)            --      7,775,088
 Sales and marketing          7,894,662                     37,092     (7,894,662)            --         37,092
 General and
  administrative              7,619,169     4,814,288      800,231     (3,823,593)     4,742,628 a   14,152,723
 Minority interest           (5,381,640)     (247,325)     160,744      5,381,640             --        (86,581)
 Equity (income) loss         5,868,887            --           --             --     32,139,103     38,007,990
                           ------------   -----------   ----------   ------------   ------------   ------------
 Total operating
  expenses                   20,643,606    10,470,806    2,869,312    (10,979,143)    33,881,730     59,886,311
                           ------------   -----------   ----------   ------------   ------------   ------------
Operating Income (Loss)     (17,508,837)     (452,859)     221,196      7,844,374    (36,881,730)   (46,777,856)
 Other income                30,483,177       156,945           --                                   30,640,122
 Interest income              1,305,787        11,191           --       (212,130)            --      1,104,848
 Interest expense              (381,199)      (43,127)      (8,117)       297,401             --       (135,042)
                           ------------   -----------   ----------   ------------   ------------   ------------
Pretax Income (Loss)         13,898,928      (327,850)     213,079      7,929,645    (36,881,730)   (15,167,928)
 Income tax benefit                  --            --           --             --             --             --
                           ------------   -----------   ----------   ------------   ------------   ------------
Net Income (Loss)          $ 13,898,928   $  (327,850)  $  213,079   $  7,929,645   $(36,881,730)  $(15,167,928)
                           ============   ===========   ==========   ============   ============   ============
Net Income (Loss) Per
 Share
 Basic                     $       0.25                                                            $     (0.27)
 Diluted                   $       0.25                                                            $     (0.27)
Weighted Average Shares
 Outstanding
 Basic                       56,102,289                                                              56,102,289
 Diluted                     56,149,289                                                              56,102,289

 Unaudited Pro Forma Condensed Combined Statements of Operations for the Three
                        Months Ended March 31, 1999

                                            Applica,
                                            WPL and
                         Internet Capital    WebYes     Pro Forma     Pro Forma
                           Group, Inc.    Acquisitions Adjustments    Combined
                         ---------------- ------------ -----------   -----------
Revenue                    $ 3,111,035     $1,279,143  $        --   $ 4,390,178
                           -----------     ----------  -----------   -----------
Operating Expenses
 Cost of revenue             1,553,329        601,391           --     2,154,720
 Sales and marketing            70,434         10,767           --        81,201
 General and
  administrative             3,872,350        234,650      900,000 a   5,007,000
 Minority interest            (134,321)       181,417           --        47,096
 Equity (income) loss        7,412,602             --    4,444,533 b  11,857,135
                           -----------     ----------  -----------   -----------
 Total operating
  expenses                  12,774,394      1,028,225    5,344,533    19,147,152
                           -----------     ----------  -----------   -----------
Operating Income (Loss)     (9,663,359)       250,918   (5,344,533)   14,756,974
 Other income               28,704,971             --           --    28,704,971
 Interest income               309,735             --           --       309,735
 Interest expense              (13,756)        (6,937)          --       (20,693)
                           -----------     ----------  -----------   -----------
Pretax Income (Loss)        19,337,591        243,981   (5,344,533)   14,237,039
 Income tax benefit            663,206             --    1,977,477 d   2,640,683
                           -----------     ----------  -----------   -----------
Net Income (Loss)          $20,000,797     $  243,981  $(3,367,056)  $16,877,722
                           ===========     ==========  ===========   ===========
Net Income Per Share
 Basic                     $      0.28                               $      0.23
 Diluted                   $      0.27                               $      0.23
Weighted Average Shares
 Outstanding
 Basic                      72,646,022                                72,646,022
 Diluted                    73,699,973                                73,699,973

 See notes to unaudited pro forma condensed combined financial statements.

Internet Capital Group, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.Basis of Presentation

  The unaudited pro forma condensed combined statement of operations for the year ended December 31, 1998, gives effect to the acquisition of Breakaway Solutions, Applica, WPL Laboratories and WebYes, the deconsolidation of VerticalNet and the acquisitions of significant minority ownership interests in 18 equity method Partner Companies as if they had occurred on January 1, 1998.

  The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 1999, gives effect to the acquisition by Breakaway Solutions of Applica, WPL Laboratories and WebYes and the acquisition by the Company of significant minority ownership interests in 11 equity method Partner Companies as if they had occurred on January 1, 1999.

  The effects of the acquisitions have been presented using the purchase method of accounting and accordingly, the purchase price was allocated to the assets and liabilities assumed based upon management's best preliminary estimate of fair value. The preliminary allocation of the purchase price will be subject to further adjustments, which are not anticipated to be material, as the Company and Breakaway finalize their allocations of purchase price in accordance with generally accepted accounting principles. The pro forma adjustments related to the purchase price allocation of the acquisitions represent management's best estimate of the effects of the acquisitions.

2.Pro Forma Statement of Operations Adjustments

  The pro forma statement of operations adjustments for the year ended December 31, 1998, and the three months ended March 31, 1999, consist of:

  (a) General and administrative expense has been adjusted to reflect the amortization of goodwill associated with the acquisitions of Breakaway Solutions, Applica, WPL Laboratories and WebYes over an estimated useful life of three to five years.

  (b) Equity (income) loss has been adjusted to reflect the Company's ownership interest in the (income) loss of the equity method Partner Companies and the amortization of the difference in the Company's carrying value in the Partner Company and the Company's ownership interest in the underlying net equity of the Partner Company over an estimated useful life of three years.

  (c)No income tax provision is required due to the Company's tax status as an LLC.

  (d)Income tax benefit has been adjusted to reflect the tax effect of the pro forma adjustments.

                  [Partner Company Logos Will Be Placed Here]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      Through and including         , 1999 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to the unsold allotments or subscriptions.

                             16,250,000 Shares

                 [LOGO OF INTERNET CAPITAL GROUP APPEARS HERE]

                                  Common Stock

                               -----------------

                                   PROSPECTUS

                               -----------------

                              Merrill Lynch & Co.

                         BancBoston Robertson Stephens

                      Banc of America Securities LLC

                         Deutsche Banc Alex. Brown

                            Wit Capital Corporation

                                         , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                               Alternate International Page
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The Information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and is not soliciting offers to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                             Subject to Completion

                Preliminary Prospectus dated June 22, 1999

PROSPECTUS

                             16,250,000 Shares

                 [LOGO OF INTERNET CAPITAL GROUP APPEARS HERE]

                                  Common Stock

                                  -----------

    This is Internet Capital Group, Inc.'s initial public offering of shares of common stock. Of the 16,250,000 shares being offered, we are offering 16,000,000 shares to the public generally and to shareholders of one of our shareholders, Safeguard Scientifics, Inc., and Safeguard Scientifics, Inc. is offering up to 1,250,000 shares to its shareholders. We will not receive any proceeds from the shares being offered by Safeguard Scientifics, Inc.

    We expect the public offering price to be between $8.00 and $10.00 per share. Currently, no public market exists for the shares. After pricing of the offering, we expect that the common stock will trade on the Nasdaq National Market under the symbol "ICGE."

    Investing in our common stock involves risks which are described in the "Risk Factors" section beginning on page 7 of this prospectus.

                                  -----------

                                                              Per Share Total
                                                              --------- -----
     Public offering price...................................    $         $
     Underwriting discount...................................    $         $
     Proceeds, before expenses, to Internet Capital Group,
      Inc. ..................................................    $         $
     Proceeds, before expenses, to Safeguard Scientifics,
      Inc....................................................    $         $

    The underwriters may also purchase from us up to an additional 2,250,000 shares at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The shares of common stock will be ready for delivery in New York, New York
on or about     , 1999.

                                  -----------

Merrill Lynch International
   BancBoston Robertson Stephens

      International Limited

          Banc of America Securities LLC

              Deutsche Bank




                                  -----------

                   The date of this prospectus is     , 1999.

                                  UNDERWRITING Alternate International Page

General

      We intend to offer our common stock outside the United States and Canada through a number of international managers, as well as in the United States and Canada through a number of U.S. underwriters. Merrill Lynch International, BancBoston Robertson Stephens International Limited, Banc of America Securities LLC and Deutsche Bank AG London are acting as managers of each of the international managers named below. Subject to the terms and conditions set forth in the purchase agreement among us and the international managers, and concurrently with the sale of 9,750,000 shares of common stock to the U.S. underwriters, we have agreed to sell to each of the international managers, and each of the international managers, severally and not jointly, has agreed to purchase from us the number of shares of our common stock set forth opposite its name below. The 9,750,000 shares of common stock being purchased by the U.S. underwriters does not include the 3,500,000 shares of common stock being sold through the Directed Share Subscription Program.

                                                                       Number of
     Underwriters                                                       Shares
     ------------                                                      ---------
Merrill Lynch International ..........................................
BancBoston Robertson International Limited............................
Banc of America Securities LLC........................................
Deutsche Bank AG London...............................................

                                                                       ---------
     Total............................................................ 3,000,000
                                                                       =========

      We have also agreed with certain U.S. underwriters in the United States and Canada, for whom Merrill Lynch, Pierce, Fenner & Smith, Incorporated, BancBoston Robertson Stephens Inc., Banc of America Securities LLC, Deutsche Bank Securities Inc. and Wit Capital Corporation are acting as managers, that, subject to the terms and conditions set forth in the purchase agreement, and concurrently with the sale of 3,000,000 shares of common stock to the international managers pursuant to the purchase agreement, to sell to the U.S. underwriters, and the U.S. underwriters severally have agreed to purchase from us, an aggregate of 9,750,000 shares of common stock. The public offering price per share and the total underwriting discount per share of common stock are identical for the international shares and the U.S. shares.

      In the purchase agreement, the several international managers and the several U.S. underwriters, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of

                                               Alternate International Page

common stock being sold under the terms of the purchase agreement if any of the shares of common stock being sold under the purchase agreement are purchased. In the event of a default by an underwriter, the purchase agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated. The closings with respect to the sale of shares of common stock to be purchased by the international managers and the U.S. underwriters are conditioned upon one another.

      We have agreed to indemnify the international managers and the U.S. underwriters against some liabilities, including some liabilities under the Securities Act, or to contribute to payments the international managers and the U.S. underwriters may be required to make in respect of those liabilities.

      The shares of common stock are being offered by the several underwriters, subject to prior sales, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and certain other conditions. The underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.

Commissions and Discounts

      The managers have advised us that they propose initially to offer the shares of our common stock to the public at the initial public offering price set forth on the cover page of this prospectus, and to certain dealers at such
price less a concession not in excess of $    per share of common stock. The
international managers may allow, and such dealers may reallow, a discount not
in excess of $    per share of common stock on sales to certain other dealers.
After the initial public offering, the public offering price, concession and discount may be changed.

      The following table shows the per share and total public offering price, underwriting discount to be paid by us to the international managers and the U.S. underwriters and the proceeds before expenses to us. This information is presented assuming either no exercise or full exercise by the international managers and the U.S. underwriters of their over-allotment options.

                                                                Without  With
                                                      Per Share Option  Option
                                                      --------- ------- ------
     Public offering price...........................    $        $      $
     Underwriting discount...........................    $        $      $
     Proceeds, before expenses, to Internet Capital
      Group, Inc. ...................................    $        $      $
     Proceeds, before expenses, to Safeguard
      Scientifics, Inc.  ............................    $        $      $

      The expenses of the offering, exclusive of the underwriting discount, are estimated at $1,275,000 and are payable by us.

Intersyndicate Agreement

      The international managers and the U.S. underwriters have entered into an intersyndicate agreement that provides for the coordination of their activities. Under the terms of the intersyndicate agreement, the international managers and the U.S. underwriters are permitted to sell shares of common stock to each other for purposes of resale at the public offering price, less an amount not greater than the selling concession. Under the terms of the intersyndicate agreement, the international managers and any dealer to whom they sell shares of common stock will not offer to sell or sell shares of common stock to persons who are U.S. or Canadian persons, or to persons they believe intend to resell to persons who are U.S. or Canadian persons, and the U.S. underwriters and any dealer to whom they sell shares of common stock will not offer to sell or sell shares of common stock to non-U.S. persons or to non-Canadian persons or to persons they believe intend to resell to non-U.S. or non-Canadian persons, except in the case of the terms of the intersyndicate agreement.

                                               Alternate International Page

Over-allotment Option

      We have granted an option to the international managers, exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of 450,000 additional shares of common stock at the public offering price set forth on the cover page of this prospectus, less the underwriting discount. The international managers may exercise this option solely to cover over-allotments, if any, made on the sale of the common stock offered hereby. To the extent that the international managers exercise this option, each international manager will be obligated, subject to certain conditions, to purchase a number of additional shares of common stock proportionate to such international manager's initial amount reflected in the foregoing table.

      We have also granted an option to the U.S. underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of 1,800,000 additional shares of common stock to cover over-allotments, if any, on terms similar to those granted to the U.S. underwriters.

Directed Shares

      At our request, the international managers and U.S. underwriters have reserved approximately 1.5 million shares of our common stock for sale at the initial public offering price to our employees, directors and certain other persons with relationships to Internet Capital Group. The number of shares of our common stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so orally confirmed for purchase within one day of the pricing of the offering will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

Directed Share Subscription Program

      As part of this offering, we and Safeguard Scientifics, Inc. are offering approximately 3.5 million shares of our common stock in a directed share subscription program to shareholders of Safeguard Scientifics, Inc., one of our principal and founding shareholders. Of these shares, we are offering 2,250,000 shares and Safeguard Scientifics, Inc. is offering 1,250,000 shares. Safeguard Scientifics, Inc.'s shareholders may subscribe for one share of our common stock for every ten shares of Safeguard Scientifics, Inc. common stock held by them, and may not transfer the opportunity to subscribe to another person except involuntarily by operation of law. Persons who owned at least 491 shares of Safeguard Scientifics, Inc.'s common stock as of June 14, 1999 are eligible to purchase shares directly from us or Safeguard Scientifics, Inc. under the program. Shareholders of Safeguard Scientifics, Inc. who own between 100 and 490 shares of Safeguard Scientifics, Inc. common stock will be eligible to purchase interests in a unit investment trust that will invest its assets solely in our common stock. The shares offered to the unit investment trust are included in the 3.5 million shares. Shareholders who own less than 100 shares of Safeguard Scientifics, Inc. common stock will be ineligible to participate in the directed share subscription program. If any of the shares offered by us under the program are not purchased by the shareholders of Safeguard Scientifics, Inc., then Safeguard Scientifics, Inc. or one or more of its designees will purchase these shares from us. Subscription orders will be satisfied first from the shares being sold by us, and then from the shares offered by Safeguard. Prior to this offering, Safeguard Scientifics, Inc. beneficially owned 18.3% of our common stock. After this offering, Safeguard Scientifics, Inc. will beneficially own approximately 17,805,401 shares, or 14.9%, of our common stock, assuming that all 3.5 million shares are purchased by shareholders of Safeguard Scientifics, Inc. and the unit investment trust and will beneficially own approximately 21,305,401 shares, or 17.9%, of our common stock, assuming that none of the 3.5 million shares are purchased by the shareholders of Safeguard Scientifics, Inc. or the unit investment trust. The purchase price under the program, whether paid by Safeguard Scientifics, Inc., its shareholders or the unit investment trust will be the same price per share as set forth on the cover page of this prospectus. For purposes of this prospectus, when we present financial data that reflects this offering, we have assumed that all 3.5 million shares offered under the directed share subscription program are sold. Merrill Lynch will receive a financial advisory
fee of $     or equal to 3% of the aggregate initial offering price of the 3.5 million shares being sold through the directed share subscription program.

                                               Alternate International Page

No Sales of Similar Securities

      We, our executive officers and directors, Safeguard Scientifics (Delaware), Inc., Safeguard 98 Capital, L.P., Comcast ICG, Inc., CPQ Holdings, Inc., Internet Assets, Inc., Technology Leaders II L.P. and Technology Leaders II Offshore C.V. have agreed, with certain exceptions, not to directly or indirectly:

    . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of our common stock or securities convertible into or exchangeable or exercisable for our common stock, whether now owned or later acquired by the person executing the agreement or with respect to which the person executing the agreement has or later acquires the power of disposition, or file a registration statement under the Securities Act relating to any of the foregoing; or

    . enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of our common stock,

whether any such swap or transaction is to be settled by delivery of our common stock or other securities, in cash or otherwise, without the prior written consent of Merrill Lynch on behalf of the underwriters for a period of 180 days after the date of this prospectus. See "Shares Eligible for Future Sale."

Quotation on the Nasdaq National Market

      Prior to this offering, there has been no public market for our common stock. The initial public offering price was determined through negotiations among us and the representatives. Among the factors considered by us and the representatives in determining the initial public offering price of our common stock, in addition to prevailing market conditions, are:

    . the trading multiples of publicly-traded companies that the representatives believe to be comparable to us;

    . certain of our financial information;

    . the history of, and the prospects for, our company and the industry in which we compete;

    . an assessment of our management;

    . our past and present operations;

    . the prospects for, and timing of, our future revenue;

    . the present state of our development;

    . the percentage interest of Internet Capital Group being sold as compared to the valuation for the entire company; and

    . the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours. There can be no assurance that an active trading market will develop for our common stock or that our common stock will trade in the public market subsequent to the offering at or above the initial public offering price.

      We have applied for a listing of our common stock on the Nasdaq National Market under the symbol "ICGE."

      The underwriters have advised us that they do not expect sales to accounts over which the underwriters exercise discretionary authority to exceed five percent of the total number of shares of our common stock offered by them.

                                               Alternate International Page

Price Stabilization, Short Positions and Penalty Bids

      Until the distribution of our common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and certain selling group members to bid for and purchase our common stock. As an exception to these rules, the U.S. representatives are permitted to engage in certain transactions that stabilize the price of our common stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock.

      If the underwriters create a short position in our common stock in connection with the offering, that is, if they sell more shares of common stock than are set forth on the cover page of this prospectus, the U.S. representatives may reduce that short position by purchasing common stock in the open market. The U.S. representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

      The U.S. representatives may also impose a penalty bid on certain underwriters and selling group members. This means that if the U.S. representatives purchase shares of our common stock in the open market to reduce the underwriters' short position or to stabilize the price of our common stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering.

      In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of our common stock to the extent that it discourages resales of our common stock.

      Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters makes any representation that the U.S. representatives or the lead managers will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                                               Alternate International Page

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      Through and including         , 1999 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to the unsold allotments or subscriptions.

                             16,250,000 Shares

[LOGO OF INTERNET CAPITAL GROUP APPEARS HERE]

                                  Common Stock

                               ----------------

                                   PROSPECTUS

                               ----------------

                        Merrill Lynch International

            BancBoston Robertson Stephens International Limited

                      Banc of America Securities LLC


                               Deutsche Bank

                                         , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

      The expenses to be paid by Internet Capital Group in connection with the distribution of the securities being registered, other than underwriting discounts and commissions, are as follows:

                                                                     Amount (1)
                                                                     ----------
      Securities and Exchange Commission Registration Fee........... $   73,531
      NASD Filing Fee...............................................     26,950
      Nasdaq National Market Listing Fee............................     95,000
      Accounting Fees and Expenses..................................    250,000
      Blue Sky Fees and Expenses....................................      1,000
      Legal Fees and Expenses.......................................    450,000
      Transfer Agent and Registrar Fees and Expenses................     10,000
      Printing and Engraving Expenses...............................    200,000
      Director and Officer Liability Insurance (2)..................    150,000
      Miscellaneous Fees and Expenses...............................     18,519
                                                                     ----------
          Total..................................................... $1,275,000
                                                                     ==========

--------

(1) All amounts are estimates except the SEC filing fee, the NASD filing fee and the Nasdaq National Market listing fee.

(2) Represents premiums paid by Internet Capital Group on policies that insure Internet Capital Group's directors and officers against certain liabilities they may incur in connection with the registration, offering and sale of the securities described herein.

Item 14. Indemnification of Directors and Officers

      Under Section 145 of the General Corporate Law of the State of Delaware, Internet Capital Group has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Internet Capital Group's bylaws (Exhibit 3.2 hereto) also provide for mandatory indemnification of its directors and executive officers, and permissive indemnification of its employees and agents, to the fullest extent permissible under Delaware law.

      Internet Capital Group's certificate of incorporation (Exhibit 3.1 hereto) provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to Internet Capital Group and its shareholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to Internet Capital Group, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

      Prior to the effective date of the Registration Statement, Internet Capital Group will have entered into agreements with its directors and certain of its executive officers that require Internet Capital Group to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of Internet Capital Group or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Internet Capital Group and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

      Internet Capital Group intends to obtain in conjunction with the effectiveness of the Registration Statement a policy of directors' and officers' liability insurance that insures the Company's directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

      The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the underwriters of Internet Capital Group and its officers and directors for certain liabilities arising under the Securities Act or otherwise.

Item 15. Recent Sales of Unregistered Securities

      Since its inception in March 1996, Internet Capital Group (or its predecessor, Internet Capital Group, L.L.C.) has issued and sold unregistered securities in the transactions described below.

    Shares of Common Stock

    (1) In April 1996, Internet Capital Group, L.L.C. issued 525,000 units of Membership Interests to employees, directors, and consultants in a subscription offering for an aggregate purchase price of $550,000.

    (2) On May 9, 1996, Internet Capital Group, L.L.C. issued 6,139,074 units of Membership Interests to Safeguard Scientifics (Delaware), Inc. for an aggregate purchase price of $6,139,074 consisting of the assignment of 182,500 shares of Common Stock, 127,000 shares of Series C Preferred Stock, 855,400 shares of Series D Preferred Stock and 134,375 shares of Series F Preferred Stock of Sky Alland Marketing, Inc. and related rights and obligations in respect thereof.

    (3) In May 1996, Internet Capital Group, L.L.C. issued 2,925,000 units of Membership Interests to employees, consultants, and other purchasers in a subscription offering for an aggregate purchase price of $2,925,000.

    (4) In June 1996, Internet Capital Group, L.L.C. issued 2,000,000 units of Membership Interests to employees, consultants, and other purchasers in a subscription offering for an aggregate purchase price of $2,000,000

    (5) In July 1996, Internet Capital Group, L.L.C. issued an aggregate of 800,000 units of Membership Interests to BancBoston
          Investments, Inc., The HRG Corporation, and Mr. Robert S. Adelson in a subscription offering for an aggregate purchase price of $800,000.

    (6) In August 1996, Internet Capital Group, L.L.C. issued 168,750 units of Membership Interests to S.M.M Internet, M. Reid & Company and Mr. Robert E. Keith, a director of Internet Capital Group, and Mrs. Margot W. Keith in a subscription offering for an aggregate purchase price of $168,750.

    (7) In September 1996, Internet Capital Group, L.L.C issued 175,000 units of Membership Interests to Mr. Herbert and Mrs. Karen Lotman, F.B.A. Trust F/B/O Shelly Lotman Fisher, and F.E.A. Trust F/B/O Jeffrey Lotman in a subscription offering for an aggregate purchase price of $175,000.

    (8) On September 30 1996, Internet Capital Group, L.L.C. issued an aggregate of 4,968,935 units of Membership Profit Interests to employees, directors and consultants pursuant to the Membership Profit Interest Plan in consideration for services rendered to Internet Capital Group, L.L.C.

    (9) In October 1996, Internet Capital Group, L.L.C. issued 25,000 units of Membership Interests to Mrs. Jean C. Tempel in a subscription offering for a purchase price of $25,000.

    (10) In November 1996, Internet Capital Group, L.L.C. issued 6,754,676 units of Membership Interests to employees, consultants, directors, and other purchasers in a subscription offering for an aggregate purchase price of $6,754,676.

    (11) In December 1996, Internet Capital Group, L.L.C. issued 300,000 units of Membership Interests to Mr. Walter W. Buckley, III, Chief Executive Officer and a director of Internet Capital Group, and to Mr. Douglas A. Alexander, a Managing Director of Internet Capital Group in a subscription offering for an aggregate purchase price of $300,000.

    (12) In December 1996, Internet Capital Group, L.L.C. issued an aggregate of 20,000 units of Membership Profit Interests to employees and consultants pursuant to the Membership Profit Interest Plan in consideration for services rendered to Internet Capital Group, L.L.C.

    (13) In February 1997, Internet Capital Group, L.L.C. issued an aggregate of 210,070 units of Membership Profit Interests to employees and consultants pursuant to the Membership Profit Interest Plan in consideration for services rendered to Internet Capital Group, L.L.C.

    (14) On March 31, 1997, Internet Capital Group, L.L.C. issued 87,500 units of Membership Interests to Mr. Douglas A. Alexander, a Managing Director of Internet Capital Group, Mrs. Jean C. Tempel, and to Mr. Robert E. Keith, a director of Internet Capital Group and Mrs. Margot W. Keith in a subscription offering for an aggregate purchase price of $87,500.

    (15) On April 11, 1997, Internet Capital Group, L.L.C. issued 46,783 units of Membership Interests to Mr. Lou Ryan pursuant to the Membership Profit Interest Plan in consideration for services rendered to Internet Capital Group, L.L.C.

    (16) In April 1997, Internet Capital Group, L.L.C. issued 9,318,750 units of Membership Interests to employees, consultants, directors, and other purchasers in a subscription offering for an aggregate purchase price of $9,318,750.

    (17) In June 1997, Internet Capital Group, L.L.C. issued 550,000 units of Membership Interests to Mr. Walter W. Buckley, III, Chief Executive Officer and a director of Internet Capital Group, Mr. Kenneth A. Fox, a Managing Director and a director of Internet Capital Group, and Mr. John C. Maxwell, III in a subscription offering for an aggregate purchase price of $550,000.

    (18) In August 1997, Internet Capital Group, L.L.C. issued 50,000 units of Membership Interests to the Tom Kippola Pension Plan a subscription offering for a purchase price of $50,000.

    (19) In September 1997, Internet Capital Group, L.L.C. issued an aggregate of 1,209,519 units of Membership Profit Interests to employees and consultants to the Membership Profit Interest Plan in consideration for services rendered to Internet Capital Group, L.L.C.

    (20) In November 1997, Internet Capital Group, L.L.C. issued 9,456,250 units of Membership Interests to employees, consultants, directors, and other purchasers in a subscription offering for an aggregate purchase price of $9,456,250.

    (21) In November 1997, Internet Capital Group, L.L.C. issued an aggregate of 115,175 units of Membership Profit Interests to employees and consultants pursuant to the Membership Profit Interest Plan in consideration for services rendered to Internet Capital Group, L.L.C.

    (22) In December 1997, Internet Capital Group, L.L.C. issued 725,000 units of Membership Interests to employees, consultants, directors, and other purchasers in a subscription offering for an aggregate purchase price of $725,000.


    (23) In December 1997, Internet Capital Group, L.L.C. issued 185,000 units of Membership Profit Interests to employees and consultants pursuant to the Membership Profit Interest Plan in consideration for services rendered to Internet Capital Group, L.L.C.

    (24) In March 1998, Internet Capital Group, L.L.C. issued 250,000 units of Membership Interests to Mr. Austin Hearst in a subscription offering for an aggregate purchase price of $500,000.

    (25) In April 1998, Internet Capital Group, L.L.C. issued an aggregate of 125,000 units of Membership Interests to Mr. Britton Murdock, Mr. Robert E. Keith and Mrs. Margot W. Keith in a subscription offering for an aggregate purchase price of $250,000.

    (26) In May 1998, Internet Capital Group, L.L.C. issued an aggregate of 1,912,500 units of Membership Interests to employees, consultants and other purchasers in a subscription offering for an aggregate purchase price of $3,825,000.

    (27) In June 1998, Internet Capital Group, L.L.C. issued an aggregate of 11,143,750 units of Membership Interests to employees, consultants and other purchasers in a subscription offering for an aggregate purchase price of $22,287,500.

    (28) In July 1998, Internet Capital Group, L.L.C. issued an aggregate of 551,250 units of Membership Interests to employees, consultants and other purchasers in a subscription offering for an aggregate purchase price of $1,102,500.

    (29) In August 1998, Internet Capital Group, L.L.C. issued an aggregate of 225,000 units of Membership Interests to employees, consultants and other purchasers in a subscription offering for an aggregate purchase price of $450,000.

    (30) In September 1998, Internet Capital Group, L.L.C. issued an aggregate of 1,092,500 units of Membership Interests to employees, consultants and other purchasers in a subscription offering for an aggregate purchase price of $2,185,000.

    (31) In October 1998, Internet Capital Group, L.L.C. issued an aggregate of 3,883,750 units of Membership Interests to employees, consultants and other purchasers in a subscription offering for an aggregate purchase price of $7,767,500.

    (32) In November 1998, Internet Capital Group, L.L.C. issued an aggregate of 76,250 units of Membership Interests to Mr. Roger S. Penske, Jr., Mr. Ron Trichon and Mr. T. Richard Butera in a subscription offering for an aggregate purchase price of $152,500.

    (33) In January 1999, Internet Capital Group, L.L.C. issued an aggregate of 158,750 units of Membership Interests to Mr. Samuel
          A. Plum, Mrs. Susan R. Buckley and Dr. Thomas P. Gerrity, a director of Internet Capital Group, in a subscription offering for an aggregate purchase price of $317,500.

    (34) On February 2, 1999, each unit of the foregoing Membership Interests and Membership Profit Interests was converted into one share of Common Stock of Internet Capital Group as a result of the merger of Internet Capital Group, L.L.C. into Internet Capital Group.

    (35) In February 1999, Internet Capital Group issued an aggregate of 14,706,250 shares of Common Stock to employees, directors, consultants and other purchasers in a subscription offering for an aggregate purchase price of $29,412,500.

    (36) In March 1999, Internet Capital Group issued an aggregate of 1,125,000 shares of Common Stock to consultants and other purchasers in a subscription offering for an aggregate purchase price of $2,250,000.

    Warrants to Purchase Common Stock

      On May 10, 1999, in connection with Internet Capital Group's issuance of the convertible notes, Internet Capital Group granted warrants, exercisable at the public offering price, to the holders of the convertible notes to purchase a number shares of common stock of Internet Capital Group equal to $18 million divided by the initial public offering price.

      On April 30, 1999, in connection with the Secured Revolving Credit Facility dated April 30, 1999, between Internet Capital Group, Inc. and certain lenders and guarantors, Internet Capital Group granted to the lenders warrants to purchase an aggregate of 200,000 shares of common stock of Internet Capital Group for a purchase price of $10 per share.

    Notes Convertible to Common Stock

      On May 10, 1999, Internet Capital Group issued convertible notes in an aggregate principal amount of $90 million. Upon consummation of this offering, the convertible notes automatically convert into shares of common stock of Internet Capital Group at the initial public offering price.

    Options to Purchase Common Stock

      Internet Capital Group from time to time has granted stock options to employees, directors, advisory board members and certain employees of our partner companies. The following table sets forth certain information regarding such grants:

                                                        No. of   Weighted Averge
                                                        Shares   Exercise Prices
                                                      ---------- ---------------
1996.................................................        --         N/A
1997.................................................     94,000     $ 1.00
1998.................................................  6,697,000     $ 2.00
1999................................................. 10,536,750     $ 5.88

      The sale and issuance of securities in the transactions described above were exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving a public offering, where the purchasers were sophisticated investors who represented their intention to acquire securities for investment only and not with a view to distribution and received or had access to adequate information about the Registrant.

      Appropriate restrictive legends were affixed to the stock certificates issued in the above transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. No underwriters were employed in any of the above transactions.

Item 16. Exhibits and Financial Statement Schedules

      (a) Exhibits

 Exhibit
 Number   Document
 -------  --------
  1.1*    Form of Underwriting Agreement
  2.1**   Agreement of Merger, dated February 2, 1999, between Internet Capital
          Group, L.L.C., and Internet Capital Group, Inc.
  3.1*    Restated Certificate of Incorporation
  3.2*    Amended and Restated Bylaws
  4.1*    Specimen Certificate for Internet Capital Group's Common Stock
  5.1*    Opinion of Dechert Price & Rhoads as to the legality of the shares of
          Common Stock being registered
 10.1**   Internet Capital Group, L.L.C. 1998 Equity Compensation Plan
 10.1.1** Internet Capital Group, Inc. 1999 Equity Compensation Plan
 10.1.2** Internet Capital Group, Inc. 1999 Equity Compensation Plan as Amended
          and Restated May 1, 1999
 10.2**   Internet Capital Group, L.L.C. Option Plan for Non-Employee Managers
 10.2.1** Internet Capital Group, Inc. Directors' Option Plan
 10.3**   Internet Capital Group, L.L.C. Membership Profit Interest Plan
 10.4*    Internet Capital Group, Inc. Long-Term Incentive Plan
 10.5**   Amended and Restated Limited Liability Company Agreement of Internet
          Capital Group, L.L.C. dated September 30, 1998
 10.5.1** Amended and Restated Limited Liability Company Agreement of Internet
          Capital Group, L.L.C. dated January 4, 1999
 10.6**   Securities Holders Agreement dated February 2, 1999 among Internet
          Capital Group, Inc. and certain securities holders named therein
 10.7**   Amended and Restated 1996 Equity Compensation Plan of VerticalNet,
          Inc. (incorporated by reference to Exhibit 10.1 to Amendment No. 1 to the Registration Statement on Form S-1 filed by VerticalNet, Inc. on
          January 22, 1999 (Registration No. 333-68053) ("VerticalNet Amendment
          No. 1"))
 10.8**   Employment Letter with Mark L. Walsh (incorporated by reference to
          Exhibit 10.2 to Amendment No. 2 to the Registration Statement on Form
          S-1 filed by VerticalNet, Inc. on February 8, 1999 (Registration No.
          333-68053) ("VerticalNet Amendment No. 2"))
 10.9**   Employment Letter with Bary E. Wynkoop (incorporated by reference to
          Exhibit 10.3 to VerticalNet Amendment No. 2)
 10.10**  Share Purchase Agreement dated September 1, 1998, between Boulder
          Interactive Technology Services Co. and VerticalNet, Inc.
          (incorporated by reference to Exhibit 10.4 to VerticalNet Amendment
          No. 1)
 10.11**  Agreement and Plan of Merger dated September 30, 1998, among
          VerticalNet, Inc., Informatrix Acquisition Corp., Informatrix
          Worldwide, Inc. and the Stockholders of Informatrix Worldwide, Inc.
          (incorporated by reference to Exhibit 10.5 to VerticalNet Amendment
          No. 2)
 10.12**  Sponsorship Agreement dated June 30, 1998, between Excite!, Inc. and
          VerticalNet, Inc. (incorporated by reference to Exhibit 10.6 to
          VerticalNet Amendment No. 1)
 10.13**  Internet Services Agreement dated as of January 19, 1999 by and between Compaq Computer Corporation and VerticalNet, Inc.
          (incorporated by reference to Exhibit 10.7 to Amendment No. 3 to the
          Registration Statement on Form S-1 filed by VerticalNet, Inc. on
          February 10, 1999 (Registration No. 333-68053))
 10.14**  Asset Purchase Agreement dated January 13, 1999 by and among
          VerticalNet, Inc., Coastal Video Communications Corp., Paul V.
          Michels and Phillip P. Price (incorporated by reference to Exhibit
          10.8 to VerticalNet Amendment No. 1)

 Exhibit
 Number  Document
 ------- --------
 10.15** Common Stock Purchase Warrant to purchase 40,000 or 60,000 shares of
         VerticalNet, Inc. Common Stock dated November 25, 1998 issued to
         Progress Capital, Inc. (incorporated by reference to Exhibit 10.9 to
         VerticalNet Amendment No. 1)
 10.16** Form of VerticalNet, Inc. Common Stock Purchase Warrant dated November
         25, 1998 issued in connection with the Convertible Note (incorporated by reference to Exhibit 10.10 to VerticalNet Amendment No. 1)
 10.17** Form of VerticalNet, Inc. Convertible Note dated November 25, 1998
         (incorporated by reference to Exhibit 10.11 to VerticalNet Amendment
         No. 1)
 10.18** Series A Preferred Stock Purchase Agreement dated as of September 12,
         1996 between Internet Capital Group, L.L.C. and Water Online, Inc.
         (incorporated by reference to Exhibit 10.12 to VerticalNet Amendment
         No. 2)
 10.19** Series D Investor Rights Agreement dated as of May 8, 1998 by and among VerticalNet, Inc. and the Investors (incorporated by reference to Exhibit 10.13 to VerticalNet Amendment No. 2)
 10.20** Registration Rights Agreement dated as of November 25, 1998 between
         VerticalNet, Inc. and the Convertible Note Holders (incorporated by reference to Exhibit 10.14 to VerticalNet Amendment No. 2)
 10.21** Form of Internet Capital Group, Inc. Common Stock Purchase Warrant
         dated May 10, 1999 issued in connection with the Convertible Note
 10.22** Form of Internet Capital Group, Inc. Convertible Note dated May 10,
         1999
 10.23*  Stock Purchase Agreement between Internet Capital Group and Safeguard
         Scientifics, Inc.
 10.24   Letter describing the oral lease between Internet Capital Group and
         Safeguard Scientifics, Inc. for premises located in Wayne,
         Pennsylvania.
 10.25** Office Lease dated July 22, 1996 between State Street Bank and Trust,
         Internet Capital Group, The Access Fund, Hamilton Lane Advisors and
         Martin S. Gans for office space in San Francisco, California.
 10.26   Letter describing the oral lease between Internet Capital Group, Inc.
         and Safeguard Scientifics, Inc. for premises located in Boston,
         Massachusetts
 10.27   Office Lease dated February 25, 1999 between OTR and Internet Capital
         Group Operations, Inc.
 10.28** Credit Agreement dated as of April 30, 1999 by and among Internet
         Capital Group, Inc., Internet Capital Group Operations, Inc., the
         Banks named therein and PNC Bank, N.A.
 10.29** Benchmarking Partners, Inc. Option Agreement dated January 1, 1997 by and between Christopher H. Greendale and Internet Capital Group,
         L.L.C.
 10.30** Syncra Software, Inc. Option Agreement dated August 1, 1998 by and between Michael H. Forster and Internet Capital Group, L.L.C.
 10.31   Letter Agreement between Internet Capital Group, L.L.C. and Douglas
         Alexander dated July 18, 1997
 10.32   Letter Agreement between Internet Capital Group, L.L.C. and Robert
         Pollan dated April 27, 1998
 10.33   Form of Promissory Note issued in connection with exercise of Internet
         Capital Group's stock options in May and June of 1999
 10.34   Form of Restrictive Covenant Agreement executed in connection with exercise of Internet Capital Group's stock options
 21.1    Subsidiaries of Internet Capital Group
 23.1    Consent of KPMG LLP
 23.2*   Consent of Dechert Price & Rhoads, included in Exhibit 5.1
 23.3    Consent of Ernst & Young LLP
 23.4    Consent of PricewaterhouseCoopers LLP
 24.1**  Power of Attorney, included on the signature page hereof
 27.1    Financial Data Schedule
 99.1    Form of Letter from Internet Capital Group, Inc. to Safeguard
         Scientifics, Inc.'s shareholders describing the Directed Share
         Subscription Program

 Exhibit
 Number  Document
 ------- --------
 99.2**  Form of Letter from Merrill Lynch & Co. to Safeguard Scientifics,
         Inc.'s shareholders to accompany the Internet Capital Group, Inc.
         letter to Safeguard Scientifics, Inc. shareholders
 99.3    Form of Letter from Internet Capital Group, Inc. to Brokers describing the Directed Share Subscription Program
 99.4    Form of Subscription Form for Directed Share Subscription Program
 99.5*   Information placed by Wit Capital on its Web site regarding Internet
         Capital Group, Inc.

--------
 *To be filed by amendment.

**Previously filed.

      (b) Financial Statement Schedules

          None.

      Schedules other than those listed above have been omitted since they are not required or are not applicable or the required information is shown in the financial statements or related notes. Columns omitted from schedules filed have been omitted since the information is not applicable.

Item 17. Undertakings

      The undersigned Registrant hereby undertakes to provide the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

      In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania on the 22nd day of June, 1999.

                                          INTERNET CAPITAL GROUP, INC.

                                               Walter W. Buckley, III
                                          By: _________________________________
                                             Walter W. Buckley, III
                                             President and Chief Executive
                                             Officer

      Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


              Signature                          Title                   Date
              ---------                          -----                   ----

Walter W. Buckley, III                 President, Chief Executive    June 22, 1999
______________________________________  Officer and Director
Walter W. Buckley, III                  (principal executive
                                        officer)

David D. Gathman                       Chief Financial Officer       June 22, 1999
______________________________________  and Treasurer (principal
David D. Gathman                        financial and accounting
                                        officer)

*                                      Director                      June 22, 1999
______________________________________
Julian A. Brodsky

*                                      Director                      June 22, 1999
______________________________________
E. Michael Forgash

*                                      Director                      June 22, 1999
______________________________________
Kenneth A. Fox

*                                      Director                      June 22, 1999
______________________________________
Dr. Thomas P. Gerrity

*                                      Director                      June 22, 1999
______________________________________
Scott Gould

*                                      Director                      June 22, 1999
______________________________________
Robert E. Keith, Jr.
                                       Director                      June 22, 1999
______________________________________
Peter A. Solvik

      Walter W. Buckley, III

* By: __________________________

    Walter W. Buckley, III

    Attorney-in-Fact

                                 EXHIBIT INDEX

 Exhibit
 Number   Document
 -------  --------
 1.1*     Form of Underwriting Agreement
 2.1**    Agreement of Merger, dated February 2, 1999, between Internet Capital
          Group, L.L.C., and Internet Capital Group, Inc.
 3.1*     Restated Certificate of Incorporation
 3.2*     Amended and Restated Bylaws
 4.1*     Specimen Certificate for Internet Capital Group's Common Stock
 5.1*     Opinion of Dechert Price & Rhoads as to the legality of the shares of
          Common Stock being registered
 10.1**   Internet Capital Group, L.L.C. 1998 Equity Compensation Plan
 10.1.1** Internet Capital Group, Inc. 1999 Equity Compensation Plan
 10.1.2** Internet Capital Group, Inc. 1999 Equity Compensation Plan as Amended
          and Restated May 1, 1999
 10.2**   Internet Capital Group, L.L.C. Option Plan for Non-Employee Managers
 10.2.1** Internet Capital Group, Inc. Directors' Option Plan
 10.3**   Internet Capital Group, L.L.C. Membership Profit Interest Plan
 10.4*    Internet Capital Group, Inc. Long-Term Incentive Plan
 10.5**   Amended and Restated Limited Liability Company Agreement of Internet
          Capital Group, L.L.C. dated September 30, 1998
 10.5.1** Amended and Restated Limited Liability Company Agreement of Internet
          Capital Group, L.L.C. dated January 4, 1999
 10.6**   Securities Holders Agreement dated February 2, 1999 among Internet
          Capital Group, Inc. and certain securities holders named therein
 10.7**   Amended and Restated 1996 Equity Compensation Plan of VerticalNet,
          Inc. (incorporated by reference to Exhibit 10.1 to Amendment No. 1 to the Registration Statement on Form S-1 filed by VerticalNet, Inc. on
          January 22, 1999 (Registration No. 333-68053) ("VerticalNet Amendment
          No. 1"))
 10.8**   Employment Letter with Mark L. Walsh (incorporated by reference to
          Exhibit 10.2 to Amendment No. 2 to the Registration Statement on Form
          S-1 filed by VerticalNet, Inc. on February 8, 1999 (Registration No.
          333-68053) ("VerticalNet Amendment No. 2"))
 10.9**   Employment Letter with Bary E. Wynkoop (incorporated by reference to
          Exhibit 10.3 to VerticalNet Amendment No. 2)
 10.10**  Share Purchase Agreement dated September 1, 1998, between Boulder
          Interactive Technology Services Co. and VerticalNet, Inc.
          (incorporated by reference to Exhibit 10.4 to VerticalNet Amendment
          No. 1)
 10.11**  Agreement and Plan of Merger dated September 30, 1998, among
          VerticalNet, Inc., Informatrix Acquisition Corp., Informatrix
          Worldwide, Inc. and the Stockholders of Informatrix Worldwide, Inc.
          (incorporated by reference to Exhibit 10.5 to VerticalNet Amendment
          No. 2)
 10.12**  Sponsorship Agreement dated June 30, 1998, between Excite!, Inc. and
          VerticalNet, Inc. (incorporated by reference to Exhibit 10.6 to
          VerticalNet Amendment No. 1)
 10.13**  Internet Services Agreement dated as of January 19, 1999 by and between Compaq Computer Corporation and VerticalNet, Inc.
          (incorporated by reference to Exhibit 10.7 to Amendment No. 3 to the
          Registration Statement on Form S-1 filed by VerticalNet, Inc. on
          February 10, 1999 (Registration No. 333-68053))
 10.14**  Asset Purchase Agreement dated January 13, 1999 by and among
          VerticalNet, Inc., Coastal Video Communications Corp., Paul V.
          Michels and Phillip P. Price (incorporated by reference to Exhibit
          10.8 to VerticalNet Amendment No. 1)

 Exhibit
 Number  Document
 ------- --------
 10.15** Common Stock Purchase Warrant to purchase 40,000 or 60,000 shares of
         VerticalNet, Inc. Common Stock dated November 25, 1998 issued to
         Progress Capital, Inc. (incorporated by reference to Exhibit 10.9 to
         VerticalNet Amendment No. 1)
 10.16** Form of VerticalNet, Inc. Common Stock Purchase Warrant dated November
         25, 1998 issued in connection with the Convertible Note (incorporated by reference to Exhibit 10.10 to VerticalNet Amendment No. 1)
 10.17** Form of VerticalNet, Inc. Convertible Note dated November 25, 1998
         (incorporated by reference to Exhibit 10.11 to VerticalNet Amendment
         No. 1)
 10.18** Series A Preferred Stock Purchase Agreement dated as of September 12,
         1996 between Internet Capital Group, L.L.C. and Water Online, Inc.
         (incorporated by reference to Exhibit 10.12 to VerticalNet Amendment
         No. 2)
 10.19** Series D Investor Rights Agreement dated as of May 8, 1998 by and among VerticalNet, Inc. and the Investors (incorporated by reference to Exhibit 10.13 to VerticalNet Amendment No. 2)
 10.20** Registration Rights Agreement dated as of November 25, 1998 between
         VerticalNet, Inc. and the Convertible Note Holders (incorporated by reference to Exhibit 10.14 to VerticalNet Amendment No. 2)
 10.21** Form of Internet Capital Group, Inc. Common Stock Purchase Warrant
         dated May   , 1999 issued in connection with the Convertible Note
 10.22** Form of Internet Capital Group, Inc. Convertible Note dated May 10,
         1999
 10.23*  Stock Purchase Agreement between Internet Capital Group and Safeguard
         Scientifics, Inc.
 10.24   Letter describing the oral lease between Internet Capital Group and
         Safeguard Scientifics, Inc. for premises located in Wayne,
         Pennsylvania.
 10.25** Office Lease dated July 22, 1996 between State Street Bank and Trust,
         Internet Capital Group, The Access Fund, Hamilton Lane Advisors and
         Martin S. Gans for office space in San Francisco, California.
 10.26   Letter describing the oral lease between Internet Capital Group and
         Safeguard Scientifics, Inc. for premises located in Boston,
         Massachusetts
 10.27   Office Lease dated February 25, 1999 between OTR and Internet Capital
         Group, Operations, Inc.
 10.28** Credit Agreement dated as of April 30, 1999 by and among Internet
         Capital Group, Inc., Internet Capital Group Operations, Inc., the
         Banks named therein and PNC Bank, N.A.
 10.29** Benchmarking Partners, Inc. Option Agreement dated January 1, 1997 by and between Christopher H. Greendale and Internet Capital Group,
         L.L.C.
 10.30** Syncra Software, Inc. Option Agreement dated August 1, 1998 by and between Michael H. Forster and Internet Capital Group, L.L.C.
 10.31   Letter Agreement between Internet Capital Group, L.L.C. and Douglas
         Alexander dated July 18, 1997
 10.32   Letter Agreement between Internet Capital Group, L.L.C. and Robert
         Pollan dated April 27, 1998
 10.33   Form of Promissory Note issued in connection with exercise of Internet
         Capital Group's stock options in May and June of 1999
 10.34   Form of Restrictive Covenant Agreement executed in connection with exercise of Internet Capital Group's stock options
 21.1    Subsidiaries of Internet Capital Group
 23.1    Consent of KPMG LLP
 23.2*   Consent of Dechert Price & Rhoads, included in Exhibit 5.1
 23.3    Consent of Ernst & Young LLP
 23.4    Consent of PricewaterhouseCoopers LLP
 24.1**  Power of Attorney, included on the signature page hereof
 27.1    Financial Data Schedule
 99.1    Form of Letter from Internet Capital Group, Inc. to Safeguard
         Scientifics, Inc.'s shareholders describing the Directed Share
         Subscription Program

 Exhibit
 Number  Document
 ------- --------
 99.2**  Form of Letter from Merrill Lynch & Co. to Safeguard Scientifics,
         Inc.'s shareholders to accompany the Internet Capital Group, Inc.
         letter to Safeguard Scientifics, Inc. shareholders
 99.3    Form of Letter from Internet Capital Group, Inc. to Brokers describing the Directed Share Subscription Program
 99.4    Form of Subscription Form for Directed Share Subscription Program
 99.5*   Information placed by Wit Capital on its Web site regarding Internet
         Capital Group, Inc.

--------

 *To be filed by amendment.

**Previously filed.